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As Filed with the Securities and Exchange Commission on February 13, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

USA INTERACTIVE
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4833 (Primary Standard Industrial Classification Code Number)	59-2712887 (I.R.S. Employer Identification Number)
152 West 57th Street New York, New York 10019 (212) 314-7300 (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

David Ellen
Deputy General Counsel and Assistant Secretary
USA Interactive
152 West 57th Street
New York, New York 10019
(212) 314-7300
(Name, Address, including Zip Code, and Telephone Number,
including Area Code, of Agent For Service)

Copies to:
Karen E. Bertero Gibson, Dunn & Crutcher LLP 333 S. Grand Avenue Los Angeles, California 90071 (213) 229-7000	Michael J. Levitin Hale and Dorr LLP 1455 Pennsylvania Avenue, N.W. Washington, D.C. 20004 (202) 942-8400

        Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed joint proxy statement/prospectus.

        If the securities registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.01 per share	5,879,054(1)	N/A	$130,724,908(2)	$12,027(3)

(1)
Based on the maximum number of shares of common stock, par value $0.01 per share, of the Registrant ("USA common stock") that may be issued in connection with the merger described in the enclosed joint proxy statement/prospectus, calculated as the product of (a)(i) 25,251,163 shares of common stock, par value $0.001 per share, of uDate ("uDate Common Stock") outstanding on December 18, 2002, plus (ii) 172,550 shares of uDate Common Stock reserved for issuance upon the exercise of the warrant outstanding on December 18, 2002, plus (iii) 5,590,500 shares of uDate Common Stock reserved for issuance upon the exercise of stock options having exercise prices equal to or less than $4.66 per share and outstanding on December 18, 2002, multiplied by (b) 0.18956, the exchange ratio in the merger.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) and Rule 457(c) under the Securities Act, based on the product of (a) 31,014,213, the maximum number of shares of uDate Common Stock to be exchanged in the merger (including shares issuable upon the exercise of outstanding stock options having exercise prices equal to or less than $4.66 and the outstanding warrant), multiplied by (b) $4.215, the market price per share of uDate Common Stock, computed in accordance with Rule 457(f)(1) and 457(c) under the Securities Act and based upon the average of the bid and asked price for shares of uDate Common Stock as reported on the OTC bulletin board on February 7, 2003.

(3)
Reflects the product of (a) 0.000092 multiplied by (b) the Proposed Maximum Aggregate Offering Price for shares of USA common stock.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell, or a solicitation of an offer to buy, these securities, or the solicitation of a proxy, in any state where the offer, sale or solicitation of a proxy is not permitted.

Subject to completion, dated February 13, 2003

Joint Proxy Statement/Prospectus

To the stockholders of uDate.com, Inc.:

        The boards of directors of USA Interactive and uDate.com, Inc. have approved a merger agreement that would result in uDate becoming a subsidiary of USA. If the merger is completed, each outstanding share of uDate common stock will be converted into the right to receive 0.18956 of a share of USA common stock. Each outstanding stock option granted under the uDate stock option plans with an exercise price equal to or less than $4.66 will accelerate and be exercisable in full at or immediately prior to the effective time of the merger. At the effective time, optionholders will be entitled to receive, with respect to any such options that have not been exercised, that number of shares of USA common stock equal to the remainder of (i)(A) 0.18956 multiplied by (B) the aggregate number of shares underlying such options held by such optionholder minus (ii)(x) the aggregate exercise price of all such optionholder's options divided by (y) $24.60. All options that have an exercise price greater than $4.66 will terminate immediately prior to the effective time. Pursuant to the merger agreement, the holder of uDate's warrant will receive a number of shares of USA common stock equal to the remainder of (x) 0.18956 multiplied by the aggregate number of shares of uDate common stock underlying the warrant, minus (y) the quotient of the aggregate exercise price of the warrant divided by $24.60. USA expects to issue approximately 5,451,250 shares of USA common stock in connection with the merger. This joint proxy statement/prospectus relates to the shares that USA may issue to the current stockholders, optionholders and the warrantholder of uDate pursuant to the merger.

        uDate will hold a special meeting of stockholders to consider adopting the merger agreement. Stockholders of uDate who held, in the aggregate, approximately 64.65% of the outstanding shares of uDate common stock as of                        , 2003 have given USA an irrevocable proxy to vote their shares in favor of the adoption of the merger agreement at the special meeting. Therefore, we anticipate that the merger agreement will be adopted, regardless of the vote of uDate's other stockholders. The date, time and place of the special meeting is as follows:

                        , 2003
10:00 am local time
Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109

        The accompanying notice of special meeting of stockholders and joint proxy statement/prospectus explain the proposed merger and provide specific information concerning the special meeting. Please read these materials carefully.

        Please see "Risk Factors" beginning on page 16 for a discussion of matters that should be considered before voting at the special meeting.

        USA common stock is listed on the Nasdaq National Market under the symbol "USAI" and uDate.com, Inc. common stock is traded on the OTC bulletin board under the symbol "UDAT." Based upon the closing price of USA common stock on the Nasdaq National Market on                        , 2003, the date immediately prior to the date of this joint proxy statement/prospectus, 0.18956 of a share of USA common stock had a value of $            . You should be aware that, because the number of shares of USA common stock you will receive in the merger is fixed, the value of the consideration you will receive will fluctuate as the market price of USA common stock changes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the USA common stock to be issued in the merger or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

        This joint proxy statement/prospectus is dated                            , 2003, and is first being mailed to uDate's stockholders on or about                , 2003.

UDATE.COM, INC.
2 Pride Place
Pride Park
Derby DE24 8QR
United Kingdom

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                        , 2003

        NOTICE IS HEREBY GIVEN that uDate.com, Inc., a Delaware corporation, will hold a special meeting of stockholders at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, on,                        2003, beginning at 10:00 a.m. local time, for the purpose of transacting the following business:

  1.
  To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of December 19, 2002, among USA Interactive, Geffen Acquisition Sub Inc., uDate.com, Inc. and, for purposes of Section 7.8 and Articles X and XI thereof, Terrence Lee Zehrer and Atlas Trust Company (Jersey) Limited, as trustee of the Internet Investments Inc. Employee Shares Trust, and the merger of Geffen Acquisition Sub Inc. with and into uDate.

  2.
  To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

        We describe these items more fully in the joint proxy statement/prospectus attached to this notice. Please give your careful attention to all of the information in the joint proxy statement/prospectus. In particular, uDate's stockholders should carefully consider the discussion entitled "Risk Factors" which begins on page 16. As of the date of this notice, uDate's board of directors knows of no other business to be conducted at the special meeting.

        uDate's board of directors has fixed the close of business on            , 2003 as the record date for the determination of uDate's stockholders entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement of the special meeting.

        All uDate stockholders are cordially invited to attend the special meeting. Whether or not you expect to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card as promptly as possible to ensure your representation at the special meeting. A postage prepaid envelope is enclosed for that purpose. You may revoke your proxy in the manner described in the joint proxy statement/prospectus at any time before it has been voted at the special meeting. Even if you have given your proxy, you may still vote in person if you attend the special meeting.

                      By Order of the Board of Directors,

                      Melvyn Morris
                       President and Chief Executive Officer
                      uDate.com, Inc.

Derby, England
            , 2003

i

Background to the Merger	36
USA's Reasons for the Merger	40
uDate's Reasons for the Merger	41
Opinion of the Financial Advisor to uDate	43
Material United States Federal Income Tax Consequences	51
Appraisal Rights	55
Regulatory Approvals Required for the Merger	58
Accounting Treatment for the Merger	59
Resale of USA Common Stock	59
Deregistration and Termination of Trading of uDate Common Stock	59
RELATED AGREEMENTS	60
Stockholders' Agreement	60
Escrow Agreement	61
Trust Agreement	62
INTERESTS OF CERTAIN PERSONS IN THE MERGER	63
Acceleration of Employee Stock Options	63
Stockholders' Agreement	63
Performance Bonus Payments	63
Severance Payments	64
Non-Competition Payments	64
Employment after the Merger	64
Advisory Fee	64
Consulting Fee	65
Legal Fees	65
Indemnification and Insurance for Officers and Directors	65
Indemnification and Insurance for Company Principal Stockholders	65
Interests in Shares of uDate Common Stock held by Atlas Trust Company	65
Mutual Release Agreement	66
THE MERGER AGREEMENT	67
General Terms of the Merger Agreement	67
Treatment of Securities in the Merger	67
Exchange of Certificates	68
Indemnification; Escrow	69
Representations and Warranties	71
Covenants	72
Conditions to the Merger	79
Termination of the Merger Agreement	81
Amendment	83
Fees and Expenses	83
DESCRIPTION OF USA CAPITAL STOCK	84
USA Common Stock and USA Class B Common Stock	84
USA Preferred Stock	85
Anti-Takeover Provisions in USA's Bylaws	85

ii

Effect of Delaware Anti-Takeover Statute	86
Action by Written Consent	86
Transfer Agent	86
Listing	86
COMPARISON OF STOCKHOLDER RIGHTS	87
BENEFICIAL OWNERSHIP OF SHARES OF USA AND UDATE	93
USA	93
USA Class B Common Stock	97
uDate	98
SELECTED HISTORICAL FINANCIAL INFORMATION OF UDATE	100
uDate Selected Historical Consolidated Financial Data	100
UDATE'S MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS	101
Critical Accounting Policies	101
Recent Events	102
Overview	102
Results of Operations	104
Results of Operations for the Years Ended December 31, 2002 and 2001	104
Results of Operations for the Year Ended December 31, 2001 and the Ten Months Ended December 31, 2000	108
Liquidity and Capital Resources	111
Recent Accounting Pronouncements	113
INFORMATION ABOUT UDATE	115
uDate's Business	115
Description of Property	120
Legal Proceedings	121
WHERE YOU CAN FIND MORE INFORMATION	122
LEGAL MATTERS	123
EXPERTS	123
MISCELLANEOUS	124
INDEX TO UDATE.COM, INC. AND SUBSIDIARIES FINANCIAL STATEMENTS	F-1
APPENDICES
APPENDIX A	AGREEMENT AND PLAN OF MERGER	A-1
APPENDIX B	OPINION OF BROADVIEW INTERNATIONAL LLC	B-1
APPENDIX C	SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE	C-1

iii

IMPORTANT

        This document constitutes a proxy statement of uDate.com, Inc. for the special meeting of uDate's stockholders and a prospectus of USA for the shares of USA common stock that USA will issue to uDate.com, Inc.'s stockholders, optionholders and warrantholder in the merger. As permitted under the rules of the U.S. Securities and Exchange Commission, or the SEC, this joint proxy statement/prospectus incorporates important business and financial information about USA and its affiliates that is contained in documents filed with the SEC and that is not included in or delivered with this joint proxy statement/prospectus. Copies of these documents may be obtained, without charge, from the Web site maintained by the SEC at www.sec.gov, as well as other sources. See "Where You Can Find More Information" beginning on page 122. You may also obtain copies of these documents, without charge, from USA by writing or calling:

USA Interactive
152 West 57th Street
New York, New York 10019
(212) 314-7300
Attention: Corporate Secretary

        In order to obtain delivery of these documents prior to the special meeting of uDate's stockholders, you should request such documents no later than                         , 2003.

        Except as otherwise specifically noted, references to "us," "we" or "our" refer to USA Interactive and references to "uDate" refer to uDate.com, Inc. In this joint proxy statement/prospectus, we sometimes refer to Atlas Trust Company (Jersey) Limited, in its capacity as trustee of the Internet Investments Inc. Employee Shares Trust, as Atlas Trust Company, and to the Internet Investments Inc. Employee Shares Trust, as the EST or the trust.

        In "Questions and Answers About the Merger" below and in the "Summary" beginning on page 3, we highlight selected information from this joint proxy statement/prospectus but we have not included all of the information that may be important to you. To better understand the merger agreement and the merger, and for a complete description of their legal terms, you should carefully read this entire joint proxy statement/prospectus, including the appendices, as well as the documents that we have incorporated by reference into this document. See "Where You Can Find More Information" beginning on page 122.

        USA has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to USA, and uDate has supplied all information contained in this joint proxy statement/prospectus relating to uDate.

NOTE ON COPYRIGHTS AND TRADEMARKS

        Expedia and Expedia.com, among others, are copyrights and trademarks of Expedia, Inc. Ticketmaster, ticketmaster.com, Ticketfast, Citysearch.com and Match.com, among others, are copyrights and trademarks of Ticketmaster. Hotels.com, among others, is a copyright and trademark of Hotels.com. Styleclick and Styleclick.com, among others, are copyrights and trademarks of Styleclick, Inc. Entertainment® Book, among others, is a copyright and trademark of Entertainment Publications, Inc. uDate.com, www.udate.com and www.kiss.com, among others, are copyrights and trademarks of uDate.com, Inc.

SPECIAL NOTE REGARDING REFERENCES

        References in this document to www.usainteractive.com, www.udate.com, www.kiss.com, any variations of the foregoing, or any other uniform resource locator, or URL, are inactive textual references only. The information on our Web site, uDate's Web site, Kiss' Web site or any other Web site is not incorporated by reference into this document and should not be considered to be a part of this document.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
What is the proposed transaction?
A:
USA is proposing to acquire all of the outstanding shares of uDate common stock through the merger of a wholly-owned subsidiary into uDate, with uDate surviving as a subsidiary of USA. Additionally, in connection with the merger, each option with an exercise price equal to or less than $4.66 to purchase uDate common stock outstanding immediately before the effective time will become fully vested, and the optionholders will receive a number of shares of USA common stock as described below. Each option to purchase shares of uDate common stock with an exercise price greater than $4.66 will terminate in connection with the completion of the merger. The holder of uDate's warrant will receive a number of shares of USA common stock as described below. We sometimes refer to uDate following completion of the merger as the surviving corporation. The merger agreement is attached to this joint proxy statement/prospectus as Appendix A.
Q:
What will I be entitled to receive in the merger?
A:
Following the merger:
•
You will be entitled to receive 0.18956 of a share of USA common stock in exchange for each share of uDate common stock that you own immediately prior to the time the merger is completed. USA will not issue fractional shares of USA common stock. Any uDate stockholder otherwise entitled to receive a fractional share of USA common stock will be entitled to receive a cash payment in lieu of a fractional share. We sometimes refer to the shares of USA common stock to be issued in exchange for shares of uDate common stock, options to purchase uDate common stock and the warrant to purchase uDate common stock in connection with the merger as the merger consideration.
•
Each option to purchase uDate common stock will become fully vested and exercisable immediately prior to the effective time. Each holder of uDate options that have exercise prices equal to or less than $4.66 will receive a number of shares of USA common stock equal to the merger consideration issuable in exchange for all shares of uDate common stock subject to all such options held by such holder, minus the quotient of the aggregate exercise prices of all such options divided by $24.60. All options with exercise prices greater than $4.66 will terminate at the closing of the merger without the right to receive any merger consideration. It is a condition to the closing of the merger that holders of options with exercise prices greater than $4.66 have consented in writing to the termination of their options at the effective time.
•
The holder of uDate's warrant will receive 4,652 shares of USA common stock, which represents the merger consideration issuable in exchange for the shares of uDate common stock subject to the warrant, minus the quotient of the aggregate exercise price of the warrant divided by $24.60. The warrant will terminate immediately upon the conversion of the warrant into the right to receive shares of USA common stock at the effective time.
Q:
Is my vote needed to approve the merger?
A:
Under Delaware law, the approval of the proposal to approve and adopt the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of uDate common stock. Abstentions and broker non-votes will have the same effect as a vote against the proposal to approve and adopt the merger agreement. uDate's board of directors recommends that its stockholders vote FOR the proposal to approve and adopt the merger agreement. Atlas Trust Company and Terrence Lee Zehrer, a member of uDate's board of directors, have given USA an irrevocable proxy to vote their shares in favor of the approval and adoption of the merger agreement at the special meeting of stockholders to be held by uDate to consider the merger agreement. Atlas Trust Company and Mr. Zehrer collectively held            % of the outstanding shares of uDate common stock as of            , 2003. We refer to Atlas Trust Company and Mr. Zehrer as the Company Principal Stockholders in this joint proxy statement/prospectus. As a result of the proxies granted by the Company Principal Stockholders, we anticipate that the merger will be approved, regardless of the vote of uDate's other stockholders. The directors and executive officers of uDate, including their affiliates, hold            shares representing approximately    % of the outstanding uDate common stock as of                        , 2003.

        No vote of the stockholders of USA is required.

Q:
Will I have appraisal rights in connection with the merger?
A:
Yes. For a detailed discussion of the appraisal rights of uDate's stockholders, see "The Merger—Appraisal Rights," beginning on page 55.
Q.
Will I be able to freely resell the shares of USA common stock that I receive in the merger?
A.
Shares of USA common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares of USA common stock issued to any uDate stockholder that is, or is expected to be, an "affiliate" of USA or uDate for purposes of Rule 145 under the Securities Act. In addition, pursuant to a stockholders' agreement among USA and the Company Principal Stockholders, the shares of USA common stock issued to the Company Principal Stockholders will be subject to a contractual lock-up period and may not be disposed of for three months following the closing of the merger. See "The Merger—Resale of USA Common Stock," beginning on page 59.
Q:
Will I be taxed on the shares of USA common stock that I receive?
A:
The exchange of shares of uDate common stock by uDate's stockholders for shares of USA common stock in the merger is intended to be tax-free to uDate's stockholders for United States federal income tax purposes, except for taxes on cash received instead of fractional shares of USA common stock and cash received by holders of shares of uDate common stock who properly exercise appraisal rights in connection with the merger. We recommend that you carefully read the complete explanation of the material federal income tax consequences of the merger beginning on page 51, and that you consult your tax advisor for a full understanding of the tax consequences of the merger to you.
Q:
What do I need to do now?
A:
After you carefully read and consider the information contained in this document, just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at uDate's special meeting. You should return your proxy card whether or not you plan to attend uDate's special meeting. Please see the instructions included with your proxy card. If you attend the special meeting, you may vote in person if you wish, which would have the effect of revoking any proxy you may have given previously.
Q:
Should I send in my uDate stock certificates now?
A:
No. After the merger is completed uDate's stockholders will receive written instructions for exchanging their stock certificates. Please do not send in your uDate stock certificates with your proxy.
Q:
When do you expect to complete the merger?
A:
We currently expect to complete the merger during the first half of 2003, subject to customary regulatory approvals; however, we must satisfy a number of conditions before we can complete the merger. We refer to the date of completion of the merger as the closing date and to the time of completion of the merger as the effective time.
Q:
Where can I find more information?
A:
You may obtain more information from various sources, as set forth under "Where You Can Find More Information," beginning on page 122.

SUMMARY

        The following summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the merger, you should carefully read this entire document and the other documents to which this document refers you. In particular, you should read the documents attached to this joint proxy statement/prospectus, including the merger agreement, which is attached as Appendix A. For a guide as to where you can obtain more information on USA and uDate, see "Where You Can Find More Information" beginning on page 122.

Information About the Parties

USA Interactive
152 West 57th Street
New York, New York 10019
(212) 314-7300

        USA Interactive (Nasdaq: USAI) engages worldwide in the business of interactivity via the Internet, the television and the telephone. USA's multiple brands are organized across three areas: Electronic Retailing, Information & Services and Travel Services. Electronic Retailing is comprised of HSN, America's Store, HSN.com, and Home Shopping Europe and Euvía in Germany. Information & Services includes Ticketmaster, Match.com, Citysearch, Evite, Entertainment Publications (transaction pending) and Precision Response Corporation. Travel Services consists of Expedia (Nasdaq: EXPE), Hotels.com (Nasdaq: ROOM), Interval International, TV Travel Group and USA's forthcoming U.S. cable travel network. Upon the closing of the merger, uDate will be part of USA's Information & Services group.

uDate.com, Inc.
2 Pride Place
Pride Park
Derby DE24 8QR
United Kingdom
(44-1332) 268-700

        uDate.com, Inc. is a global online personals group with members in more than 80 countries around the world as of December 31, 2002. uDate operates two Web properties, www.udate.com and www.kiss.com. uDate.com, Inc. is a public company trading under the ticker symbol "UDAT" on the OTC bulletin board. For more information on uDate, see "Information about uDate," beginning on page 115.

Geffen Acquisition Sub Inc.
c/o USA Interactive
152 West 57th Street
New York, New York 10019
(212) 314-7300

        Geffen Acquisition Sub Inc., a Delaware corporation, is a wholly-owned subsidiary of USA created solely for the purpose of effecting the merger. In the merger, Geffen Acquisition Sub Inc. will be merged with and into uDate, with uDate surviving the merger as a subsidiary of USA.

Recent Developments of USA

Ticketmaster transaction.    On January 17, 2003, USA completed its acquisition of all of the outstanding shares of Ticketmaster common stock that USA did not already own. The acquisition was accomplished by the merger of a wholly-owned subsidiary of USA with Ticketmaster, with Ticketmaster surviving as a wholly-owned subsidiary of USA.

        In the merger, each outstanding share of Ticketmaster Class A common stock and Ticketmaster Class B common stock (other than shares held by USA, Ticketmaster and their subsidiaries) was converted into the right to receive 0.935 of a share of USA common stock. USA issued an aggregate of approximately 45.5 million shares of USA common stock in the merger. As a result of the merger, shares of Ticketmaster Class B common stock, which prior to the merger traded on the Nasdaq National Market under the symbol "TMCS," were delisted from trading.

Entertainment Publications transaction.    On November 21, 2002, USA announced that it had entered into a definitive agreement to purchase Entertainment Publications, Inc., originator of the Entertainment® Book, for approximately $370 million in a combination of cash and USA common stock (up to 50% of the consideration), subject to a maximum discount to USA of $10 million in the event that USA elects to pay all cash. Based in Michigan, Entertainment Publications sells annual memberships for Entertainment® Books which contain discount offers on dining, hotels, shopping and leisure activities. Entertainment Publications serves many major markets and does business with tens of thousands of local merchants and national retailers. The transaction is expected to be completed no later than the first quarter of 2003, subject to standard closing conditions and approvals.

VUE tax matter.    In connection with the formation of Vivendi Universal Entertainment LLP, or VUE, USA and various of its affiliates entered into an amended and restated limited liability limited partnership agreement, or the Partnership Agreement, dated as of May 7, 2002, with various affiliates of Vivendi Universal, S.A., or Vivendi, as well as Barry Diller. Pursuant to the Partnership Agreement, VUE "shall, as soon as practicable after the close of each taxable year, make cash distributions" to each partner, including USA and its affiliates, with respect to taxable income of VUE allocated to the partner for the taxable year. Also pursuant to the Partnership Agreement, taxable income of the partnership is to be allocated to USA and its affiliates in a specified order, including amounts corresponding to the cash and pay-in-kind distributions on USA's preferred interests in VUE (which represent a 5% annual return on those interests) (the "Preferred Return"). The actual amount of cash distributions with respect to taxable income on the Preferred Return would depend on several factors, including the amount of VUE's earnings and federal, state and local income tax rates. Assuming sufficient VUE earnings in each of the next 20 years and a discount rate of 7%, such cash distributions could have a present value to USA of up to approximately $620 million.
Vivendi has advised USA that it does not believe that VUE is obligated under the Partnership Agreement to make these payments in respect of taxable income allocated to USA and its affiliates with respect to the Preferred Return.
USA has advised Vivendi that the contract language is entirely clear on this point and, in fact, was the subject of negotiation between the parties. Moreover, the document language and all revisions were at all times drafted and controlled by Vivendi. USA has asked VUE and Vivendi to acknowledge the obligations expressly set forth in the agreement. Vivendi has stated that VUE does not owe USA a tax distribution on USA's preferred interest in VUE and, to date, the disagreement remains unresolved.

Bond Issuance.    On December 16, 2002, USA issued $750,000,000 principal amount of 7% senior notes due 2013 in a private offering. USA intends to use the proceeds from the offering for general corporate purposes which may include acquisitions, working capital, capital expenditures and debt repurchases.

Recent Financial Results and 2003 Budget.    On February 6, 2003, USA announced its financial results for the three months ended and the year ended December 31, 2002, and released its final budget for 2003, which results and budget have been filed with the SEC in a Current Report on Form 8-K which is incorporated by reference in and made part of this prospectus. See "Where You Can Find More Information."

Transaction Structure

        At the closing of the merger, Geffen Acquisition Sub Inc. will be merged with and into uDate, with uDate surviving as a subsidiary of USA. We sometimes refer to uDate following the completion of the merger as the surviving corporation. At the effective time, the separate existence of Geffen Acquisition Sub Inc. will cease. Pursuant to the merger, each uDate stockholder will be entitled to receive: (i) a number of shares of USA common stock equal to 0.18956 of a share of USA common stock for each share of uDate common stock owned by that stockholder rounded down to the nearest whole number of shares of USA common stock, and (ii) cash instead of any fractional share to which such uDate stockholder would otherwise be entitled. Each holder of uDate options that have exercise prices equal to or less than $4.66 will receive a number of shares of USA common stock equal to the merger consideration issuable in exchange for all shares of uDate common stock subject to all such options held by such holder, minus the quotient of the aggregate exercise prices of all such options divided by $24.60. All options with exercise prices greater than $4.66 will terminate at the closing of the merger without the right to receive any merger consideration. Pursuant to the merger agreement, the holder of the warrant will receive a number of shares of USA common stock equal to the merger consideration issuable in exchange for the shares of uDate common stock subject to the warrant, minus the quotient of the aggregate exercise price of the warrant divided by $24.60. The warrant will terminate immediately upon the conversion of the warrant into the right to receive shares of USA common stock at the effective time. We incorporate by reference the full text of the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus. You should read carefully the entire merger agreement.

Reasons for the Merger

        For a description of the factors on which USA's board of directors based its decision to approve the merger, see "The Merger—USA's Reasons for the Merger" beginning on page 40. For a description of the factors on which uDate's board of directors based its decision to approve the merger, see "The Merger—uDate's Reasons for the Merger" beginning on page 41.

Recommendation of uDate's Board of Directors

        uDate's board of directors believes that the terms of the merger agreement and the merger are fair to, and in the best interests of, uDate and its stockholders. uDate's board of directors recommends that the stockholders of uDate vote "FOR" the adoption and approval of the merger agreement and the merger.

Opinion of the Financial Advisor to uDate (Page 43)

        In deciding to approve the merger, uDate's board of directors considered, among other things, advice from Broadview International LLC, financial advisor to uDate. The board of directors received an opinion from Broadview International LLC that, as of the date of its opinion, the exchange ratio of 0.18956 was fair, from a financial point of view, to the holders of uDate common stock. The full text of Broadview International LLC's written opinion is attached as Appendix B to this document. We encourage you to read it carefully in its entirety.

Treatment of uDate Common Stock (Page 67)

        At the effective time, each share of uDate common stock issued and outstanding immediately prior to the effective time will be automatically converted into the right to receive 0.18956 of a share of USA common stock. At the effective time, shares of uDate common stock will no longer be outstanding, and will automatically be canceled and will cease to exist, and each certificate previously representing any shares of uDate will thereafter represent only the right to receive the merger consideration payable upon the surrender of those certificates, without interest.

Treatment of uDate Stock Options (Page 67)

        Pursuant to uDate's stock incentive plans, all outstanding uDate options will become fully vested and exercisable immediately prior to the effective time and will terminate if not exercised prior to or at the effective time. Pursuant to the merger agreement, each holder of uDate options that have exercise prices equal to or less than $4.66 will receive a number of shares of USA common stock equal to the merger consideration issuable in exchange for all shares of uDate common stock subject to all such options held by such holder, minus the quotient of the aggregate exercise prices of all such options divided by $24.60. All options with exercise prices greater than $4.66 will terminate at the closing of the merger without the right to receive any merger consideration. It is a condition to the closing of the merger that holders of options with exercise prices greater than $4.66 have consented in writing to the termination of their options at the effective time.

Treatment of uDate Warrant (Page 67)

        Pursuant to the merger agreement, the holder of the warrant will receive 4,652 shares of USA common stock, which represents the merger consideration issuable in exchange for the shares of uDate common stock subject to the warrant, minus the quotient of the aggregate exercise price of the warrant divided by $24.60. The warrant will terminate immediately upon the conversion of the warrant into the right to receive shares of USA common stock at the effective time. The holder of the warrant has consented to the effects of the merger on the warrant as described in the merger agreement.

Ownership of USA Following the Merger

        We anticipate that USA will issue approximately 5,451,250 shares of USA common stock at the closing of the merger, or approximately 1.2% of the shares of USA common stock that will be outstanding at the conclusion of the merger and approximately 1.1% on a fully-diluted treasury method basis, in each case based on the number of outstanding shares of uDate and USA on December 31, 2002. Those shares represent approximately 0.5% of the combined voting power of USA immediately following completion of the merger, and approximately 0.5% of the combined voting power on a fully-diluted treasury method basis, in each case based on the number of outstanding shares of uDate and USA on December 31, 2002. Barry Diller, USA's chairman and chief executive officer, currently beneficially owns or has the right to vote 100% of the outstanding shares of USA Class B common stock, which is sufficient to control the outcome of any matter submitted to a vote of USA stockholders with respect to which holders of USA capital stock vote together as a single class.

The Merger Agreement (Page 67)

        The merger agreement is the legal document that governs the merger and the other transactions contemplated by the merger agreement. The merger agreement is attached as Appendix A to this document. We urge you to read it carefully in its entirety.

Stockholders' Agreement (Page 60)

        USA has entered into a stockholders' agreement with the Company Principal Stockholders who held, in the aggregate, approximately 64.65% of the outstanding shares of uDate common stock as of                            , 2003. Pursuant to the stockholders' agreement, these stockholders have given USA an irrevocable proxy to vote their shares in favor of the approval and adoption of the merger agreement at the special meeting to be called by uDate to consider the merger agreement. The Company Principal Stockholders have agreed not to dispose of their uDate common stock pending completion of the merger, except as contemplated by the stockholders' agreement.

Escrow Agreement (Page 61)

        At the closing, the Company Principal Stockholders and USA will enter into an escrow agreement, pursuant to which USA will deposit an aggregate of 618,907 shares of USA common stock with The Bank of New York, in its capacity as the escrow agent, which represents 20% of the shares of USA common stock issuable to each Company Principal Stockholder pursuant to the merger. We refer to these shares as the escrow amount. Payments will be made out of the escrow amount for claims by USA for indemnification under the merger agreement.

Appraisal Rights in Connection with the Merger (Page 55)

        Under Delaware law, you have the right to seek appraisal of the value of your shares of uDate common stock, provided that you properly perfect your appraisal rights. For a detailed discussion of these appraisal rights, see "The Merger—Appraisal Rights" beginning on page 55.

Record Date; Quorum; and Vote Required (Page 33)

        uDate's board of directors has fixed the close of business on            , 2003 as the record date for determining which stockholders are entitled to notice of and to vote at the special meeting. Only holders of record of uDate common stock on the record date are entitled to notice of and to vote at the special meeting.

        A majority of the outstanding shares of uDate common stock must be represented, either in person or by proxy, to constitute a quorum at the special meeting. Proxies marked as abstentions and broker non-votes will be used in determining the number of shares present at the special meeting. At the special meeting, each share of uDate common stock is entitled to one vote on all matters properly submitted to uDate's stockholders.

        The affirmative vote of the holders of a majority of the shares of uDate common stock outstanding as of the record date is required to adopt and approve the merger agreement and the merger. Abstentions, failures to vote and broker non-votes will have the same effect as a vote against the proposal to adopt and approve the merger agreement and the merger at the special meeting. As of the record date, there were    outstanding shares of uDate common stock entitled to be voted at the special meeting, of which    % were owned by directors and executive officers of uDate. USA has entered into a stockholders' agreement with the Company Principal Stockholders who held, in the aggregate, approximately 64.65% of the outstanding shares of uDate common stock as of                            , 2003. Pursuant to the stockholders' agreement, these stockholders have given USA an irrevocable proxy to vote their shares in favor of the approval and adoption of merger agreement at the special meeting to be called by uDate to consider the agreement. As a result of the proxies granted by the Company Principal Stockholders, we anticipate that the merger will be approved, regardless of the vote of uDate's other stockholders. The Company Principal Stockholders have agreed not to dispose of their uDate common stock pending completion of the merger, except as contemplated by the stockholders' agreement. The stockholders' agreement also provides that, in the event the merger agreement is terminated and uDate is subsequently purchased by a third party within a period of time following such termination, the Company Principal Stockholders must pay USA any "profit" they realize in the subsequent transaction with the third party. For this purpose, "profit" generally refers to any excess amount that each of the Company Principal Stockholders receives for shares of uDate common stock in the subsequent transaction over what it or he would have received for the shares from USA pursuant to the merger.

Federal Income Taxes (Page 51)

        The merger is intended to qualify as a reorganization, within the meaning of Section 368 of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, for U.S. federal income tax purposes. Assuming that the merger so qualifies, you will generally not recognize gain or loss for U.S. federal income tax purposes upon the receipt of shares of USA common stock in exchange for your shares of uDate common stock (including any shares of USA common stock distributed to the Company Principal Stockholders out of escrow), other than any gain or loss recognized on the receipt of cash instead of fractional shares or as a result of validly exercised appraisal rights in connection with the merger. You should consult your tax advisor for a full understanding of all of the tax consequences of the merger to you.

Interests of Certain Persons in the Merger (Page 63)

        You should be aware that a number of directors and officers of uDate have interests in the merger that may be different from, or in addition to, their interests as a uDate stockholder. These interests include: (i) the payment of performance bonuses to Martin Clifford, Michael Brocklesby and Allan Watson, officers of uDate, upon the consummation of the merger, (ii) severance payments to Messrs. Clifford, Brocklesby and Watson in connection with the consummation of the merger, (iii) non-competition payments to Melvyn Morris, Mr. Clifford, Mr. Zehrer and Anthony Dunn, each an officer and/or director of uDate, (iv) post-merger employment agreements for Messrs. Morris and Clifford, (v) a monthly consulting fee payable to Mr. Zehrer if the merger is not consummated, (vi) the indemnification of directors and officers of uDate against certain liabilities arising before the merger, (vii) the indemnification by uDate of the Company Principal Stockholders against certain liabilities and (viii) a mutual release among Messrs. Morris, Clifford, Zehrer, Howard Thacker, a former officer and director of uDate, and Atlas Trust Company, related to the severance payments, performance bonus payments and noncompetition payments described above. We describe these interests beginning on page 63 of this document.

Regulatory Approvals (Page 58)

        Other than the notification and waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and certain filings with non-U.S. regulatory authorities, as described below, we are not aware of any material regulatory approval or notice requirements required in connection with the merger. We intend to make all required filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 relating to the merger. USA and uDate have filed notification and report forms under the HSR Act to notify the Department of Justice and the Federal Trade Commission of the merger. The waiting period under U.S. antitrust laws will expire on February 24, 2002, unless the government extends the waiting period by formally requesting additional information and documents or grants us early termination of the waiting period.

        Under the laws of certain foreign nations and multinational authorities, the transaction may not be completed or control may not be exercised unless certain filings are made with these nations' antitrust regulatory authorities or multinational antitrust authorities, and these antitrust authorities approve or clear the closing of the transaction. Other foreign nations and multinational authorities have voluntary and/or post-merger notification systems. USA has filed or intends to file shortly all other non-U.S. pre-merger notifications that it believes are required. Should any other approval or action be required, USA currently contemplates that such approval or action would be sought. Although USA believes that it will obtain all other material required regulatory approvals in a timely manner, it is not certain that all other such approvals will be received in a timely manner or at all or that foreign or multinational antitrust authorities will not impose unfavorable conditions for granting the required approvals.

Accounting Treatment (Page 59)

        The merger will be accounted for under the purchase method of accounting in accordance with U.S. generally accepted accounting principles.

Comparison of Stockholder Rights (Page 87)

        If we successfully complete the merger, you will become a stockholder of USA. The rights of USA stockholders are governed by Delaware law and by USA's charter and bylaws. While uDate is also governed by Delaware law, your rights under USA's charter and bylaws will differ in some material respects from your rights under uDate's charter and bylaws. For a summary of these material differences, see the discussion beginning on page 87 of this joint proxy statement/prospectus.

Selected Historical Financial Information of USA

        We are providing the following selected financial information to assist you in analyzing the financial aspects of the merger. The selected USA financial data set forth below, including the accompanying notes, are qualified in their entirety by, and should be read in conjunction with, the historical consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by USA with the SEC, which we have incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 122.

  USA Selected Historical Consolidated Financial Data

        The following table presents selected historical consolidated financial data for USA for each of the years in the five-year period ended December 31, 2001, and for the nine-month periods ended September 30, 2002 and 2001. This data was derived from USA's audited and unaudited consolidated financial statements and reflects the operations and financial position of USA at the dates and for the periods indicated. The financial statements for each of the five years in the period ended December 31, 2001 for USA have been audited by Ernst & Young LLP, independent auditors. The financial statements for the nine-month periods ended September 30, 2002 and 2001 are unaudited and are not necessarily indicative of results for any other interim period or for any calendar year.

        Since the date of USA's most recent audited financial statements, USA has completed, among others, the following transactions:

  •
  On February 4, 2002, USA completed its acquisition of a controlling interest in Expedia, Inc. through a merger of one of its subsidiaries with and into Expedia.
  •
  On May 1, 2002, USA completed its acquisition of TV Travel Group Limited.
  •
  On May 7, 2002, USA completed its transaction with Vivendi Universal, S.A., or Vivendi, in which USA's Entertainment Group, consisting of USA Cable, Studios USA and USA Films, was contributed to Vivendi Universal Entertainment LLP, or VUE, a new joint venture controlled by Vivendi.
  •
  On June 27, 2002, Liberty Media Corporation exchanged its shares of Home Shopping Network, Inc. for 31.6 million shares of USA common stock and 1.6 million shares of USA Class B common stock.
  •
  On September 24, 2002, USA completed its acquisition of Interval International.
  •
  On January 17, 2003, USA completed its acquisition of all outstanding shares of Ticketmaster common stock not already owned by USA through a merger of a wholly-owned subsidiary of USA with and into Ticketmaster.

        The financial position and results of operations of USA Broadcasting and USA Entertainment Group have been presented as discontinued operations in all periods presented.

	Year Ended December 31,					Nine Months Ended September 30,
	1997(1)	1998(2)(3)	1999(4)	2000(5)	2001(6)	2001(6)	2002(7)
	(Dollars in thousands, except per share data)
Statements of Operations Data:
Net revenues	$1,310,037	$1,639,828	$2,001,108	$2,964,612	$3,468,860	$2,520,354	$3,282,236
Operating profit (loss)	102,729	59,391	(48,842)	(349,746)	(216,423)	(181,146)	27,978
Earnings (loss) from continuing operations	34,397	26,848	(69,212)	(172,398)	(186,799)	(140,358)	(140,739)
Earnings (loss) before cumulative effect of accounting change	13,061	76,874	(27,631)	(147,983)	392,795	449,744	2,266,375
Net earnings (loss) available to common stockholders	13,061	76,874	(27,631)	(147,983)	383,608	440,557	1,796,491
Basic earnings (loss) per common share from continuing operations available to common stockholders(8)(10)	0.16	0.09	(0.21)	(0.48)	(0.50)	(0.38)	(0.36)
Diluted earnings (loss) per common share from continuing operations available to common stockholders(8)(10)	0.15	0.04	(0.21)	(0.48)	(0.50)	(0.38)	(0.36)
Basic earnings (loss) per common share before cumulative effect of accounting change available to common stockholders(8)(10)	0.06	0.27	(0.08)	(0.41)	1.05	1.21	5.39
Diluted earnings (loss) per common share before cumulative effect of accounting change available to common stockholders(8)(10)	0.06	0.21	(0.08)	(0.41)	1.05	1.21	5.39
Basic earnings (loss) per common share available to common stockholders(8)(10)	0.06	0.27	(0.08)	(0.41)	1.03	1.18	4.29
Diluted earnings (loss) per common share available to common stockholders(8)(10)	0.06	0.21	(0.08)	(0.41)	1.03	1.18	4.29

Balance Sheet Data (end of period):
Working capital	$60,941	$443,408	$381,046	$355,157	$1,380,936	$1,247,221	$2,186,811
Total assets	2,464,750	4,161,873	5,151,160	5,646,290	6,539,850	11,687,907	14,702,148
Long-term obligations, net of current maturities	389,679	775,683	573,056	551,766	544,372	545,584	508,237
Minority interest	271,772	336,788	742,365	908,831	706,688	4,943,105	1,009,953
Common stock exchangeable for preferred interest	—	—	—	—	—	—	1,428,530
Preferred stock(9)	—	—	—	—	—	—	131
Stockholders' equity	1,447,354	2,571,405	2,769,729	3,439,871	3,945,501	3,993,871	7,776,217
Other Data:
Net cash provided by (used in)
Operating activities	$34,581	$(91,660)	$77,760	$87,321	$298,335	$199,629	$454,214
Investing activities	(81,450)	(1,179,346)	(468,318)	(408,016)	35,052	168,317	(750,176)
Financing activities	108,050	1,297,654	100,204	58,163	56,256	64,325	(20,200)
Discontinued operations	12,249	304,173	267,651	86,266	348,174	226,691	5,351
Effect of exchange rate changes	—	(1,501)	(123)	(2,687)	(3,663)	(3,426)	7,847

(1)
The consolidated statement of operations data include the operations of Ticketmaster since the acquisition by USA of a controlling interest in Ticketmaster Group, Inc. on July 17, 1997.

(2)
Net earnings include the operations of USA Cable, formerly USA Networks, and Studios USA since their acquisition by USA from Universal Studios, Inc. on February 12, 1998 and the operations of Citysearch since its acquisition by USA on September 28, 1998.

(3)
Net earnings for the year ended December 31, 1998 include a pre-tax gain of $74.9 million related to USA's sale of its Baltimore television station during the first quarter of 1998 and a pre-tax gain of $109.0 million related to the purchase of Citysearch during the fourth quarter of 1998.

(4)
The consolidated statement of operations data include the operations of Hotels.com, formerly Hotel Reservations Network, since its acquisition by USA on May 10, 1999 and the operations of October Films and the domestic film distribution and development businesses of Universal (which previously operated Polygram Filmed Entertainment) that are now collectively referred to as USA Films, since their acquisition by USA on May 28, 1999. Net earnings for the year ended December 31, 1999 includes a pre-tax gain of $89.7 million related to the sale of securities.

(5)
Includes a pre-tax gain of $104.6 million by Styleclick, Inc. related to USA's exchange of its interest in Internet Shopping Network for 75% of Styleclick, Inc., a pre-tax gain of $3.7 million related to the Hotels.com initial public offering, and a pre-tax charge of $145.6 million related to impairment of Styleclick goodwill.

(6)
Net earnings includes a gain of $517.8 million, net of tax, related to the sale of capital stock of certain USA Broadcasting subsidiaries and an after-tax expense of $9.2 million related to the cumulative effect of adoption as of January 1, 2001 of SOP 00-2, Accounting by Producers or Distributors of Films.

(7)
Includes a gain of $2.4 billion, net of tax, related to the contribution of the USA Entertainment Group to VUE and an after-tax expense of $461.4 million related to the cumulative effect of adoption as of January 1, 2002 of Statement of Financial Accounting Standards ("SFAS") No. 142, Accounting for Goodwill and Other Intangible Assets. Also includes results of TV Travel Group and Interval since their acquisition by USA on May 1, 2002 and September 24, 2002, respectively.

(8)
Earnings (loss) per common share data and shares outstanding retroactively reflect the impact of two-for-one stock splits of USA common stock and USA Class B common stock paid on February 24, 2000 and March 26, 1998. All USA share numbers give effect to these stock splits.

(9)
In connection with USA's acquisition of a controlling interest in Expedia, Inc., USA issued approximately 13.1 million shares of Series A Redeemable Preferred Stock, or USA preferred stock, at $50 face value ($656 million aggregate value), with a 1.99% annual dividend rate and which is convertible at any time into USA common stock at an initial conversion price of $33.75. The conversion price will be adjusted downward pursuant to a specified formula if the average share price of USA common stock over a ten-day trading period prior to conversion exceeds $35.10. Holders of USA preferred stock may require USA to purchase their shares on the fifth, seventh, tenth and fifteenth anniversary of the closing on February 4, 2002. USA has the right to redeem such shares for cash or stock, at USA's option, commencing on the tenth anniversary of February 4, 2002. Any payment by USA pursuant to any redemption requested by holders of USA preferred stock or by USA may be made in cash or USA common stock, or a combination thereof, at the option of USA.

(10)
The following table adjusts USA's reported net earnings (loss) and basic and diluted net earnings (loss) per share to exclude amortization expense related to goodwill and other intangible assets with indefinite lives as if SFAS 142 was effective January 1, 1999:

	Year Ended December 31,			Nine Months Ended September 30,
	1999	2000	2001	2001	2002
	(Dollars in thousands, except per share data)
Earnings (loss) from continuing operations available to common stockholders
Reported loss from continuing operations	$(69,212)	$(172,398)	$(186,799)	$(140,358)	$(149,234)
Add: goodwill amortization	71,859	166,705	134,077	100,374	—
Earnings (loss) from continuing operations—as adjusted	$2,647	$(5,693)	$(52,722)	$(39,984)	$(149,234)
Basic earnings (loss) per share from continuing operations—as adjusted:
Reported basic loss per share	$(0.21)	$(0.48)	$(0.50)	$(0.38)	$(0.36)
Add: goodwill amortization	0.22	0.46	0.36	0.27	—
Adjusted basic earnings (loss) per share	$0.01	$(0.02)	$(0.14)	$(0.11)	$(0.36)
Diluted earnings (loss) per share from continuing operations—as adjusted:
Reported diluted loss per share	$(0.21)	$(0.48)	$(0.50)	$(0.38)	$(0.36)
Add: goodwill amortization	0.22	0.46	0.36	0.27	—
Adjusted diluted net earnings (loss) per share	$0.01	$(0.02)	$(0.14)	$(0.11)	$(0.36)
Net income (loss) available to common stockholders
Net income (loss) available to common stockholders	$(27,631)	$(147,983)	$383,608	$440,557	$1,796,491
Add: goodwill amortization	104,704	206,151	176,413	132,445	—
Net earnings available to common stockholders—as adjusted	$77,073	$58,168	$560,021	$573,002	$1,796,491
Basic earnings (loss) per share—as adjusted:
Reported basic net earnings (loss) per share	$(0.08)	$(0.41)	$1.03	$1.18	$4.29
Add: goodwill	0.32	0.57	0.47	0.36	—
Adjusted basic net earnings per share	$0.24	$0.16	$1.50	$1.54	$4.29
Diluted earnings per share—as adjusted:
Reported diluted net earnings (loss) per share	$(0.08)	$(0.41)	$1.03	$1.18	$4.29
Add: goodwill amortization	0.29	0.57	0.47	0.36	—
Adjusted diluted net earnings per share	$0.21	$0.16	$1.50	$1.54	$4.29

Selected Historical Financial Information of uDate

        We are providing the following selected financial information to assist you in analyzing the financial aspects of the merger. The selected uDate financial data set forth below, including the accompanying notes, are qualified in their entirety by, and should be read in conjunction with, the historical consolidated financial statements and related notes included in this document.

  uDate Selected Historical Consolidated Financial Data

        The following table presents selected historical consolidated financial data for uDate for the ten month period ended December 31, 2000 and for the years ended December 31, 2001 and December 31, 2002. This data was derived from uDate's audited consolidated financial statements and reflects the operations and financial position of uDate at the dates and for the periods indicated. The financial statements for each of the ten month period ended December 31, 2000 and for the years ended December 31, 2001 and December 31, 2002 for uDate have been audited by KPMG Audit Plc, independent auditors.

	10 month period ended December 31, 2000(1)	Year ended December 31, 2001(2)	Year ended December 31, 2002
Statements of Operations Data:
Revenues	$1,588,730	$20,118,961	$39,369,119
Net (loss) income before income taxes	(6,202,691)	(2,902,384)	8,670,026
Net (loss) income	(6,202,691)	(360,897)	5,533,735
Basic (loss) earnings per share	(0.38)	(0.02)	0.22
Diluted (loss) earnings per share	(0.38)	(0.02)	0.21
Balance Sheet Data (end of period):
Working capital (deficit)	$62,928	$(2,933,491)	$(2,952,001)
Total assets	3,255,884	29,146,128	35,606,852
Long-term liabilities	12,978	4,246,947	2,995,460
Stockholders' equity	1,314,226	15,530,222	22,022,994
Other Data:
Net cash provided by (used in) Operating activities	$(4,709,215)	$6,400,755	$6,829,373
Investing activities	(1,433,185)	(1,103,032)	(3,551,968)
Financing activities	7,576,641	(2,422,509)	(1,829,503)
Cash and cash equivalents at the start of the period	6,460	1,450,366	4,325,580
Cash and cash equivalents at the end of the period	1,450,366	4,325,580	5,773,482

(1)
The ten month accounting period for 2000 arose due to a change in the fiscal year of uDate from March 1 to December 31.

(2)
The commercial operations of uDate expanded significantly in the year ended December 31, 2001 partly due to the acquisition of Kiss.com, Inc. on March 29, 2001. Accordingly, the results of operations for the twelve months ended December 31, 2001 include twelve months of operating results for both uDate.com, Inc. and uDate.com Ltd., and nine months of operating results for Kiss.com, Inc.

Certain Historical Per Share Data

  Unaudited Per Share Data

        In the following table we present historical per share data regarding book value and earnings (loss) for USA and uDate as of and for the nine months ended September 30, 2002 and as of and for the year ended December 31, 2001. Neither USA nor uDate declared any cash dividends on its common stock during the periods presented. This data is derived from and should be read in conjunction with the selected historical consolidated financial data included in, or incorporated by reference in, this joint proxy statement/prospectus and separate historical consolidated financial statements of USA and uDate that are included or incorporated by reference in this joint proxy statement/prospectus. The unaudited per share data does not purport to be, and you should not rely on it as, indicative of the results of operations or financial position which may be achieved in the future.

        It is important that when you read this information, you read along with it the separate financial statements and accompanying notes of USA and uDate that are included in, or incorporated by reference into, this document.

	USA Historical Per Share Data	uDate Historical Per Share Data
Book value per share:
September 30, 2002	$17.32	$0.84
December 31, 2001	10.44	0.62
Earnings (loss) per share from continuing operations, before dividend to preferred stockholders:
Basic for the nine months ended September 30, 2002	(0.34)	0.19
Diluted for the nine months ended September 30, 2002	(0.34)	0.17
Basic and diluted for the twelve months ended December 31, 2001	(0.50)	(0.02)

  Comparative Market Value

        In the following table we present the historical per share closing prices and aggregate market values of USA common stock on the Nasdaq National Market, and uDate common stock on the OTC bulletin board, respectively, as of the close of trading on December 18, 2002, the last trading date prior to the public announcement of the merger.

	USA Historical		uDate Historical
As of December 18, 2002:
Price per share as of close of trading	$23.95		$1.90
Aggregate market value of common stock	$9,237,534,112	(1)	$47,977,210	(2)

(1)
Based on 385,700,798 shares of USA common stock outstanding on December 18, 2002. As of January 17, 2003, giving effect to USA's completion of its acquisition of all of the outstanding shares of common stock of Ticketmaster that USA did not already own, whereby USA issued an aggregate of approximately 45,500,000 shares of USA common stock, the aggregate market value of USA's common stock is $9,875,283,011 based on 431,235,066 shares of USA common stock outstanding and a closing price of $22.90 as of January 17, 2003.

(2)
Based on 25,251,163 shares of uDate common stock outstanding on December 18, 2002.

        USA common stock trades on the Nasdaq National Market under the symbol "USAI." Shares of uDate common stock are traded on the OTC bulletin board under the symbol "UDAT." On                         , 2003, the last trading date prior to the printing of this joint proxy statement/prospectus, the closing price per share of USA common stock on the Nasdaq National Market was $                        and the closing price per share of uDate common stock on the OTC bulletin board was $            .

        If the merger had closed on                        , 2003, you would have received a fraction of a share of USA common stock worth $    on such date for each share of uDate common stock you owned. Because the exchange ratio is fixed at 0.18956 of a share of USA common stock for each share of uDate common stock and the market price of USA common stock is subject to fluctuation, the market value of the shares of USA common stock that holders of uDate common stock will receive pursuant to the merger may increase or decrease prior to and following the merger. We urge you to obtain current market quotations for USA common stock and uDate common stock. No assurance can be given as to the future prices or markets for USA common stock or uDate common stock.

  Comparative Per Share Price Information and Dividend Policy

        In the following table, we present the high and low sale prices for a share of USA common stock and uDate common stock, respectively, rounded to the nearest cent, for the periods indicated. The prices below for USA common stock are as quoted on the Nasdaq National Market based on published financial sources. The prices below for uDate common stock are the high and low quarterly bid prices as reported by the National Association of Securities Dealers Composite Feed or other qualified interdealer medium. Over-the-counter market quotations reflect interdealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	USA Common Stock				uDate Common Stock
	High		Low		High		Low
2003
First Quarter (through , 2003)	$		$		$		$
2002
Fourth Quarter		29.80		15.31		5.40		1.09
Third Quarter		24.11		16.25		3.02		1.70
Second Quarter		33.53		19.55		3.05		2.20
First Quarter		33.22		25.41		3.98		2.20
2001
Fourth Quarter		27.84		17.45		3.59		1.30
Third Quarter		28.44		16.45		1.59		1.06
Second Quarter		28.20		20.16		2.05		1.00
First Quarter		24.94		17.69		3.25		0.81

        On December 18, 2002, the last trading day before we announced the merger, USA common stock closed at $23.95 per share and uDate common stock on the OTC bulletin board (as reported by Nasdaq) closed at $1.90 per share. On                , 2003, the last trading day before the printing of this joint proxy statement/prospectus, USA common stock closed at $            per share and uDate common stock closed at $            per share.

        uDate had approximately 43 stockholders of record as of December 31, 2002.

        Neither USA nor uDate has ever paid any cash dividends on their respective shares of capital stock. USA and uDate each currently anticipate that they will retain all of their future earnings available for distribution to the holders of USA common stock and uDate common stock, respectively, for use in the expansion and operation of their respective businesses, and do not anticipate paying any cash dividends on their common stock in the foreseeable future. So long as the merger agreement is in effect, uDate cannot pay dividends on its common stock without the prior written consent of USA.

RISK FACTORS

        You should carefully consider the risks described below in evaluating whether to vote to adopt the merger agreement. In addition to the risks described below, the combined company will continue to be subject to the risks described in the documents that USA has filed with the SEC that are incorporated by reference into this joint proxy statement/prospectus. If any of the events described below or in the documents incorporated by reference into this joint proxy statement/prospectus actually occur, the business, financial condition, results of operations or cash flows of the combined company could be materially adversely affected. Additional risks and uncertainties not presently known to USA and uDate or that we believe are now immaterial may also adversely affect the merger and the combined company. The risks below should be considered along with the other information included or incorporated by reference into this joint proxy statement/prospectus.

Risks Relating to the Merger

  The number of shares of USA common stock that you will be entitled to receive in the merger is based upon a fixed exchange ratio. The value of the shares of USA common stock at the time you receive them could be less than the value of those shares today.

        In the merger, each share of uDate common stock will be converted into the right to receive a fixed number of shares of USA common stock based on a fixed exchange ratio of 0.18956 of a share of USA common stock for each share of uDate common stock. The merger agreement does not provide for an adjustment of the exchange ratio as a result of any change in the market price of USA common stock between the date of this joint proxy statement/prospectus and the date you receive shares of USA common stock in exchange for your shares of uDate common stock. The market price of USA common stock will likely be different, and may be lower, on the date you receive shares of USA common stock than the market price of the USA common stock today as a result of changes in the business, operations or prospects of USA, market reactions to the proposed merger, general market and economic conditions and other factors. You are urged to obtain current market quotations for USA common stock and uDate common stock. See "Summary—Certain Historical Per Share Data—Comparative Per Share Price Information and Dividend Policy."

  uDate's directors and officers and the Company Principal Stockholders have conflicts of interest that may have influenced them to support or recommend the adoption of the merger agreement.

        Some of uDate's directors and officers and the Company Principal Stockholders have interests in the merger and have arrangements that are different from, or in addition to, those of other uDate stockholders, including the following:

  •
  acceleration of options to purchase uDate common stock;
  •
  performance bonus payments, severance payments and payments related to non-competition agreements;
  •
  employment agreements with the surviving corporation;
  •
  advisory fees;
  •
  consulting fees;
  •
  reimbursement of legal and other expenses relating to the merger; and
  •
  insurance and indemnification against liabilities relating to the merger.

        uDate's stockholders should consider whether these interests may have influenced these directors and officers and the Company Principal Stockholders to support or recommend adoption of the merger agreement. See "Interests of Certain Persons in the Merger" for a more complete description of these arrangements.

Risk Factors Relating to USA

  USA depends on its key personnel.

        USA is dependent upon the continued contributions of its senior corporate management, particularly Mr. Diller, the chairman and chief executive officer of USA, and certain key employees for its future success. Mr. Diller does not have an employment agreement with USA, although he has been granted options to purchase a substantial number of shares of USA common stock.

        If Mr. Diller no longer serves in his positions at USA, USA's business, as well as the market price of USA common stock, could be substantially adversely affected. USA cannot assure you that it will be able to retain the services of Mr. Diller or any other members of its senior management or key employees.

  USA is controlled by Mr. Diller and in his absence will be controlled by Liberty Media Corporation.

        Subject to the terms of an amended and restated stockholders agreement, dated as of December 16, 2001, among Universal Studios, Inc., Liberty Media Corporation, Mr. Diller and Vivendi Universal, S.A., which we refer to in this document as the Diller Stockholders Agreement, Mr. Diller effectively controls the outcome of all matters submitted to a vote or for the consent of USA's stockholders (other than with respect to the election by the holders of USA common stock of 25% of the members of USA's board of directors (rounded up to the nearest whole number) and matters as to which a separate class vote of the holders of USA common stock or USA preferred stock is required under Delaware law).

        In addition, under an amended and restated governance agreement, dated as of December 16, 2001, among USA, Vivendi, Universal Studios, Liberty and Mr. Diller, which we refer to in this document as the Governance Agreement, each of Mr. Diller and Liberty generally has the right to consent to limited matters in the event that USA's ratio of total debt to EBITDA, as defined in the Governance Agreement, equals or exceeds 4:1 over a continuous 12-month period. USA cannot assure you that Mr. Diller and Liberty will consent to any such matter at a time when USA is highly leveraged, in which case USA would not be able to engage in such transaction or take such actions.

        Upon Mr. Diller's permanent departure from USA, Liberty generally would be able to control USA through its ownership of shares of USA Class B common stock.

  USA's success depends on maintaining the integrity of its systems and infrastructure.

        A fundamental requirement for online commerce and communications is the secure transmission of confidential information, such as credit card numbers or other personal information, over public networks. USA's current security measures may not be adequate and, if any compromise of USA's security were to occur, it could have a detrimental effect on USA's reputation and adversely affect its ability to attract customers. As USA's operations continue to grow in both size and scope, USA will need to improve and upgrade its systems and infrastructure. This may require USA to commit substantial financial, operational and technical resources before the volume of business increases, with no assurance that the volume of business will increase.

        USA relies on its own affiliates' and third-party computer systems and service providers to facilitate and process a portion of its transactions. Any interruptions, outages or delays in these services, or a deterioration in their performance, could impair USA's ability to process transactions for its customers and the quality of service USA can offer to them. It is unlikely that USA could make up for the level of orders lost in these circumstances by increased phone orders.

  Declines or disruptions in the industries in which USA operates, such as those caused by terrorism or general economic downturns, could harm USA's businesses.

        USA's businesses in general are sensitive to trends or events that are outside of USA's control. For example, adverse trends or events, such as general economic downturns, decreases in consumer spending and work stoppages, may reduce the popularity and frequency of the events to which USA sells tickets and reduce travel. The occurrence of any of these adverse trends or events could significantly impact USA's businesses, results of operations or financial condition.

        Travel is highly sensitive to traveler safety concerns, and thus acts of terrorism impact the perceived safety of travelers. In the aftermath of the terrorist attacks of September 11, 2001, the travel industry experienced a protracted decrease in demand for air travel due to fears regarding additional acts of terrorism and increased costs and reduced operations by airlines due, in part, to new security directives adopted by the Federal Aviation Administration. USA cannot predict the future scope and effects of these changes, which could significantly impact USA's long-term results of operations or financial condition.

  USA may experience operational and financial risks in connection with its acquisitions. In addition, some of the businesses USA acquires may incur significant losses from operations or experience impairment of carrying value.

        USA's future growth may be a function, in part, of acquisitions. To the extent that USA grows through acquisitions, it will face the operational and financial risks commonly encountered with that type of a strategy. USA would also face operational risks, such as failing to assimilate the operations and personnel of the acquired businesses, disrupting its ongoing business, dissipating its limited management resources and impairing its relationships with employees and customers of acquired businesses as a result of changes in ownership and management. Some of USA's acquisitions may not be successful and their performances may result in the impairment of their carrying value.

  Changing laws and regulations, and legal uncertainties, may impair USA's growth and harm its businesses.

        A number of proposed laws and regulations regarding the Internet, including with respect to consumer privacy, have been proposed or considered that could impact USA's businesses. USA cannot predict whether any of these types of laws or regulations will be enacted or amended and what effect, if any, such laws or regulations would have on its businesses, financial condition or results of operations. In addition, the application of various sales and use tax provisions under state and local law to USA's historical and new products and services sold via the Internet, television and telephone is subject to interpretation by the applicable taxing authorities. USA believes it is compliant with these tax provisions, but there can be no assurances that taxing authorities will not take a contrary position or that such positions will not have a material adverse effect on USA's businesses, financial condition and results of operations.

Risk Factors Relating to uDate

  Risks Related to uDate's Financial Condition and Business Model

  uDate's business and stock price may suffer if it does not complete the merger with USA.

        If the merger with USA is not completed, uDate could be subject to a number of risks that may adversely affect its business and stock price, including:

  •
  uDate's day-to-day operations may be disrupted due to the substantial time and effort uDate's management must devote to seeking to complete the merger, which could lead to a loss of position in the online personals business that uDate may be unable to regain if the merger does not occur;
  •
  if the merger agreement is terminated under certain conditions, uDate may be required to pay USA a termination fee of $4.5 million and up to $1.0 million for USA's fees and expenses related to the negotiation of the merger agreement;

  •
  uDate's stock price would likely decline since it currently reflects a market assumption that the merger will be completed; and
  •
  uDate must pay various costs related to the merger, such as its legal and accounting fees.

        The announcement of the planned merger with USA, and related uncertainty concerning uDate's future, may make it more difficult for uDate to enter into advertising and other relationships with third parties to bring traffic to uDate's Web sites, which could have an adverse effect on uDate's revenues.

        If the merger agreement is terminated and uDate's board of directors determines to seek another merger or business combination, uDate may not be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid by USA pursuant to the merger.

  uDate has a limited operating history.

        Anthem Recording West, Inc. ("Anthem"), uDate's corporate predecessor, was formed in January 1999 in order to provide representation and other services to musical artists such as songwriters and performers. Anthem had very limited operations and revenues, and limited business prospects, until May 23, 2000, the date of the acquisition of uDate.com Limited ("uDate-UK"). uDate-UK was established in February 1998 to provide high quality introduction, matchmaking, relationship and dating services to Internet users. uDate-UK began commercial operation of its Internet dating service in February 1999. Anthem has changed its business strategy to that of its subsidiary, uDate-UK, and changed its name to uDate.com, Inc. On March 29, 2001, uDate acquired Kiss.com, Inc., a picture personals Web site.

        Due to the limited operating histories of each of uDate and its subsidiaries, it will be difficult for owners of uDate's securities and persons considering an investment in uDate, referred to as "investors," to evaluate the business and prospects of uDate and an investment in uDate. As a new company, uDate faces risks and uncertainties relating to its ability to successfully implement its strategy. Investors must consider the risks, expenses and uncertainties that an early stage company in a new and rapidly evolving business faces. Some of these risks include:

  •
  ability to sustain historical revenue growth rates;
  •
  ability to increase brand awareness;
  •
  managing expanding operations;
  •
  competition;
  •
  attracting, retaining and motivating qualified personnel;
  •
  maintaining current, and developing new, relationships with portals, search engines, ISPs and other Web properties and other entities capable of attracting to uDate's Web sites individuals who might subscribe for uDate's fee-generating services; individuals who do subscribe for these services are referred to below as "paying members" or "subscribers;"
  •
  ability to anticipate and adapt to the changing Internet business and any changes in government regulation;
  •
  the level of usage of the Internet and traffic to uDate's Web sites;
  •
  continued acceptance of uDate's products and services, including the social acceptance of Internet-based dating and personals services;
  •
  capital expenditure and other costs relating to the expansion of operations;
  •
  the introduction of new products or services by uDate or its competitors;
  •
  the mix of the services sold and the channels through which those services are sold;
  •
  pricing changes; and

  •
  general economic conditions and specific economic conditions in the Internet industry.

  uDate may not be able to sustain profitability.

        For the twelve months ended December 31, 2002, uDate recorded net income of approximately $5.5 million. As of December 31, 2002, uDate had an accumulated deficit of approximately $1.5 million.

        uDate may not be able to sustain profitability in the future. If revenues grow at a slower rate than anticipated or decrease, or if advertising costs or other spending levels exceed expectations or cannot be adjusted to reflect slower or negative revenue growth, uDate may not be able to sustain profitability.

  uDate's business and growth will suffer if its new software application does not succeed.

        uDate continues to finalize development of a new software application. uDate may not be able to increase its revenues if the new application is not considered suitable by third party customers. The new application may contain design flaws or other defects that could require modifications which may result in lower than anticipated sales.

        In connection with the introduction of its new software application, uDate intends to establish a multi-lingual customer service function, through outsourcing to an agency. The failure of that agency to provide an appropriate level of multi-lingual customer service could delay the acceptance of the new application or materially and adversely affect the results of the new application.

  Quarterly results may fluctuate.

        Investors should not rely on quarterly operating results as an indication of future results because they are subject to significant fluctuations.

        Fluctuations in operating results or the failure of operating results to meet the expectations of public market analysts and investors may negatively impact uDate's stock price. Quarterly operating results may fluctuate significantly in the future due to a variety of factors that could affect revenues or expenses in any particular quarter. Fluctuations in quarterly operating results could cause uDate's stock price to decline. Investors should not rely on quarter to quarter comparisons of results of operations as an indication of future performance. Factors that may affect uDate's quarterly results include:

  •
  mismatches between resource allocation and consumer demand due to difficulties in predicting consumer demand in a new business;
  •
  the demand for, and acceptance of, uDate's Web sites, products, product enhancements and services;
  •
  the timing and amount of uDate's subscription revenues;
  •
  changes in general economic conditions;
  •
  the magnitude and timing of marketing initiatives;
  •
  the maintenance and development of relationships with portals, search engines, ISPs and other Web properties and other entities capable of attracting potential subscribers to uDate's Web sites;
  •
  the introduction, development, timing, competitive pricing and market acceptance of uDate's products and services and those of uDate's competitors;
  •
  uDate's ability to manage anticipated growth and expansion;
  •
  uDate's ability to successfully integrate acquired operations; and
  •
  technical difficulties or system downtime affecting the Internet generally or the operation of uDate's products and services specifically.

        As a result of the factors listed above and because the online personals business is still immature, making it difficult to predict consumer demand, it is possible that in future periods results of operations may be below the expectations of public market analysts and investors. This could cause uDate's stock price to decline.

  uDate's expense levels may increase and costs may vary.

        uDate's expense levels are based, in significant part, on its expectations as to future revenues and are therefore relatively fixed in the short term.

        Excluding costs to be incurred in connection with the merger, uDate's major expenses continue to be selling and marketing costs, labor costs and technology costs. uDate anticipates that its operating expenses will increase as its business expands and if it makes further acquisitions. In addition, these operating costs may still be subject to dynamic and, from time to time, significant variation. If revenues fall below expectations in any quarter and uDate is unable to quickly reduce spending in response, its operating results would be lower than expected and its stock price may fall.

        uDate anticipates that, if the closing of the merger is delayed or the merger is not completed, it will be required to establish a second data center to house the servers necessary to accommodate the growth in traffic at and to its Web sites. uDate may not be able to establish this data center on acceptable terms.

  uDate's business model is unproven and may not be adaptable to changes in the online personals business.

        If uDate is not able to anticipate changes in the online personals business or if its business model is not successful, uDate may not be able to expand its business or successfully compete with other companies, which could have a material adverse effect on uDate's business, results of operations and financial condition. uDate's current business model depends on recurring revenues from paying members.

        Membership revenues depend upon (i) the conversion of new non-paying members to subscribers and (ii) existing subscribers' renewing their membership for further periods. uDate may have to change its business model if current subscribers decide to discontinue uDate's service and uDate is unable to replace them with new subscribers. It is possible that uDate will be required to further adapt its business model in response to additional changes in the online personals business.

        Additionally, uDate operates on a global basis with members and subscribers in Europe and Asia, as well as North America. Changes in the economies, trade policies, and fluctuations in interest or exchange rates may have an impact on its future financial results. As uDate continues to operate more globally, seasonality may become an increasing factor in its financial performance.

  Two large stockholders beneficially own approximately 65% of uDate's stock; their interests could conflict with uDate's; significant sales of stock held by them could have a negative effect on uDate's stock price.

        Atlas Trust Company and Mr. Zehrer, a member of uDate's board of directors, beneficially owned approximately 65% of uDate's outstanding common stock as of December 31, 2002. As a result, they collectively are able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as the proposed merger with USA. Such concentration of ownership may also have the effect of delaying or preventing a change in control of uDate. In addition, sales of significant amounts of stock held by them, or the prospect of such sales, could adversely affect the market price of uDate's common stock.

  If the merger with USA does not close, uDate may be required to obtain additional capital; uDate may not be able to obtain sufficient funds to grow its business and any additional financing may be on terms adverse to the interests of its stockholders.

        If the merger is not completed, uDate may be required to raise additional capital in order to, among other things, finance marketing activities associated with the deployment of its new software application. The timing, amount, terms and conditions of any additional financing required by uDate may be unattractive to uDate, and such financing may be unavailable. If uDate is able to raise additional funds and does so by issuing equity securities, holders of its common stock may experience significant dilution of their ownership interest. In addition, if uDate issues shares of preferred stock, the holders of these securities may have rights senior to the rights of holders of uDate's common stock. If uDate obtains additional financing by issuing debt securities, the terms of these securities could limit its flexibility in making business decisions. If additional financing is not available when required or is not available on acceptable terms, uDate may be unable to fund its expansion, successfully promote its brand names, develop or enhance its products and services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on its business.

  uDate will only be able to execute its business model if use of the Internet grows and its infrastructure is adapted to that growth.

        If Internet usage does not continue to grow, uDate may not be able to meet its business objectives. Increased Internet usage will depend, in large part, upon the maintenance of the Web infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security, and timely development of enabling products, such as high speed modems, for providing reliable Web access and services and improved content. Internet usage may be inhibited by any of the following factors:

  •
  the Internet infrastructure may not be able to support the demands placed on it, or its performance and reliability may decline as usage grows;
  •
  Web sites may not be able to provide adequate security and authentication of confidential information contained in transmissions over the Internet;
  •
  the Internet industry may not be able to respond adequately to privacy concerns of potential users; and
  •
  government regulation may decrease the utility of the Internet for some purposes.

        The Web infrastructure and Internet industry may not be able to respond effectively to the demands placed on the Web by increased numbers of users, frequency of use or increased bandwidth requirements of users.

  uDate may not be able to develop awareness of its brand names.

        uDate believes that continuing to build and maintain awareness of its brand names is important to achieving widespread acceptance of its business and to sustaining or increasing the number of people who use its Web sites. In order to maintain and build brand awareness, uDate must succeed in its marketing efforts, provide high quality services and increase the number of members using its Web sites. If it fails to successfully protect, promote, position and maintain its brand names, incurs significant expenses in promoting its brands and fails to generate a corresponding increase in revenue as a result of its branding efforts, or encounters legal obstacles which prevent the continued use of any of its brand names, uDate's business, results of operations and financial condition could be materially adversely affected.

  uDate may lose business if it fails to keep pace with rapidly changing technologies and customer needs.

        To remain competitive, uDate must continually improve the responsiveness, functionality and features of its products and services and develop other products and services that are attractive to members. If uDate is unable to timely and successfully develop and introduce new products, services and enhancements to existing products and services in response to changing technological requirements, its revenues could be materially adversely affected. New Internet-based services, products or enhancements that have been offered or may be offered in the future by uDate may contain design flaws or other defects that could require extensive modifications or result in a loss of client confidence.

  uDate may not be able to successfully introduce new or enhanced products or services.

        The failure of any new or enhanced products or services, including those provided by uDate's new software application, to achieve market acceptance and generate revenue could result in a material adverse effect on uDate's revenues. uDate expects to introduce enhanced products and services in order to generate additional revenues, attract and retain more members to its Web sites and respond to competition. Any new or enhanced product or service introduced that is not favorably received could damage uDate's reputation and the perception of its brand names.

  Competition could cause uDate difficulty in attracting and retaining members and converting members to subscribers.

        uDate expects competition in the online personals business to continue to increase because there are no substantial barriers to entry. uDate believes that its ability to compete depends upon many factors both within and beyond its control, including the following:

  •
  the timing and market acceptance of the products and services, including the developments and enhancements to those products and services, offered by uDate or its competitors;

  •
  customer service and support efforts;

  •
  selling and marketing efforts; and

  •
  ease of use, performance, price and reliability of solutions developed either by uDate or its competitors.

        uDate competes with traditional dating and personals services, as well as newspapers, magazines and other traditional media companies that provide dating and personals services. It also competes with large Internet information hubs, or portals, such as Yahoo! Many of its current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources and larger customer bases than uDate does. These factors may allow uDate's competitors to respond more quickly than uDate can to new or emerging technologies and changes in customer requirements. It may also allow them to devote greater resources than uDate can to the development, promotion and sale of their products and services.

        These competitors may also engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies. uDate's competitors may develop products or services that are equal or superior to uDate's products and services or that achieve greater market acceptance than uDate's products and services. In addition, current and potential competitors are making and are expected to continue to make, strategic acquisitions or establish cooperative, and, in some cases, exclusive relationships with significant companies or competitors to expand their businesses or to offer more comprehensive products and services. To the extent these competitors or potential competitors establish exclusive relationships with major portals, search engines and ISPs, uDate's ability to reach potential members through online advertising may be restricted. Any of these competitors could cause uDate difficulty in attracting and retaining members and converting members to subscribers and could jeopardize uDate's existing affiliate program and relationships with portals, search engines, ISPs and other Web properties.

  The short length of the average subscription requires that uDate must continually seek new subscribers to maintain its current level of revenue.

        uDate believes that the average length of a subscription for any online personals service, including those offered by uDate.com and Kiss.com, is approximately four months. uDate also believes that users of online personals services will often re-register on a new site following the expiration of their initial subscription on their original site, to increase their chances of a "fresh start." This makes it difficult for uDate to have a stable customer base and requires that uDate must constantly seek new subscribers to maintain its current level of revenue.

  uDate may lose members if the content of its Web sites is not attractive to them.

        uDate's future growth depends on its ability to attract and retain members. This in turn depends in part on its ability to deliver original and compelling content to these members. uDate may not be able to continue to create content that is attractive to Internet users. uDate also may not be able to anticipate, monitor and successfully respond to rapidly changing consumer tastes and preferences to continue to attract a sufficient number of Internet users to its Web sites. Internet users can freely navigate and instantly switch among a large number of Web sites. In addition, many other Web sites offer very specific, highly targeted content. These sites could have greater appeal than uDate's Web sites to particular groups within its target audience.

  uDate may not be able to effectively manage its expanding operations.

        uDate currently employs 39 staff. If the merger is not completed, changes to uDate's organizational structure may be necessary, to improve the management of uDate's operations generally. If uDate is not able to attract and retain experienced business managers, it may not be able to expand its operations, deploy the new software application successfully, or increase its revenues or net income. Growth is critical to the success of uDate's business plan. If uDate is not able to expand its operations in an efficient manner, its expenses could grow disproportionately to revenues or its revenues could decline or grow at a slower rate than expected, either of which could have a material adverse effect on its business, results of operations and financial condition.

        uDate's growth has placed, and its anticipated future growth, combined with the requirements uDate faces as a public company, will continue to place, a significant strain on its management, operations, systems and resources. uDate expects that it will need to continue to improve its financial and managerial controls and reporting systems and procedures, and will need to continue to expand, train and manage its workforce. uDate's success depends to a significant extent on the ability of its executive officers and other members of senior management to operate effectively—both independently and as a group. It will also need to continue to expand and maintain close coordination among its products and technology, finance, legal and administration and selling and marketing organizations. If uDate continues to grow, management may not be effective in attracting and retaining additional qualified personnel, expanding its physical facilities, integrating acquired businesses or otherwise managing growth. uDate's information systems, procedures or controls may not be adequate to support its operations and uDate's management may not be able to successfully offer its products and services and implement its business plan.

  uDate's business and growth will suffer if it is unable to hire and retain highly skilled personnel.

        uDate's success depends to a significant extent upon a number of key management and technical personnel, the loss of one or more of whom could adversely affect the business. In addition, uDate believes that its future success will depend to a significant extent on its ability to recruit, hire and retain highly skilled employees for product development, selling, marketing and customer service. Competition for such personnel in the Internet industry is intense, and there can be no assurance that uDate will be successful in attracting and retaining such personnel. In addition, the recent announcement of uDate's proposed merger with USA may make it more difficult for uDate to attract and retain such personnel. Management of uDate will also be required to manage uDate's growth in a manner that requires a significant amount of management time and skill. uDate may not be successful in managing any future growth, and any failure to manage such growth may have a material adverse effect on uDate's business, operating results or financial condition.

        uDate's future success depends to a significant degree on the skills, experience and efforts of Melvyn Morris, uDate's Chief Executive Officer. The loss of Mr. Morris' services could have a material adverse effect on uDate's business, operating results and financial condition.

        uDate does not currently maintain key person insurance for Mr. Morris or any other member of its management team.

  The failure to establish and maintain agreements and relationships with other Web properties could limit the growth of uDate's business.

        uDate has entered into, and expects to continue to enter into, arrangements with third parties to increase its member base, bring traffic to its Web sites and enhance its brands. If any of the current agreements are terminated, uDate may not be able to replace the terminated agreement with an equally beneficial arrangement. There can be no assurance that uDate will be able to renew any of its current agreements when they expire or, if it is able to do so, that such renewals will be available on acceptable terms. uDate also does not know whether it will be successful in entering into additional agreements or that any relationships, if entered into, will be on terms favorable to uDate.

  uDate may not be successful in its plan for off-line advertising.

        If the merger is not completed, uDate anticipates that, in connection with the deployment of its new software application, it will engage in off-line advertising, including through some or all of the following media: television, radio, and print. uDate has historically relied on on-line advertising and has very limited experience with off-line advertising. While uDate intends to test its campaign in certain regional markets before committing to a wider distribution, there can be no assurance that uDate's off-line advertising will influence individuals to become subscribers, be acceptable to potential members, or yield revenues that equal or exceed the costs of the advertising. In addition, the costs associated with off-line advertising and the visibility of that campaign may divert uDate's management from other activities that could produce greater revenue or net income.

  uDate may not be successful in its plan for international expansion.

        uDate may not be able to successfully execute its business plan in foreign markets. If revenue from international ventures is not adequate to cover its investment in those ventures, total revenues could be materially adversely affected. uDate believes that international expansion through a combination of internal business expansion, strategic alliances, joint ventures and potential acquisitions will be important to continue the growth of the business. Future international operations might not succeed for a number of reasons, including:

  •
  difficulties in staffing and managing foreign operations;

  •
  competition from local dating services and cultural and sociological attitudes toward dating services;

  •
  operational issues such as longer customer payment cycles and greater difficulties in collecting accounts receivable;

  •
  language and cultural differences;

  •
  legal uncertainties inherent in transnational operations such as export and import regulations, tariffs and other trade barriers;

  •
  taxation issues;

  •
  consumer protection laws;

  •
  lower level of credit card usage;

  •
  unexpected changes in trading policies, regulatory requirements and exchange rates;

  •
  issues relating to uncertainties of law and enforcement relating to the regulation and protection of e-commerce, content, privacy, and intellectual property; and

  •
  general political and economic trends.

  uDate may not be able to successfully make acquisitions of, or investments in, other companies.

        If the merger is not completed, uDate may consider making acquisitions of, or investments in, companies that have or offer complementary businesses, products, services or technologies, and uDate expects from time to time to have discussions with companies regarding acquiring, or investing in, their businesses, products, services or technologies. uDate may not be able to identify suitable acquisition or investment candidates. Even if it does identify suitable candidates, uDate may not be able to make acquisitions or investments on commercially acceptable terms. Acquiring other businesses and technologies involves numerous risks, including:

  •
  availability of financing on terms acceptable to uDate;

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  diversion of management's attention from other business concerns;

  •
  retention of key personnel of the acquired company;

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  entry into markets in which uDate has little or no direct prior experience;

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  inability to identify and acquire businesses on a cost-effective basis;

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  inability to manage and integrate acquired personnel, operations, services, products and technologies into its organization effectively; and

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  inability to retain and motivate key personnel and to retain the clients or goodwill of acquired entities.

        If uDate makes an acquisition or investment using shares of uDate's capital stock, such an acquisition would be dilutive to existing stockholders.

        In pursuing acquisitions, uDate may compete with companies that may be larger and have greater financial and other resources than it has. Competition for these acquisition targets could result in increased prices. In addition, in executing its acquisition strategy, uDate may incur substantial investment advisory, legal, accounting, professional, consulting and other expenses without being able to identify suitable acquisition candidates. This could reduce uDate's profitability.

  uDate is dependant on third parties to process and collect its subscription receipts.

        All of uDate's paying members purchase subscriptions online using electronic methods of payment such as bank debit or credit cards. uDate relies on its ability to maintain relationships with collections entities, such as acquiring banks and credit card associations, in order to process and collect its subscription receipts. Because online transactions are categorized as "cardholder not present" transactions, uDate is open to claims for chargebacks from individuals against allegedly fraudulent charges or for inappropriate billing. uDate employs fraud detection methodologies to attempt to ensure that chargebacks remain within the levels acceptable to the collections entities. These collections entities may cease providing collection services to uDate if chargebacks reach unacceptable levels. Any decision from these collections entities to discontinue providing collection services to uDate could have a material adverse effect on uDate's business and results of operations. In addition, any failure on the part of these collections entities to process and collect these receipts, whether due to systems failures or breach of contractual obligation, could deprive uDate for an indefinite period of time of the funds it requires to operate its business on a daily basis.

  Risks Related to the Internet and uDate's Technology Infrastructure

  uDate's technology may not be able to accommodate increased Web site traffic.

        To support its rate of growth it is critical that uDate scales its Web site operations to support growth and maintain acceptable levels of performance. uDate believes that the process of converting members to paying members is highly sensitive to Web site availability, performance, speed of page delivery and database operations. Any catastrophic failure at its facility could prevent it from serving its Web traffic for up to several days, and any failure of one or more of its Internet service providers may adversely affect the network's performance.

        uDate believes that its sites are among the busiest sites on the Web. As the performance of uDate's services are enhanced following upgrades, users typically stay on-line longer. This can make capacity planning extremely difficult, giving rise to spikes in demand for services. The long-term scalability of its current technology will be a critical factor as uDate grows.

        uDate may experience reduced visitor traffic, reduced revenue and harm to its reputation in the event of unexpected network interruptions caused by system failures. Any system failure, including network, software or hardware failure, that causes an interruption in the delivery of uDate's products and services or a decrease in responsiveness of its services could result in reduced visitor traffic, reduced revenue and could materially adversely affect its reputation and brand. uDate's servers and software must be able to accommodate a high volume of traffic. uDate has experienced system interruptions in the past, and it believes that these interruptions will continue to occur from time to time in the future.

        Any increase in demands on its servers beyond their current capacity will require uDate to expand and adapt its network infrastructure. If uDate is unable to add additional software and hardware to accommodate increased demand, it could experience unanticipated system disruptions and slower response times.

        The computer and communications hardware that are used to maintain uDate's Web sites are housed in an IBM facility in Secaucus, New Jersey. Fire, floods, earthquakes, power loss and similar events could damage or cause interruptions in these systems. uDate does not presently have any secondary "off-site" systems.

        uDate's members may become dissatisfied by any system failure that interrupts its ability to provide its products and services to them or results in slower response times. uDate does not maintain business interruption insurance and its other insurance may not adequately compensate it for any losses that may occur due to any failures in its system or interruptions in its service.

  Breaches of uDate's network security could be costly.

        uDate may be required to expend capital and resources to protect against, or to alleviate, security breaches, which could reduce its profitability. A significant barrier to confidential communications over the Internet has been the need for security. If unauthorized persons penetrate its network security, they could misappropriate proprietary information or cause interruptions in its services. Misappropriation of uDate's and its members' proprietary information or interruptions of its services could result in reduced visitor traffic and a loss of members. Computer viruses may cause uDate's systems to incur delays or other service interruptions and could damage its reputation and have a material adverse effect on its business, financial condition and results of operations. The inadvertent transmission of computer viruses could expose it to a material risk of loss or litigation and possible liability.

  uDate's intellectual property protection may not be adequate.

        uDate has developed technologies that it uses in its business. It relies primarily on a combination of common law trade secret, copyright and trademark protection and contractual provisions to protect its proprietary rights in such technologies. uDate has not yet obtained federal registrations covering all of its key marks.

        The steps uDate has taken to protect its proprietary rights may not be adequate to deter misappropriation of proprietary information. uDate may not be able to detect unauthorized use of its proprietary information or take appropriate steps to enforce its intellectual property rights. In addition, the validity, enforceability and scope of protection of intellectual property in Internet-related industries are uncertain and still evolving. The laws of other countries in which uDate markets or may market its services in the future are uncertain and may afford little or no effective protection of its intellectual property. If uDate resorts to legal proceedings to enforce its intellectual property rights, the proceedings could be burdensome and expensive. The proceedings could also involve a high degree of risk.

        Defending against intellectual property infringement claims could be time consuming and expensive, and uDate may be liable for infringing on the intellectual property rights of others. If uDate is not successful in defending against these claims, it could be subject to significant damages and the disruption of its business.

        At this time uDate has not filed any applications for patents, copyrights or trademarks for its technologies. Patents, trademarks and copyrights may become important in the protection of the commercial viability of uDate's products and the failure to obtain such patent protection could have an adverse effect on the commercial viability of such products. uDate's success, therefore, may in part depend on its ability to obtain patents, trademarks and copyrights or licenses to such intellectual property in the future. It is not possible to anticipate the breadth or degree of protection that patents, trademarks and copyrights would afford any product or the underlying technologies. There can be no assurance that any patents, trademarks or copyrights issued or licensed to uDate will not be successfully challenged in the future or that any of uDate's products will not infringe the patents, trademarks or copyrights of third parties. There can be no assurance that third parties will not assert infringement claims against uDate in the future with respect to any current or future product. Any such assertion, whether with or without merit, could require uDate to enter into costly litigation or royalty arrangements. If required, such royalty arrangements may not be available on reasonable terms, or at all.

        Although uDate has confidentiality agreements with each of its employees, if it were to lose a key employee, uDate may not be able to prevent the unauthorized disclosure or use of its procedures, practices or technologies.

  uDate may be liable as a result of information retrieved from or transmitted over the Internet.

        uDate may be sued for defamation, civil rights infringement, negligence, copyright or trademark infringement, invasion of privacy, personal injury, product liability or other legal claims relating to information that is published or made available on its Web sites and the other sites linked to it. These types of claims have been brought, sometimes successfully, against online services in the past. uDate's membership database holds confidential information concerning its members, and uDate could be sued if any of that information is misappropriated. uDate could also be sued for the content that is accessible from its Web sites and through links to other Internet sites or through content and materials that may be posted by members in chat rooms or on bulletin boards. uDate also offers email services, which may subject it to potential risks, such as liabilities or claims resulting from unsolicited email or spamming, lost or misdirected messages, security breaches, illegal or fraudulent use of email or interruptions or delays in email service. uDate's insurance does not specifically provide for coverage of these types of claims and therefore may not adequately protect it against these types of claims. In addition, uDate could incur significant costs in investigating and defending such claims, even if it ultimately is not liable. If any of these events occur, uDate's revenues could be materially adversely affected.

  Other risks

  uDate may become subject to burdensome government regulations and legal uncertainties affecting the Internet that could adversely affect its business.

        Legal uncertainties and government regulations could increase uDate's costs of doing business, require it to revise its products or services, prevent it from delivering its products and services over the Internet or slow the growth of the Internet, any of which could increase its expenses, reduce its revenues or cause its revenues to grow at a slower rate than expected and materially adversely affect its business, financial condition and results of operations. Laws and regulations directly applicable to Internet communications, commerce, entertainment, recruiting and advertising are becoming more prevalent, and new laws and regulations are under consideration by the United States Congress, state legislatures and foreign governments. Any legislation enacted or restrictions arising from current or future government investigations or policy could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications, commercial, entertainment, recruiting and advertising medium. In addition to new laws and regulations being adopted, existing laws may be applied to the Internet. Many areas of law affecting the Internet remain unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing consumer protection, intellectual property, libel and taxation apply to the Internet.

        In the normal course of uDate's business, uDate handles individually identifiable information pertaining to its members and Web site visitors. In recent years, countries around the world have adopted privacy, or data protection, laws and regulations intended to prevent improper uses and disclosures of personal information. These laws may impose costly administrative requirements, limit uDate's handling of information, and subject uDate to increased government oversight and financial liabilities. Privacy laws and regulations in different countries are and may continue to be inconsistent, and additional requirements may be imposed at any time. These laws and regulations, the costs of complying with them, and the possible need to adopt different compliance measures in different jurisdictions could increase uDate's expenses and adversely affect uDate's business, financial condition and results of operations.

        In addition, any increased taxation of products and services sold over the Internet may decrease demand for the products and services that uDate sells over the Internet. Current U.S. federal law prohibits states and localities from imposing any new taxes on Internet access or taxes that treat Internet-based transactions differently from other types of transactions. Under current law, these limitations will expire November 1, 2003. Failure by Congress to renew this legislation and the subsequent imposition of new or discriminatory taxes on Internet access or Internet-based transactions could adversely affect uDate's future operating results, which could result in a decline in its stock price.

  uDate's stock price may experience extreme price and volume fluctuations.

        The stock market in general and the market prices of shares in technology companies, particularly those such as uDate which offer Internet-based products and services, have been extremely volatile and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These fluctuations are in response to many factors, some of which are largely beyond uDate's control. These factors include:

  •
  quarterly variations in results of operations;

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  adverse business developments;

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  changes in financial estimates by securities analysts;

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  investor perception of uDate in particular and online personals services in general;

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  announcements by competitors of new products and services; and

  •
  general economic conditions both in the U.S. and in foreign countries.

        The trading volume of uDate's common stock is very low, which further increases the volatility of uDate's stock price.

        Since uDate's stock price is potentially volatile, it may become subject to securities litigation, which is expensive and could result in a diversion of resources. Litigation brought against uDate could result in substantial costs to it in defending against the lawsuit and a diversion of management's attention. Securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Since uDate's stock price is volatile, it could be subject to securities litigation and incur higher expenses than expected, which could have a material adverse effect on its business and results of operations.

  Future sales of uDate's stock may negatively affect its stock price.

        uDate's common stock is not heavily traded. Sales of a substantial number of shares of common stock in the public market by any of uDate's officers, directors or major stockholders, or the perception that such sales could occur, could adversely affect the market price of uDate's common stock and could impair uDate's ability to raise capital through the sale of equity securities. Substantially all of the outstanding shares of uDate's common stock are eligible to be sold in the public markets, subject to certain conditions of Rule 144 under the Securities Act. Certain holders of the common stock also have certain demand and piggyback registration rights enabling them to register their shares under the Securities Act for sale.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus and the SEC filings that are incorporated by reference into this joint proxy statement/prospectus contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. For those statements, USA claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements relating to USA's and uDate's anticipated financial performance, business prospects, new developments, new merchandising strategies and similar matters, and/or statements preceded by, followed by or that include the words "believes," "could," "should," "expects," "anticipates," "estimates," "intends," "plans," "projects," "seeks," or similar expressions. You should note that the discussion of USA's and uDate's boards of directors' reasons for the merger and the description of uDate's financial advisor's opinion contain forward-looking statements that describe beliefs, assumptions and estimates as of the indicated dates, and those forward-looking expectations may have changed as of the date of this document. These forward-looking statements are necessarily estimates reflecting the best judgment of USA's senior management and involve a number of risks and uncertainties, including those described in the section "Risk Factors," that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions that could have a material adverse effect on the merger and/or on each of USA's and/or uDate's businesses, financial condition or results of operations. In addition, investors should consider the other information contained in or incorporated by reference into USA's and uDate's respective filings with the SEC, including their Annual Reports on Form 10-K and Form 10-KSB for the fiscal year ended 2001, as amended, especially in the Management's Discussion and Analysis section, their most recent Quarterly Reports on Form 10-Q and Form 10-QSB, as amended, and their Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on USA's and uDate's future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this joint proxy statement/prospectus may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this joint proxy statement/prospectus.

        You should understand that the following important factors, in addition to those discussed in the documents incorporated into this joint proxy statement/prospectus by reference, could affect USA's future results and could cause those results to differ materially from those expressed in the forward-looking statements:

  •
  the risk that USA's and uDate's businesses will not be integrated successfully, including successful integration of USA's and uDate's management structures;

  •
  costs related to the proposed transaction;

  •
  material adverse changes in economic conditions generally or in USA's markets or industries;

  •
  future regulatory and legislative actions and conditions affecting USA's operating areas;

  •
  competition from others;

  •
  product demand and market acceptance;

  •
  the ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms;

  •
  the ability to expand into and successfully operate in foreign markets;

  •
  obtaining and retaining key executives and skilled employees; and

  •
  other risks and uncertainties as may be detailed from time to time in USA's and/or USA's public subsidiaries' public announcements and filings with the SEC.

        Neither USA nor uDate is under any obligation, and neither USA nor uDate intends, to make publicly available any update or other revisions to any of the forward-looking statements contained in this joint proxy statement/prospectus to reflect circumstances existing after the date of this joint proxy statement/prospectus or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

THE UDATE SPECIAL MEETING

Joint Proxy Statement/Prospectus

        This document is being furnished to you in connection with the solicitation of proxies by uDate's board of directors for use at the special meeting of uDate's stockholders.

        This joint proxy statement/prospectus is first being furnished to uDate's stockholders on or about                        , 2003.

Date, Time and Place of the Special Meeting

        The date, time and place of the special meeting of uDate's stockholders are as follows:

, 2003 10:00 am local time Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109

Purpose of the Special Meeting

        The purpose of the special meeting is to consider and vote upon a proposal to adopt and approve the merger agreement and the merger of Geffen Acquisition Sub with and into uDate. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

Stockholder Record Date for the Special Meeting

        uDate's board of directors has fixed the close of business on                        , 2003 as the record date for determining which uDate stockholders are entitled to notice of and to vote at the special meeting. Only holders of record of uDate common stock on the record date are entitled to notice of and to vote at the special meeting. On the record date, there were                        shares of uDate common stock outstanding, held by approximately    holders of record.

Quorum; Vote Required to Adopt the Merger Agreement

        A majority of the outstanding shares of uDate common stock must be represented, either in person or by proxy, to constitute a quorum at the special meeting. Proxies marked as abstentions and broker non-votes will be used in determining the number of shares present at the special meeting. At the special meeting, each share of uDate common stock is entitled to one vote on all matters properly submitted to uDate's stockholders.

        The affirmative vote of the holders of a majority of the shares of uDate common stock outstanding as of the record date is required to adopt and approve the merger agreement and the merger. Abstentions, failures to vote and broker non-votes will have the same effect as a vote against the proposal to adopt and approve the merger agreement and the merger at the special meeting.

        USA has entered into a stockholders' agreement with the Company Principal Stockholders who held, in the aggregate, approximately 64.65% of the outstanding shares of uDate common stock as of                            , 2003. Pursuant to the stockholders' agreement, each of these stockholders has given USA his or its irrevocable proxy to vote uDate shares in favor of the adoption of the merger agreement at the special meeting. Therefore, we anticipate that the merger agreement will be adopted, regardless of the vote of uDate's other stockholders.

Proxies

        uDate's stockholders may cause their shares to be voted by returning the enclosed proxy card by mail or voting in person, at the special meeting. All shares of uDate common stock represented by properly executed proxy cards received before or at the special meeting will, unless revoked, be voted in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed and delivered proxy, the shares will be voted "FOR" the proposal to adopt and approve the merger agreement and the merger. You are urged to mark the box on the proxy card to indicate how to vote your shares.

        If a properly executed proxy card is returned and the stockholder has abstained from voting, the uDate common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted on the proposal to adopt and approve the merger agreement and the merger.

        If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank, as applicable, on how to vote your shares. If a proxy is properly returned by a broker or bank holding shares which indicates that the broker or bank does not have discretionary authority to vote, the shares will be considered present at the special meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted on the proposal to adopt and approve the merger agreement and the merger. Your broker or bank will vote your shares on the proposal to adopt and approve the merger agreement and the merger only if you provide instructions on how to vote by following the information provided to you by your broker or bank.

        You may revoke your proxy at any time before it is voted by:

  •
  notifying in writing the Secretary of uDate.com, Inc. at 2 Pride Place, Pride Park, Derby DE24 8QR, United Kingdom that the proxy is revoked;
  •
  granting a subsequently dated proxy; or
  •
  if you are a holder of record, appearing in person and voting at the special meeting.

        Your attendance at the special meeting will not, in and of itself, revoke your proxy.

        uDate is not aware of any business to be acted on at the special meeting, except as described in this joint proxy statement/prospectus. If any other matters are properly presented at the special meeting, or any adjournment or postponement of the special meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act on the matter according to their best judgment and applicable law unless the proxy indicates otherwise.

Solicitation of Proxies

        uDate will pay its own costs of soliciting proxies, and will share equally with USA the expenses incurred in connection with the printing and mailing of this document. uDate will also request banks, brokers and other intermediaries holding shares of uDate common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and will, upon request, reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, telegram and other electronic means, advertisements and personal solicitation by the directors, officers or employees of uDate. No additional compensation will be paid to directors, officers or employees for those solicitation efforts.

        You should not send in any stock certificates with your proxy card. If you are a uDate stockholder, a transmittal letter with instructions for the surrender of your uDate stock certificates will be mailed to you as soon as practicable after completion of the merger.

Stockholder Proposals

        uDate's bylaws limit the business that may be transacted at a special meeting of stockholders to matters relating to the purposes of the meeting stated in the notice of the meeting. Accordingly, stockholders may not submit other proposals for consideration at the special meeting.

        uDate will hold an annual meeting of its stockholders in 2003 only if the merger is not completed. If an annual meeting is held, a proposal by a stockholder intended to be included in the proxy statement and form of proxy relating to the annual meeting pursuant to Rule 14a-8 under the Exchange Act must be received by uDate a reasonable period of time prior to the preparation and mailing of the proxy materials relating to the annual meeting. In addition, any such proposals must comply with the other requirements of Rule 14a-8.

        In addition, uDate's bylaws require that uDate be given advance notice of stockholder nominations for election to uDate's board of directors and of other business which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in uDate's proxy statement in accordance with Rule 14a-8). The required notice must be made in writing and delivered to or mailed and received by the Secretary at uDate's principal executive offices not earlier than the 90th day prior to the annual meeting and not later than the close of business on the later of (i) the 60th day prior to the annual meeting and (ii) the 10th day following the day notice of the date of the annual meeting is mailed or publicly disclosed.

Recommendation of uDate's Board of Directors

        After careful consideration, uDate's board of directors, on December 19, 2002, unanimously determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, uDate and its stockholders and approved the merger agreement and the merger. In reaching its decision, uDate's board of directors consulted with its management team and advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. uDate's board of directors unanimously recommends that the stockholders of uDate vote "FOR" the adoption and approval of the merger agreement and the merger.

        In considering the recommendation of uDate's board of directors with respect to the merger agreement, uDate's stockholders should be aware that some of uDate's directors and executive officers will receive benefits if the merger is completed which may result in those persons having interests in the merger that are different from, or are in addition to, the interests of uDate's stockholders. See "Interests of Certain Persons in the Merger."

THE MERGER

        The following discussion of the merger and the principal terms of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Appendix A.

General Description of the Merger

        At the effective time of the merger, Geffen Acquisition Sub Inc., a wholly-owned subsidiary of USA, will be merged with and into uDate. uDate will be the surviving corporation and will continue as a wholly-owned subsidiary of USA. Pursuant to the merger, each outstanding share of uDate common stock will be converted into the right to receive 0.18956 of a share of USA common stock. Each outstanding stock option granted under the uDate stock option plans with an exercise price equal to or less than $4.66 will accelerate and be exercisable in full immediately prior to the effective time of the merger. At the effective time, optionholders will be entitled to receive, with respect to any such options that have not been exercised, that number of shares of USA common stock equal to the remainder of (i)(A) 0.18956 multiplied by (B) the aggregate number of shares underlying such options held by such optionholder minus (ii)(x) the aggregate exercise price of all such optionholder's options divided by (y) $24.60. All options that have an exercise price greater than $4.66 will terminate immediately prior to the effective time. Pursuant to the merger agreement, the holder of the warrant will receive 4,652 shares of USA common stock, which is equal to the remainder of (x) 0.18956 multiplied by the aggregate number of shares of uDate common stock underlying the warrant, minus (y) the quotient of the aggregate exercise price of the warrant divided by $24.60. The warrant will terminate immediately upon the conversion of the warrant into the right to receive shares of USA common stock at the effective time. USA expects to issue approximately 5,451,250 shares of USA common stock pursuant to the merger.

Background to the Merger

        From time to time, uDate receives inquiries regarding its interest in commercial relationships or business development opportunities. One such inquiry, from a major Internet company, referred to hereafter as "Company A," led uDate and Company A to sign a mutual non-disclosure and confidentiality agreement in February 2001.

        In May 2001, uDate retained Broadview as its financial advisor to assist uDate in evaluating strategic alternatives, including acquisition proposals or other transactions that would enhance value for uDate's stockholders. uDate's decision to explore its strategic options at that time was prompted by an approach from a third party concerning a possible acquisition of uDate and a desire to maximize value for uDate's stockholders in a consolidating and increasingly competitive market.

        From May 2001 through July 2001, uDate and Broadview evaluated certain companies based on uDate's and Broadview's perceptions of the strategic fit between uDate and the entities being evaluated, business and financial considerations specific to those entities, the resources available to those entities to finance a business combination transaction, and the entities' willingness to undertake a transaction, among other considerations. Broadview contacted thirteen leading prospects to ascertain their potential interest in a transaction and distributed an information memorandum to seven entities, including Ticketmaster, an affiliate of USA, and Company A. uDate's management made presentations to Ticketmaster, Company A, and two other companies in July 2001, each of which entered into confidentiality agreements with uDate.

        Following such presentations, Ticketmaster viewed uDate as an attractive potential commercial partner or acquisition target based on its stand-alone prospects and its potential fit with Ticketmaster's and USA's other strategic assets. Ticketmaster kept USA informed of the general substance of its discussions with uDate and its evaluation.

        In August 2001, Broadview received preliminary indications of interest from Ticketmaster, Company A, and one other party. Broadview provided bid guidance letters to these entities and subsequently received initial proposals from Ticketmaster and Company A. The initial proposal from Ticketmaster valued uDate at approximately $55 million and was subject to a number of conditions.

        From September 2001 through October 2001, Broadview and uDate presented confidential information about uDate to Ticketmaster and Company A. This process culminated on November 6, 2001 with the execution by Ticketmaster and uDate of a non-binding term sheet, which contemplated Ticketmaster's acquisition of uDate in exchange for $90 million of Ticketmaster's Class B Common Stock, less the aggregate value of all the "in-the-money" options to purchase uDate's capital stock, and subject to certain adjustments, and the assumption by Ticketmaster of uDate's outstanding options. The term sheet provided for an exclusive negotiating period of 45 days, which was subsequently extended to December 24, 2001.

        On December 12, 2001, at a regular meeting of Ticketmaster's board of directors, the Ticketmaster board was updated on Ticketmaster's efforts to acquire uDate.

        The parties were unable to agree upon the terms of a transaction by the December 24, 2001 expiration of the exclusivity period.

        Company A had sent uDate a letter dated November 20, 2001, in which it expressed its interest in making an offer to acquire uDate for an amount in cash such that the aggregate purchase price for all of uDate's capital stock would be $120 million. On January 7, 2002, uDate and Company A executed a preliminary non-binding term sheet, which contemplated Company A's acquisition of uDate for consideration of $4.99 in cash for each outstanding share of uDate common stock and the cashing out of options to purchase shares of uDate common stock or the conversion of those options into rights to acquire shares of Company A's stock, as agreed by the parties. The term sheet provided for an exclusive negotiating period through January 25, 2002, which expired without an agreement being reached.

        On January 18, 2002, prior to the expiration of the exclusivity period with Company A, Ticketmaster sent uDate a revised proposal that contained two alternatives. The first alternative contemplated that Ticketmaster would acquire uDate for consideration consisting of 7.5 million shares of Ticketmaster's Class B Common Stock, contingent value rights intended to protect the holders thereof if the price of Ticketmaster's Class B Common Stock fell below $16.00 per share, and $30 million in cash, subject to adjustment. The second alternative contemplated that Ticketmaster would acquire uDate for consideration consisting of $180 million in cash, subject to adjustment. Both alternatives were subject to a number of conditions.

        At the end of January 2002, uDate concluded that it would only be able to evaluate the relevant proposals if it could elicit best and final offers from both parties, including their comments on the draft of a definitive merger agreement. Accordingly, on January 28, 2002, Broadview invited each of the parties to submit their best and final offer to acquire uDate by February 1, 2002.

        uDate received proposals from each of the two entities on February 1, 2002. Company A again proposed to acquire all of uDate's outstanding shares for $4.99 per share in cash, which it asserted valued uDate at $142.2 million on a fully diluted basis, including the cash-out of options and warrants. Ticketmaster again proposed two alternatives. Ticketmaster's all-cash proposal contemplated the payment of $180 million, subject to adjustments, out of which uDate would have been expected to pay all of its transaction expenses. Ticketmaster's cash and stock proposal contemplated the payment of $30 million in cash, subject to adjustments, out of which uDate would have been expected to pay all of its transaction expenses, plus 7.5 million shares of Ticketmaster's Class B Common Stock, plus contingent value rights intended to protect the holders thereof if the price of Ticketmaster's Class B Common Stock fell below $20.00 per share.

        On February 7, 2002, uDate's board of directors determined that uDate would negotiate with Ticketmaster. From February 7, 2002 through February 20, 2002, Ticketmaster and uDate, together with their respective legal advisors and Broadview, negotiated the terms of a possible transaction and exchanged drafts of a merger agreement and related documents. uDate and its legal advisors also provided additional information in response to diligence inquiries from Ticketmaster and its counsel. uDate was ultimately unable to reach agreement with Ticketmaster on the terms of a merger in February 2002, due in part to a decline in the rate of revenue growth of uDate, and uDate and Ticketmaster agreed to suspend discussions in late February 2002.

        Mr. Morris updated uDate's directors over the weekend of February 23-24, 2002, including through a February 24 conference call in which all of the directors other than Kenneth Olisa and Howard Thacker participated. The directors discussed the options of resuming negotiations with Company A and refocusing on uDate's business and operations. uDate's board considered a number of operational and financial factors. uDate's management expressed the view that uDate's value could be maximized at that time by refocusing on growth in uDate's revenue and net income.

        Following the suspension of active negotiations with Ticketmaster in February 2002, management of uDate refocused on developing the business as an independent entity.

        In addition, in the period after February 2002, uDate and Broadview continued actively to check market interest in a business combination transaction involving uDate, including maintaining a dialogue with sixteen entities that might be interested in such a transaction, including Company A. uDate also explored capital-raising transactions with potential investors but was not satisfied with the preliminary valuations placed on the company in those conversations.

        The following is a chronology of the meetings and events leading up to uDate's agreement with USA:

        On October 31, 2002, Broadview and Daniel Marriott, Senior Vice President, Strategic Planning, of USA, had a discussion in which Mr. Marriott indicated USA's interest in resuming a dialogue with uDate to explore the possibility of a transaction. Effective as of November 1, 2002, USA and uDate executed a mutual non-disclosure agreement. Thereafter, uDate's management and Broadview provided additional information about uDate to representatives of USA and discussed certain aspects of a potential transaction.

        In October 2002, USA and Ticketmaster entered into a merger agreement under which Ticketmaster was to be acquired by USA. As USA and Ticketmaster believed that the merger would close in a timely manner, USA and Ticketmaster agreed that USA would be the acquiring party in any transaction with uDate. The USA/Ticketmaster merger closed on January 17, 2003.

        In November 2002, representatives of USA and uDate discussed the performance of uDate's business in 2002, the structure of a possible transaction involving USA and uDate and the terms of a proposal that USA was prepared to make. On November 28, USA sent uDate a document describing selected terms of a possible agreement involving USA and uDate. The document contemplated, among other things, that USA would pay a total of $135 million in USA stock or, at USA's option, USA stock and up to 50% in cash, in each case subject to certain adjustments that uDate estimated would exceed $10 million, to acquire uDate. USA indicated that it was not prepared to enter into a transaction with uDate unless that transaction was supported by the Company Principal Stockholders, who collectively owned approximately 64.5% of uDate's outstanding common stock as of November 28, 2002.

        uDate's board of directors held a special meeting on November 28, 2002. All of the directors were present by telephone. A representative of Broadview also attended. Mr. Morris briefed the board of directors on the discussions with USA and described USA's proposal. The board of directors unanimously resolved that Messrs. Morris and Clifford should negotiate with USA with the goal of obtaining the best deal reasonably available and presenting it to the directors for their consideration.

        From December 3, 2002 through December 9, 2002, Messrs. Morris and Clifford, together with Broadview and Hale and Dorr LLP, special counsel to uDate for this transaction, met in Los Angeles,

California with representatives of USA and Gibson, Dunn & Crutcher LLP, special counsel to USA for this transaction, to discuss the terms of a possible transaction between the parties. At the parties' initial meeting on December 3, Mr. Morris indicated, among other things, that the proposed price of $135 million was inadequate, and the parties discussed certain other terms of the proposed transaction. Following the initial meeting on December 3, 2002 and continuing through December 19, 2002, representatives of uDate and USA negotiated the terms of the proposed transaction, including the amount of merger consideration and the form in which the merger consideration was to be paid. In the course of the negotiations, USA agreed to increase the total purchase price. In addition, commencing December 4, the parties exchanged certain business and financial information, representatives of USA conducted a due diligence investigation of uDate, and uDate and Broadview conducted a due diligence investigation of USA.

        uDate's board of directors held a special meeting on December 7, 2002. All of the directors were present by telephone. Representatives of Broadview and Hale and Dorr also attended. Mr. Morris updated the directors on the negotiations with USA and provided an overview of the discussions with USA from a strategic perspective. Hale and Dorr reviewed with the directors their legal duties in evaluating any strategic transaction and the specific duties applicable in considering the proposed transaction with USA. The board of directors was also reminded of the matters related to the proposed transaction in which certain directors and executive officers of uDate had an interest that could be perceived as different from, or in addition to, the interests of uDate's stockholders in general. See "Interests of Certain Persons in the Merger." Broadview reviewed with uDate's board of directors the events following Broadview's retention in May 2001, including the evaluation of strategic alternatives and potential merger partners, the contacts and solicitations of indications of interest, and the events of November 2001 through February 2002. Broadview also described to the directors the actions taken since February 2002 by uDate's management and by Broadview to determine whether other entities were interested in pursuing a strategic transaction involving uDate. Broadview then reviewed with the board of directors the overall financial terms of the proposed transaction with USA. Following Broadview's presentation, Mr. Clifford provided the board of directors with an analysis of uDate's operational and competitive position. Among the issues considered at the meeting were uDate's prospects as an independent entity. The directors reached a consensus that uDate's management should continue to negotiate with USA with a view to finalizing a merger agreement for submission to the board of directors.

        uDate's board of directors held a special meeting on December 9, 2002. All of the directors were present by telephone. Representatives of Broadview, Hale and Dorr, and Richards, Layton & Finger, uDate's special Delaware counsel for this transaction, also attended. Mr. Morris reviewed with the board of directors the overall status of the negotiations and the progress that had been made since the board of directors' December 7 meeting. Hale and Dorr and Richards, Layton & Finger reviewed with the board of directors the duties of the directors in connection with a transaction like that under discussion with USA. Hale and Dorr reviewed with the board of directors the specific provisions of the draft merger agreement, which had been distributed to the directors prior to the meeting. At the conclusion of the meeting, the board of the directors reached a consensus that management should continue the negotiations, with a view to finalizing an agreement for presentation to the board of directors. The board of directors also reached a consensus that the status of the negotiations was such that it was now appropriate to invite the Company Principal Stockholders and their legal counsel to participate in the negotiations with USA.

        On December 11, 2002, at a regular meeting of USA's board of directors, USA's board discussed and considered USA's possible acquisition of uDate and was informed of the status of USA's negotiations with uDate. Following such discussion, USA's board of directors unanimously approved the proposed transaction, including the issuance of USA common stock in the merger and the proposed merger agreement and related agreements, subject to finalization by USA's management and legal advisers of the necessary documentation.

        From December 11, 2002 through December 19, 2002, uDate's management, together with uDate's legal and financials advisors, met in New York City with representatives of USA and their legal advisors, and with the Company Principal Stockholders and their legal advisors, to continue negotiating the terms of the transaction. During this period, among other things, the Company Principal Stockholders negotiated with USA the indemnification provisions included in Article X of the merger agreement and the terms of the other agreements applicable to the Company Principal Stockholders.

        uDate's board of directors held a special meeting on December 19, 2002 to consider the merger agreement and related documents. All of the directors were present by telephone. Representatives of Broadview and Hale and Dorr also attended. Mr. Morris updated the directors on the negotiations with USA and provided an overview of the discussions with USA from a strategic perspective. Hale and Dorr reviewed with the board of directors the changes in the merger agreement from the form of agreement that had been distributed prior to and discussed at the board of director's December 9 meeting. Broadview delivered to uDate's board of directors its oral opinion, which opinion was confirmed by delivery of a written opinion dated December 19, 2002, to the effect that, as of the date of the opinion and based on and subject to the matters described in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of uDate common stock. After further discussions and deliberation, uDate's board of directors unanimously approved the merger agreement and the related documents and the transactions contemplated by those agreements, declared them advisable, and recommended that uDate's stockholders adopt and approve the merger agreement and the merger.

        On December 19, 2002, uDate and USA entered into the definitive merger agreement, and each of the Company Principal Stockholders entered into that agreement solely for the purpose of certain provisions thereof. In connection with the execution of the merger agreement, each of the Company Principal Stockholders entered into a stockholders' agreement with USA, and Messrs. Morris and Clifford entered into employment contracts with USA, which employment contracts are to be effective only upon the closing of the merger. On December 19, 2002, USA and uDate each issued a press release announcing the signing of the merger agreement.

USA's Reasons for the Merger

        USA's board of directors believes that the transaction will result in the following significant benefits to USA:

  •
  acquiring a company with significant growth opportunities and a strong management team that generates a steady and reliable stream of significant free cash flow;
  •
  gaining an established business with significant revenues for its online personals business;
  •
  gaining a platform for the international expansion of uDate's and USA's online personals businesses;
  •
  continuing to drive the online migration of traditional businesses, such as retailing, ticketing, travel, matchmaking and classified ads, that are today primarily distributed to consumers offline;
  •
  generating growth opportunities for the distribution of uDate's products to USA's other customers;
  •
  generating growth opportunities by offering USA's products and services to customers of uDate; and
  •
  advancing online migration and developing new and compelling ways for consumers to interact socially by combining USA's and uDate's respective technological expertise.

uDate's Reasons for the Merger

        On December 19, 2002, uDate's board of directors voted unanimously to adopt the merger agreement and approve the merger. The board also:

  •
  determined that the merger agreement and the merger were fair to, and in the best interests of, uDate and its stockholders;
  •
  directed that the merger proposal be submitted for consideration by uDate's stockholders; and
  •
  recommended that uDate's stockholders vote "FOR" the adoption and approval of the merger agreement and the merger.

        In reaching its decision to adopt and approve the merger agreement and the transactions contemplated by that agreement, and to recommend that uDate's stockholders vote to adopt and approve the merger agreement and the merger, uDate's board of directors considered the following material factors:

  •
  the board of directors' familiarity with, and presentations by uDate's management and its financial advisors regarding, the business, operations, technology, financial condition, competitive position, business strategy and prospects of the company (as well as the risks involved in achieving those prospects), and the current environment for the industry in which uDate competes, and current industry, economic and market conditions, both on a historical and on a prospective basis;
  •
  the fact that, based on the closing sales price of USA's common stock on Nasdaq on the last trading day prior to the board of directors' December 19 meeting, the exchange ratio of 0.18956 shares of USA common stock per share of uDate common stock represented an approximate 138% premium over the closing sales price of uDate common stock on the last trading day prior to the meeting of the board of directors;
  •
  the current and historical market prices of uDate common stock relative to those of other industry participants and general market and sector indices;
  •
  the presentations by Broadview on December 7, 2002 and December 19, 2002 and its oral opinion of December 19, 2002, which was confirmed in a written opinion dated December 19, 2002, that, as of the date of such opinion, and based on and subject to the matters, assumptions and limitations set forth in that opinion, the exchange ratio was fair, from a financial point of view, to holders of uDate common stock (see "Opinion of the Financial Advisor to uDate");
  •
  the efforts of Broadview and uDate's management throughout 2002 to maintain active dialogues with other entities that might have considered a business combination transaction involving uDate, and the valuations of uDate that had been implied by certain third party proposals;
  •
  the fact that the terms of the merger agreement provide that, under certain circumstances, and subject to certain conditions more fully described under "The Merger Agreement—Covenants—Covenants of uDate—No Solicitation" and "The Merger Agreement—Termination of the Merger Agreement," uDate can furnish information to and conduct discussions with a third party in connection with an unsolicited proposal for a business combination or acquisition of uDate and can terminate the merger agreement for a superior proposal (see "The Merger Agreement—Termination of the Merger Agreement");
  •
  the fact that U.S. stockholders of uDate will not recognize taxable income for U.S. federal income tax purposes upon the exchange of their shares of uDate common stock for USA common stock pursuant to the merger (except to the extent that they receive cash in exchange for fractional shares);

  •
  the judgment, advice and analyses of uDate's management with respect to the potential strategic, financial and operational benefits of the merger, including management's favorable recommendation of the merger;
  •
  the terms of the merger agreement and related agreements, including price and structure, which were considered by both uDate's board of directors and uDate's management to provide a fair and equitable basis for the merger;
  •
  the availability to uDate of financing for strategic initiatives and growth in light of the current condition of the capital markets in general and valuations of technology companies in particular, and in light of uDate's status as a company whose securities trade on the OTC bulletin board, and the possible terms of any such financing; and
  •
  the conclusion of uDate's board of directors that the transaction with USA offered greater value to uDate's stockholders than other alternatives.

        uDate's board of directors also considered a number of negative factors and risks relating to the merger, including:

  •
  the possibility that, if uDate were able to deploy its new software application successfully, its value might be enhanced (as well as the risks involved in achieving the successful deployment of the new application);
  •
  the possibility that the merger might not be completed because a condition to closing might not be satisfied (see "The Merger Agreement—Conditions to the Merger");
  •
  the significant costs that will be incurred in seeking to consummate the merger;
  •
  the restrictions on uDate's business prior to the closing or termination of the merger agreement and the potential time frame that the company might be subject to those restrictions (see "The Merger Agreement—Covenants—Covenants of uDate" and "The Merger Agreement—Termination of the Merger Agreement");
  •
  the risk of diverting management resources from other strategic opportunities and operational matters for an extended period of time;
  •
  the possibility that, notwithstanding the provisions of the merger agreement allowing uDate, under certain circumstances, to furnish information to and conduct discussions with a third party and terminate the merger agreement, in connection with a superior proposal for a business combination or acquisition of the company, the termination fee payable upon such a termination might discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, uDate (see "The Merger Agreement—Termination of the Merger Agreement");
  •
  the fact that uDate would not be able to terminate the merger agreement if, during the pre-closing period, there occurred a material adverse effect on (x) the business, results of operations or financial condition of USA or (y) USA's ability to timely consummate the transactions contemplated by the merger agreement, although uDate would not be required to complete the merger while any such material adverse effect existed (and uDate could terminate the merger agreement on June 19, 2003 or in some cases on September 19, 2003 if any such material adverse effect existed on that date); and
  •
  the other applicable risks described in this joint proxy statement/prospectus under "Risk Factors."

        The foregoing discussion of the information and factors considered by uDate's board of directors is not exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, uDate's board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition,

uDate's board of directors did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual directors may have given different weight to different factors and may have considered factors in addition to the factors listed above. After taking into account all of the factors set forth above, uDate's board of directors unanimously agreed that the merger agreement and the merger were fair to, and in the best interests of, uDate and its stockholders and that uDate should proceed with the merger.

Opinion of the Financial Advisor to uDate

        Pursuant to a letter agreement dated as of May 14, 2001, Broadview was engaged to act as a financial advisor to uDate's board of directors. uDate's board of directors selected Broadview to act as a financial advisor based on Broadview's reputation and experience in the information technology ("IT"), communications and media sectors. Broadview focuses on providing merger and acquisition advisory services to IT, communications and media companies. In this capacity, Broadview is continually engaged in valuing such businesses, and it maintains an extensive database of IT, communications and media mergers and acquisitions for comparative purposes.

        In its role as financial advisor, Broadview was requested to render an opinion to uDate's board of directors regarding the fairness, from a financial point of view, to holders of uDate common stock of the exchange ratio specified in the merger agreement. At the meeting of uDate's board of directors on December 19, 2002, Broadview delivered its oral opinion that, based upon and subject to various limitations and assumptions, the exchange ratio was fair, from a financial point of view, to holders of uDate common stock. Broadview subsequently delivered a written opinion that, as of December 19, 2002, the date of the merger agreement, based upon and subject to various limitations and assumptions, the exchange ratio was fair, from a financial point of view, to holders of uDate common stock.

        Broadview's December 19, 2002 opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by Broadview, is incorporated by reference and attached as Appendix B to this joint proxy statement/prospectus. uDate's stockholders are urged to, and should, read the Broadview opinion carefully and in its entirety. The Broadview opinion is directed to uDate's board of directors and addresses only the fairness of the exchange ratio from a financial point of view to the holders of shares of uDate common stock as of the date of the opinion. The Broadview opinion does not address any other aspect of the merger and does not constitute a recommendation to any holder of uDate common stock as to how to vote at the special meeting. The summary of the Broadview opinion set forth in this joint proxy statement/prospectus, although materially complete, is qualified in its entirety by reference to the full text of such opinion.

        In connection with rendering its opinion, Broadview, among other things:

    (1)
    reviewed the terms of the merger agreement, in the form of the draft dated December 19, 2002, furnished to Broadview by uDate's legal counsel on December 18, 2002;
    (2)
    reviewed uDate's annual report on Form 10-KSB for the fiscal year ended December 31, 2001, including the audited financial statements included therein, as well as uDate's quarterly report on Form 10-QSB for the period ended September 30, 2002, including the unaudited financial statements included therein;

    (3)
    reviewed certain internal financial and operating information, including quarterly projections through December 31, 2003, relating to uDate, prepared and furnished to Broadview by uDate's management;

    (4)
    participated in discussions with uDate's management concerning the operations, business strategy and current financial performance of, and prospects for, uDate;

    (5)
    discussed with uDate's management its view of the strategic rationale for the merger;

    (6)
    reviewed the recent reported closing prices and trading activity for uDate common stock;

    (7)
    compared certain aspects of the financial performance of uDate with public companies Broadview deemed to be comparable to uDate;

    (8)
    analyzed available information, both public and private, concerning other mergers and acquisitions Broadview believed to be comparable in whole or in part to the merger;

    (9)
    reviewed recent equity research analyst reports covering uDate;

    (10)
    reviewed USA's annual report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2001, including the audited financial statements included therein, USA's quarterly report on Form 10-Q for the period ended September 30, 2002, including the unaudited financial statements included therein, and USA's registration statement on Form S-4 filed on November 14, 2002;

    (11)
    participated in discussions with USA's management concerning the operations, business strategy and financial performance of, and prospects for, USA;

    (12)
    discussed with USA's management its view of the strategic rationale for the merger;

    (13)
    reviewed the recent reported closing prices and trading activity for USA common stock;

    (14)
    compared certain aspects of the financial performance of USA with public companies Broadview deemed to be comparable to USA;

    (15)
    reviewed recent research analyst reports covering USA;

    (16)
    analyzed the anticipated effect of the merger on the future financial performance of USA;

    (17)
    assisted in negotiations and discussions related to the merger agreement among uDate, USA and their respective legal advisors; and

    (18)
    conducted other financial studies, analyses and investigations as Broadview deemed appropriate for purposes of its opinion.

        In rendering its opinion, Broadview relied, without independent verification, on the accuracy and completeness of all of the financial and other information that was publicly available or furnished to Broadview by uDate, USA or their respective advisors. With respect to the financial projections examined by Broadview, Broadview assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of uDate as to the future performance of uDate. Broadview did not make or obtain an independent appraisal or valuation of any of uDate's assets. Broadview also assumed that neither uDate nor USA was involved in any material transaction other than the merger, other publicly announced transactions, and those activities undertaken in the ordinary course of conducting their respective businesses.

        Broadview's December 19, 2002 opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of December 19, 2002, and any change in such conditions would require a reevaluation of Broadview's opinion. Broadview's opinion did not express any opinion as to what the value of the USA common stock actually would be when issued pursuant to the merger or the prices at which shares of USA common stock will trade at any time. Broadview's opinion also did not express any opinion as to the fairness to holders of uDate common stock of certain bonus and non-competition payments to be made to certain members of uDate's management in connection with the merger.

        In connection with its engagement, Broadview was requested to, and did, solicit indications of interest from, and held discussions with, third parties regarding a possible acquisition of uDate. Although Broadview evaluated the exchange ratio from a financial point of view, Broadview was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined by uDate and USA. Broadview's opinion did not address the relative merits of the merger as compared to other business strategies that might have been available to uDate, and also did not address the underlying business decision of uDate to proceed with the merger. Except as described above, uDate imposed no other limitations on Broadview with respect to the investigations made or procedures followed in rendering its opinion.

        The following is a brief summary of the various sources of information and valuation methodologies employed by Broadview in conjunction with rendering its opinion. These analyses were orally presented and delivered to uDate's board of directors at its meeting on December 19, 2002. This summary includes the financial analyses used by Broadview and deemed to be material, but does not purport to be a complete description of the analyses performed by Broadview in arriving at its opinion. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Broadview, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

        uDate Stock Performance Analysis.    Broadview compared the stock performance of uDate with that of the NASDAQ Composite and the uDate Comparable Index. The uDate Comparable Index is comprised of public companies that Broadview deemed comparable to uDate based on market focus, business model and size. Broadview deemed companies competing in the consumer Internet industry that had subscription based revenue models and certain financial characteristics as comparable to uDate. The uDate Comparable Index consists of the following companies: MatchNet plc; Dice, Inc.; NetFlix, Inc.; eDiets.com, Inc.; Autobytel, Inc.; and Register.com, Inc. Broadview selected the comparable companies from its proprietary database of publicly-traded IT, communications and media companies.

        Public Company Comparables Analysis.    Broadview calculated ratios of a company's total market capitalization and share price to selected historical and projected operating metrics to derive values that the public equity markets place on companies in a particular market segment. In order to perform this analysis, Broadview reviewed financial information for the companies included in the uDate Comparable Index. In conducting this analysis, Broadview defined "equity market capitalization" as a company's share price multiplied by the number of its outstanding shares, "net cash" as a company's cash and cash equivalents less its debt and preferred stock and "total market capitalization" as a company's equity market capitalization less its net cash. For this analysis, as well as other analyses, Broadview examined publicly available information, as well as a range of estimates based on securities research analyst reports.

        The following table presents, as of the close of the relevant market on December 18, 2002, the median total market capitalization and share price as multiples of selected historical and projected operating metrics and the range of those multiples for the companies included in the uDate Comparable Index:

	Median Multiple	Range of Multiples
Total market capitalization / revenue for the last twelve months	1.03x	(0.30x) — 2.05x
Total market capitalization / EBITDA for the last twelve months	14.18x	(3.35x) — 49.19x
Share price as of December 18, 2002 / earnings per share for the last twelve months	20.86x	10.97x — 24.79x
Total market capitalization / projected revenue for the year ended December 31, 2002	1.13x	(0.30x) — 1.93x
Total market capitalization / projected EBITDA for the year ended December 31, 2002	6.32x	4.60x — 8.05x
Share price as of December 18, 2002 / projected earnings per share for the year ended December 31, 2002	43.94x	34.88x — 53.00x
Total market capitalization / projected revenue for the year ended December 31, 2003	0.69x	(0.30x) — 0.73x
Total market capitalization / projected EBITDA for the year ended December 31, 2003	5.17x	5.17x — 5.17x
Share price as of December 18, 2002 / projected earnings per share for the year ended December 31, 2003	29.62x	12.13x — 47.11x

        The following table presents, as of the close of the relevant market on December 18, 2002, the median implied values per share and range of implied values per share of uDate common stock calculated by using the multiples shown above and the appropriate historical or projected operating metric for uDate:

	Median Implied Share Value	Range of Implied Share Values
Total market capitalization / revenue for the twelve months ended September 30, 2002	$1.84	($0.05) — $3.30
Total market capitalization / EBITDA for the twelve months ended September 30, 2002	$7.43	($1.29) — $24.86
Share price as of December 18, 2002 / earnings per share for the twelve months ended September 30, 2002	$6.15	$3.23 — $7.31
Total market capitalization / projected revenue for the year ended December 31, 2002	$2.09	($0.08) — $3.30
Total market capitalization / projected EBITDA for the year ended December 31, 2002	$3.76	$2.84 — $4.69
Share price as of December 18, 2002 / projected earnings per share for the year ended December 31, 2002	$11.98	$9.51 — $14.46
Total market capitalization / projected revenue for the year ended December 31, 2003	$1.97	($0.32) — $2.06
Total market capitalization / projected EBITDA for the year ended December 31, 2003	$3.23	$3.23 — $3.23
Share price as of December 18, 2002 / projected earnings per share for the year ended December 31, 2003	$6.90	$2.83 — $10.98

        No company utilized in the public company comparables analysis as a comparison is identical to uDate. In evaluating the comparables, Broadview made numerous assumptions with respect to the performance of the consumer Internet industry and general economic conditions, many of which are beyond the control of uDate and USA. Mathematical analysis, such as determining the median, average or range, is not in itself a meaningful method of using comparable company data.

        Transaction Comparables Analysis.    Broadview calculated ratios of equity purchase price (defined as the aggregate purchase price paid by a buyer for an entity), adjusted when appropriate for the cash, cash equivalents, debt and preferred stock of the company being acquired, to selected historical operating metrics to indicate the values that strategic and financial acquirers have been willing to pay for companies in a particular market segment. Broadview believed that a handful of companies involved in recent transactions are comparable to uDate based on market focus, business model and size. Broadview reviewed six comparable merger and acquisition ("M&A") transactions announced from January 1, 2001 through December 18, 2002, involving acquired companies in the Internet and media industries that had subscription based revenue models and revenue for the twelve months prior to the transaction of less than $150 million. Broadview reviewed each of the transactions from a financial point of view. Broadview selected the transactions from its proprietary database of published and confidential M&A transactions in the IT, communications and media industries. These transactions consisted of the acquisitions of:

    (1)
    Kiss.com, Inc. by uDate.com, Inc.;

    (2)
    HeadHunter.NET, Inc. by CareerBuilder, Inc.;

    (3)
    HotJobs.com, Ltd. by Yahoo! Inc.;

    (4)
    Hoover's, Inc. by The Dun & Bradstreet Corporation;

    (5)
    Jobline International AB by TMP Worldwide, Inc.; and

    (6)
    WorldPages.com, Inc. by TransWestern Publishing Company LLC.

        The following table presents the median adjusted price (defined as the equity purchase price paid for a company, plus its debt and preferred stock, less its cash and cash equivalents) as a multiple of the revenue and EBITDA for the companies being acquired in the last reported twelve months prior to the acquisition for the transactions listed above and the range of those multiples:

	Median Multiple	Range of Multiples
Adjusted price / revenue for the twelve months prior to the acquisition	2.72x	1.75x — 5.13x
Adjusted price / EBITDA for the twelve months prior to the acquisition	29.93x	23.33x — 36.53x

        The following table presents the median implied value per share and the range of implied values per share of uDate common stock, calculated by multiplying the multiples shown above by the appropriate historical operating metric for uDate for the twelve months ended September 30, 2002:

	Median Implied Share Value	Range of Implied Share Values
Adjusted price / revenue for the twelve months ended September 30, 2002	$4.26	$2.87 — $7.70
Adjusted price / EBITDA for the twelve months ended September 30, 2002	$15.27	$11.99 — $18.56

        No transaction utilized as a comparable in the transaction comparables analysis is identical to the merger. In evaluating the comparables, Broadview made numerous assumptions with respect to the performance of the consumer Internet industry and general economic conditions, many of which are beyond the control of uDate and USA. Mathematical analysis, such as determining the median, average or range, is not in itself a meaningful method of using comparable transaction data.

        Transaction Premiums Paid Analysis.    Broadview calculated the premiums paid above the stock price of the companies being acquired to indicate the additional value strategic and financial acquirers are willing to pay, when compared to public shareholders, for companies in a particular market segment. In this analysis, where the buyer purchased the acquired company using shares of the buyer's stock, Broadview valued the shares of the buyer's stock using the last reported closing price of such stock (on the appropriate exchange) prior to the announcement of the transaction. Broadview calculated the stock price for the acquired company one trading day prior to announcement using the last reported closing price of such stock (on the appropriate exchange) on that day. Broadview calculated the stock price for the acquired company 20 trading days prior to announcement using the last reported closing price of such stock (on the appropriate exchange) on the first day of that period which: (1) consisted of 20 consecutive trading days during which the appropriate exchange conducted trading activity, and (2) ended on the day of the last reported closing price prior to announcement.

        Broadview reviewed twenty-two comparable M&A transactions involving North American Internet and media companies from January 1, 2000 to December 18, 2002 with consideration in respect of the acquired company's equity ranging between $50 million and $500 million. Broadview selected the transactions from its proprietary database of published and confidential M&A transactions in the IT, communications and media industries. These transactions consisted of the acquisitions of:

  (1)
  Loislaw.com, Inc. by Wolters Kluwer NV;
  (2)
  Uproar Inc. by Flipside, Inc. (Vivendi Universal SA);
  (3)
  CareerBuilder, Inc. by Career Holdings, Inc.;
  (4)
  MP3.com, Inc. by Vivendi Universal SA;
  (5)
  OnHealth Network Company by Healtheon/WebMD Corporation;
  (6)
  Data Transmission Network Corporation by Veronis, Suhler & Associates Communications Partners III, L.P.;
  (7)
  Exactis.com, Inc. by 24/7 Media, Inc.;
  (8)
  Cheap Tickets, Inc. by Cendant Corporation;
  (9)
  WorldPages.com, Inc. by TransWestern Publishing Company LLC;
  (10)
  HeadHunter.NET, Inc. by CareerBuilder, Inc.;
  (11)
  Dick Clark Productions, Inc. by an Investor Group;
  (12)
  Hoover's, Inc. by The Dun & Bradstreet Corporation;
  (13)
  Jupiter Communications, Inc. by Media Metrix, Inc.;
  (14)
  uBid, Inc. by CMGI, Inc.;
  (15)
  Newgen Results Corporation by TeleTech Holdings, Inc.;
  (16)
  Fatbrain.com, Inc. by barnesandnoble.com inc.;
  (17)
  CDNOW, Inc. by Bertelsmann eCommerce Group (Bertelsmann AG);
  (18)
  Peapod, Inc. (51%) by Koninklijke Ahold NV;
  (19)
  The Ackerley Group, Inc. by Clear Channel Communications, Inc.;
  (20)
  DBT Online, Inc. by ChoicePoint Inc.;
  (21)
  Hungry Minds, Inc. by John Wiley & Sons, Inc.; and
  (22)
  Cybergold, Inc. by MyPoints.com, Inc.

        The following table presents the median premium and the range of premiums paid by acquirers in the transactions listed above:

	Median Premium	Range of Premiums
Premium paid to acquired company's stock price one trading day prior to announcement	30.6%	(11.7%)–190.3%
Premium paid to acquired company's stock price 20 trading days prior to announcement	42.5%	(50.3%)–309.8%

        The following table presents the median implied value and the range of implied values of uDate common stock, calculated by using the premiums shown above and uDate's share price one trading day ($1.90) and 20 trading days ($1.31) prior to December 19, 2002:

	Median Implied Share Value	Range of Implied Share Values
Premium paid to acquired company's stock price one trading day prior to announcement	$2.48	$1.68–$5.52
Premium paid to acquired company's stock price 20 trading days prior to announcement	$1.87	$0.65–$5.37

        No transaction utilized as a comparable in the transaction premiums paid analysis is identical to the merger. In evaluating the comparables, Broadview made numerous assumptions with respect to the performance of the consumer Internet industry and general economic conditions, many of which are beyond the control of uDate and USA. Mathematical analysis, such as determining the median, average or range, is not in itself a meaningful method of using transaction premium data.

        Present Value of Future Potential Share Price Analysis.    Broadview calculated the present value of the future potential price of shares of uDate common stock on a stand-alone basis using estimates, supplied by uDate's management, of uDate's earnings for the twelve months ended December 31, 2003.

        Broadview conducted an analysis based on the current and historical trading histories of the companies included in the uDate Comparable Index. In this analysis, Broadview multiplied uDate's projected earnings by the median price to trailing twelve months earnings ratio of the companies included in the uDate Comparable Index, in order the estimate uDate's future potential share price. Next, Broadview determined the present value of this projected share price by discounting it based on the Capital Asset Pricing Model ("CAPM") and the median capital structure adjusted beta for the companies included in the uDate Comparable Index. The CAPM is a commonly accepted formula for estimating the equity cost of capital for a group of companies. The median capital structure adjusted beta for the companies included in the uDate Comparable Index is a measure of stock volatility and one of the inputs in the CAPM. This methodology yielded an implied price per share of $4.24.

        Broadview also conducted an analysis based on uDate's current and historical trading history. In this analysis, Broadview multiplied uDate's projected earnings by uDate's price to trailing twelve months earnings ratio, in order the estimate uDate's future potential share price. Next, Broadview determined the present value of this projected share price by discounting it based on the CAPM and uDate's capital structure adjusted beta. This methodology yielded an implied price per share of $1.38.

        Consideration of the Discounted Cash Flow Valuation Methodology.    While discounted cash flow is a commonly used valuation methodology, Broadview did not employ such an analysis for the purposes of its opinion in valuing uDate. Broadview believes that discounted cash flow analysis is most appropriate for companies that exhibit relatively steady or somewhat predictable streams of future cash flow. Broadview considered a discounted cash flow analysis inappropriate for valuing uDate due to the uncertainty in estimating both the future cash flows and a sustainable long-term growth rate for uDate.

        Exchange Ratio Analysis.    Broadview considered the relative value public equity markets have placed on uDate and USA common stock from December 17, 2001 through December 18, 2002. Based on this comparison, the implied historical exchange ratio has ranged from 0.0420 to 0.1589, with an average of 0.0793. The exchange ratio specified in the merger agreement is 0.18956.

        USA Stock Performance Analysis.    Broadview compared the stock performance of USA with that of the NASDAQ Composite and the USA Comparable Index. The USA Comparable Index is comprised of public companies that Broadview deemed comparable to USA based on market focus, business model and size. Broadview selected companies located in the consumer-focused electronic retail industry that had revenue in the last twelve months greater than $500 million as USA comparables. The USA Comparable Index consists of the following companies: eBay, Inc.; Amazon.com, Inc.; Sabre Holdings Corporation; 1-800-FLOWERS.COM, Inc.; Valuevision Media, Inc.; TMP Worldwide, Inc.; and Priceline.com, Inc.

        Evaluation of USA Public Company Comparables.    Broadview compared information relating to the financial performance and market valuation of USA with comparable information for the companies included in the USA Comparable Index.

        Discounted Cash Flow Valuation Analysis.    Broadview estimated the value of USA based on projected free cash flow estimates for USA generated from financial projections for December 31, 2002 through December 31, 2006, which were prepared by Broadview based on, among other things, selected analyst reports, Broadview's due diligence conducted in connection with the merger as well as Broadview's own estimates. Broadview calculated a range of terminal values at December 31, 2006 by ascribing long-term growth rates, which ranged from 1.0% to 5.0%, to the projected free cash flow for the twelve months ended December 31, 2006. Broadview calculated a discount rate of 13.9% based on the CAPM using the median capital structure adjusted beta for the USA Comparable Index. Based on the range of terminal values, Broadview calculated implied total equity values for USA ranging from $10.5 billion to $13.1 billion, with a median implied equity value of $11.6 billion.

        Pro Forma Combination Analysis.    Broadview calculated the cash earnings per share accretion or dilution of the pro forma combined entity taking into consideration various financial effects that it expected will result from the consummation of the merger. Broadview calculated cash earnings per share by dividing cash net income by diluted shares outstanding, and defined cash net income as net income before purchased research and development write-off plus amortization of non-cash compensation, amortization of non-cash distribution and marketing, and amortization of intangibles and goodwill, net of tax and minority interest expense. Broadview's analysis relied upon certain financial and operating assumptions provided by publicly available data about uDate and USA as well as information provided by USA's management and uDate's management. Broadview also relied on selected analyst reports for uDate and USA, respectively. Broadview examined a purchase scenario under the assumption that no opportunities for net synergies existed. Based on this scenario, Broadview's pro forma purchase model indicated that USA's cash earnings per share increased $0.0014 for the fiscal year ended December 31, 2003.

        Miscellaneous.    In connection with the review of the merger by uDate's board of directors, Broadview performed a variety of financial and comparative analyses. The summary set forth above does not purport to be a complete description of the analyses performed by Broadview in connection with the merger.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Broadview considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Broadview believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

        In performing its analyses, Broadview made numerous assumptions with respect to industry performance and general business and economic conditions and other matters, many of which are beyond the control of uDate and USA. The analyses performed by Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Accordingly, Broadview's analyses and estimates are inherently subject to substantial uncertainty. The exchange ratio specified in the merger agreement and other terms of the merger agreement were determined through arm's length negotiations between uDate and USA, and were approved by uDate's board of directors. Broadview provided advice to uDate's board of directors during such negotiations; however, Broadview did not recommend any specific consideration to the board of directors or that any specific consideration constituted the only appropriate consideration for the merger. In addition, Broadview's opinion and presentation to uDate's board of directors was one of many factors taken into consideration by the board of directors in making its decision to approve the merger. Consequently, the Broadview analysis described above should not be viewed as determinative of the opinion of uDate's board of directors with respect to the value of uDate or of whether the board of directors would have been willing to agree to a different consideration.

        Fee Arrangements.    In August 2002, uDate paid Broadview a fee of $50,000 for its services in connection with uDate's potential transaction with Ticketmaster described in "Background of the Merger." In December 2002, uDate paid Broadview a fee of $300,000 upon Broadview's delivery of its fairness opinion. A significant portion of Broadview's total compensation is contingent and payable upon the completion of the merger and determined by the total consideration paid for uDate. Broadview's letter agreement with uDate provides that, upon the completion of a transaction such as the merger, Broadview will receive a fee consisting of $1,160,000, minus the $300,000 paid to Broadview in connection with the delivery of the fairness opinion, plus a percentage of all consideration paid for uDate in the transaction above $60 million. Based on the consideration to be paid by USA pursuant to the merger, uDate will pay Broadview a fee of $2.8 million upon consummation of the merger. uDate has also agreed to reimburse Broadview for its reasonable expenses, including fees and expenses of its counsel, and to indemnify Broadview and its affiliates against certain liabilities and expenses related to their engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with Broadview, which uDate and Broadview believe are customary in transactions of this nature, were negotiated at arm's length between uDate and Broadview, and uDate's board of directors was aware of the nature of the fee arrangement, including the fact that a significant portion of the fees payable to Broadview is contingent upon completion of the merger.

Material United States Federal Income Tax Consequences

        The following description summarizes the material United States federal income tax consequences of the merger for uDate's stockholders. It is based upon the Internal Revenue Code of 1986, as amended, regulations under the Code, and court and administrative rulings and decisions in effect on the date of this joint proxy statement/prospectus, all of which are subject to change, possibly retroactively. Any change could affect the continuing validity of the tax consequences described in this proxy statement/prospectus. We have not requested and will not request an advance ruling from the U.S. Internal Revenue Service, or the IRS, nor have we requested or received an opinion of counsel, as to the tax consequences of the merger. This description is not binding on the IRS, and there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described below.

        Our description is not a comprehensive description of all the tax consequences that may be relevant to you. It applies only to uDate's stockholders who hold their shares of uDate common stock as a capital asset within the meaning of Section 1221 of the Code. Further, it assumes that the merger is completed as described in this joint proxy statement/prospectus, that all conditions to closing the merger set forth in this joint proxy statement/prospectus are satisfied without waiver, and that no uDate stockholder will sell or enter into any agreement to sell shares of our stock received in the merger to us in a manner that could be considered to be in connection with the merger. No attempt has been made to address all United States federal income tax consequences that may be relevant to a particular uDate's stockholder in light of the stockholder's individual circumstances or to uDate's stockholders who are subject to special treatment under the United States federal income tax laws, such as:

  •
  banks, insurance companies and financial institutions;
  •
  tax-exempt organizations;
  •
  mutual funds;
  •
  persons that have a functional currency other than the U.S. dollar;
  •
  investors in pass-through entities;
  •
  traders in securities who elect to apply a mark-to-market method of accounting;
  •
  dealers in securities or foreign currencies;
  •
  uDate's stockholders who are subject to the alternative minimum tax;
  •
  uDate's stockholders who received their shares of uDate stock through the exercise or conversion of options, or otherwise as compensation or through a tax-qualified retirement plan;
  •
  holders of options granted by uDate; and
  •
  uDate's stockholders who hold shares of uDate common stock as part of a hedge, straddle, constructive sale or conversion transaction.

        This description does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, and it does not address any federal tax consequences other than federal income tax consequences. It does not address the tax consequences of any transaction other than the merger. Accordingly, you are strongly urged to consult with your own tax advisor to determine the particular federal, state, local or foreign income or other tax consequences of the merger to you.

  Tax Consequences to U.S. Stockholders

        The following description applies only to uDate's stockholders who are U.S. persons. For purposes of this description, the term "U.S. person" means:

  •
  an individual who is a U.S. citizen or a U.S. resident alien;
  •
  a corporation created or organized under the laws of the United States or any state thereof;
  •
  a trust where (1) a U.S. court is able to exercise primary supervision over the administration of the trust and (2) one or more U.S. persons have the authority to control all substantial decisions of the trust or, if the trust was in existence on August 20, 1996, it was treated as a domestic trust on that date and has elected to continue to be treated as a U.S. person; or
  •
  an estate that is subject to U.S. tax on its worldwide income from all sources.

        The merger is intended to qualify as a reorganization, within the meaning of Section 368 of the Code, for U.S. federal income tax purposes. Assuming that the merger so qualifies, you will generally not recognize gain or loss for U.S. federal income tax purposes upon the receipt of shares of USA common stock in exchange for your shares of uDate common stock (including any shares of USA common stock distributed out of escrow), other than any gain or loss recognized on the receipt of cash instead of fractional shares or as a result of validly exercised appraisal rights in connection with the merger. In addition, the aggregate basis of the shares of USA common stock that you receive pursuant to the merger (including any shares held in escrow pursuant to the terms of the merger agreement and the escrow agreement, and any fractional shares deemed received and redeemed as described below) will equal the aggregate basis of your shares of uDate common stock surrendered in the merger, and the holding period of the shares of USA common stock that you receive pursuant to the merger (including any shares held in escrow pursuant to the terms of the merger agreement and the escrow agreement, and any fractional shares deemed received and redeemed as described below) will include the holding period of your shares of uDate common stock exchanged in the merger. Company Principal Stockholders should consult their own tax advisors with respect to their individual situations in the event that any shares of USA common stock held in escrow are returned to USA.

        Cash received by a holder of uDate common stock instead of a fractional share interest in USA common stock will be treated as though the fractional share interest was received in the merger and then immediately redeemed for cash, and a uDate stockholder will generally recognize capital gain or loss measured by the difference between the amount of cash received and the tax basis of the fractional share interest (determined as described above). This gain or loss should be a long-term capital gain or loss if the holding period for the fractional share interest (determined as described above) is greater than one year at the effective time of the merger. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum tax rate of 20%.

        A holder of shares of uDate common stock who receives cash for all of his or her shares of uDate common stock pursuant to the exercise of appraisal rights in connection with the merger generally will recognize capital gain or loss equal to the difference between the tax basis of the shares of uDate common stock surrendered and the amount of cash received, provided that the payment is not "essentially equivalent to a dividend" within the meaning of the Code. A sale of shares pursuant to an exercise of appraisal rights generally will not be "essentially equivalent to a dividend" if, as a result of the exercise of the appraisal rights, the stockholder exercising such rights owns no shares of capital stock of USA (either actually or constructively) immediately after the merger. A uDate stockholder receiving cash pursuant to the exercise of appraisal rights may be required to recognize gain or loss in the year the merger closes, irrespective of whether the stockholder actually receives payment for its shares of uDate common stock in that year.

        A successful challenge by the IRS to the reorganization status of the merger generally would result in a uDate stockholder's recognizing gain or loss with respect to the shares of uDate common stock surrendered in the merger equal to the difference between the tax basis of the shares surrendered and the fair market value of the USA common stock received in exchange therefor. In such event, a uDate stockholder's aggregate basis in the shares of USA common stock received pursuant to the merger would equal the fair market value of such shares, and the holding period for such shares would not include the period during which the shares of uDate common stock were held.

        Payments in connection with the merger may be subject to "backup withholding" at a 30% rate. Backup withholding generally applies if a holder (a) fails to furnish his or her taxpayer identification number, or TIN, (b) furnishes an incorrect TIN, (c) fails properly to include a reportable interest or dividend payment on its United States federal income tax return or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that the stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax, provided the required information is furnished to the IRS. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign stockholders if such foreign stockholders submit a statement, signed under penalties of perjury, attesting to their exempt status. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult such stockholder's own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption.

        All stockholders who are U.S. persons exchanging shares of uDate common stock pursuant to the merger should complete and sign the main signature form and the Substitute Form W-9 included as part of the letter of transmittal, when provided following the completion of the merger, to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to USA and the exchange agent).

  Tax Consequences to Non-U.S. Stockholders

        The following discussion applies to uDate's stockholders who are not U.S. persons, as defined above (which we refer to as "non-U.S. stockholders").

        Assuming that the merger qualifies as a reorganization within the meaning of Section 368 of the Code for U.S. federal income tax purposes, as described above, the material U.S. federal income tax consequences to non-U.S. stockholders of uDate who exchange shares of uDate common stock solely for shares of USA common stock pursuant to the merger will generally be the same as those described above for U.S. stockholders regarding nonrecognition of gain or loss, tax basis and holding period.

        A non-U.S. stockholder who receives cash in lieu of a fractional share interest in USA common stock generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis of the fractional share interest (determined as described above). A non-U.S. stockholder who receives cash in exchange for shares of uDate common stock upon the valid exercise of appraisal rights generally will recognize gain or loss on the exchange equal to the difference between the amount of cash received and the stockholder's tax basis in the uDate common stock surrendered. In general, a non-U.S. stockholder will not be subject to U.S. federal income tax with respect to gain on the disposition of uDate common stock, unless any of the following apply:

  •
  such gain is effectively connected with the conduct by the non-U.S. stockholder of a trade or business within the United States or, if a tax treaty applies, is attributable to a permanent establishment or fixed place of business within the United States;
  •
  in the case of a non-U.S. stockholder who is an individual, such individual is present in the United States for 183 days or more during the taxable year of the merger and certain other conditions are met; or
  •
  in the case of a non-U.S. stockholder who has beneficially owned, at any time during the five years ending on the date of the merger, more than 5% of the uDate common stock, uDate is (or has been within such period) a "U.S. real property holding corporation" within the meaning of section 897(c) of the Code. uDate does not believe that it is or has been a U.S. real property holding corporation.

        If any of the above bullet points apply, the gain generally will be subject to regular U.S. federal income tax in the same manner as if such gain were realized by a U.S. person. In addition, if the non-U.S. stockholder is a corporation, such gain may be subject to branch profits tax at a rate of 30% or such lower rate as provided in an applicable tax treaty.

        Payments to non-U.S. stockholders in connection with the merger generally will not be subject to information reporting or backup withholding. However, information reporting, and possibly backup withholding, may apply if shares of uDate common stock are held by a non-U.S. stockholder through a U.S. broker or financial institution or the U.S. office of a non-U.S. broker or financial institution if the non-U.S. stockholder fails to provide appropriate information. Non-U.S. stockholders should complete and sign IRS Form W-BEN (such forms will be available from the exchange agent following the completion of the merger), in order to avoid backup withholding.

        Tax matters are very complicated, and the tax consequences of the merger to each uDate stockholder will depend on the facts of that stockholder's particular situation. The United States federal income tax discussion set forth above does not address all United States federal income tax consequences that may be relevant to a particular uDate stockholder in light of the stockholder's individual circumstances and may not be applicable to stockholders in special situations. In addition, this discussion does not address the tax consequences of the merger under the laws of any state, local or foreign jurisdiction, including the United Kingdom. You are urged to consult your own tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed changes in the tax laws.

Appraisal Rights

        Holders of shares of uDate common stock who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware, or DGCL. Pursuant to the merger agreement, however, USA requires, as a condition to its obligation to close the merger, that the holders of less than 4% of the outstanding shares of uDate common stock demand appraisal of their shares in accordance with Section 262 of the DGCL. Accordingly, USA may elect not to close the merger if the holders of 4% or more of the outstanding shares of uDate common stock elect to assert their appraisal rights. See "Merger Agreement—Conditions to the Merger" beginning on page 79.

        The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 that is attached to this joint proxy statement/prospectus as Appendix C. All references in Section 262 and in this summary to a "stockholder" or "holder of shares" or "persons who hold shares" are to the record holder of the shares of uDate common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of uDate common stock held of record in the name of another person, such as a broker, fiduciary, depositary or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

        Under Section 262, persons who hold shares of uDate common stock who follow the procedures set forth in Section 262 will be entitled to have their shares of uDate common stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the Court.

  Notification

        Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement by the uDate stockholders, uDate, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This joint proxy statement/prospectus shall constitute the notice, and the applicable statutory provisions are attached to this joint proxy statement/prospectus as Appendix C. Any holder of uDate common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder's right to do so, should review the following discussion and Appendix C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights.

  Electing Appraisal Rights

        A holder of shares of uDate common stock wishing to exercise the holder's appraisal rights must deliver to uDate, before the vote on the adoption of the merger agreement at the special meeting, a separate written demand for the appraisal of the holder's shares and must not vote in favor of the adoption of the merger agreement. A holder of shares of uDate common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. A proxy or vote against the adoption of the merger agreement will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The demand must reasonably inform uDate of the identity of the holder as well as the intention of the holder to demand an appraisal of the "fair value" of the shares held by the holder.

        All written demands for appraisal pursuant to Section 262 should be sent or delivered to uDate at uDate.com, Inc., 2 Pride Place, Pride Park, Derby, DE24 8QR, United Kingdom, Attention: Secretary.

  Only Record Holders May Demand Appraisal Rights

        Only a holder of record of shares of uDate common stock is entitled to assert appraisal rights for the shares of uDate common stock registered in that holder's name. A demand for appraisal in respect of shares of uDate common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates, and must state that the person intends thereby to demand appraisal of the holder's shares of uDate common stock in connection with the merger. If the shares of uDate common stock are owned of record other than by the beneficial owner, such as by a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner, and if the shares of uDate common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for the record owner or owners. A record holder such as a broker, fiduciary, depositary or other nominee, who holds shares of uDate common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of uDate common stock held for one or more beneficial owners while not exercising the rights with respect to the shares of uDate common stock held for other beneficial owners; in such case, however, the written demand must set forth the number of shares of uDate common stock as to which appraisal is sought and where no number of shares of uDate common stock is expressly mentioned the demand will be presumed to cover all shares of uDate common stock held in the name of the record owner. Stockholders who hold their shares of uDate common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

        Within 10 days after the effective time of the merger, the surviving corporation must notify each holder of uDate common stock who has complied with Section 262 and who has not voted in favor of the adoption of the merger agreement that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of uDate common stock who has so complied with the required conditions of Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the holder's shares of uDate common stock. The surviving corporation is under no obligation to and has no present intention to file a petition, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, it is the obligation of the holders of uDate common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of uDate common stock within the time prescribed in Section 262.

        Within 120 days after the effective time of the merger, any holder of uDate common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

  Appraisal Proceeding by Delaware Court

        If a petition for an appraisal is timely filed by a holder of shares of uDate common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the holders of shares of uDate common stock who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

        After determining the holders of uDate common stock entitled to appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares of uDate common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Although uDate believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court. Holders of uDate common stock considering seeking appraisal should be aware that the fair value of their shares of uDate common stock as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares of uDate common stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. Moreover, uDate does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of common stock is less than the merger consideration. In determining "fair value," the Court is required to take into account all relevant factors. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings, and that "[f]air price obviously requires consideration all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that]

does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger v. UOP, Inc., the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of uDate common stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. However, costs do not include attorneys' fees and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys' and expert witness expenses, although upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

  Effect of Appraisal Demand on Voting and Rights to Dividends; Tax Consequences

        Any holder of shares of uDate common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares of uDate common stock subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of uDate common stock (except dividends or other distributions payable to holders of record of uDate common stock as of a record date prior to the effective time of the merger). We describe above under "Material United States Federal Income Tax Consequences," the tax consequences to a uDate stockholder who receives cash for his or her shares of uDate common stock pursuant to the exercise of appraisal rights.

  Loss; Waiver or Withdrawal of Appraisal Rights

        If any stockholder who demands appraisal of shares of uDate common stock under Section 262 fails to perfect, or effectively withdraws or loses, such holder's right to appraisal, the shares of uDate common stock of the stockholder will be converted into the right to receive 0.18956 shares of USA common stock per share. A stockholder will fail to perfect, or effectively lose or withdraw, the holder's right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder's demand for appraisal and an acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval. Such approval may be conditioned upon such terms as the Court deems just.

        Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of such rights (in which event the holder of uDate common stock will be entitled to receive the consideration specified in the merger agreement).

Regulatory Approvals Required for the Merger

        Except as we have described in this joint proxy statement/prospectus, other than filings that are required under the HSR Act, the Securities Act and the Exchange Act, and certain filings with non-US regulatory authorities, as described below, we are not aware of any material regulatory filings or approvals required prior to completing the merger. We intend to make all required filings under the HSR Act, the Securities Act and the Exchange Act in connection with the merger. USA and uDate have filed notification and report forms under the HSR Act to notify the Department of Justice and the Federal Trade Commission of the merger. The waiting period under U.S. antitrust laws will expire on February 24, 2002, unless the government extends the waiting period by formally requesting additional information and documents or grants us early termination of the waiting period.

        Under the laws of certain foreign nations and multinational authorities, the transaction may not be completed or control may not be exercised unless certain filings are made with these nations' antitrust regulatory authorities or multinational antitrust authorities, and these antitrust authorities approve or clear closing of the transaction. Other foreign nations and multinational authorities have voluntary and/or post-merger notification systems. USA has filed or intends to file shortly all other non-United States pre-merger notifications that it believes are required. Should any other approval or action be required, USA currently contemplates that such approval or action would be sought. Although USA believes that it will obtain all other material required regulatory approvals in a timely manner, it is not certain that all other such approvals will be received in a timely manner or at all or that foreign or multinational antitrust authorities will not impose unfavorable conditions for granting the required approvals.

Accounting Treatment for the Merger

        The merger will be accounted for by USA under the purchase method of accounting in accordance with accounting principles generally accepted in the United States. Accordingly, the cost to acquire shares of uDate common stock, outstanding stock options and warrants in excess of the carrying value of uDate's assets and liabilities will be allocated on a pro rata basis to uDate's assets and liabilities based on their fair values, with any excess being allocated to goodwill and any identified intangible assets.

Resale of USA Common Stock

        Shares of USA common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares of USA common stock issued to any uDate stockholder that is, or is expected to be, an "affiliate" of USA or uDate for purposes of Rule 145 under the Securities Act. Persons that may be deemed to be "affiliates" of USA or uDate for such purposes generally include individuals or entities that control, are controlled by, or are under common control with, USA or uDate, respectively, and will include the directors of USA and uDate, respectively. The merger agreement requires each of uDate's affiliates to execute a written agreement with USA to the effect that such affiliate will not transfer any shares of USA common stock received as a result of the merger, except pursuant to an effective registration statement under the Securities Act or in a transaction not required to be registered under the Securities Act.

        In addition, the shares of USA common stock issued to the Company Principal Stockholders will be subject to a contractual three-month lock-up period following the closing of the merger. See "Related Agreements—Stockholders' Agreement."

        This joint proxy statement/prospectus does not cover resales of shares of USA common stock received by any person in connection with the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale of shares of USA common stock.

Deregistration and Termination of Trading of uDate Common Stock

        If the merger is completed, uDate common stock will cease to be traded on the OTC bulletin board or its planned successor, the Bulletin Board Exchange, and will be deregistered under the Exchange Act.

RELATED AGREEMENTS

Stockholders' Agreement

        As a condition to its willingness to enter into the merger agreement, USA has entered into a stockholders' agreement with the Company Principal Stockholders who held, in the aggregate, approximately 64.65% of the outstanding shares of uDate common stock as of December 19, 2002, the date of the stockholders' agreement. Pursuant to the stockholders' agreement, each Company Principal Stockholder gave USA an irrevocable proxy to vote his or its shares of uDate common stock at the special meeting of stockholders:

  •
  in favor of the adoption of the merger agreement and any actions required in furtherance of the transactions contemplated by the merger agreement;

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  against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other material obligation or agreement of uDate under the merger agreement; and

  •
  against the following actions (other than the merger and the transactions contemplated by the merger agreement): (i) any "takeover proposal" (as defined in the merger agreement) other than a "takeover proposal" with USA or any affiliate of USA and (ii) to the extent that such (A) are intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, or materially adversely affect the merger or the transactions contemplated by the merger agreement or the stockholders' agreement or (B) are intended to, or could reasonably be expected to, implement or lead to any "takeover proposal" (other than a "takeover proposal" with USA or any affiliate of USA): (I) any change in a majority of the persons who constitute the board of directors of uDate; (II) any change in the present capitalization of uDate or any amendment of uDate's certificate of incorporation or bylaws; or (III) any other material change in uDate's corporate structure or business.

        Pursuant to the stockholders' agreement, each of the Company Principal Stockholders also agreed, until the earlier to occur of the closing of the merger and the termination of the merger agreement pursuant to its terms, not to enter into any agreement, arrangement or understanding that is inconsistent with its obligations under the stockholders' agreement relating to the proxy granted to USA. The stockholders' agreement does not restrict or limit either of the Company Principal Stockholders from taking any action in its or his capacity as a director or officer of uDate or otherwise fulfilling its fiduciary obligations as a director or officer of uDate. The stockholders' agreement, including the proxies granted pursuant to the stockholders' agreement, generally terminates on the earlier of the closing of the merger and the termination of the merger agreement in accordance with its terms.

        The stockholders' agreement prohibits the Company Principal Stockholders from, during the term of the stockholders' agreement other than as contemplated by the stockholders' agreement, selling, transferring or otherwise disposing of their shares of uDate stock, pledging or otherwise encumbering such shares, granting proxies, powers of attorney and voting rights with respect to such shares, and taking other actions that would prevent them from being able to perform their obligations under the stockholders' agreement.

        Pursuant to the stockholders' agreement, each of the Company Principal Stockholders also agreed to pay to USA any "profit" realized if it or he sells uDate shares in connection with any takeover proposal that is made prior to the nine month anniversary of the termination of the merger agreement if the merger agreement is terminated either: (i) by uDate's board of directors in order to accept a "superior proposal" (as defined in the merger agreement), or (ii) by USA if uDate's board of directors has withdrawn or modified in a manner adverse to USA its recommendation of the merger or recommended acceptance of a tender offer or failed to recommend against acceptance of a tender offer within ten business days of its commencement. For purposes of the stockholders' agreement, "profit"

means an amount equal to the excess, if any, of the value of all consideration received by the Company Principal Stockholder in connection with such a takeover proposal, over all amounts payable directly or indirectly by USA to such Company Principal Stockholder in respect of its shares of USA common stock pursuant to the merger agreement, determined based on the average closing price of USA common stock on the Nasdaq National Market for the seven trading day period ending on the trading day prior to the date the merger agreement is terminated. The Company Principal Stockholders also agreed in the stockholders' agreement that, if the merger agreement is amended to increase the merger consideration payable in respect of the uDate common stock, they would either waive their right to receive the excess consideration or would repay it to USA promptly after receiving it.

        Pursuant to the stockholders' agreement, each Company Principal Stockholder agreed, except for any shares that will be deposited in the escrow account, not to sell, otherwise dispose of, pledge or grant any other rights with respect to the shares of USA common stock issued to such Company Principal Stockholder in the merger for a period of three months following the closing of the merger. Each Company Principal Stockholder consented to the entry of stop transfer instructions by USA's transfer agent and registrar prohibiting the transfer of any Parent Shares during the three-month lock-up period.

        The stockholders' agreement also contains a general release of USA and uDate from claims by each of the Company Principal Stockholders. The stockholders' agreement and the merger agreement were entered into by Atlas Trust Company solely in its capacity as trustee of the EST. For the avoidance of doubt, the parties agreed that Atlas Trust Company shall have the benefit of provisions of Article 28(1) of the Trusts (Jersey) Law 1984 (as amended) to the effect that any claim thereunder against Atlas Trust Company shall extend only to the EST property.

Escrow Agreement

        Concurrently with the closing of the merger, USA, the Company Principal Stockholders and The Bank of New York, as escrow agent, will enter into an agreement, which we refer to in this joint proxy statement/prospectus as the escrow agreement. Pursuant to the provisions of the merger agreement, on the closing date, USA will deposit with the escrow agent 618,907 shares of USA common stock, which represents 20% of the shares of USA common stock payable to the Company Principal Stockholders in the merger. In this joint proxy statement/prospectus, we refer to these shares as the "escrowed shares."

        The escrowed shares will be available to pay, in accordance with the procedures set forth in the escrow agreement, any damages for which any of USA and its affiliates are entitled to indemnification pursuant to the merger agreement. Except in connection with indemnification claims identified prior to the closing of the merger, no escrowed shares may be released by the escrow agent to satisfy an indemnification claim until the aggregate of all claims for which USA is entitled to indemnification exceeds $3,000,000. Any disbursement of escrowed shares in satisfaction of any claim for damages under the merger agreement will be borne by the Company Principal Stockholders pro rata based on their interests in the aggregate escrow amount. Pursuant to the escrow agreement, the Company Principal Stockholders may direct the escrow agent to sell all or a portion of the escrowed shares in exchange for the deposit of all of the sale proceeds into the escrow account in lieu of the escrowed shares that have been sold.

        The escrow period will terminate on the second anniversary of the closing of the merger. Upon the termination of the escrow period, the escrow agent will disburse to the Company Principal Stockholders, in accordance with their respective applicable percentages, all escrowed shares and all proceeds from the disposition of any escrowed shares then remaining in the escrow account, minus any escrowed shares or disposition proceeds retained in connection with any indemnification claim submitted but not settled prior to the second anniversary of the closing of the merger. For purposes of the escrow agreement, Mr. Zehrer's applicable percentage is 37.37% and Atlas Trust Company's is 62.63%.

Trust Agreement

        Concurrently with the closing of the merger, Atlas Trust Company, USA, Mr. Morris and Mr. Thacker in each case as the protectors of the trust, and Internet Investments Inc. will enter into an agreement, which we refer to in this joint proxy statement/prospectus as the trust agreement. Pursuant to the trust agreement, Atlas Trust Company will agree, in connection with any distribution of trust assets that gives rise to income tax or national insurance contributions in the United Kingdom, to pay the amounts due in respect of such liabilities from the trust assets directly to the appropriate tax authority or to USA. In the event of any disagreement between USA and Atlas Trust Company with respect to the amount of any tax or national insurance liability arising as a result of any distribution of trust assets, the trust agreement will provide for an escrow arrangement pending the final determination of the amount of such liability in accordance with the terms of the trust agreement. For purposes of securing the obligations of Atlas Trust Company under the trust agreement, USA will have joint signatory rights under the trust agreement with respect to all proposed withdrawals of trust assets. Also pursuant to the trust agreement, Atlas Trust Company will agree to indemnify USA and uDate for any tax liability incurred by USA or uDate after the closing of the merger as a result of any distribution or advance of trust assets to the beneficiaries of the trust, or as a result of any other act or deliberate omission by Atlas Trust Company, and will also agree, until the sixth anniversary of the closing of the merger, to retain assets in the trust at least equal to Atlas Trust Company's maximum liability under the indemnification provisions in the merger agreement.

        The trust agreement will also contain a covenant by Messrs. Morris and Thacker not to replace Atlas Trust Company unless any successor trustee enters into a deed of adherence agreeing to be bound by the terms of the trust agreement. The trust agreement also provides that USA's consent, which is not to be unreasonably withheld or delayed, is required in connection with any proposed restructuring of the trust arrangements.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        In considering the recommendation of uDate's board of directors with respect to the merger agreement and the merger, uDate's stockholders should be aware that some of uDate's executive officers, directors and major stockholders have interests in the merger and have arrangements that are different from, or in addition to, those of uDate's stockholders generally. These interests and arrangements may create potential conflicts of interest. uDate's board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions to approve the merger, merger agreement and the transactions contemplated by the merger agreement and to recommend that uDate's stockholders vote in favor of adopting and approving the merger, merger agreement and the transactions contemplated by the merger agreement. At the close of business on            , 2003, executive officers of uDate beneficially owned approximately    % of the outstanding shares of uDate common stock and    % of the fully-diluted shares of uDate common stock.

Acceleration of Employee Stock Options

        As of December 31, 2002, executive officers and directors of uDate held options to purchase an aggregate of 3,685,000 shares of uDate common stock at exercise prices ranging from $1.50 to $2.15 per share, of which options to purchase an aggregate of 671,250 shares are unvested. All unvested options will accelerate and be exercisable in full at or immediately prior to the merger. If none of these options is exercised prior to the consummation of the merger, they will convert into an aggregate of 454,109 shares of USA common stock upon the consummation of the merger.

Stockholders' Agreement

        The Company Principal Stockholders, who held, in the aggregate, approximately 64.65% of the outstanding shares of uDate common stock as of December 19, 2000, have entered into the stockholders' agreement with USA pursuant to which each Company Principal Stockholder has granted USA an irrevocable proxy to vote its or his shares of uDate common stock in favor of the adoption of the merger agreement at the special meeting to be held by uDate to consider the merger agreement. The stockholders' agreement also generally provides that, in the event the merger agreement is terminated and uDate subsequently is purchased by a third party within a period of time following such termination, Mr. Zehrer and Atlas Trust Company must pay USA any "profit" they realize in the subsequent transaction with the third party. For this purpose, "profit" generally refers to the excess of the amount Mr. Zehrer and Atlas Trust Company receive for their shares of uDate common stock in the subsequent transaction over what they would have received for their shares from USA pursuant to the merger. See "Related Agreements—Stockholders' Agreement."

Performance Bonus Payments

        In connection with the execution of the merger agreement, uDate entered into letter agreements with each of Martin Clifford, Michael Brocklesby and Allan Watson that provide for the payment of a performance bonus in connection with a transaction, such as the merger, that results in a change in control of uDate. The amount of the performance bonus payment depends on the aggregate consideration paid for uDate in the change of control transaction. Based on the consideration to be paid by USA pursuant to the merger, Messrs. Clifford, Brocklesby and Watson will be entitled to performance bonus payments of $1.1 million, $650,000 and $725,000, respectively, upon consummation of the merger.

Severance Payments

        uDate has employment agreements with each of Messrs. Clifford, Brocklesby and Watson that provide, among other things, that in the event the officer's employment is terminated by uDate without just cause or he resigns for good reason (which includes a resignation in connection with the transfer of a controlling interest of uDate or certain mergers involving uDate), the officer is entitled to receive a payment equal to 18 months of his base salary and an additional payment in lieu of his executive bonus in an amount equal to 65% of his base salary, in the case of Mr. Clifford, and 25% of his base salary, in the case of Messrs. Brocklesby and Watson. Prior to or in connection with the consummation of the merger, uDate intends to make payments to Messrs. Clifford, Brocklesby and Watson in the amount of $597,000, $257,000 and $257,000, respectively (based on the conversion rate in effect on January 31, 2003 of £1 equal to $1.64), in exchange for each such officer's agreement to terminate his employment agreement effective as of the consummation of the merger. For each officer, the payment represents an amount equal to the severance payment he would be entitled to receive pursuant to his employment agreement if he were to resign in connection with the merger.

Non-Competition Payments

        Pursuant to the merger agreement, at the closing of the merger, uDate and USA intend to enter into non-competition agreements with Mr. Morris, Mr. Clifford, Mr. Zehrer and Anthony Dunn. Under these agreements, with certain exceptions, Messrs. Morris, Clifford, Zehrer and Dunn will covenant not to compete with uDate and USA in the personals, dating and match-making services business for five years, in the case of Mr. Morris, and two years, in the case of Messrs. Clifford, Zehrer and Dunn, from the effective time of the merger. In consideration of these non-competition agreements, uDate will make payments of approximately $4.1 million, $763,000, $750,000 and $638,000 to Messrs. Morris, Clifford, Zehrer and Dunn, respectively (the payment amounts for Messrs. Morris, Clifford and Dunn are based on the conversion rate in effect on January 31, 2003 of £1 equal to $1.64).

Employment after the Merger

        In connection with the execution of the merger agreement, uDate.com Limited, a wholly-owned subsidiary of uDate, entered into new employment agreements with Messrs. Morris and Clifford that will be effective upon the consummation of the merger and will replace their existing employment agreements. The new employment agreements provide that, after the merger, Mr. Morris will serve as uDate's Chief Executive Officer with a base salary of $290,000 per year, and Mr. Clifford will serve as uDate's Chief Operating Officer with a base salary of $275,000 per year. Messrs. Morris and Clifford will each be eligible to receive a yearly bonus in the sole discretion of uDate's board of directors. Under the new employment agreements, after an initial nine-month period, the executive's employment may be terminated by uDate or the executive upon at least three months' written notice. In addition, uDate may terminate the executive's employment immediately under certain circumstances, including if the executive commits any material breach of his obligations under his employment agreement, is found guilty of a criminal offense or becomes bankrupt. In addition, the executive will be bound by certain non-competition and non-solicitation provisions for one year after the termination of his employment.

Advisory Fee

        uDate is a party to a letter agreement with Interregnum Venture Marketing Ltd. ("Interregnum") pursuant to which Interregnum agreed to assist uDate in evaluating strategic alternatives in exchange for a fee payable upon uDate's completion of certain transactions, such as the merger. Interregnum's fee is based on the total consideration paid to uDate in the transaction. Based on the consideration to be paid by USA pursuant to the merger, Interregnum will be entitled to a fee of $1,000,000 upon consummation of the merger. uDate also agreed to indemnify Interregnum against certain liabilities and expenses related to its engagement. Kenneth Olisa, a director of uDate, is the Chairman and Chief

Executive Officer of Interregnum plc, and Geoffrey Shingles, also a director of uDate, is a director of Interregnum plc, which is an affiliate of Interregnum.

Consulting Fee

        uDate has agreed to pay Mr. Zehrer a consulting fee of $10,000 per month in connection with consulting services to be rendered prior to the effective time of the merger. This consulting fee will only be payable if the transactions contemplated by the merger agreement are not consummated, in which case the fee will be payable for three years or until a change in control of uDate occurs.

Legal Fees

        uDate has agreed to pay the legal fees incurred in connection with the merger by Atlas Trust Company and the legal fees, advisory fees and other fees and expenses incurred in connection with the merger by Mr. Zehrer. uDate currently estimates that such fees and expenses will be approximately $550,000 if the merger is completed as anticipated during the first half of 2003, subject to customary regulatory approvals.

Indemnification and Insurance for Officers and Directors

        The merger agreement generally provides that, to the fullest extent permitted by law, USA and uDate will indemnify and hold harmless each person who was a director or officer of uDate or any uDate subsidiary before the merger against any damages arising out of any claim pertaining to (i) the fact that the person was a director or officer of uDate or any uDate subsidiary or (ii) the merger agreement or any of the transactions contemplated by the merger agreement. In the merger agreement, USA and uDate also generally agreed to advance expenses to any such director or officer relating to any such claim, to the fullest extent permitted by law. USA also agreed that uDate's certificate of incorporation and bylaws after the merger will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation than are presently set forth in uDate's certificate of incorporation and bylaws. In addition, prior to the consummation of the merger, uDate intends to spend up to approximately $275,000 to purchase a three year extension of its existing directors' and officers' liability insurance policy. See "The Merger Agreement—Covenants of USA—Indemnification; Insurance."

Indemnification and Insurance for Company Principal Stockholders

        uDate has agreed to spend up to $750,000 prior to the consummation of the merger to purchase insurance to cover a portion of the indemnification liabilities of the Company Principal Stockholders. In addition, Mr. Morris, Mr. Zehrer and Atlas Trust Company have entered into an agreement that provides that, with respect to any indemnification payment made to USA by Mr. Zehrer and Atlas Trust Company under the merger agreement, Mr. Morris will make a payment to Mr. Zehrer and Atlas Trust Company equal in the aggregate to approximately 2% of the total indemnification payments made by them. The maximum amount Mr. Morris will be required to pay Mr. Zehrer and Atlas Trust Company under this agreement will be 50% of the net after-tax value of the USA shares to be issued to Mr. Morris in the merger with respect to his options to purchase uDate common stock. If the USA shares issuable to Mr. Morris in the merger were valued at the closing price of USA's common stock on December 19, 2002, the amount of Mr. Morris's maximum liability under this agreement would be approximately $1,100,000.

Interests in Shares of uDate Common Stock held by Atlas Trust Company

        In March 2000, Messrs. Morris and Thacker each transferred one share of Internet Investments Inc. to Atlas Trust Company, in its capacity as trustee of the trust. Internet Investments Inc. was later acquired by

uDate's corporate predecessor in a share exchange transaction. See "Information Concerning uDate—uDate's Business—Corporate History." The shares of Internet Investments Inc. transferred to the trust were represented by the 10,224,331 shares of uDate common stock held in the trust as of December 19, 2002. Messrs. Morris and Thacker are each "Protectors" of the trust. Messrs. Morris and Thacker have represented that in their capacity as Protectors, they together have the ability to replace the trustee of the trust, but do not share voting or investment power over the shares of uDate common stock held in the trust. Each of Messrs. Morris and Thacker has disclaimed beneficial ownership of these shares in SEC filings. Other than Messrs. Morris and Thacker, each of uDate's directors and executive officers, and their respective families, as well as Chris Morris (son of Melvyn Morris), and his family (but, in the case of Chris Morris and his family, only after the death of Melvyn Morris), are potential beneficiaries of the trust, and therefore could ultimately receive shares of USA common stock, or the proceeds from these shares, received by the trust pursuant to the merger.

Mutual Release Agreement

        In connection with the execution of the merger agreement, Messrs. Morris, Thacker, Clifford and Zehrer and Atlas Trust Company entered into a mutual release agreement pursuant to which each of Messrs. Morris, Thacker, Clifford and Zehrer and Atlas Trust Company agreed to release each other party from any liabilities that may arise out of or related to (i) any severance payments or performance bonus payments received by any of the parties in connection with the consummation of the merger or (ii) any payments to any of the parties in connection with any noncompetition agreements entered into with uDate.

        As a result of the foregoing, (i) these directors may have been more likely to vote, in favoring of recommending that uDate's stockholders adopt and approve the merger agreement and the merger than if they did not have these interests and (ii) these executive officers, directors and stockholders could be more likely to vote, or to provide a proxy to USA to vote, in favor of adopting and approving the merger agreement and the merger than if they did not have these interests.

THE MERGER AGREEMENT

        This section of the joint proxy statement/prospectus describes certain aspects of the merger agreement and the proposed merger. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus and is incorporated herein by reference. We urge you to read the merger agreement carefully in its entirety.

General Terms of the Merger Agreement

        On December 19, 2002, USA, Geffen Acquisition Sub Inc., uDate, and, for purposes of Section 7.8 and Articles X and XI thereof, Terrence Lee Zehrer and Atlas Trust Company (Jersey) Limited, as trustee of the Internet Investments Inc. Employee Shares Trust, entered into an Agreement and Plan of Merger, or the merger agreement. The merger contemplated by the merger agreement will become effective upon the effectiveness of a properly executed certificate of merger filed with the Secretary of State of the State of Delaware in accordance with the DGCL.

        At the effective time, Geffen Acquisition Sub Inc. will be merged into uDate and the separate existence of Geffen Acquisition Sub Inc. will cease, with uDate surviving as a subsidiary of USA. We sometimes refer to uDate following the completion of the merger as the surviving corporation. In the merger, uDate's certificate of incorporation will be amended in its entirety, and the surviving corporation's certificate of incorporate will be in the form specified in an exhibit to the merger agreement, until amended in accordance with applicable law. Following the merger, the surviving corporation's bylaws will be amended so that they take the form of the bylaws of Geffen Acquisition Sub Inc., until amended in accordance with applicable law. Also at the effective time, the officers and directors of Geffen Acquisition Sub Inc. will become the initial officers and directors of the surviving corporation.

Treatment of Securities in the Merger

  uDate Shares

        At the effective time, each share of uDate common stock issued and outstanding immediately prior to the effective time will be automatically converted into the right to receive 0.18956 of a fully paid and nonassessable share of USA common stock.

  uDate Stock Options

        Pursuant to the uDate stock incentive plans, all outstanding uDate options will become fully vested and exercisable immediately prior to the effective time and will terminate if not exercised prior to or at the effective time. Pursuant to the merger agreement, at the effective time, each holder of uDate options that have exercise prices equal to or less than $4.66 will be entitled to receive a number of shares of USA common stock equal to the remainder of (x) 0.18956 multiplied by the aggregate number of shares of uDate common stock subject to all such options held by such holder, minus (y) the quotient of the aggregate exercise prices of all such options divided by $24.60. All options with exercise prices greater than $4.66 will terminate at the closing of the merger without the right to receive any merger consideration. It is a condition to the closing of the merger that holders of options with exercise prices greater than $4.66 have consented in writing to the termination of their options at the effective time.

  Warrant

        At the effective time, the holder of the warrant will be entitled to receive 4,652 shares of USA common stock, which represents the remainder of (x) 0.18956 multiplied by the aggregate number of shares of uDate common stock underlying the warrant, minus (y) the quotient of the aggregate exercise price of the warrant divided by $24.60. The warrant will terminate immediately upon the conversion of the warrant into the right to receive shares of USA common stock at the effective time. The holder of the warrant has consented to the effects of the merger on the warrant as described in the merger agreement.

Exchange of Certificates

  Exchange Agent

        USA's transfer agent will be the exchange agent under the merger agreement. The exchange agent will accept your certificates for shares of uDate common stock and exchange them for certificates representing shares of USA common stock and cash instead of fractional shares of USA common stock. The exchange agent will also deliver shares of USA common stock issuable to uDate optionholders and the warrantholder under the merger agreement.

  Exchange Procedures

        Promptly after the effective time, the exchange agent will mail to each holder of record of uDate common stock a letter of transmittal and instructions for exchanging such holder's uDate certificates for the merger consideration. After receipt of the transmittal forms, each holder of uDate common stock will be able to surrender his or her uDate stock certificates to the exchange agent, together with a properly completed letter of transmittal and any other required documents, in exchange for certificates representing that number of whole shares of USA common stock to which such holder is entitled, any cash which may be payable instead of fractional shares of USA common stock and any dividends or other distributions with respect to USA common stock having a record date and paid after the effective time. The consideration to be issued in the merger will be delivered by the exchange agent to each holder of uDate stock certificates following such holder's surrender of its uDate stock certificates, a properly completed letter of transmittal and any other required documents. No interest will be payable on the merger consideration, regardless of any delay in making payments.

        Promptly after the effective time, the exchange agent will mail to each holder of uDate options with exercise prices equal to or less than $4.66 and to the holder of the warrant an acknowledgment letter and instructions for executing and delivering the acknowledgement letter in exchange for the merger consideration issuable to such optionholder or warrantholder under the merger agreement. The exchange agent will deliver to each optionholder and the warrantholder, promptly following the receipt of a properly executed acknowledgment letter from such optionholder or the warrantholder, the certificates representing that number of whole shares of USA common stock to which such optionholder or warrantholder is entitled, any cash which may be payable instead of fractional shares of USA common stock and any dividends or other distributions with respect to USA common stock having a record date and paid after the effective time. No interest will be payable on the merger consideration, regardless of any delay in making payments.

  Dividends and Other Distributions

        Stockholders of uDate will not be entitled to receive any dividends or distributions payable by USA in respect of USA common stock until they exchange their uDate stock certificates for shares of USA common stock. After they deliver their uDate stock certificates to the exchange agent, those stockholders will receive, subject to applicable law, the amount of dividends or other distributions, if any, on USA common stock having a record date after the effective time previously paid and, at the appropriate payment date, the amount of dividends or other distributions on USA common stock with a record date after the effective time and a payment date after the surrender of such uDate stock certificates, without interest.

  Cash Instead of Fractional Shares

        No fractional shares of USA common stock will be issued upon the surrender of uDate stock certificates or in exchange for the shares of uDate common stock subject to uDate options or the warrant. No dividend or distribution will relate to any fractional share of USA common stock that would otherwise be issuable in the merger, and those fractional shares of USA common stock will not entitle the owner thereof to any voting or other rights of a USA stockholder.

        uDate's stockholders, optionholders and the warrantholder who are otherwise entitled to fractional shares of USA common stock will receive a cash payment instead of such fractional shares upon surrender of their uDate certificates or in respect of their options or the warrant, as the case may be.

  Escrowed Shares

        At the closing, USA will deposit with The Bank of New York, in its capacity as escrow agent, an aggregate of 618,907 shares of USA common stock, which represents 20% of the shares of USA common stock issuable to each of the Company Principal Stockholders under the merger agreement. The escrow agent will hold these shares in escrow and make payments from the escrow account in accordance with the terms of an escrow agreement to be entered into by the escrow agent, USA and the Company Principal Stockholders upon the closing of the merger. See "Related Agreements—Escrow Agreement" and "—Indemnification; Escrow."

  Miscellaneous

        To the fullest extent permitted by the law, none of the exchange agent, USA or uDate will be liable to any stockholder, optionholder or warrantholder of uDate for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        If a uDate stock certificate has been lost, stolen or destroyed, the exchange agent will issue the USA common stock, cash instead of fractional shares of USA common stock and unpaid dividends and distributions on shares of USA common stock payable under the merger agreement upon receipt of an affidavit with respect to that loss, theft or destruction and a reasonable indemnity.

        The exchange agent may deduct and withhold a portion of the merger consideration otherwise payable to any stockholder, optionholder or warrantholder of uDate if it is required to do so by United States federal, state or local, or any foreign, tax law. In addition, pursuant to the merger agreement, uDate will appoint a broker-dealer to sell on behalf of uDate optionholders who are taxpayers in the United Kingdom a number of the shares of USA common stock issued to such optionholders in the merger that have an aggregate market value on the date such shares are sold equal to the aggregate employee portion of the tax and withholding obligations under the tax laws of the United Kingdom relating to the issuance of the merger consideration to such optionholders. It is a condition to the closing of the merger that uDate optionholders who are taxpayers in the United Kingdom have consented in writing to the matters described above.

Indemnification; Escrow

        In the merger agreement, the Company Principal Stockholders have agreed to indemnify USA, the surviving corporation and their respective officers, directors, employees and affiliates, generally for a two-year period following the closing, from any damage, claim, loss, cost, liability or expense arising out of or relating to a breach by uDate of its representations, warranties, covenants and agreements in the merger agreement. Notwithstanding the foregoing, the obligations of the Company Principal Stockholders to indemnify USA for damages arising out of or relating to the following matters survive for a six-year period following the closing: any breach of a representation, warranty, covenant or agreement made by uDate arising out of fraud or willful misconduct by or on behalf of uDate, any of

uDate's subsidiaries, or any of their respective officers, directors, employees or other agents or representatives; or any breach of a representation or warranty made by uDate concerning uDate's capitalization, valid authorization and execution of the merger agreement, enforceability of the merger agreement, SEC filings, financial statements and related matters, brokers' fees, tax matters or environmental matters.

        Except as described below, USA is not entitled to indemnification under the merger agreement unless and until the aggregate amount of all damages incurred by it exceeds $3 million. The $3 million threshold does not apply to any damages incurred by USA in connection with any breach of a representation or warranty that is the subject of any addition to or modification of uDate's disclosure schedules to the merger agreement made between December 19, 2002 and the closing of the merger. Pursuant to the merger agreement, Mr. Zehrer and Atlas Trust Company are liable or otherwise responsible for 21.214% and 35.554%, respectively, of any damages incurred by USA that are subject to indemnification.

        Each Company Principal Stockholder's maximum liability to USA for indemnification under the merger agreement is 75% of the merger consideration issued to it in the merger for the first year after the closing of the merger, 60% of its merger consideration for the second year after the closing, 40% of its merger consideration for the third year after the closing, and 30% of its merger consideration for each year during the remainder of the six-year indemnification period. The dollar value of each Company Principal Stockholder's maximum liability under the merger agreement from time to time is calculated as described below. Notwithstanding the foregoing, if, at any time, any payment made by Atlas Trust Company pursuant to the trust agreement exceeds the difference of the aggregate value of the assets of the trust at such time minus the maximum liability of Atlas Trust Company as a Company Principal Stockholder as of such date, then Atlas Trust Company's maximum liability will be reduced to an amount equal to the aggregate value of all of the assets then held in the trust, minus the amount of the payment made under the trust agreement (subject to a dollar-for-dollar increase back up to Atlas Trust Company's maximum liability under the merger agreement if the value of the assets held in the trust should subsequently increase).

        For purposes of determining the dollar value of each Company Principal Stockholder's maximum liability under the merger agreement at any time, the value of the merger consideration issued to such Company Principal Stockholder under the merger agreement is determined by multiplying the number of USA shares that would have been issued to the Company Principal Stockholder under the merger agreement as if the merger agreement had been consummated on December 19, 2002 by the average of the closing price of the USA common stock on The Nasdaq National Market (or another national stock exchange on which the USA common stock is then listed) for the five-day trading period starting on the day that is the 91st day after the closing date of the merger, unless a Company Principal Stockholder has sold any of such USA shares during the five day trading period, in which case the foregoing calculation shall apply only to the Company Principal Stockholder's remaining USA shares and the shares that have been sold will be valued at the amount of sale proceeds received by such Company Principal Stockholder.

        Notwithstanding the foregoing, with respect to any claim by USA for indemnification under the merger agreement, each Company Principal Stockholder is liable only for that percentage of the total amount of damages claimed that is determined by dividing the number of uDate shares held by such Company Principal Stockholder as of December 19, 2002 by the sum of all uDate shares outstanding on that date plus all uDate shares issuable upon the exercise of options with an exercise price equal to or less than $4.66 and the warrant, in each case net of a number of shares equal to their respective aggregate exercise prices. Accordingly, Mr. Zehrer and Atlas Trust Company are liable or otherwise responsible for 21.214% and 35.554%, respectively, of any indemnifiable damages incurred by USA.

        In addition to the indemnification obligations contained in the merger agreement, Atlas Trust Company, USA, Mr. Morris and Mr. Thacker, in each case as the protectors of the trust, and Internet Investments Inc. will enter into a trust agreement upon the closing of the merger. See "Related Agreements—Trust Agreement."

Representations and Warranties

        In the merger agreement, uDate, USA and Geffen Acquisition Sub Inc. make representations and warranties to each other about their respective companies related to, among other things:

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  corporate organization, good standing and qualifications to do business;

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  capitalization and absence of agreements affecting their capital stock;

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  corporate authority to enter into, and carry out the obligations under, the merger agreement and the enforceability of the merger agreement;

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  approval of the merger agreement by the boards of directors of USA, uDate and Geffen Acquisition Sub Inc.;

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  absence of breaches of organizational documents, laws or material contracts as a result of the merger agreement and the merger;

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  required governmental consents and approvals;

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  documents filed with the SEC and the financial statements included in those documents;

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  payment of fees to finders, brokers or investment bankers in connection with the merger;

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  absence of certain changes in the operation of their respective businesses;

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  absence of undisclosed litigation and injunctions, orders, judgments, decrees or regulatory restrictions;

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  tax matters;

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  absence of undisclosed liabilities;

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  accuracy of book-keeping and record-keeping practices;

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  compliance with laws; and

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  the accuracy of information about their companies provided for inclusion in the registration statement of which this joint proxy statement/prospectus forms a part.

        uDate also made additional representations and warranties to USA and Geffen Acquisition Sub Inc. related to, among other things:

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  subsidiaries and their corporate organization, good standing, qualifications to do business and capitalization;

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  the unaudited balance sheet and income statement as of and for the month ended November 30, 2002;

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  employee benefit plans;

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  material contracts and the absence of default with respect to material contracts;

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  environmental matters;

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  nonapplicability of state takeover statues;

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  intellectual property;

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  insurance policies;

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  the receipt by uDate of a fairness opinion from Broadview International LLC;

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  the absence of existing discussions with other potential acquirors;

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  affiliate transactions; and

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  uDate's estimated transaction expenses.

        The representations and warranties given by uDate survive the consummation of the merger. See "—Indemnification; Escrow."

Covenants

  Covenants of uDate

  Conduct of Business Prior to the Merger

        uDate has agreed (as to itself and its subsidiaries) that, prior to the consummation of the merger or termination of the merger agreement, except as contemplated by the merger agreement, uDate and its subsidiaries will conduct their respective businesses in the ordinary course (including remaining predominantly engaged in the businesses in which they operated on the date the merger agreement was signed). In addition, among other things and subject to certain exceptions, uDate has agreed (as to itself and its subsidiaries) that, without USA's prior consent, prior to the completion of the merger or the termination of the merger agreement, it will:

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  not make any expenditures that, taking into account the revenue reasonably expected to be derived therefrom, would materially and adversely affect uDate;

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  use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and to retain the services of its key officers and key employees;

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  not take any action (or knowingly omit to take any action) that would materially and adversely affect or delay the ability of uDate to obtain any necessary regulatory approvals required in connection with the merger agreement;

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  not take any action (or knowingly omit to take any action) that would make any of uDate's representations and warranties in the merger agreement false to the extent that, if such representation or warranty was false on the closing date, the representations and warranties of uDate would not be true and correct in all material respects and there would be a material adverse effect on uDate;

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  pay all premiums due under each insurance policy and cause each insurance policy to remain in full force and effect, unless any such insurance policy is replaced, contemporaneously with its termination, with a substantially equivalent policy;

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  not incur any indebtedness (other than certain short-term indebtedness, intercompany indebtedness and indebtedness incurred in the ordinary course of business), assume, endorse or guarantee any indebtedness, or agree to do any of the foregoing;

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  not adjust, split, combine or reclassify its capital stock or agree to do any of the foregoing;

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  not make, declare or pay any dividends, make other distributions (other than any dividend or other distribution made by any subsidiary of uDate to uDate), or redeem or acquire any shares of uDate capital stock, or agree to do any of the foregoing;

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  not grant or agree to grant any stock appreciation rights or rights to acquire any equity securities (other than pursuant to stock incentive plans in the ordinary course of business);

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  not issue or agree to issue any shares of its capital stock except pursuant to the exercise of outstanding options or warrants or pursuant to uDate's stock incentive plans;

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  not sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets, or cancel, release or assign any indebtedness of any person, or agree to do any of the foregoing, except, in each case, in the ordinary course of business or pursuant to existing agreements;

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  except (i) pursuant to contracts or agreements in force at the date of or permitted by the merger agreement, (ii) investments not in excess of $100,000 in the aggregate and (iii) as contemplated by uDate's 2003 budget, not make or agree to make any material investment in any other entity (other than any subsidiary of uDate);

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  except in the ordinary course of business, not terminate, amend or waive any material provision of any material contract, or agree to do any of the foregoing;

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  except as required by law, not increase, reduce or modify the compensation or fringe benefits paid to any employee, or pay any pension or retirement allowance not required by any existing plan or agreement, or enter into or amend any pension, retirement, profit-sharing or welfare benefit plan or employment agreement, or agree to do any of the foregoing, except in each case in the ordinary course of business;

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  except as contemplated by the merger agreement, not accelerate or agree to accelerate the vesting of any stock options or other stock-based compensation;

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  not settle or agree to settle any material claim, action or proceeding involving money damages, except in the ordinary course of business;

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  not amend or agree to amend its certificate of incorporation, bylaws or other organizational documents or otherwise take any action to exempt any persons from any state takeover statute;

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  not implement or adopt, or agree to implement or adopt, any material change in its accounting principles, practices or methods, other than as required by law, U.S. generally accepted accounting principles or regulatory guidelines;

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  not make or alter any tax election, settle or compromise any tax dispute, file any returns, or take any tax position that is not consistent with prior practice, or agree to do any of the foregoing;

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  except for any agreement entered into in the ordinary course of business and contemplated by uDate's 2003 budget, not enter into or agree to enter into any agreement that cannot be terminated on 30 days' notice or less and that commits uDate or any of its subsidiaries to make payments in excess of $100,000;

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  not enter into or agree to enter into any distribution or similar agreement that satisfies any two of the following three criteria: (1) the minimum term is at least 12 months; (2) the counterparty is an entity that operates one or more Web sites that in the aggregate receive at least 30 million unique site visitors per month; and/or (3) pursuant to such agreement, the counterparty retains ownership of, or rights to use, user data after the termination of such agreement; and

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  not enter into or agree to enter into any agreement that would be required to be reported by uDate pursuant to Item 404 of Regulation S-B promulgated by the SEC.

  Financial Information

        Between December 19, 2002 and the effective time of the merger, uDate has agreed to furnish USA with unaudited consolidated monthly balance sheets and income statements within 15 days after each month-end, unaudited consolidated quarterly financial statements within 30 days after the end of each fiscal quarter and audited consolidated annual financial statements, together with the notes and schedules thereto, within 60 days after the end of each fiscal year.

  Optionholder Consents

        uDate agreed to use all reasonable efforts to obtain from holders of uDate options who are subject to taxation in the United Kingdom their consent to the sale of shares of USA common stock issuable to such optionholders in the merger to satisfy tax and withholding obligations in the United Kingdom, as described above. uDate also agreed to use all reasonable efforts to obtain from holders of uDate options with exercise prices in excess of $4.66 their consent to the termination of such options at the effective time.

  Expenses

        uDate agreed that costs and expenses incurred by it or for which it is otherwise liable in connection with the merger will not exceed $17,500,000, in the case of all costs and expenses other than attorneys' fees and disbursements, and $1,825,000, in the case of attorneys' fees and disbursements (subject to certain assumptions described in the disclosure schedules to the merger agreement).

  Data Center

        uDate agreed to consult with USA and keep USA informed of the status of negotiations regarding any agreement proposed to be entered into by uDate in connection with the establishment of a second data center.

  Merchant Services Agreement

        uDate agreed to use commercially reasonable efforts to negotiate amendments to certain merchant services agreements to eliminate the requirement that uDate hold a portion of its cash as "restricted cash."

  Noncompetition Agreements

        uDate agreed to use all reasonable efforts to cause Mr. Morris and Mr. Clifford to enter into noncompetition agreements with uDate upon the closing of the merger.

  uDate Stockholders' Meeting

        uDate has agreed to call and hold a special meeting of its stockholders for the purpose of voting upon the adoption of the merger agreement as soon as practicable after the date the merger agreement was signed. Subject to the ability of uDate's board of directors to withdraw or change its recommendation, uDate agreed that its board of directors shall recommend the adoption of the merger agreement by uDate's stockholders and use reasonable best efforts to cause such adoption to be obtained.

  No Solicitation

        The merger agreement contains a no-solicitation covenant, which prohibits uDate and the Company Principal Stockholders from engaging in discussions or negotiations regarding any takeover proposal (as defined below). In accordance with the covenant, uDate and the Company Principal

Stockholders have agreed that they will not, and uDate agreed to cause its subsidiaries not to, and all of the foregoing will cause their respective directors, officers, investment bankers, affiliates, representatives and agents not to:

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  solicit, initiate, or knowingly encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or proposals that constitute, or would reasonably be expected to lead to, any takeover proposal;

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  engage in, or enter into, any negotiations or discussions concerning any takeover proposal; or

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  enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any takeover proposal.

        uDate further agreed to advise USA orally and in writing within 24 hours of:

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  any takeover proposal or any inquiry with respect to or which could reasonably be expected to lead to any expression of interest regarding a potential takeover proposal that is received by or communicated to any officer or director of uDate, any of its subsidiaries, either of the Company Principal Stockholders, uDate's financial advisor, or any other representative of uDate, any of its subsidiaries and/or the Company Principal Stockholders;

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  the material terms and conditions of such takeover proposal or inquiry; and

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  the identity of the person or entity making any such takeover proposal or inquiry.

        uDate also agreed to keep USA informed of the status of such takeover proposal or inquiry (including notifying USA orally and in writing of any material change to the terms of such takeover proposal or inquiry and providing copies of any revised written proposal within 24 hours of uDate's receipt thereof).

        A takeover proposal is defined in the merger agreement as any bona fide inquiry, proposal or offer relating to any:

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  merger, consolidation, business combination, or similar transaction involving uDate or any of its subsidiaries;

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  sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of uDate or any of its subsidiaries in one or more transactions;

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  issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase such securities, or securities convertible into such securities) of uDate or any of its subsidiaries;

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  liquidation, dissolution, recapitalization or other similar type of transaction with respect to uDate or any of its subsidiaries; or

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  tender offer or exchange offer for uDate securities,

which, in the case of any of the foregoing, would result in a third party acquiring beneficial ownership of more than twenty-five percent (25%) of the voting power of uDate or assets representing more than twenty-five percent (25%) of the net income, net revenue or assets of uDate and its subsidiaries on a consolidated basis. A takeover proposal is also defined to include any transaction which is similar in form, substance or purpose to any of the foregoing transactions (except that the term takeover proposal does not include the merger or any transactions contemplated by the merger agreement).

        Notwithstanding the foregoing, the merger agreement provides that, if uDate, any of its subsidiaries or either Company Principal Stockholder receives a takeover proposal that was not solicited after the date of the merger agreement and did not otherwise result from a breach of the no-solicitation covenant, and uDate's board of directors determines in good faith (after consultation with and taking into account the advice of its outside legal counsel and outside financial advisors of nationally recognized reputation) that such takeover proposal is or may be reasonably expected to lead to a superior proposal (as defined below), uDate or its representatives may make such inquiries or conduct such discussions and negotiations with respect to the takeover proposal as its board of directors, after consultation with outside legal counsel, may determine to be required for the purpose of exercising its fiduciary duties, and, after giving USA written notice of its intention to do so, uDate may provide confidential information concerning uDate to such person, but only if, prior to such inquiries, discussions, negotiations and/or provision of information, the person making such takeover proposal has entered into a confidentiality agreement no less restrictive than the confidentiality agreement between USA and uDate. In such event, uDate agreed to:

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  orally and in writing within 24 hours of receipt thereof, inform USA of the material terms and conditions of such takeover proposal, including the identity of the person making such takeover proposal;

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  keep USA informed of the status of such takeover proposal (including notifying USA orally and in writing of any material change to the terms of any such takeover proposal and providing copies of any revised written proposals within 24 hours of uDate's receipt thereof); and

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  simultaneously with delivery to such third party, deliver to USA copies of all confidential information regarding uDate delivered by uDate to the third party in connection with such takeover proposal.

        A superior proposal is defined in the merger agreement as any bona fide offer made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party beneficially owning, directly or indirectly, at least fifty percent (50%) of the shares of uDate's capital stock on a fully diluted basis (or of the surviving entity in a merger) or all or substantially all of the assets of uDate and its subsidiaries, taken together, and which uDate's board of directors determines in good faith (after consultation with and taking into account the advice of its outside financial advisors of nationally recognized reputation):

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  is on terms which, if consummated, would be more favorable to uDate's stockholders, from a financial point of view, than the merger, such that uDate's board of directors would be required, in the exercise of its fiduciary duties, to withdraw or modify in a manner adverse to USA its recommendation of the merger agreement and the merger;

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  is reasonably capable of being consummated (taking into account all legal, financial, regulatory and other aspects of such proposal and the person making such proposal);

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  for which financing, to the extent required by the party making such offer, is then fully committed; and

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  would be reasonably likely of being fully negotiated and evidenced by the execution of definitive agreements between uDate and the person or group making such offer within the 15 business day period following the first day on which uDate may conduct negotiations with such person.

        If uDate's board of directors reasonably determines in good faith, after consultation with and taking into account the advice of its outside legal counsel, that it would constitute a breach of its fiduciary duties to uDate's stockholders under the DGCL not to do so, the board of directors may withdraw its recommendation of the merger and the merger agreement; provided that, in the case of a superior proposal from a third party, uDate's board of directors may not withdraw its recommendation unless uDate has given written notice to USA of the board's intention to withdraw its recommendation, has provided USA with all of the information regarding the takeover proposal contemplated by the merger agreement, and has not received a matching or superior offer from USA within three days of such notice.

  Additions to and Modifications of uDate Disclosure Schedules

        uDate agreed to deliver to USA any additions to or modifications of the uDate disclosure schedules delivered with the merger agreement that may be necessary between December 19, 2002 and the closing of the merger to make the information contained in such disclosure schedules true, accurate and complete. USA and uDate agreed that any such additions or modifications will be deemed provided for informational purposes only and shall not be deemed to constitute an exception to uDate's representations and warranties contained in the merger agreement, amend the uDate disclosure schedules for purposes of determining whether the closing condition regarding the accuracy and correctness of uDate's representations and warranties is satisfied, or cure any breach of any of uDate's representations or warranties. In addition, uDate and USA agreed that any such addition or modification shall neither constitute an admission by uDate of any breach of any representation or warranty nor limit the rights and remedies of USA under the merger agreement for any breach by uDate of any of its representations and warranties.

  Covenants of USA

  Amendments to Certificate of Incorporation

        Between December 19, 2002 and the effective time, USA agreed that, without uDate's prior written consent (which is not to be unreasonably withheld or delayed), it will not adopt any amendments to its certificate of incorporation that would materially adversely affect the terms and provisions of the USA common stock or the rights of the holders of USA common stock.

  Actions in Respect of uDate Common Stock

        USA agreed not to purchase shares of uDate common stock or otherwise intentionally acquire the right to vote shares of uDate common stock without uDate's consent (other than pursuant to the stockholders' agreement).

  Stock Exchange Matters

        USA agreed, to the extent required, to seek approval for listing of the shares of USA common stock to be issued pursuant to the merger from The Nasdaq National Market. In addition, USA agreed not to take any affirmative action to cause the delisting of the USA common stock from The Nasdaq National Market, unless, contemporaneously therewith, the USA common stock is approved for listing on the New York Stock Exchange.

  Going Private Transaction

        USA agreed not to commence any Rule 13e-3 transaction (as defined in Rule 13e-3 of the rules and regulations promulgated under the Exchange Act).

  Indemnification; Insurance

        From and after the effective time, USA and the surviving corporation agree to continue to indemnify and hold harmless each present and former director and officer of uDate or any of its subsidiaries against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines, and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation, and to advance costs and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation, in each case to the extent the foregoing arises out of or pertains to matters existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, to the fullest extent permitted under Delaware law.

        In addition, USA agreed after the effective time to cause the certificate of incorporation and bylaws of the surviving corporation to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of uDate and its subsidiaries than were contained in uDate's organizational documents as in effect on December 19, 2002. Notwithstanding the foregoing, the merger agreement provides that, after the second anniversary of the merger, the indemnification provisions of the certificate of incorporation and bylaws of the surviving corporation are not required to be more favorable than those contained in the certificate of incorporation and bylaws of USA.

        USA agreed that, in the event USA, the surviving corporation or any of their respective successors and assigns, consolidates with or merges into another entity, or transfers or conveys all or substantially all of its properties and assets to another entity, proper provision will be made so that the successors and assigns assume the indemnification obligations described above.

  Employee Benefit Matters

        For a period of at least three months after the effective time, USA has agreed to cause the surviving corporation to maintain uDate's employee benefit plans as in effect on December 17, 2002, or to replace such plans with substitute plans providing benefits no less favorable than those provided under uDate's employee benefit plans at the effective time. After such three-month period, USA agreed to provide benefits to uDate employees that are no less favorable in the aggregate than the benefits provided to similarly situated employees of USA. USA further agreed, from and after the effective time, to recognize the prior service with uDate or any of its subsidiaries of each employee of uDate or any such subsidiary as of the effective time in connection with all USA employee benefit plans in which such employees are eligible to participate following the effective time, for purposes of eligibility, vesting and levels of benefits (but not for purposes of benefit accruals under any defined benefit pension plan). As of the effective time, the surviving corporation agrees to honor all benefits vested as of the effective time under uDate's benefit plans and under all other contractual commitments between uDate and current or former uDate employees.

  Additional Covenants

        uDate, USA and Geffen Acquisition Sub Inc. agreed to other covenants in the merger agreement, including, among other things, with respect to:

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  confidentiality of information provided the parties in connection with the merger agreement and the transactions contemplated thereby;

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  forbearance from actions that might reasonably be expected to prevent the merger from qualifying as a tax-free reorganization;

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  responsibility for stock transfer and other taxes incurred in connection with the merger and cooperation in the preparation and filing of tax returns with respect to such taxes;

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  support of the transaction, including the taking of specified actions to facilitate completion of the merger and the other transactions contemplated by the merger agreement;

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  cooperation in the preparation and filing of all required applications and in the obtaining of any consents and regulatory approvals necessary in order to complete the merger and the other transactions contemplated by the merger agreement;

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  notification to the other parties to the merger agreement of changes or events having a material adverse effect on a party or that are reasonably likely to constitute a material breach of a party's representations, warranties or covenants in the merger agreement; and

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  cooperation in contesting any legal proceeding challenging the merger.

  Registration

        USA has agreed to promptly prepare and file with the SEC the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and to use all reasonable best efforts to have it declared effective as promptly as practicable after such filing. uDate has agreed to provide USA with all information concerning uDate and its subsidiaries as required by the SEC in connection with the preparation of such registration statement. USA has agreed to promptly notify uDate of any comments from the SEC on such registration statement and any requests by the SEC for any amendments or supplements to such registration statement, and to provide copies of all correspondence with the SEC with respect thereto. USA also has agreed to cause the USA common stock to be issued in the merger to be listed on each securities exchange or quotation system on which the USA common stock is listed at the effective time.

  Hart-Scott-Rodino Act and Foreign Antitrust Approvals

        Each of the parties has agreed to cooperate in the preparation of any filings that may be required under the HSR Act and any filings required under similar merger notification laws or regulations of foreign governmental authorities.

        USA and uDate have agreed to consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of the parties in connection with proceedings under or relating to the HSR Act or any other foreign, federal, or state antitrust, competition, or fair trade law. In connection therewith, USA and uDate shall not, however, be required to (i) sell or hold separate, or agree to sell or hold separate, before or after the effective time, any assets, businesses or any interests in any assets or businesses, of USA, uDate or any of their respective affiliates (or to consent to any sale, or agreement to sell, by USA or uDate, of any assets or businesses, or any interests in any assets or businesses), or any material change in or restriction on the operation by USA or uDate of any assets or businesses or (ii) enter into any agreement or be bound by any obligation that, in USA's good faith judgment, may have an adverse effect on the benefits to USA of the transactions contemplated by the merger agreement.

  Access to Information

        Upon reasonable notice and subject to applicable laws relating to the exchange of information and confidentiality obligations to third parties, uDate and USA each agreed (on behalf of themselves and their respective subsidiaries) to afford each other reasonable access, during normal business hours, during the period prior to the effective time, to its properties, books, contracts, commitments and records and, during such period, to make available to the other party a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of U.S. federal or securities laws and all other information concerning its business, properties and personnel as such party may reasonably request.

Conditions to the Merger

        The respective obligations of USA, Geffen Acquisition Sub Inc. and uDate to effect the merger are subject to the satisfaction or waiver of a number of conditions before completion of the merger, including, among other things:

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  the adoption of the merger agreement by uDate's stockholders;

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  the waiting period applicable to the merger under the HSR Act shall have been terminated or shall have expired, all approvals under antitrust regulatory filings in any jurisdiction that are necessary or reasonably desirable shall have been obtained, and there shall be no commitment by USA, uDate or any of their respective subsidiaries to any governmental authority not to close the merger before a date certain;

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  the registration statement covering the shares of USA common stock to be issued pursuant to the merger, of which this joint proxy statement/prospectus is a part, shall have been declared effective by the SEC and shall be effective on the closing date;

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  no order, injunction, writ or decree or other legal restraint or prohibition preventing the consummation of the merger shall be in effect and no statute, rule, regulation, order, injunction, writ or decree shall have been enacted, entered, promulgated or enforced that prohibits or makes illegal the consummation of the merger; and

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  only if such approval is required, the shares of USA common stock to be issued pursuant to the merger shall have been approved for listing on The Nasdaq National Market (unless the USA common stock has been approved for listing on the New York Stock Exchange prior to the closing, in which case such shares shall have been approved for listing on such exchange).

        In addition, the obligations of uDate to effect the merger are subject to the satisfaction or waiver of the following additional conditions before completion of the merger:

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  the representations and warranties of USA and Geffen Acquisition Sub Inc. set forth in the merger agreement that are qualified by materiality shall be true and correct in all respects as of the closing date as though made on the closing date and the representations and warranties of USA and Geffen Acquisition Sub Inc. that are not qualified by materiality shall be true and correct in all material respects as of the closing date (except, in either case, to the extent of any representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such date); provided, that this condition shall be deemed satisfied unless the failure of the representations and warranties not qualified by materiality to be true and correct has had or would be reasonably likely to have a material adverse effect on USA;

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  USA and Geffen Acquisition Sub Inc. shall have performed in all material respects all covenants and obligations required to be performed by them under the merger agreement at or prior to the closing date;

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  uDate shall have received officers' certificates signed on behalf of USA as to the truth and correctness of the representations and warranties of USA and Geffen Acquisition Sub Inc. and the performance of all of their covenants and obligations;

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  USA shall have entered into the escrow agreement and shall have deposited the USA shares comprising the escrow amount with the escrow agent; and

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  there shall have been no material adverse effect on USA since December 19, 2002.

        In addition, the obligations of USA and Geffen Acquisition Sub Inc. to effect the merger are subject to the satisfaction or waiver of the following additional conditions before completion of the merger:

  •
  the representations and warranties of uDate set forth in the merger agreement that are qualified by materiality shall be true and correct in all respects as of the closing date as though made on the closing date and the representations and warranties of uDate that are not qualified by materiality shall be true and correct in all material respects as of the closing date (except, in either case, to the extent of any representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such date); provided, that this condition shall be deemed satisfied unless the failure of the representations and warranties not qualified by materiality to be true and correct has had or would be reasonably likely to have a material adverse effect on uDate;

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  uDate shall have performed in all material respects all covenants and obligations required to be performed by it under the merger agreement at or prior to the closing date;

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  USA shall have received officers' certificates signed on behalf of uDate as to the truth and correctness of the representations and warranties of uDate and the performance by uDate of all of its covenants and obligations;

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  the holders of less than 4% of the outstanding shares of uDate common stock shall have validly exercised their appraisal rights in accordance with Section 262 of the DGCL;

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  all material consents of third parties necessary for the completion of the merger shall have been obtained;

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  there shall have been no material adverse effect on uDate since December 19, 2002;

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  the employment agreement entered into by Mr. Morris, dated as of December 19, 2002, shall be in full force and effect, subject only to the closing;

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  the Company Principal Stockholders shall each have entered into the escrow agreement;

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  USA and Geffen Acquisition Sub Inc. shall have received legal opinions from counsel to uDate and Atlas Trust Company;

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  uDate shall have delivered certified organizational documents and certificates of good standing (to the extent such concept is recognized in the applicable jurisdiction of organization), dated not more than five days prior to the closing, for uDate and each of its subsidiaries;

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  uDate shall have delivered to USA the audited consolidated financial statements of uDate for the fiscal year ending December 31, 2002, together with all related notes and schedules thereto, and accompanied by the reports thereon of uDate's auditors, and USA and its auditors shall have been provided with access to the workpapers of uDate's auditors used in preparation of such financial statements and with the opportunity to discuss such financial statements with uDate's auditors for at least one week after delivery for purposes of verifying the accuracy of such financial statements;

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  uDate shall have obtained written consents from holders of uDate options with exercise prices greater than $4.66 and holders of uDate options who are residents of the United Kingdom, in each case with respect to the treatment of their options described in the merger agreement;

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  all loans by uDate or any of its subsidiaries to any of their respective directors or employees shall have been repaid in full;

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  Atlas Trust Company shall have executed and delivered the trust agreement;

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  uDate and its subsidiaries shall have become qualified to do business in each jurisdiction where they are required to be so qualified but, as of December 19, 2002, were not so qualified;

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  affiliates of uDate shall have executed and delivered representation letters with respect to the resale of shares of USA common stock received in to the merger; and

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  Mr. Zehrer shall have executed and delivered a noncompetition agreement.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the effective time, whether before or after uDate's stockholders have approved the merger agreement, by:

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  mutual written consent of USA and uDate;

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  either USA or uDate if a court or agency of competent jurisdiction has issued an order, injunction, writ or decree preventing the consummation of the merger, or any statute, rule, regulation, order, injunction, writ or decree has been enacted, entered, promulgated or enforced by any governmental entity that has the effect of prohibiting or making illegal the completion of the merger, and the foregoing shall have become final and nonappealable;

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  either USA or uDate if the merger has not been completed by June 19, 2003 (which will be extended to September 19, 2003 only if all closing conditions have been fulfilled or are capable of being fulfilled other than the extension or termination of the waiting periods under the HSR Act applicable to the merger and/or the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part); provided that a party cannot terminate the merger agreement if such party's failure to perform or observe the covenants or agreements of such party set forth in the merger agreement caused or resulted in the failure of the merger to occur by June 19, 2003;

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  either uDate or USA (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of USA, in the case of a termination by uDate, or uDate, in the case of a termination by USA, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the closing date, the failure of the closing condition regarding the accuracy of such party's representations and warranties or the performance of its obligations, and such breach is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the closing date;

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  USA if, after December 19, 2002, there shall have occurred any material adverse effect on uDate or any event or circumstance that, in combination with any other events or circumstances, would reasonably be expected to have a material adverse effect on uDate;

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  USA, if uDate's board of directors withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to USA or shall have resolved to do so or a tender offer or exchange offer for 25% or more of the outstanding shares of the uDate common stock is announced or commenced and either (i) the uDate board of directors recommends acceptance of such tender offer or exchange offer by its stockholders or (ii) within ten business days of such commencement, the uDate board of directors shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders;

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  uDate's board of directors in order to accept a superior proposal (as defined above), but only if (i) uDate promptly notifies USA in writing of its intention to do so (which notice shall contain all material terms and conditions of such superior proposal) and provides USA the opportunity to match the terms of the superior proposal and to make other adjustments in the terms and conditions of the merger agreement that would permit uDate's board of directors to recommend the merger agreement, as revised, and (ii) uDate has not received from USA, within three business days of USA's receipt of the notice referred to above, an offer that uDate's board of directors determines, in good faith, after consultation with and taking into account the advice of its outside legal counsel and outside financial advisors of nationally recognized reputation, matches or exceeds such superior proposal or is otherwise sufficient to permit the board of directors to continue to recommend the merger agreement, as amended by such offer from USA, and the merger, rather than the superior proposal (for purposes of such determination, if the consideration offered in a superior proposal is other than cash, USA shall be deemed to have "matched" such superior proposal if the aggregate consideration offered by USA has a value that is not less than the value of the consideration offered in the superior proposal, as determined in good faith by uDate's board of directors, after consultation with and taking into account the advice of its outside legal counsel and outside financial advisor of nationally recognized reputation); or

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  uDate if its board of directors determines in good faith that such termination is necessary in order for uDate or its board of directors to comply with any applicable court order.

        In the event that the merger agreement is terminated by USA because the uDate board of directors withdraws, modifies or changes its recommendation of the merger or resolves to do so or recommends or fails to recommend against acceptance of a tender offer or exchange offer made by another acquiror, or by uDate in order to accept a superior proposal, uDate will be required to pay USA a termination fee of $4,500,000. In addition, in such event, uDate will be liable for up to $1,000,000 of fees and expenses of USA and Geffen Acquisition Sub Inc. incurred in connection with the negotiation of the merger agreement, including, without limitation, legal and accounting fees, consulting fees and related disbursements.

Amendment

        The merger agreement may be amended by all the parties to the merger agreement, by action taken or authorized by their respective boards of directors, at any time before or after uDate's stockholders have approved the merger. After uDate's stockholders have approved the merger, however, the merger agreement may not be amended without further approval of the uDate's stockholders, to the extent that the subject of any such amendment requires the approval of uDate's stockholders under the DGCL. Any amendment to the merger agreement must be in writing and signed on behalf of each of the parties to the merger agreement.

Fees and Expenses

        Except for the costs and expenses of printing and mailing this joint proxy statement/prospectus, and all filing and other fees required to be paid to the SEC in connection with the merger, which costs and expenses will be shared equally by uDate and USA, all fees and expenses incurred in connection with the merger agreement will be paid by the party incurring those fees and expenses.

DESCRIPTION OF USA CAPITAL STOCK

        Set forth below is a description of the shares of USA common stock that uDate's stockholders and optionholders will receive in connection with the merger. The following statements are brief summaries of, and are subject to the provisions of, USA's restated certificate of incorporation, as amended, USA's amended and restated bylaws, and the relevant provisions of the DGCL.

        As of the date of this joint proxy statement/prospectus, USA's authorized capital stock consists of 1,600,000,000 shares of USA common stock, 400,000,000 shares of USA Class B common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share, of which 13,125,000 shares of preferred stock have been designated as Series A Cumulative Convertible Preferred Stock, which we refer to in this document as USA preferred stock. As of December 18, 2002, there were 385,700,798 shares of USA common stock outstanding (including 517,169 shares of unvested restricted stock), 64,629,996 shares of USA Class B common stock outstanding and 13,118,182 shares of USA preferred stock outstanding. Upon consummation of the merger, based on the number of shares of USA common stock outstanding as of December 18, 2002, there would be outstanding approximately 391,152,048 shares of USA common stock.

USA Common Stock and USA Class B Common Stock

        With respect to matters that may be submitted to a vote or for the consent of USA's stockholders generally, including the election of directors, each holder of shares of USA common stock, USA Class B common stock and USA preferred stock will vote together as a single class. In connection with any such vote, each holder of USA common stock is entitled to one vote for each share of USA common stock held, each holder of USA Class B common stock is entitled to ten votes for each share of USA Class B common stock held and each holder of USA preferred stock is entitled to two votes for each share of USA preferred stock held. Notwithstanding the foregoing, the holders of shares of USA common stock, acting as a single class, are entitled to elect 25% of the total number of USA's directors, and, in the event that 25% of the total number of directors shall result in a fraction of a director, then the holders of shares of USA common stock, acting as a single class, are entitled to elect the next higher whole number of USA's directors. In addition, the DGCL requires that certain matters be approved by the holders of shares of USA common stock, holders of USA Class B common stock or holders of USA preferred stock voting as a separate class.

        Shares of USA Class B common stock are convertible into shares of USA common stock at the option of the holder thereof, at any time, on a share-for-share basis. Such conversion ratio will in all events be equitably preserved in the event of any recapitalization of USA by means of a stock dividend on, or a stock split or combination of, outstanding shares of USA common stock or USA Class B common stock, or in the event of any merger, consolidation or other reorganization of USA with another corporation. Upon the conversion of shares of USA Class B common stock into shares of USA common stock, those shares of USA Class B common stock will be retired and will not be subject to reissuance. Shares of USA common stock are not convertible into shares of USA Class B common stock.

        Except as described in this section, shares of USA common stock and USA Class B common stock are identical. The holders of shares of USA common stock and the holders of shares of USA Class B common stock are entitled to receive, share for share, such dividends as may be declared by USA's board of directors out of funds legally available therefor. In the event of a liquidation, dissolution, distribution of assets or winding-up of USA, the holders of shares of USA common stock and the holders of shares of USA Class B common stock are entitled to receive, share for share, all the assets of USA available for distribution to its stockholders, after the rights of the holders of the USA preferred stock have been satisfied.

        Pursuant to the Governance Agreement among USA, Vivendi, Universal Studios, Inc., Liberty and Mr. Diller, Liberty has a preemptive right to maintain its percentage equity interest in USA, including in respect of the shares of USA common stock issuable in connection with the merger. This preemptive right generally provides that Liberty may elect to purchase a number of shares of USA common stock so that its percentage equity interest in USA immediately after a transaction would be the same as immediately before the transaction. The purchase price for shares of USA common stock pursuant to a preemptive right election is generally based upon the fair market value (as defined in the Governance Agreement) of the USA common stock purchased.

        USA's restated certificate of incorporation, as amended, provides that there can be no stock dividends or stock splits or combinations of stock declared or made on shares of USA common stock or USA Class B common stock unless the USA common stock and USA Class B common stock then outstanding are treated equally and identically.

        The shares of USA common stock to be issued in the merger under this joint proxy statement/prospectus will be legally issued, fully paid and non-assessable.

USA Preferred Stock

        USA's board of directors has the authority to designate, by resolution, the powers, preferences, rights and qualifications, limitations and restrictions of the preferred stock without any further vote or action by the stockholders. Any shares of preferred stock so issued would have priority over shares of USA common stock and shares of USA Class B common stock with respect to dividend or liquidation rights or both.

        In connection with the acquisition of a controlling interest in Expedia, Inc., USA issued an aggregate of approximately 13.1 million shares of USA preferred stock, par value $0.01 per share, "Series A Cumulative Convertible Preferred Stock," each having a $50.00 face value and a term of 20 years, which is referred to in this document as USA preferred stock. Each share of USA preferred stock is convertible, at the option of the holder at any time, into that number of shares of USA common stock equal to the quotient obtained by dividing $50 by the conversion price per share of USA common stock. The conversion price is initially equal to $33.75 per share of USA common stock and is subject to downward adjustment if the price of USA common stock exceeds $35.10 at the time of conversion pursuant to a formula set forth in the certificate of designation for the USA preferred stock. Shares of USA preferred stock may be put to USA on the fifth, seventh, tenth and fifteenth anniversary of February 4, 2002 for cash or stock at USA's option. USA also has the right to redeem the shares of USA preferred stock for cash or stock commencing on the tenth anniversary of February 4, 2002. In the event of a voluntary or involuntary liquidation, dissolution or winding-up of USA, holders of USA preferred stock will be entitled to receive, in preference to any holder of USA common stock or USA Class B common stock, an amount per share equal to all accrued and unpaid dividends plus the greater of (a) face value, or (b) the liquidating distribution that would be received had such holder converted the USA preferred stock into USA common stock immediately prior to the liquidation, dissolution or winding-up of USA.

Anti-Takeover Provisions in USA's Bylaws

        USA's bylaws contain provisions that could delay or make more difficult the acquisition of USA by means of a hostile tender offer, open market purchases, a proxy contest or otherwise. We also refer you to "Risk Factors—USA is controlled by Mr. Diller and in his absence will be controlled by Liberty Media Corporation" for information on other factors which could impact a change of control. In addition, USA's bylaws provide that, subject to the rights of holders of preferred stock, only USA's chairman of the board of directors or a majority of USA's board of directors may call a special meeting of stockholders.

Effect of Delaware Anti-Takeover Statute

        USA is subject to Section 203 of the DGCL, which regulates corporate acquisitions. Section 203 generally prevents corporations from engaging in a business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless that business combination has been approved in one of a number of specific ways. For purposes of Section 203, a "business combination" includes, among other things, a merger or consolidation involving USA and the interested stockholder and a sale of more than 10% of its assets. In general, the anti-takeover law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of a company's outstanding voting stock and any entity or person affiliated with or controlling or controlled by that entity or person. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of a corporation's outstanding voting shares. USA has not "opted out" of the provisions of Section 203.

Action by Written Consent

        Under the DGCL, unless a company's certificate of incorporation expressly prohibits action by the written consent of stockholders, any action required or permitted to be taken by its stockholders at a duly called annual or special meeting may be taken by a consent in writing executed by stockholders possessing the requisite votes for the action to be taken. USA's certificate of incorporation does not expressly prohibit action by the written consent of stockholders. As a result, Mr. Diller, who as of the date of this joint proxy statement/prospectus controlled (through companies owned by Liberty and Mr. Diller, his own holdings and pursuant to the Diller Stockholders Agreement) a majority of the outstanding total voting power of USA, will be able to take any action to be taken by stockholders (other than with respect to the election by the holders of shares of USA common stock of 25% of the members of USA's board of directors and certain matters as to which a separate class vote of the holders of shares of USA common stock, USA Class B common stock or USA preferred stock is required) without the necessity of holding a stockholders meeting.

Transfer Agent

        The transfer agent for shares of USA common stock, USA Class B common stock and USA preferred stock is The Bank of New York.

Listing

        Shares of USA common stock are listed on the Nasdaq National Market under the ticker symbol "USAI." Shares of USA preferred stock are traded in the over the counter market under the ticker symbol "USAIP.OB."

COMPARISON OF STOCKHOLDER RIGHTS

        Upon completion of the merger, stockholders of uDate will be entitled to become stockholders of USA. As USA stockholders, the rights of former uDate stockholders will be governed by USA's Amended and Restated Bylaws and Restated Certificate of Incorporation, as amended. The rights of USA stockholders differ in some material respects from the rights of uDate's stockholders under uDate's Bylaws and Certificate of Incorporation, and the differences are summarized below. Each of uDate and USA is organized under the laws of the State of Delaware; as a result, the rights of uDate's stockholders who become USA stockholders will continue to be governed by the DGCL.

        The following summary does not purport to be a complete statement of the rights of holders of USA common stock under applicable Delaware law, the Restated Certificate of Incorporation of USA, as amended, and the Amended and Restated Bylaws of USA or the rights of the holders of uDate common stock under applicable Delaware law, the Certificate of Incorporation of uDate, and the Bylaws of uDate, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the DGCL and the governing corporate instruments of USA and uDate. We urge you to read those documents carefully in their entirety. Copies of these documents will be sent to holders of uDate common stock upon request. Copies of the applicable governing corporate instruments of USA (as well as the Diller Stockholders Agreement and the Governance Agreement) are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under "Where You Can Find More Information."

	Rights of Holders of USA Common Stock	Rights of Holders of uDate Common Stock
Authorized Stock:	USA's restated certificate of incorporation, as amended, authorizes USA to issue 1,600,000,000 shares of USA common stock, 400,000,000 shares of USA Class B common stock and 100,000,000 shares of USA preferred stock.	uDate's certificate of incorporation authorizes uDate to issue 150,000,000 shares of uDate common stock and 10,000,000 shares of uDate preferred stock.

As of December 31, 2002, there were 385,725,610 shares of USA common stock, 64,629,996 shares of Class B common stock and 13,118,182 shares of USA preferred stock outstanding. USA common stock is listed on the Nasdaq National Market under the symbol "USAI."
As of December 31, 2002, there were 25,251,163 shares of uDate common stock and no shares of uDate preferred stock outstanding. uDate common stock is traded on the OTC bulletin board under the symbol "UDAT."

Voting Rights:	USA common stock is entitled to one vote per share, USA Class B common stock is entitled to ten votes per share and USA preferred stock is entitled to two votes per share. Holders of USA common stock, USA Class B common stock and USA preferred stock generally vote together as a single class on all matters submitted for the vote or consent of USA stockholders, other than in the case of matters to which the DGCL provides for a separate class vote and other than the election of 25% of the USA directors. See " —Size and Composition of the Board of Directors." Based on the number of shares of USA Class B common stock outstanding as of the date of this document, the holders of USA Class B common stock have sufficient voting power to control the vote of any matter submitted to USA stockholders generally.	uDate common stock is entitled to one vote per share. Holders of uDate common stock do not have cumulative voting rights. uDate preferred stock will be entitled to such voting rights as are determined by uDate's board of directors.
Conversion Rights:	Shares of USA common stock are not subject to any conversion rights.	Shares of uDate common stock are not subject to any conversion rights.

	Shares of USA Class B common stock are convertible into shares of USA common stock on a share-for-share basis at the option of the holders thereof. In addition, pursuant to the Diller Stockholders Agreement, shares of USA Class B common stock are required to be converted into shares of USA common stock under certain circumstances. Shares of USA preferred stock are convertible into shares of USA common stock at an adjustable conversion ratio at the option of the holders thereof. See "Description of USA Capital Stock—USA Preferred Stock."	Shares of uDate preferred stock will be entitled to such conversion rights as are determined by uDate's board of directors.

Size and Composition of the Board of Directors:	USA's amended and restated bylaws provide that USA's board of directors may determine the number of USA directors by resolution. Currently, there are 13 directors on USA's board of directors.	uDate's certificate of incorporation and bylaws provide that uDate's board of directors shall determine the number of uDate directors by resolution, but in no event will the number of directors be less than three. Currently, there are five directors on uDate's board of directors.

USA's restated certificate of incorporation, as amended, provides that the holders of USA common stock, acting as a single class, have the right to elect 25% of the total number of USA directors. The remaining directors are elected by the holders of USA common stock, USA Class B common stock and USA preferred stock voting together as a single class.
Filling Vacancies on the Board of Directors:
USA's amended and restated bylaws provide that vacancies and newly created directorships may be filled either by the affirmative vote of a majority of the remaining directors elected by the stockholders who vote on such directorship, even though less than a quorum, or by a majority of the voting power of shares of such stock issued and outstanding and entitled to vote on such directorship or by written consent of a majority of the voting power of shares of such stock issued and outstanding.
uDate's certificate of incorporation and bylaws provide that vacancies and newly created directorships shall be filled either by the vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director.

Nomination of Directors by Stockholders:	USA's amended and restated bylaws provide that any USA stockholder may nominate persons for election as directors at an annual meeting or a special meeting at which directors are to be elected. In either case, notice of the nomination must be delivered to USA no later than ten days and not more than 60 days prior to the annual or special meeting at which directors are to be elected.	uDate's bylaws provide that any uDate stockholder may nominate persons for election as directors at an annual meeting or a special meeting at which directors are to be elected. In the case of the annual meeting, notice of the nomination must generally be delivered to uDate no less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. In the case of a special meeting, the nomination must be delivered to uDate no earlier than the ninetieth day prior to such special meeting and no later than the close of business on the later of the sixtieth day prior to such special meeting and the tenth day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever occurs first.
Interested Directors:
Under the DGCL, specified contracts or transactions in which one or more of a corporation's directors or officers has an interest are not void or voidable solely because of the interest if the contract or transaction (a) is ratified by the corporation's stockholders or a majority of the disinterested members of the corporation's board of directors or a committee thereof if the material facts of the contract or transaction are disclosed or known or (b) was fair to the corporation at the time it was approved. USA's restated certificate of incorporation, as amended, and bylaws do not depart from this standard.
uDate's bylaws provide that specified contracts or transactions in which one or more of uDate's directors or officers has an interest are not void or voidable solely because of the interest if the contract or transaction (a) is ratified by uDate's stockholders or a majority of the disinterested members of uDate's board of directors or a committee thereof if the material facts of the contract or transaction are disclosed or known or (b) was fair to uDate at the time it was approved.

Amendment of Certificate:	The DGCL generally provides that charter amendments require the affirmative vote of a majority of the outstanding voting power of the shares entitled to vote and, in certain circumstances, a separate class vote. The DGCL also provides that a corporation's charter may require a greater or lesser vote than would otherwise be required by the DGCL. USA's restated certificate of incorporation, as amended, requires a supermajority (80%) vote of each of the board of directors and the combined voting power of USA stockholders voting together as a single class to amend or repeal the requirement that the Chief Executive Officer may only be removed without cause by the affirmative vote of at least 80% of the entire USA board of directors.	The DGCL generally provides that charter amendments require the affirmative vote of a majority of the outstanding voting power of the shares entitled to vote and, in certain circumstances, a separate class vote. The DGCL also provides that a corporation's charter may require a greater or lesser vote than would otherwise be required by the DGCL. uDate's certificate of incorporation requires a supermajority (75%) vote of the uDate stockholders to amend or repeal provisions relating to (i) the prohibition against stockholders calling special meetings, (ii) filling vacancies on the board of directors and (iii) the voting standards applicable to bylaw amendments.
Indemnification of Directors and Officers:
	USA's restated certificate of incorporation, as amended, provides that its directors and officers shall be indemnified by USA in accordance with its bylaws to the fullest extent permitted from time to time by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits USA to provide broader indemnification rights than said law permitted USA to provide prior to such amendment). Without limiting the generality or the effect of the foregoing, USA may enter into one or more agreements with any person that provides for indemnification greater or different than that provided in the restated certificate of incorporation, as amended.	uDate's certificate of incorporation provides generally that uDate shall indemnify its directors and officers to the fullest extend permitted by the DGCL.

Limitation of Director Liability:
USA's restated certificate of incorporation, as amended, provides that its directors shall not be personally liable to USA or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to USA or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
uDate's certificate of incorporation provides that no director shall be personally liable to uDate or uDate's stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent provided by the DGCL.
Amendment to Bylaws:
USA's bylaws may be altered, amended or repealed and new bylaws adopted at any regular or special meeting of the board of directors by an affirmative vote of a majority of all directors. The stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise.
uDate's bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by the board of directors or by the affirmative vote of the holders of at least 75% of the votes which all the stockholders would be entitled to cast in any annual election of directors.

BENEFICIAL OWNERSHIP OF SHARES OF USA AND UDATE

USA

  USA Common Stock and Public Subsidiary Shares

        The following table presents, as of September 15, 2002, information relating to the beneficial ownership of USA's common stock by (1) each person known by USA to own beneficially more than 5% of the outstanding shares of USA's common stock, (2) each director of USA, (3) each of the chief executive officer and the four other most highly compensated executive officers of USA who served in such capacities as of December 31, 2001 (the "USA Named Executive Officers"), and (4) all executive officers and directors of USA as a group. The table also presents, as of September 15, 2002, information relating to the beneficial ownership of shares of the following subsidiaries of USA: Class A common stock of Hotels.com ("Hotels"), Class A common stock of Expedia, Inc. ("Expedia"), Class A common stock of Styleclick, Inc. ("Styleclick"), and Class B common stock of Ticketmaster, by (1) each director of USA, (2) each of the USA Named Executive Officers, and (3) all executive officers and directors of USA as a group.

        Unless otherwise indicated, beneficial owners listed here may be contacted at USA's corporate headquarters address, 152 West 57th Street, New York, New York 10019. For each listed person, the number of shares of USA common stock, Hotels Class A common stock, Styleclick Class A common stock, and Ticketmaster Class B common stock, and percent of each such class listed, assumes the conversion of any shares of USA Class B common stock, Hotels Class B common stock, Styleclick Class B common stock and Ticketmaster Class A common stock owned by such person, but does not assume the conversion of those shares owned by any other person. Shares of USA Class B common stock may at the option of the holder be converted on a one-for-one basis into shares of USA common stock. Shares of Hotels Class B common stock may at the option of the holder be converted on a one-for-one basis into shares of Hotels Class A common stock. Shares of Styleclick Class B common stock may at the option of the holder be converted on a one-for-one basis into shares of Styleclick Class A common stock. Shares of Ticketmaster Class A common stock may at the option of the holder be converted on a one-for-one basis into shares of Ticketmaster Class B common stock. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be the beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. For each listed person, the number of shares and percent of class listed includes shares of USA common stock, Hotels Class A common stock, Styleclick Class A common stock and Ticketmaster Class B common stock that may be acquired by such person upon exercise of stock options that are or will be exercisable within 60 days of September 15, 2002. Unless specifically set forth in the following table, the listed person did not beneficially own, as of September 15, 2002, any shares of Hotels common stock, Ticketmaster common stock, Styleclick common stock or Expedia common stock.

        The percentage of votes for all classes of USA common stock is based on one vote for each share of USA common stock, ten votes for each share of USA Class B common stock and two votes for each share of USA preferred stock. The percentage of votes for all classes of Hotels common stock is based on one vote for each share of Hotels Class A common stock and 15 votes for each share of Hotels Class B common stock. The percentage of votes for all classes of Styleclick common stock is based on one vote for each share of Styleclick Class A common stock and 15 votes for each share of Styleclick Class B common stock. The percentage of votes for all classes of Ticketmaster common stock is based on 15 votes for each share of Ticketmaster Class A common stock and one vote for each share of Ticketmaster Class B common stock.

Name and Address of Beneficial Owner	Title of Class	Number of Shares		Percent of Class	Percent of Votes (All Classes)
Capital Research & Management Co. 333 South Hope Street Los Angeles, CA 90071	USA common	33,446,816	(1)	8.7%	3.2%
Liberty Media Corporation 12300 Liberty Boulevard Englewood, CO 80112	USA common	89,738,567	(2)	20.6%	52.1%
Microsoft Corporation One Microsoft Way Redmond, WA 98052	USA common USA preferred	53,318,277 12,808,605	(3) (3)	12.8%	5.0%
Vivendi Universal S.A. 42, avenue Friedland 75380 Paris Cedex 08/France	USA common	117,079,043	(4)	25.5%	21.3%
Janus Capital Management LLC 100 Fillmore Street Denver, CO 80206	USA common	19,661,260	(1)	5.1%	1.9%
Barry Diller	USA common Hotels Class A Styleclick Class A Ticketmaster Class B Expedia Class A	256,183,004 — — — —	(2)(5) (6) (7) (8) (9)	46.0 * * %	72.0 * * * * %
Robert R. Bennett	USA common	26,096	(10)	*	*
Edgar Bronfman, Jr.	USA common	—		*	*
Anne M. Busquet	USA common	28,165	(11)	*	*
Jean-Rene Fourtou	USA common	—		*	*
Julius Genachowski	USA common	186,311	(12)	*	*
Victor A. Kaufman	USA common	1,076,250	(13)	*	*
Donald R. Keough	USA common	211,341		*	*
Dara Khosrowshahi	USA common Hotels Class A Ticketmaster Class B	394,842 23,965 500	(15) (16)	* *	* *
Marie-Josee Kravis	USA common	4,999	(17)	*	*
John C. Malone	USA common	—	(10)	*	*
Daniel Marriott	USA common Ticketmaster Class B	90,500 666,311	(18) (19)	*	*
Gen. H. Norman Schwarzkopf	USA common	169,664	(20)	*	*
Michael Sileck	USA common	—	(21)	*	*
Diane Von Furstenberg	USA common	24,165	(22)	*	*
All executive officers and directors as a group (19 persons)	USA common	258,395,337 23,965 667,511		46.3 * * %	73.7 * * %

*
The percentage of shares beneficially owned does not exceed 1% of the class.

(1)
Based upon information filed with the SEC as of June 30, 2002.

(2)
Consists of 38,538,527 shares of USA common stock and 2,353,188 shares of USA Class B common stock held by Liberty and 44 shares of USA common stock held collectively by the BDTV Entities (as defined below) and 8,000,000, 31,236,444, 8,010,364 and 1,600,000 shares of USA Class B common stock held by BDTV Inc., BDTV II Inc., BDTV III Inc. and BDTV IV Inc. (collectively, the "BDTV Entities"), respectively. Mr. Diller owns all of the voting stock of the BDTV Entities and Liberty owns all of the non-voting stock, which non-voting stock represents in excess of 99% of the equity of the BDTV Entities. Pursuant to the Diller Stockholders Agreement, Mr. Diller generally has the right to vote all of the shares of USA common stock and USA Class B common stock held by Liberty and the BDTV Entities.

(3)
Based on information filed with the SEC as of February 15, 2002. Consists of 20,096,634 shares of USA common stock, 14,245,932 shares of USA common stock issuable upon exercise of the same number of USA warrants and 18,975,711 shares of USA common stock issuable upon conversion of 12,808,605 shares of USA preferred stock.

(4)
Consists of 43,181,308 shares of USA common stock, 13,430,000 shares of USA Class B common stock and warrants to acquire 60,467,735 shares of USA common stock held by Vivendi. Pursuant to the Diller Stockholders Agreement, Mr. Diller generally has the right to vote all of the shares of USA common stock and USA Class B common stock held by Vivendi.

(5)
Consists of 2,043,705 shares of USA common stock owned by Mr. Diller, options to purchase 47,120,888 shares of USA common stock granted under USA's stock option plans, 200,801 shares of USA common stock held by a private foundation as to which Mr. Diller disclaims beneficial ownership, 44 shares of USA common stock and 48,846,808 shares of USA Class B common stock held by the BDTV Entities, 38,538,527 shares of USA common stock and 2,353,188 shares of USA Class B common stock which are held by Liberty, and 43,181,308 shares of USA common stock, 13,430,000 shares of USA Class B common stock and warrants to acquire 60,467,735 shares of USA common stock which are held by Universal and otherwise beneficially owned by Vivendi, as to which Mr. Diller has general voting authority under the Diller Stockholders Agreement. Excludes options to purchase 24,165 shares of USA common stock held by Ms. Von Furstenberg, as to which Mr. Diller disclaims beneficial ownership.

(6)
Excludes 38,999,100 shares of Hotels Class B common stock owned by USA, as to which Mr. Diller disclaims beneficial ownership. These shares are convertible into an equal number of shares of Hotels Class A common stock.

(7)
Excludes 23,153,713 shares of Styleclick Class B common stock owned by USA, as to which Mr. Diller disclaims beneficial ownership. These shares are convertible into an equal number of shares of Styleclick Class A common stock.

(8)
Excludes 42,480,143 shares of Ticketmaster Class A common stock and 53,302,401 shares of Ticketmaster Class B common stock owned by USA, as to which Mr. Diller disclaims beneficial ownership. The shares of Ticketmaster Class A common stock are convertible into an equal number of shares of Ticketmaster Class B common stock.

(9)
Excludes 936,815 shares of Expedia Class A common stock and 34,501,191 shares of Expedia Class B common stock owned by USA, as to which Mr. Diller disclaims beneficial ownership. The Expedia Class A common stock has one vote per share and the Expedia Class B common stock generally has 15 votes per share.

(10)
Mr. Bennett and Mr. Malone became directors of USA on October 25, 2001. Excludes shares beneficially owned by Liberty, as to which Messrs. Bennett and Malone disclaim beneficial ownership.

(11)
Consists of 4,000 shares of USA common stock and options to purchase 24,165 shares of USA common stock granted under USA's stock option plans.

(12)
Consists of 20,062 shares of USA common stock, 25,000 shares of USA restricted stock and options to purchase 141,249 shares of USA common stock granted under USA's stock option plans.

(13)
Consists of 45,000 shares of USA restricted stock and options to purchase 1,031,250 shares of USA common stock granted under USA's stock option plans.

(14)
Consists of 84,676 shares of USA common stock and options to purchase 126,665 shares of USA common stock granted under USA's stock option plans. Excludes shares of USA common stock beneficially owned by Allen & Co., for which Mr. Keough serves as Chairman. Mr. Keough disclaims beneficial ownership of such shares.

(15)
Consists of 23,593 shares of USA common stock, 45,000 shares of USA restricted stock and options to purchase 326,249 shares of USA common stock granted under USA's stock option plans.

(16)
Consists of options to purchase 23,965 shares of Hotels Class A common stock granted under Hotels' stock option plans.

(17)
Consists of options to purchase 4,999 shares of USA common stock granted under USA's stock option plans.

(18)
Consists of 3,000 shares of USA restricted stock and options to purchase 87,500 shares of USA common stock granted under USA's stock option plans.

(19)
Includes options to purchase 10,106 shares of Ticketmaster Class A common stock and 636,187 shares of Ticketmaster Class B common stock and the right to purchase 20,000 shares of Ticketmaster Class B common stock at $.01 per share, subject to Ticketmaster's right to repurchase those shares, which right lapses on December 31, 2002. Includes 18 shares of Ticketmaster Class B common stock owned by Mr. Marriott's spouse as to which Mr. Marriott disclaims beneficial ownership.

(20)
Consists of options to purchase 169,664 shares of USA common stock granted under USA's stock option plans.

(21)
Mr. Sileck served as USA's Senior Vice President and Chief Financial Officer from October 12, 1999 to January 31, 2002.

(22)
Consists of options to purchase 24,165 shares of USA common stock granted under USA's stock option plans. Excludes shares beneficially owned by Mr. Diller, as to which Ms. Von Furstenberg disclaims beneficial ownership. Ms. Von Furstenberg is Mr. Diller's wife.

USA Class B Common Stock

        The following table presents, as of September 15, 2002, information relating to the beneficial ownership of USA's Class B common stock:

Name and Address of Beneficial Owner	Number of Shares	Percent of Class
Barry Diller c/o USA Interactive 152 West 57th Street New York, NY 10019	64,629,996	100%
Liberty Media Corporation(1) 9197 South Peoria Street Englewood, CO 80112	51,199,996	79.2%
BDTV Entities(1) (includes BDTV INC., BDTV II INC., BDTV III INC. and BDTV IV INC.) 8800 Sunset Boulevard West Hollywood, CA 90069	48,846,808	75.6%
Vivendi Universal S.A.(2) 42, avenue de Friedland 75380 Paris Cedex 08/France	13,430,000	16.8%

(1)
Liberty holds 2,353,188 shares of USA Class B common stock and the BDTV Entities hold 48,846,808 shares of USA Class B common stock. Mr. Diller owns all of the voting stock of the BDTV Entities and Liberty owns all of the non-voting stock, which non-voting stock represents in excess of 99% of the equity of the BDTV Entities. Pursuant to the Diller Stockholders Agreement, Mr. Diller generally has the right to vote all of the shares of USA Class B common stock held by Liberty and the BDTV Entities.

(2)
Mr. Diller generally votes all of the shares held by Vivendi under the terms of the Diller Stockholders Agreement.

uDate

        The following table sets forth certain information as of December 31, 2002 with respect to the beneficial ownership of uDate common stock by (1) each person known to uDate to own beneficially more than 5% of the outstanding shares of uDate common stock, (2) each of uDate's directors, (3) uDate's chief executive officer and each of the four other most highly compensated executive officers (such persons including the chief executive officer are referred to herein as the "uDate Named Executive Officers"), and (4) all current executive officers and directors of uDate as a group.

        The percentages shown are based on 25,251,163 shares of uDate common stock outstanding as of December 31, 2002.

        Unless otherwise indicated, the address for each person in the table is 2 Pride Place, Pride Park, Derby DE24 8QR, United Kingdom. Each person named in the table has sole voting power and investment power, or shares this power with his or her spouse, with respect to all shares of capital stock listed as owned by such person, except as otherwise indicated and except for the stockholders' agreement among USA, Mr. Zehrer and Atlas Trust Company. See "Related Agreements—Stockholders' Agreement."

	Amount and nature of shares beneficially owned (1)
Name and address of beneficial owner	Number of shares of uDate common stock	Percentage of outstanding uDate common stock
5% Stockholders
Atlas Trust Company (Jersey) Limited, as trustee of the Internet Investments Inc. Employee Shares Trust(2)	10,224,331	40.5%
USA Interactive(3)	16,324,836	64.6%
Directors and uDate Named Executive Officers
Melvyn Morris(4)	1,488,750	5.6%
Martin Clifford(5)	807,500	3.1%
Kenneth Olisa(6)	75,000	*
Geoff Shingles	—	*
Terrence Lee Zehrer(7)	6,100,505	24.2%
Anthony Dunn(8)	807,500	3.1%
Michael Brocklesby(9)	141,250	*
Allan Watson(10)	231,250	*
All directors and executive officers as a group (9 persons)(11)	9,714,255	33.7%

*
Indicates beneficial ownership of less than 1% of uDate's issued and outstanding common stock.

(1)
The number of shares beneficially owned by each 5% stockholder, director or executive officer is determined under SEC rules. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also includes any shares which the individual or entity has the right to acquire within 60 days after December 31, 2002 (March 1, 2003) through the exercise of stock options or warrants, and any reference in the footnotes to this table to shares subject to options refers only to options that are so exercisable. For the purposes of computing the percentage of outstanding shares held by each person or entity, any shares which that person or entity has the right to acquire on or before March 1, 2003 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

(2)
On December 23, 2002, Atlas Trust Company filed Amendment No. 1 to Schedule 13D with the SEC reporting beneficial ownership, shared voting power and sole dispositive power with respect to 10,224,331 shares of common stock. Of such shares, Atlas Trust Company has issued warrants to third parties to purchase 75,000 shares of uDate common stock at an exercise price of $1.00 per share. Such information is reported herein in reliance on such filing. The address for Atlas Trust Company is P.O. Box 246, Suite 1, 1 Britannia Place, St. Helier, Jersey, JE4 5PP, Channel Islands.

(3)
On December 30, 2002, USA filed a Schedule 13D with the SEC reporting beneficial ownership and sole voting power with respect to 16,324,836 shares of common stock. Such information is reported herein in reliance on such filing. The address for USA is 152 West 57th Street, New York, New York 10019. USA, Mr. Zehrer and Atlas Trust Company have entered into a stockholders' agreement pursuant to which Mr. Zehrer and Atlas Trust Company granted USA an irrevocable proxy to vote their shares of common stock in favor of the adoption of the merger agreement and any actions required in furtherance of the transactions contemplated thereby. See "Related Agreements—Stockholders Agreement." As a result of the stockholders' agreement, USA filed the Schedule 13D described above.

(4)
Represents options to purchase 1,488,750 shares of common stock exercisable on or before March 1, 2003 and does not include 10,224,331 shares of common stock beneficially owned by the Employee Shares Trust (the "EST") of Internet Investments Inc. ("III"). Atlas Trust Company is the trustee of the EST. Mr. Morris is a director of III and a protector of the EST. In his capacity as protector, Mr. Morris, together with Howard Thacker, the other protector of the trust, have the authority to replace the trustee of the EST, but does not have or share voting or investment power over the EST. Mr. Morris disclaims beneficial ownership of these shares.

(5)
Represents options to purchase 807,500 shares of common stock exercisable on or before March 1, 2003.

(6)
Represents 75,000 shares of common stock held by Interregnum plc. Mr. Olisa is Chairman, Chief Executive Officer and the majority stockholder of Interregnum plc.

(7)
On December 23, 2002, Mr. Zehrer filed Amendment No. 1 to Schedule 13D with the SEC reporting beneficial ownership, shared voting power and sole dispositive power with respect to 6,100,505 shares of common stock. Such information is reported herein in reliance on such filing.

(8)
Represents options to purchase 807,500 shares of common stock exercisable on or before March 1, 2003.

(9)
Represents options to purchase 141,250 shares of common stock exercisable on or before March 1, 2003.

(10)
Represents options to purchase 231,250 shares of common stock exercisable on or before March 1, 2003.

(11)
See notes 4 through 10 above. Also includes options to purchase 62,500 shares of common stock exercisable on or before March 1, 2003.

SELECTED HISTORICAL FINANCIAL INFORMATION OF UDATE

        We are providing the following selected financial information to assist you in analyzing the financial aspects of the merger. The selected uDate financial data set forth below, including the accompanying notes, are qualified in their entirety by, and should be read in conjunction with, the historical consolidated financial statements and related notes included in this document.

uDate Selected Historical Consolidated Financial Data

        The following table presents selected historical consolidated financial data for uDate for the ten month period ended December 31, 2000 and for the years ended December 31, 2001 and December 31, 2002. This data was derived from uDate's audited consolidated financial statements and reflects the operations and financial position of uDate at the dates and for the periods indicated. The financial statements for each of the ten month period ended December 31, 2000 and for the years ended December 31, 2001 and December 31, 2002 for uDate have been audited by KPMG Audit Plc, independent auditors.

	10 month period ended December 31, 2000(1)	Year ended December 31, 2001(2)	Year ended December 31, 2002
Statements of Operations Data:
Revenues	$1,588,730	$20,118,961	$39,369,119
Net (loss) income before income taxes	(6,202,691)	(2,902,384)	8,670,026
Net (loss) income	(6,202,691)	(360,897)	5,533,735
Basic (loss) earnings per share	(0.38)	(0.02)	0.22
Diluted (loss) earnings per share	(0.38)	(0.02)	0.21
Balance Sheet Data (end of period):
Working capital (deficit)	$62,928	$(2,933,491)	$(2,952,001)
Total assets	3,255,884	29,146,128	35,606,852
Long-term liabilities	12,978	4,246,947	2,995,460
Stockholders' equity	1,314,226	15,530,222	22,022,994
Other Data:
Net cash provided by (used in)
Operating activities	$(4,709,215)	$6,400,755	$6,829,373
Investing activities	(1,433,185)	(1,103,032)	(3,551,968)
Financing activities	7,576,641	(2,422,509)	(1,829,503)
Cash and cash equivalents at the start of the period	6,460	1,450,366	4,325,580
Cash and cash equivalents at the end of the period	1,450,366	4,325,580	5,773,482

(1)
The ten month accounting period for 2000 arose due to a change in the fiscal year of uDate from March 1 to December 31.

(2)
The commercial operations of uDate expanded significantly in the year ended December 31, 2001 partly due to the acquisition of Kiss.com, Inc. on March 29, 2001. Accordingly, the results of operations for the twelve months ended December 31, 2001 include twelve months of operating results for both uDate.com, Inc. and uDate.com Ltd., and nine months of operating results for Kiss.com, Inc.

UDATE'S MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

        The following discussion and analysis should be read in conjunction with uDate's consolidated financial information and the related notes included elsewhere in this joint proxy statement/prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, those set forth above under "Risk Factors Relating to uDate" and elsewhere in this joint proxy statement/prospectus.

Critical Accounting Policies

        uDate has identified the following as critical accounting policies to uDate: valuation and impairment of acquired intangible assets and goodwill; realization of deferred tax assets; and capitalization of software development costs. Critical accounting policies are those accounting policies that are both most important to the portrayal of a company's financial condition and results and that require management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

  Valuation and Impairment of Acquired Intangible Assets and Goodwill

        uDate recognized identifiable intangible assets of $13,957,000 and goodwill of $12,020,042 in connection with its acquisition of Kiss.com, Inc. on March 29, 2001. The intangible assets consist of Kiss.com, Inc.'s customer base and the Kiss.com trade name. Goodwill consists of the excess of the purchase price for Kiss.com, Inc. over the value of the identifiable net assets acquired, including identified intangible assets. uDate fully amortized the customer base in 2001 over its estimated useful life of nine months. uDate is amortizing the Kiss.com trade name on a straight-line basis over its estimated useful life of ten years. Until December 31, 2001, uDate amortized goodwill on a straight-line basis over its estimated useful life of ten years. Beginning on January 1, 2002, uDate is no longer amortizing goodwill but instead is reviewing it annually for impairment in accordance with SFAS 142. uDate used a third-party appraiser at the date of the acquisition to determine the fair value and useful economic life of the intangible assets and goodwill acquired from Kiss.com, Inc. The determination of the fair value and useful economic life of the intangible assets is subjective and requires estimates about future cash flows of the Kiss.com business and other factors. If uDate is required to revise these estimates, the amount of amortization expense that uDate will recognize in future periods could be materially increased or decreased.

        In assessing the recoverability of uDate's intangible assets and goodwill, uDate must make assumptions regarding estimated future cash flows related to these assets and other factors to determine the fair value of these assets. If these estimates or their related assumptions change in the future, uDate may be required to record impairment charges for these assets.

        uDate has conducted the annual impairment review described above and determined that no impairment of goodwill or intangible assets occurred during the twelve months ended December 31, 2002.

  Realization of Deferred Tax Assets

        uDate records income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the U.S. during the periods in which those temporary differences become deductible. Estimating the level of future taxable income is inherently subjective and, to the extent that uDate's actual results differ from the estimates, the asset may not be recovered. Based on the level of historical taxable income and estimates of future taxable income in the U.S. over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that uDate will realize the benefits of those deductible differences. The amount of the deferred tax asset considered realizable however, could be reduced if estimates of future taxable income in the U.S. during the carryforward period are reduced.

  Capitalization of Software Development Costs

        uDate capitalizes certain software development costs after technical feasibility of the software application has been established. uDate will then amortize these costs using the greater of the amount calculated on a straight line basis over the expected life of the software application, or the ratio of current gross revenues to the total amounts anticipated as future gross revenues for a product. Software development costs capitalized in the twelve months ended December 31, 2002 amounted to $1,425,804, which related to a portion of the wages and salaries of employees involved in the development work and other direct development costs of uDate's software application. Costs will be amortized from the point at which the application is made available for general release to customers. In assessing the realizability of the software development costs, uDate must make certain assumptions about the sales of the software application and the expected economic life of the application. If uDate changes these assumptions in the future, the amount of amortization expense that uDate will recognize in future periods could be materially increased or decreased. In order to recover these costs in future years, uDate will need to generate $1,425,804 of income. uDate believes that the sales contracts that have already been signed, in addition to those that are under negotiation, will generate sufficient income to recover these costs.

Recent Events

        uDate executed a merger agreement with USA on December 19, 2002. The merger agreement contemplates that a wholly-owned subsidiary of USA will be merged with and into uDate and that, as a result of the merger, uDate be the surviving corporation and will become a wholly-owned subsidiary of USA. Under the terms of the merger agreement, each outstanding share of uDate common stock will be converted into the right to receive 0.18956 shares of USA common stock. The merger is subject to the conditions described in this joint proxy statement/prospectus under the heading "The Merger Agreement—Conditions to the Merger."

Overview

        uDate.com, Inc. is an online personals business that provides adults with a secure, effective environment for meeting other adults. uDate provides a global service through two Web properties: uDate.com and Kiss.com. uDate is a "pure play" Internet business and derives substantially all of its revenues from the sale of paying memberships.

        uDate's main office is located in Derby, England. uDate's Web infrastructure, including its server hardware and software application, is housed in an IBM facility in Secaucus, New Jersey. The uDate.com and Kiss.com Web sites are available globally under the uniform resource locators (URLs) www.udate.com and www.kiss.com, respectively. As of December 31, 2002, uDate had approximately 4.5 million personal profiles created by members in more than 80 countries. uDate had 223,362 paying members during December 2002; this figure represents the total number of paying members who had a subscription at any point during that month. uDate believes that its subscribers are principally located in the United States, the United Kingdom and continental Europe.

        The U.S. online personals business has developed from a minor business in 1997 comprising a handful of competitors into a business that generates substantial revenues and consists of hundreds of competitors. According to the Online Publishers Association, an industry trade organization representing online publishers, the personals/dating category of the paid online content business recorded more than $87 million in revenue in the third quarter of 2002. The Online Publishers Association also reported that consumer spending for online content in the personals/dating category increased 387% between the third quarter of 2001 and the third quarter of 2002. uDate believes that, as the online personals business has developed, Internet dating has become more widely accepted among consumers. Several of the major companies in the online personals business are currently engaging in more traditional television, radio and printed media advertising; uDate believes this will lead to greater acceptance of Internet dating by the mainstream population. Presently there are hundreds of service providers in the U.S., including companies such as AmericanSingles, Date.com, FriendFinder, Lavalife, Match.com (a subsidiary of USA), Matchmaker (a subsidiary of Terra Lycos) and Yahoo! Personals (owned by Yahoo! Inc.) and specialty providers such as JCupid.com and Nerve.com.

        uDate attracts customers to its Web sites through its affiliate program and its "integrated content" relationships and by purchasing targeted advertising on select Web sites. Based on an analysis of the sources of traffic to its Web sites, uDate believes that it is attracting a growing proportion of its visitors by reference or word-of-mouth.

        uDate.com and Kiss.com members access uDate's Web sites by Web browsers such as Microsoft's Internet Explorer and Netscape Navigator. Members interface with uDate's server hardware and software application, including both Web and database servers, which share information among members and enable instantaneous interaction between members.

        The uDate.com and Kiss.com Web sites allow members to register free of charge. Free membership entitles a member to build a personal profile which is visible to other members. The personal profile includes detailed demographic data, photographs and a personal description. Members are able to visit the Web sites at any time and identify other members whom they might like to meet. uDate operates a "pay to communicate" business model. (Many online personals companies use either advertising and subscription business models or subscription only business models.) The principal difference between membership generally and paying membership is that paying members may contact other paying members through the uDate.com and Kiss.com Web sites and may initiate contact with non-paying members. Non-paying members may not read messages from other members or reply to messages. This joint proxy statement/prospectus uses the term "paying member" or "subscriber" to denote a person who has purchased a subscription from uDate and the term "member" or "non-paying member" to denote a person who has not agreed to pay uDate but who has registered with uDate and created a personal profile.

        uDate's operations are supported by 24 hour customer service. The customer service team receives and responds to members' inquiries by email and billing inquiries by telephone.

Results of Operations

	Year ended December 31, 2002	Year ended December 31, 2001	Ten months ended December 31, 2000
Revenues	$39,369,119	$20,118,961	$1,588,730
Operating expenses:
Selling, general and administrative expenses	12,872,943	8,671,174	3,925,090
Restructuring charges	—	1,439,611	—
Advertising expense	15,533,206	7,063,946	3,607,923
Depreciation	1,116,842	871,219	352,335
Amortization of goodwill and intangible assets	1,114,299	4,474,388	—

Total operating expenses	30,637,290	22,520,338	7,885,348

Net income (loss) before interest and taxes	8,731,829	(2,401,377)	(6,296,618)
Interest income	59,493	19,388	112,607
Interest expense	121,296	520,395	18,680

Net income (loss) before taxes	8,670,026	(2,902,384)	(6,202,691)
Income taxes	3,136,291	(2,541,487)	—

Net income (loss)	$5,533,735	$(360,897)	$(6,202,691)

        The ten-month accounting period for 2000 arose due to a change in the fiscal year-end of uDate from March 1 to December 31. The commercial operations of uDate expanded significantly in the year ended December 31, 2001, caused in part by the acquisition of Kiss.com, Inc. Due to this significant growth, uDate cautions that the analysis set forth below comparing uDate's results of operations for the year ended December 31, 2001 and the ten months ended December 31, 2000 may not be helpful to an understanding of uDate's business as currently conducted.

Results of Operations for the Years Ended December 31, 2002 and 2001

        The acquisition of Kiss.com, Inc. was completed on March 29, 2001. Accordingly, the results of operations for the twelve months ended December 31, 2001 include nine months of operating results of Kiss.com, Inc.

  Revenues

        Total revenues for the twelve months ended December 31, 2002 were $39,369,119, compared to $20,118,961 for the twelve months ended December 31, 2001, an increase of 96%. This increase was due to (i) the continued greater awareness of the uDate.com and Kiss.com Web sites as a consequence of targeted marketing activities, (ii) an increase in the rate of conversion of members to paying members, (iii) an increase in the average life of membership arising from improvements in the uDate.com and Kiss.com Web products and from the impact of automatic renewal of the members' subscriptions upon the expiration of the subscription period, and (iv) the inclusion of twelve months revenue for Kiss.com, Inc. in the twelve months ended December 31, 2002 as opposed to the inclusion of nine months revenue for Kiss.com, Inc. in the twelve months ended December 31, 2001. The automatic renewal process was introduced on the uDate.com Web site on May 23, 2001 and was in effect on the Kiss.com Web site prior to uDate's March 2001 acquisition of Kiss.com, Inc.

        Subscription revenues as a percentage of total revenues for the years ended December 31, 2002 and December 31, 2001 were 99% and 98%, respectively.

        In October 2001, uDate consolidated the operations of Kiss.com, Inc. and launched a new Kiss.com Web site using the uDate.com software application, hosted at the existing uDate data center located in an IBM facility in Secaucus, New Jersey. All Kiss.com users were migrated onto the new Kiss.com Web site and uDate experienced an increase in the rate of conversion of members to paying members on the Kiss.com Web site following this migration due to the improvements in the Kiss.com Web product.

        uDate experienced a seasonal decline in subscription revenues in the two weeks prior to Christmas of 2002 and 2001. uDate expects to experience a similar seasonal decline in revenues in future years.

        During 2002, uDate had a "bartered advertisement" arrangement with a third party which provided for uDate to place a number of advertisements for the third party on the uDate.com Web site, and for the third party to place a like number of advertisements for uDate.com on the third party's Web site. During the twelve months ended December 31, 2002, approximately 1.6 million barter advertisements were displayed on both the uDate.com Web site and the third party's Web site. Advertising revenue and advertising costs in respect of this arrangement have not been recognized because it is not possible to determine a fair value for the advertising exchanged in the transaction. The number of advertisements exchanged is not material within the context of the total amount of advertising purchased by uDate during the period.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses during the twelve months ended December 31, 2002 were $12,872,943, compared to $8,671,174 for the twelve months ended December 31, 2001, an increase of 48%. This increase was due to (i) one-time costs associated with uDate's discussions about a possible extraordinary transaction with Ticketmaster and Company A in the first quarter of 2002 of $973,452, (ii) one-time costs associated with the merger agreement of $1,193,694 and (iii) an increase in the costs of operating the business associated with the 96% increase in revenues over the period.

        Significant components of selling, general and administrative expenses in the year ended December 31, 2002 include (i) wages and salaries of $4,071,520, (ii) bank and transaction charges of $2,359,891, (iii) legal, professional, accounting and consultancy fees of $1,683,579 (excluding one-time costs associated with the matters described in clauses (v) and (vi) of this paragraph), (iv) ISP charges of $1,092,910, (v) legal, professional, accounting and consultancy fees associated with uDate's discussions with Ticketmaster and Company A in the first quarter of 2002 of $973,452 and (vi) legal, professional, accounting and consultancy fees associated with the merger agreement of $1,091,367. Software development costs capitalized during the period amounted to $1,425,804, of which $1,157,263 related to direct wages and salaries and the remainder of which were direct development costs of uDate's software application. These wages and salaries reflect a portion of the total employment costs of employees involved in the development work based upon each employee's percentage of time spent on the project. uDate's wages and salaries expenses decreased from $4,597,357 in the year ended December 31, 2001 to $4,071,520 in the year ended December 31, 2002 due in part to cost savings resulting from restructuring the operations of Kiss.com, Inc and in part to the capitalization of software development costs. Approximately $1.6 million of uDate's bank and transaction charges are directly related to its cash receipts; therefore, if the amount of uDate's cash receipts increases in future periods, uDate will likely experience an increase in its bank and transaction charges by a proportional amount.

  Restructuring charges

        During the fourth quarter of 2001, uDate restructured the operations of Kiss.com, Inc. by closing its Seattle, Washington office, terminating 22 employees and migrating the online operation of Kiss.com onto the uDate.com software application. As a result, uDate recorded a restructuring charge of $1,439,611 in the three months ended December 31, 2001, which is included within selling, general and administrative expenses. The two principal components of this charge were (i) costs associated with terminating the employees of $760,714 and (ii) future office rental obligations of $434,086 for facilities with no future use.

  Advertising Expense

        Advertising expense for the twelve months ended December 31, 2002 was $15,533,206, compared to $7,063,946 for the twelve months ended December 31, 2001, an increase of 120%. This increase was due to an increase in marketing activities designed to attract more potential paying members to uDate's Web sites and increase subscription revenues. Advertising expense increased during the year ended December 31, 2002 in line with the expanding operations of uDate. uDate's cost to acquire a new paying member increased marginally resulting from increases in the costs of online advertising. uDate continually adjusts its advertising program to reflect its experience and to increase the relative yield of its advertising expense.

        uDate believes advertising through online media contributed to the majority of the new personal profiles created by members during the twelve months ended December 31, 2002.

        Although uDate also spent approximately $400,000 on offline advertising during 2002, advertising expense continued to be predominantly for online media. uDate has a number of "integrated content" relationships with portals, ISPs and online newspapers, and purchases targeted advertising on key Web properties, including portals, Web sites dedicated to alumni networks, search engines and ISPs. uDate also has an affiliate program.

        uDate plans to increase its advertising expenses in fiscal 2003, both online and offline, in an effort to grow its subscription revenues and to increase brand awareness. uDate believes that online advertising may become more expensive, which may cause its advertising costs to increase in future periods in absolute terms.

  Depreciation

        Depreciation during the twelve months ended December 31, 2002 was $1,116,842, compared to $871,219 for the twelve months ended December 31, 2001, an increase of 28%. This increase was due to continued capital expenditure related to the expansion of uDate's server hardware which is housed in an IBM facility in Secaucus, New Jersey.

  Amortization of Goodwill and Intangible Assets

        Amortization of goodwill and intangible assets was $1,114,299 for the twelve months ended December 31, 2002, compared to $4,474,388 for the twelve months ended December 31, 2001, a decrease of 75%. This decrease was due to (i) the amortization in full of the intangible asset relating to the customer base of Kiss.com, Inc. in the twelve months ended December 31, 2001 and (ii) uDate's adoption of accounting policies effective January 1, 2002 which no longer allow goodwill to be amortized, but rather be subject to an annual impairment review. uDate has conducted such annual impairment review and determined that no impairment of goodwill or intangible assets occurred during the twelve months ended December 31, 2002. Amortization of goodwill and intangible assets relates to the goodwill and intangible assets recognized by uDate in connection with its acquisition of Kiss.com, Inc.

        The total purchase price for Kiss.com, Inc., including transaction costs, was approximately $19.6 million. uDate also assumed $6.3 million of Kiss.com, Inc.'s liabilities. Of this, approximately $12.0 million was allocated to goodwill, $2.8 million was allocated to Kiss.com, Inc.'s customer base and $11.1 million was allocated to the Kiss.com trade name. During the twelve months ended December 31, 2001, uDate amortized goodwill on a straight-line basis over its estimated useful life of ten years. Effective January 1, 2002, uDate adopted the provisions of SFAS 142. SFAS 142 requires that any goodwill and any intangible asset determined to have an indefinite life should not be amortized, but should be evaluated for impairment on at least an annual basis in accordance with the provisions of SFAS 142. As of January 1, 2002, unamortized goodwill in the amount of $11,195,380 is subject to this annual impairment review.

        The customer base was fully amortized in 2001 over its estimated useful life of nine months. The Kiss.com trade name is being amortized on a straight-line basis over its estimated useful life of ten years.

  Interest

        Interest expense for the twelve months ended December 31, 2002 was $121,296, compared to $520,395 for the twelve months ended December 31, 2001, a decrease of 77%. This decrease was due to the repayment in full by March 31, 2002 of the promissory notes in the aggregate principal amount of $5,000,000 issued by uDate in connection with its acquisition of Kiss.com, Inc. (the "Kiss.com Notes"). Interest charges on the Kiss.com Notes commenced in July 2001.

        Interest income for the twelve months ended December 31, 2002 was $59,493, compared to $19,388 for the twelve months ended December 31, 2001, an increase of 207%. This increase was due to an increase in uDate's cash balances.

  Income Taxes

        Income taxes for the twelve months ended December 31, 2002 were an expense of $3,136,291, compared to a benefit of $2,541,487 for the twelve months ended December 31, 2001. This increase was due to uDate recording net income in 2002, as opposed to the cumulative net loss recorded for 2001.

  Net Income

        Net income for the twelve months ended December 31, 2002 was $5,533,735 compared to a net loss of $360,897 for the twelve months ended December 31, 2001. uDate recorded net income in 2002 due to the continued growth of uDate's revenues throughout 2002, the reasons for which are described above, combined with the maintenance of a relatively fixed cost base.

Results of Operations for the Year Ended December 31, 2001 and the Ten Months Ended December 31, 2000

        The acquisition of Kiss.com, Inc. was completed on March 29, 2001. Accordingly, the results of operations for the twelve months ended December 31, 2001 include nine months of operating results of Kiss.com, Inc. In addition, uDate experienced significant growth during 2001, caused in part by the acquisition of Kiss.com, Inc. Due to this significant growth, uDate cautions that the analysis set forth below comparing uDate's results of operations for the year ended December 31, 2001 and the ten months ended December 31, 2000 may not be helpful to an understanding of uDate's business as currently conducted. Therefore, the discussion below focuses primarily on the quarterly results for 2001, as shown below.

	Q1 2001	Q2 2001	Q3 2001	Q4 2001	Year 2001	Ten months 2000
Revenues	$1,538,431	$4,217,129	$6,620,863	$7,742,538	$20,118,961	$1,588,730
Operating expenses:
Selling, general and administrative expenses	911,474	2,349,155	2,414,863	2,995,682	8,671,174	3,925,090
Restructuring charges	—	—	—	1,439,611	1,439,611	—
Advertising expense	878,577	1,644,882	2,172,926	2,367,561	7,063,946	3,607,923
Depreciation	146,152	196,282	194,041	334,744	871,219	352,335
Amortization of goodwill and intangible assets	—	1,037,538	1,039,068	2,397,782	4,474,388	—

Total operating expenses	1,936,203	5,227,857	5,820,898	9,535,380	22,520,338	7,885,348

Net income (loss) before interest and taxes	(397,772)	(1,010,728)	799,965	(1,792,842)	(2,401,377)	(6,296,618)
Interest income	3,506	5,564	3,565	6,753	19,388	112,607
Interest expense	2,079	9,308	279,581	229,427	520,395	18,680

Net income (loss) before taxes	(396,345)	(1,014,472)	523,949	(2,015,516)	(2,902,384)	(6,202,691)
Income taxes	—	—	—	(2,541,487)	(2,541,487)	—

Net income (loss)	$(396,345)	$(1,014,472)	$523,949	$525,971	$(360,897)	$(6,202,691)

        Unless specifically discussed below, there were no material changes from period to period in line items of the financial statements. In addition, unless specifically discussed below, there are no seasonal aspects that had a material effect on uDate's financial condition or results of operations.

  Revenues

        Total revenues for the twelve months ended December 31, 2001 were $20,118,961, compared to $1,588,730 for the ten months ended December 31, 2000, an increase of 1,166%.

        Revenues grew each quarter during fiscal 2001: revenues in the fourth quarter of 2001 increased 17% over the third quarter; revenues in the third quarter of 2001 increased 57% over the second quarter; and revenues in the second quarter of 2001 increased 174% over the first quarter. The migration of the Kiss.com operations onto the uDate.com software application enabled uDate to calculate deferred revenue for Kiss.com subscribers on a daily basis beginning in October 2001, as opposed to the monthly basis previously used. This change in the calculation of deferred revenue had the effect of (i) reducing recorded revenues in the fourth quarter by $845,840 and (ii) increasing the amount of deferred revenue shown on the balance sheet as at December 31, 2001 by $845,840.

        uDate believes that the quarterly percentage increases in revenues achieved during the twelve months ended December 31, 2001 are not necessarily indicative of future results.

        Subscription revenues for the twelve months ended December 31, 2001 made up 98% of total revenues recorded in the year.

        The growth in subscription revenues during fiscal 2001 was due to (i) the continued greater awareness of the uDate.com and Kiss.com Web sites as a consequence of targeted marketing activities, (ii) an increase in the rate of conversion of members to paying members and (iii) an increase in the average life of membership arising from improvements in the uDate.com and Kiss.com Web products and from the impact of automatic renewal of the members' subscriptions upon the expiration of the subscription period. The automatic renewal process was introduced on the uDate.com Web site on May 23, 2001 and was in effect on the Kiss.com Web site prior to uDate's March 2001 acquisition of Kiss.com.

        In October 2001, uDate consolidated the operations of Kiss.com, Inc., and launched a new Kiss.com Web site using the uDate software platform, hosted at the existing uDate data center located in Secaucus, New Jersey. All Kiss.com users were migrated onto the new Kiss.com Web site and uDate experienced an increase in the rate of conversion of members to paying members on the Kiss.com Web site following this migration due to the improvements in the Kiss.com Web product.

        uDate experienced a seasonal decline in subscription revenues in the two weeks prior to Christmas of 2001.

        During the twelve months ended December 31, 2001, no barter advertisements were displayed on either the uDate.com or Kiss.com Web sites.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses during the twelve months ended December 31, 2001 were $8,671,174, compared to $3,925,090 for the ten months ended December 31, 2000, an increase of 121%.

        Significant components of selling, general and administrative expenses in the year ended December 31, 2001 include (i) wages and salaries of $3,814,810, (ii) legal, professional, accounting and consultancy fees of $2,318,322, (iii) bank and transaction charges of $842,366 and (iv) ISP charges of $836,696.

  Restructuring charges

        During the fourth quarter of 2001, uDate restructured the operations of Kiss.com, Inc. by closing its Seattle, Washington office, terminating 22 employees and migrating the online operation of Kiss.com onto the uDate.com software application. As a result, uDate recorded a restructuring charge of $1,439,611 in the fourth quarter of 2001. The two principal components of this charge were (i) costs associating with terminating the employees of $760,714 and (ii) future office rental obligations of $434,086.

  Advertising Expense

        Advertising expense for the twelve months ended December 31, 2001 was $7,063,946, compared to $3,607,923 for the ten months ended December 31, 2000, an increase of 96%.

        Advertising expense increased quarter on quarter during fiscal 2001 in line with the expanding operations of uDate. uDate's cost to acquire a new paying member remained relatively constant in 2001, because uDate continually adjusts its advertising program to reflect its experience and to increase the relative yield of its advertising expense.

        uDate believes advertising through online media contributed to the majority of the new personal profiles created by members on uDate.com in the twelve months ended December 31, 2001 and the majority of the new personal profiles created by members on Kiss.com in the nine months ended December 31, 2001.

        Advertising expense continued to be predominantly for online media. uDate has a number of "integrated content" relationships with portals, ISPs and online newspapers, and purchases targeted advertising on key Web properties, including portals, Web sites dedicated to alumni networks, search engines and ISPs. uDate also has an affiliate program.

  Depreciation

        Depreciation during the twelve months ended December 31, 2001 totaled $871,219, compared to $352,335 for the ten months ended December 31, 2000, an increase of 147%. This increase was due to capital purchases during 2001 and the acquisition of depreciable assets in connection with the purchase of Kiss.com, Inc.

  Amortization of Goodwill and Intangible Assets

        Amortization of goodwill and intangible assets was $4,474,388 for the twelve months ended December 31, 2001. Amortization of goodwill and intangible assets relates to the goodwill and intangible assets recognized by uDate in connection with its acquisition of Kiss.com, Inc.

        The total purchase price for Kiss.com, Inc., including transaction costs, was approximately $19.6 million. uDate also assumed $6.3 million of Kiss.com, Inc.'s liabilities. Of this, $12.0 million was allocated to goodwill, $2.8 million was allocated to Kiss.com's customer base and $11.1 million was allocated to the Kiss.com trade name. Goodwill has been amortized in the results for 2001 on a straight line basis over its estimated useful life of ten years. uDate has adopted SFAS 142 effective January 1, 2002, such that during 2002 goodwill will no longer be amortized but will be reviewed for impairment on an annual basis. The customer base has been amortized over its estimated useful life of nine months. The Kiss.com trade name will be amortized on a straight line basis over its estimated useful life of ten years.

        Amortization of goodwill and intangible assets for the three months ended December 31, 2001 was $2,397,782 compared to $1,039,068 for the three months ended September 30, 2001, an increase of 131%. This increase was due to the completion of the valuation of the intangible assets of Kiss.com.

        In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

        uDate has adopted the provisions of SFAS 141, and is required to adopt the provisions of SFAS 142 effective January 1, 2002. Furthermore, any goodwill and any intangible asset determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001 will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre-SFAS 142 accounting literature. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized prior to the adoption of SFAS 142.

        uDate has completed the purchase accounting analysis to allocate acquisition costs to the acquired net assets. Unamortized goodwill in the amount of $11,195,380 will be subject to the transition provisions of SFAS 141 and SFAS 142. Amortization expense related to goodwill was $0 and $824,662 for the ten month period ended December 31, 2000 and the year ended December 31, 2001, respectively.

  Interest

        The principal component of interest expense during the quarters ended September 30, 2001 and December 31, 2001 was interest due on the Kiss.com Notes, which amounted to $265,036 and $218,374, respectively.

  Income Taxes

        The deferred tax credit of $2,541,487 in the three months ended December 31, 2001 arose from two areas: (i) the deferred tax liability established on the acquisition of Kiss.com, Inc. was decreased by $1.1 million, due to amortization of intangible assets following completion of the valuation of intangible assets conducted during the three months ended December 31, 2001, and (ii) $1.4 million is related to the recognition of a deferred tax asset in respect of losses carried forward which are expected to be utilized in 2002.

  Net Loss

        Net loss for the twelve months ended December 31, 2001 totaled $360,897, compared to a net loss of $6,202,691 for the ten months ended December 31, 2000. The improvement in net loss is a result of the continued growth of uDate's revenues throughout 2001, the reasons for which are described above, combined with the maintenance of a relatively fixed cost base.

Liquidity and Capital Resources

        To date, uDate has funded its operations through equity financing and cash provided by operating activities. In May 2000, in connection with the Share Exchange Transaction, uDate's corporate predecessor, Anthem Recording West, Inc., raised $7.5 million through a private placement of 1.0 million units at $7.50 per unit. Each unit consisted of one share of common stock of Anthem and a warrant that represented the right to purchase one-half of a share of common stock at $10.00 per share. In March 2001, uDate acquired Kiss.com, Inc. for the purchase price of 6.2 million shares of its common stock and promissory notes in the aggregate principal amount of $5.0 million, known as the Kiss.com Notes. uDate's operating activities expanded significantly following its acquisition of Kiss.com, Inc.

        As of December 31, 2002, uDate's principal sources of liquidity consisted of (1) cash of $9,712,452, compared to $4,325,580 as of December 31, 2001 and $1,450,366 as of December 31, 2000, and (2) revenue from operations. The increase in cash during 2002 was primarily the result of cash generated from operations and proceeds from the issuance of common stock pursuant to the exercise of stock options, reduced by repayments of the Kiss.com Notes ($2,606,326 in 2002) and capital expenditures ($2,126,164 in 2002). The increase in cash during 2001 was primarily the result of cash generated from operations and proceeds from the issuance of common stock pursuant to the exercise of stock options, reduced by repayments of the Kiss.com Notes ($2,393,674 in 2001), payment of costs associated with the acquisition of Kiss.com, Inc. ($528,384 in 2001) and capital expenditures ($495,846 in 2001).

        Cash as of December 31, 2002 includes restricted cash of $3,938,970 ($0 as of December 31, 2001 and December 31, 2000) held on deposit with financial institutions in connection with merchant services agreements relating to the collection of uDate's subscription receipts.

        uDate's net working capital deficit increased to ($2,952,001) as of December 31, 2002, compared to $(2,933,491) as of December 31, 2001 and net working capital of $62,928 as of December 31, 2000. The recognition of restricted cash as described above, the repayment of the Kiss.com Notes and capital expenditures have offset the effect of cash generated from operations and proceeds from the issuance of common stock pursuant to the exercise of stock options.

        Net cash provided by operating activities for the twelve months ended December 31, 2002 was $6,829,373, compared to $6,400,755 for the twelve months ended December 31, 2001 and net cash used in operating activities of ($4,709,215) for the ten months ended December 31, 2000. The increase in net cash provided by operating activities during 2002 and 2001 was a direct consequence of the increased level of activity of the business.

        Net cash used in investing activities for the twelve months ended December 31, 2002 was $3,551,968, compared to $1,103,032 for the twelve months ended December 31, 2001 and $1,433,185 for the ten months ended December 31, 2000. uDate's principal investing activities in 2002 were capital expenditures ($2,126,164) and software development costs relating to uDate's new software application ($1,425,804), in 2001 were capital expenditures ($495,846), costs associated with the acquisition of Kiss.com, Inc. ($528,384) and Web site development expenses ($128,285), offset by cash acquired with Kiss.com, Inc. ($49,483), and in 2000 were capital expenditures ($1,484,108), offset by cash acquired in the Share Exchange Transaction ($50,923). Capital expenditures for 2002, 2001 and 2000 related primarily to computer hardware.

        Net cash used in financing activities for the twelve months ended December 31, 2002 was $1,829,503, compared to $2,422,509 for the twelve months ended December 31, 2001 and net cash provided by financing activities of $7,576,641 for the ten months ended December 31, 2000. In 2002, uDate received proceeds from the issuance of common stock of $876,071 and made repayments of $2,606,326 on the Kiss.com Notes. In 2001, uDate received proceeds from the issuance of common stock of $77,600 and made repayments of $2,393,674 on the Kiss.com Notes. In 2000, uDate received proceeds from the issuance of common stock of $7,635,580.

        uDate was required to pay the Kiss.com noteholders an amount equal to 20% of uDate's gross Internet dating revenues on a monthly basis from July 2001, with payments made by the fifth business day of the following month. Any balance outstanding fell payable in full on the completion of any company financing after June 30, 2001. Interest was payable on the Kiss.com Notes at a rate of 7% per annum from July 1, 2001. In addition, until the Kiss.com Notes were repaid, uDate issued and delivered to each noteholder a certificate or certificates representing that number of shares of uDate's common stock equal to two percent (2%) of the aggregate principal amount of such person's note that was unpaid as of the end of the month then ended, divided by the greater of (i) $2.00 per share and (ii) the Average Price (as such term was defined in the Kiss.com Notes). The Kiss.com Notes were repaid in full during the twelve months ended December 31, 2002.

        uDate expects to increase its advertising spending during 2003 in an effort to grow its subscription revenues. If the closing of the merger is delayed or the merger is not completed, uDate also intends to make substantial additional technology investments during 2003, including establishing a second data center.

        uDate has operating leases which are due to expire in 2003, 2005 and 2007. Payments under these leases amounted to $109,065 in the twelve months ended December 31, 2002 and $69,130 in the twelve months ended December 31, 2001. uDate is obligated to make future payments under these leases of $400,000 in 2003, $384,000 in 2004, $341,500 in 2005, $299,000 in 2006 and $299,000 in 2007.

        uDate is also obligated to make payments of $184,516 in 2003 in respect of lease property in Seattle, Washington.

        In connection with the merger agreement, uDate has agreed to customary restrictions on various operating matters, including restrictions on incurring debt, declaring or paying dividends, disposing of assets, capital expenditures and making investments or acquisitions.

        On the basis of the actual position as at December 31, 2002 and forecasts through 2003, if the merger is not completed, uDate anticipates that it will be able to fund its operating expenses and anticipated capital expenditures in 2003 with existing cash and the cash flow from its operations. uDate's actual future cash requirements, however, will depend on many factors, including changes in its advertising and technology expenses, costs associated with the development and introduction of its new software application and new services, and competitive pressures. If the merger does not close, uDate may require additional sources of capital to continue to support its business. uDate does not currently have an established line of credit with a commercial bank. Such a credit facility may be difficult to obtain in the short-term with uDate's historical operating results, or may not be obtainable on terms acceptable to uDate. As a result, in order to obtain additional funds, uDate may need to seek additional equity capital which would be dilutive to current stockholders.

Recent Accounting Pronouncements

        SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs, is effective for uDate for the year commencing January 1, 2003. uDate does not expect SFAS 143 to have a material effect on its financial statements.

        SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets, is effective for uDate for the year commencing January 1, 2002. SFAS 144 did not have a material effect on uDate's financial statements.

        SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Correction, is effective for uDate for the year commencing January 1, 2003. SFAS 145 rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt; SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements; SFAS No. 44, Accounting for Intangible Assets of Motor Carriers; and amends SFAS No. 13, Accounting for Leases. uDate does not expect SFAS 145 to have a material effect on its financial statements.

        SFAS No. 146, Accounting for the Costs Associated with Exit or Disposal Activities is effective for uDate for any exit or disposal activities that are initiated after December 31, 2002. The standard addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). According to SFAS No. 146, commitment to a plan to exit an activity or dispose of long-lived assets will no longer be enough to record a one-time charge for most anticipated costs. Instead, companies will record exit or disposal costs when they are incurred and can be measured at fair value, and they will subsequently adjust the recorded liability for changes in estimated fair value. uDate does not expect the standard to have a material effect on its financial statements.

        SFAS No. 148, Accounting for Stock Based Compensation—Transition and Disclosure—an amendment of SFAS No. 123, is effective for uDate for the year ended December 31, 2002. SFAS No. 148 permits two additional transition methods for entities that adopt the fair value based method of accounting for stock-based employee compensation. The Statement also requires new disclosures about the ramp-up effect of stock-based employee compensation on reported results. The Statement also requires that those effects be disclosed more prominently by specifying the form, content, and location of those disclosures. uDate has adopted the disclosure provisions of the Statement in these financial statements. uDate has not adopted the fair value based method of accounting for stock-based employee compensation and still accounts for these in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees.

        In November 2002, the Emerging Issues Task Force issued its consensus on EITF 00-21, Revenue Arrangements with Multiple Deliverables ("EITF 00-21") on an approach to determine whether an entity should divide an arrangement with multiple deliverables into separate units of accounting. According to the EITF, in an arrangement with multiple deliverables, the delivered item(s) should be considered a separate unit of accounting if all of the following criteria are met: (1) the delivered item(s) has value to the customer on a standalone basis, (2) there is objective and reliable evidence of the fair value of the undelivered item(s), and (3) if the arrangement includes a general right of return, delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the vendor. If all the conditions above are met and there is objective and reliable evidence of fair value for all units of accounting in an arrangement, the arrangement consideration should be allocated to the separate units of accounting based on their relative fair values. The guidance in this Issue is effective for revenue arrangements entered into in fiscal beginning after June 15, 2003. uDate believes that the adoption of EITF 00-21 will not have a material impact on uDate's financial statements.

INFORMATION ABOUT UDATE

uDate's Business

  Overview

        uDate.com, Inc. is an online personals business that provides adults with a secure, effective environment for meeting other adults. uDate provides a global service through two Web properties: uDate.com and Kiss.com. uDate is a "pure play" Internet business and derives substantially all of its revenues from the sale of paying memberships.

        uDate's main office is located in Derby, England. uDate's Web infrastructure, including its server hardware and software application, is housed in an IBM facility in Secaucus, New Jersey. The uDate.com and Kiss.com Web sites are available globally under the uniform resource locators (URLs) www.udate.com and www.kiss.com, respectively. As of December 31, 2002, uDate had approximately 4.5 million personal profiles created by members in more than 80 countries. uDate had 223,362 paying members during December 2002; this figure represents the total number of paying members who had a subscription at any point during that month. uDate believes that its subscribers are principally located in the United States, the United Kingdom and continental Europe.

        The U.S. online personals business has developed from a minor business in 1997 comprising a handful of competitors into a business that generates substantial revenues and consists of hundreds of competitors. According to the Online Publishers Association, an industry trade organization representing online publishers, the personals/dating category of the paid online content business recorded more than $87 million in revenue in the third quarter of 2002. The Online Publishers Association also reported that consumer spending for online content in the personals/dating category increased 387% between the third quarter of 2001 and the third quarter of 2002. uDate believes that, as the online personals business has developed, Internet dating has become more widely accepted among consumers. Several of the major companies in the online personals business are currently engaging in more traditional television, radio and printed media advertising; uDate believes this will lead to greater acceptance of Internet dating by the mainstream population. Presently there are hundreds of service providers in the U.S., including companies such as AmericanSingles, Date.com, FriendFinder, Lavalife, Match.com (a subsidiary of USA), Matchmaker (a subsidiary of Terra Lycos) and Yahoo! Personals (owned by Yahoo! Inc.) and specialty providers such as JCupid.com and Nerve.com.

        uDate attracts customers to its Web sites through its affiliate program and its "integrated content" relationships and by purchasing targeted advertising on select Web sites. Based on an analysis of the sources of traffic to its Web sites, uDate believes that it is attracting a growing proportion of its visitors by reference or word-of-mouth.

        uDate.com and Kiss.com members access uDate's Web sites by Web browsers such as Microsoft's Internet Explorer and Netscape Navigator. Members interface with uDate's server hardware and software application, including both Web and database servers, which share information among members and enable instantaneous interaction between members.

        The uDate.com and Kiss.com Web sites allow members to register free of charge. Free membership entitles a member to build a personal profile that is visible to other members. The personal profile includes detailed demographic data, photographs and a personal description. Members are able to visit the Web sites at any time and identify other members whom they might like to meet. uDate operates a "pay to communicate" business model. (Many online personals companies use either advertising and subscription business models or subscription only business models.) The principal difference between membership generally and paying membership is that paying members may contact other paying members through the uDate.com and Kiss.com Web sites and may initiate contact with non-paying members. Non-paying members may not read messages from other members or reply to messages. This joint proxy statement/prospectus uses the term "paying member" or "subscriber" to denote a person who has purchased a subscription from uDate and the term "member" or "non-paying member" to denote a person who has not agreed to pay uDate but who has registered with uDate and created a personal profile.

        uDate's operations are supported by 24 hour customer service. The customer service team receives and responds to members' inquiries by email and billing inquiries by telephone.

  Services

        The uDate.com and Kiss.com Web sites provide a wide range of product features that enable members to find potential friends. These include:

  •
  Who's On—a list of members who are logged on and active on the Web site at that moment in time;

  •
  Match—a user-driven tool that enables members to search the entire membership database using up to 33 elements of demographic and psychographic criteria. A range of Matches are supported, including 1-Way, 2-Way, Online Users and New Users;

  •
  Encounters—a list of members who have shown an interest in the user's profile, along with the type of interest shown;

  •
  My uDate / My Kiss—a summary of the member's profile with hints and tips on how to get noticed. This feature also provides a number of useful lists of other members who may be of interest to the user;

  •
  Gallery—a summary of members with new or revised photographs; and

  •
  Email prompts—all members are provided with system-generated email prompts and alerts about new or matching members who may be of interest.

        Paying members have access to two additional product features that enable them to communicate with other members:

  •
  Whispers—an integrated instant-messaging product which enables paying members to hold up to 30 real-time, one-on-one conversations with other paying members; and

  •
  Private Email—an HTML-based private email system.

        uDate derives substantially all of its revenues from the sale of paying memberships. Members may subscribe to enable unlimited communication with other paying members and to initiate contact with non-paying members. Subscription plans are currently available for periods of one month, three months and six months. A one-month subscription currently costs $24.95. Free memberships do not have a fixed duration or term and may be cancelled by the member at any time.

        uDate is currently developing a next generation application, which is expected to support multiple Web properties, each having a different look, feel and functionality. In addition, the application is expected to support different languages and have enhanced introduction and matching capabilities.

  Competitive Environment

        The U.S. online personals business has evolved over the last seven years. The early entrants in the online personals business included companies such as Kiss.com, Inc., Match.com and One and Only.com. These companies endeavored to derive revenue from Internet content. As the Internet developed as an established medium, the online personals business attracted a variety of other providers, such as Lavalife, uDate and AmericanSingles. More recently, established Internet businesses such as Yahoo! entered the online personals business.

        According to Jupiter Research, a company that analyzes and measures the impact of the Internet on commerce and marketing, "dating services comprise the one category that not only migrates online successfully, but also is best served by the Internet." uDate believes that, unlike some other online businesses, the online personals business has survived and grown because it leverages two significant capabilities of the Web: two-way communication and database functionality. In December 2002, the Online Publishers Association reported that the personals/dating category of the paid online content business surpassed the business/investment and entertainment/lifestyles categories to become the leading paid content category during the third quarter of 2002, as measured by revenue.

        uDate believes the online personals business is highly competitive. A range of online businesses, including portals, Internet service providers (or ISPs) and content aggregators, have entered or attempted to enter the online personals business. In addition, because the online personals business poses no substantial barriers to entry for simple Web-based applications, hundreds of other entities have established a presence.

        The following online personals providers are among uDate's competitors:

General Audience Providers	Specialty Providers
AmericanSingles	BlackPlanet.com
Cupid Junction	CatholicSingles.com
Date.com	ChristianCafe.com
DreamMates.com	eharmony.com
FriendFinder	Gay.com
Lavalife	JCupid.com
Match.com (a subsidiary of USA)	Nerve.com
Matchmaker (a subsidiary of Terra Lycos)	SocialPlus.com
SomeoneLikesYou.com
Yahoo! Personals (owned by Yahoo! Inc.)

        uDate believes that it competes with all other online personals services based primarily on (i) the features of its application, (ii) the appeal, look and feel and user-friendliness of its application, (iii) the number, range and qualities of its members and (iv) its market presence. uDate also faces significant competition from online services that are free to subscribers and from offline services designed to provide dating opportunities for adults, such as classified advertising.

        uDate believes that one route for online personals services to reach large numbers of potential customers is through arrangements with the main leading online content aggregators, such as portals and ISPs, which are capable of attracting large numbers of potential paying members to online dating sites. Many of these Internet sites have entered into agreements lasting 12 or more months with online dating services. For example, Match.com currently provides branded personals content to MSN and AOL, and uDate currently provides branded personals content to AT&T and Knight Ridder. uDate believes that the typical 12-month term of many of these arrangements and the ability of aggregators of online content to enter into the online personals business themselves raises the competitive pressure in the online personals business.

        uDate believes that there is some competitive advantage to having a relationship with entities capable of attracting potential paying members to an online dating site or having a relationship with an affiliated group of potential paying members. uDate believes that it is able to compete for these pools of potential paying members.

        uDate has traditionally competed on the strength of its service and product offering. uDate's current Internet application was developed over two years ago and, while uDate believes that at the time it was a leader in terms of functionality and ability to deliver high levels of interaction between members, many of uDate's competitors subsequently developed applications with similar capabilities. As a result, uDate believes any competitive advantage it had in this area has been reduced.

  Customers

        uDate attracts customers to its Web sites through its affiliate program and its "integrated content" relationships and by purchasing targeted advertising. These programs are designed to appeal to persons who have the demographic characteristics that uDate believes makes them more likely to be interested in uDate's service and to become paying members.

        Affiliate Program.    uDate.com and Kiss.com both have an affiliate program that encourages professional Web masters to promote uDate.com and Kiss.com across a network of Web sites and attract potential customers to the uDate.com and Kiss.com Web sites. Affiliates receive a portion of the uDate.com and Kiss.com revenues generated by the affiliates' Web sites. Affiliates attract traffic to uDate.com and Kiss.com principally through search engine listings and from "Personals Directories" such as Lovesites.com or cupidsnetwork.co.uk. uDate focuses its affiliate program on Web sites capable of attracting meaningful numbers of potential subscribers to uDate's Web sites. As of December 31, 2002, uDate had 72 affiliates.

        Integrated Content Relationships.    uDate.com and Kiss.com have a number of "integrated content" relationships with portals, ISPs and online newspapers, such as AT&T, USA Today and Knight Ridder. These relationships normally provide for uDate and the other party to develop jointly an online dating page that is located on the other party's Web site. This page has the "look and feel" of the other party's Web site and is designed to attract interested users to uDate's Web sites. uDate typically pays a fee to the other party based on the revenues uDate.com and Kiss.com receive from the online dating page that is located on the other party's Web site.

        Targeted Advertising.    uDate buys advertising on a number of different Web properties, including portals, search engines, Web sites dedicated to alumni networks, online "white page" and "yellow page" directories and ISPs. Internet sites on which uDate purchases advertising include MSN, Google.com and classmates.com. Advertising on these sites takes many forms, such as keyword text links and targeted banners.

  Operations and Technology

        uDate's members connect to its Web sites through the Internet. uDate's members connect to the Internet through ISPs such Prodigy, Earthlink and AOL. By keying www.udate.com or www.kiss.com into the URL field or by clicking on a uDate.com or Kiss.com Internet advertisement, members are directed to uDate's server hardware and software application. Members may connect through broadband and narrowband and from personal computers (PCs), Mac and Web TV.

        uDate's Web and database servers are housed in an IBM facility in Secaucus, New Jersey. uDate's server hardware and software application "Web site" has been designed and developed over the past four years and is capable of supporting 20,000 simultaneous online users.

        uDate capitalizes certain software development costs after technological feasibility of the software application has been established. uDate will then amortize these costs using the greater of the amount calculated on a straight line basis over the expected life of the software application, or the ratio of current gross revenues to the total amounts anticipated as future gross revenues for a product. Software development costs capitalized in the twelve months ended December 31, 2002 amounted to $1,425,804, which related to a portion of the wages and salaries of employees involved in the development work and other direct development costs of uDate's software application. Costs will be amortized from the point at which the application is made available for general release to customers. In assessing the realizability of the software development costs, uDate must make certain assumptions about the sales of the software application and the expected economic life of the application. If uDate changes these assumptions in the future, the amount of amortization expense that uDate will recognize in future periods could be materially increased or decreased.

        uDate estimates that expenses in respect of Web site development incurred in the twelve months ended December 31, 2001 amounted to approximately $128,000. This expenditure related to targeted advertising services and was capitalized, as required under EITF 00-2, Accounting for Web site Development Costs, and SOP 98-1. Following uDate's decision to focus its activities on online personals, this amount was written off in full. Throughout the twelve months ended December 31, 2001, uDate continued to develop and refine its application, but incurred no further Web site development expenses in the period that would require capitalization under EITF 00-2 or SOP 98-1.

        No research and development costs have been borne directly by customers, and all such costs were expensed as incurred.

        As of December 31, 2002, uDate had 39 full-time employees, and four temporary staff, based in both the U.S. and England. This also represents uDate's total number of employees.

  Corporate History

        uDate's corporate predecessor, Anthem Recording West, Inc. ("Anthem"), was incorporated in California on January 4, 1999, and was originally organized to provide representation and other services to musical artists such as songwriters and performers. Anthem, however, had minimal operations, earnings and business prospects prior to May 23, 2000. The former management of Anthem determined that the business model of Anthem was not successful and sought to combine with, or acquire, a new business.

        On May 23, 2000, Anthem issued 10,925,000 shares of common stock in exchange for all of the outstanding shares of capital stock of uDate.com Ltd. (formerly Icebreaker Personal Network Ltd.), an English corporation ("uDate-UK"), and its parent company, Internet Investments Inc., a Bahamian corporation (the "Share Exchange Transaction"), pursuant to the terms of a Share Exchange Agreement dated as of May 5, 2000 (the "Share Exchange Agreement"). At the consummation of the Share Exchange Transaction, the former sole shareholder of Internet Investments Inc. held approximately 60% of the issued and outstanding shares of common stock of Anthem. The Share Exchange Transaction is described, and the Share Exchange Agreement is included, in a Current Report on Form 8-K filed with the SEC on June 9, 2000, as amended by Current Reports on Form 8-K/A filed with the SEC on August 14, 2000, March 26, 2001, April 4, 2001 and May 2, 2001.

        uDate-UK was formed in February 1998 in England as "Icebreaker Personal Network Ltd." Internet Investments Inc. was formed in the Bahamas in February 1998. Prior to the Share Exchange Transaction, Internet Investments Inc. owned over 98% of the capital stock of uDate-UK. uDate-UK began commercial operation of its online personals business in February 1999.

        The Share Exchange Transaction also provided Anthem with working capital in the amount of $7.5 million through a concurrent private placement of 1.0 million units at $7.50 per unit. Each unit consisted of one share of common stock of Anthem and a warrant that represented the right to purchase one-half of a share of common stock at $10.00 per share.

        Following the completion of the Share Exchange Transaction, the name of Anthem was changed to "uDate.com, Inc."

        On or about February 23, 2001, holders of a majority of the issued and outstanding shares of uDate.com, Inc., a California corporation ("uDate-California"), acting by written consent, approved a proposal to reincorporate uDate-California under the laws of Delaware pursuant to an Agreement and Plan of Merger between uDate-California and uDate.com, Inc., a Delaware corporation which was a wholly-owned subsidiary of uDate-California (the "Reincorporation"). The Reincorporation became effective on March 27, 2001. The Reincorporation did not result in any change in the name, business, management, fiscal year, assets or liabilities, or location of the principal facilities of uDate-California.

        On March 29, 2001, uDate acquired Kiss.com, Inc., a privately held Washington corporation that operated a picture personals service, for the purchase price of 6.2 million shares of its common stock and promissory notes in the aggregate principal amount of $5.0 million. As a result of the acquisition, Kiss.com, Inc. became a wholly-owned subsidiary of uDate.com, Inc. The acquisition was accounted for under the purchase method of accounting and was valued at approximately $19.6 million, including transaction costs.

        During the fourth quarter of 2001, uDate restructured the operations of Kiss.com, Inc. by closing its Seattle, Washington office, terminating 22 employees and migrating the online operation of Kiss.com onto the uDate.com application.

        uDate plans to maintain both the Kiss.com and uDate.com Web properties for the foreseeable future and continues to promote both brands.

  Intellectual Property

        uDate has developed technologies that it uses in its business. It relies primarily on a combination of common law trade secret, copyright and trademark protection and contractual provisions to protect its proprietary rights in such technologies.

        At this time uDate has not filed any applications for patents or copyrights for its technologies. uDate has registered trademarks for certain of its key marks and has filed trademark applications for certain others, which are currently under review by the relevant authorities. There can be no guarantee that such applications will be approved. Patents, trademarks and copyrights may become important in the protection of the commercial viability of uDate's products and the failure to obtain such protection could have an adverse effect on the commercial viability of such products. uDate's success, therefore, may in part depend on its ability to obtain patents, trademarks, copyrights or licenses to such intellectual property in the future. It is not possible to anticipate the breadth or degree of protection that patents, trademarks or copyrights would afford any product or the underlying technologies.

  Dependence on Major Customers

        uDate does not depend on one, or a limited number of, major customers.

  Government Approval

        uDate does not need to seek government approval for its principal products or services, and has not sought such approval for any of its products or services.

  Risk Factors

        A detailed discussion concerning the risks associated with uDate and its business is contained in this joint proxy statement/prospectus under "Risk Factors—Risk Factors Relating to uDate."

Description of Property

        uDate leases 13,200 square feet of offices premises in Derby, England. The rent is fixed at £185,563 per annum (approximately $304,000 at the conversion rate of £1 equal to $1.64 existing on January 31, 2003) and the lease has a term of ten years, with a termination option after five years (December 31, 2007).

        uDate also leases an additional 4,000 square feet of office premises in Derby, England. The rent is fixed at £39,526 per annum (approximately $65,000 at the conversion rate of £1 equal to $1.64 existing on January 31, 2003) and the lease expires in March 2003. uDate does not intend to extend the term of this lease.

        uDate leases 9,000 square feet of office premises in Seattle, Washington. The rent is fixed at $248,000 per annum and the lease expires on September 30, 2003. uDate currently has a broker engaged to assist it in sub-letting these premises. uDate does not intend to extend the term of this lease.

        uDate leases 2,200 square feet of office premises in Teaneck, New Jersey. The rent is fixed at $79,870 per annum and the lease expires on June 30, 2005.

        uDate has an arrangement with Regent Business Centers, which provides an address in New York, New York for the sum of $300 per month on a rolling one-month contract.

        uDate has an arrangement with First Base Victoria, which provides desk space in a managed office facility in London, England, for the sum of £1,120 per month (approximately $1,800 at the conversion rate of £1 equal to $1.64 existing on January 31, 2003). This arrangement can be cancelled upon 60 days written notice.

        uDate's server farm is housed in an IBM facility in Secaucus, New Jersey.

        uDate is not engaged in real estate activities and therefore does not have investment policies regarding real estate or interests in real estate, investments in real estate mortgages, and securities of or interests in persons primarily engaged in real estate activities.

Legal Proceedings

        uDate has not been a party to, nor has its property been the subject of, any legal proceedings beyond routine litigation incidental to its business.

WHERE YOU CAN FIND MORE INFORMATION

        USA and uDate file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room.

        USA's and uDate's SEC filings are also available to the public from commercial retrieval services and, free of charge, at the Web site maintained by the SEC at www.sec.gov. USA maintains a Web site at www.usainteractive.com. uDate maintains a Web site at www.udate.com. Information contained on the Web sites of USA and uDate is not part of this joint proxy statement/prospectus.

        USA filed a registration statement on Form S-4 to register with the SEC the USA common stock USA will issue pursuant to the merger. This joint proxy statement/prospectus is a part of that registration statement. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits and schedules to the registration statement. Statements contained in this joint proxy statement/prospectus about the contents of any contract or other document are not necessarily complete, and we refer you, in each case, to the copy of the contract or other document filed as an exhibit to the registration statement. The SEC allows USA to "incorporate by reference" information into this joint proxy statement/prospectus, which means that USA can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus or in a later filed document incorporated by reference in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that USA previously filed with the SEC. These documents contain important information about USA, as well as other information required to be disclosed or incorporated by reference into this joint proxy statement/prospectus. You may obtain copies of the Form S-4 (and any amendments to the Form S-4), as well as the documents incorporated by reference into this joint proxy statement/prospectus, in the manner described above.

USA SEC Filings	Period
Annual Report on Form 10-K	Year ended December 31, 2001, filed on April 1, 2002, as amended on July 24, 2002 and on November 14, 2002.
Definitive Proxy Statements	Filed on March 25, 2002 and April 30, 2002.
Quarterly Reports on Form 10-Q
Quarters ended March 31, 2002 (filed on May 15, 2002, as amended July 24, 2002 and November 13, 2002); June 30, 2002 (filed on August 14, 2002, as amended November 13, 2002); and September 30, 2002 (filed on November 14, 2002).
Current Reports on Form 8-K
Filed on January 29, 2002 (other than Exhibits 99.2 and 99.3); February 12, 2002; March 1, 2002; March 15, 2002; April 24, 2002 (other than Exhibit 99.2); May 17, 2002; June 3, 2002; June 5, 2002; July 24, 2002 (other than Exhibit 99.2); September 20, 2002; September 25, 2002; October 10, 2002 (announcing the Ticketmaster merger); October 24, 2002; October 25, 2002; December 6, 2002; December 13, 2002; January 21, 2003; February 7, 2003 (other than Exhibit 99.3) and February 12, 2003 (two filings).
Registration Statement on Form 8-A	Filed on January 22, 2003.

Expedia, Inc. SEC Filings
Audited consolidated financial statements and financial statement schedule of Expedia set forth on pages F-1 to F-31 of the Transition Report on Form 10-K	Six months ended December 31, 2001, filed on April 1, 2002.

        All documents filed by USA pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act with the SEC from the date of this joint proxy statement/prospectus through the completion of the merger (or, if earlier, the date on which the merger agreement is terminated) are also deemed to be incorporated by reference into this joint proxy statement/prospectus. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy and information statements.

        USA has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to USA and Geffen Acquisition Sub Inc. and uDate has supplied all information contained in this joint proxy statement/prospectus relating to uDate.

        If you are a uDate stockholder, you may obtain documents incorporated by reference into this joint proxy statement/prospectus without charge by requesting them in writing or by telephone from USA at the address and phone number below. Exhibits to documents incorporated by reference into this joint proxy statement/prospectus will only be furnished if they are specifically incorporated by reference into this document. In order to ensure timely delivery, any request for documents should be submitted no later than                        , 2003. If you request any incorporated documents from USA, they will be mailed to you by first class mail, or another equally prompt means, within one business day after the date your request is received.

USA Interactive
152 West 57th Street
New York, New York 10019
(212) 314-7300
Attention: Corporate Secretary

LEGAL MATTERS

        The validity of the USA common stock being offered by this joint proxy statement/prospectus will be passed upon for USA by Gibson, Dunn & Crutcher LLP, Los Angeles, California. Hale and Dorr LLP is acting as counsel for uDate in connection with legal matters relating to the merger.

EXPERTS

        The consolidated financial statements and related financial statement schedule of USA and its subsidiaries at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, as amended by amendments No. 1 and 2 on Form 10-K/A, incorporated by reference in this joint proxy statement/prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated herein by reference, and have been so incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements and the related financial statement schedule incorporated in this joint proxy statement/prospectus by reference from Expedia, Inc.'s Transition Report on Form 10-K for the six month period ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of uDate and its subsidiaries as of December 31, 2001 and 2002 and for the ten months ended December 31, 2000 and years ended December 31, 2001 and December 31, 2002 included in this joint proxy statement/prospectus have been audited by KPMG Audit Plc, independent auditors, and are included herein in reliance upon their report with respect thereto and upon the authority of said firm as experts in accounting and auditing.

MISCELLANEOUS

        uDate's stockholders should rely only on the information contained in this joint proxy statement/prospectus to vote on the proposal to adopt the merger agreement at the special meeting. No person has been authorized to give any information or make any representation on behalf of USA or uDate not contained in this joint proxy statement/prospectus, and if given or made, such information or representation must not be relied upon as having been authorized. The information contained in this joint proxy statement/prospectus is accurate only as of the date of this joint proxy statement/prospectus and, with respect to material incorporated into this document by reference, the dates of such referenced material.

        This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

INDEX TO UDATE.COM, INC. AND SUBSIDIARIES FINANCIAL STATEMENTS

Page
Independent Auditors' Report	F-2
Consolidated Balance Sheets as of December 31, 2001 and 2002	F-3
Consolidated Statements of Operations for the ten months ended December 31, 2000 and the years ended December 31, 2001 and 2002	F-4
Consolidated Statements of Cash Flows for the ten months ended December 31, 2000 and the years ended December 31, 2001 and 2002	F-5
Statement of Shareholders' Equity and Other Comprehensive Income for the ten months ended December 31, 2000 and the years ended December 31, 2001 and 2002	F-6
Notes to the Consolidated Financial Statements	F-7

Independent Auditors' Report

         The Board of Directors and Stockholders
uDate.com, Inc.:

        We have audited the accompanying consolidated balance sheets of uDate.com, Inc. and subsidiaries ("uDate") as of December 31, 2002 and December 31, 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for the years ended December 31, 2002 and December 31, 2001 and for the ten month period ended December 31, 2000. These consolidated financial statements are the responsibility of uDate's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of uDate.com, Inc. and subsidiaries as of December 31, 2002 and December 31, 2001 and the results of their operations and their cash flows for the years ended December 31, 2002 and December 31, 2001 and for the ten month period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

KPMG Audit Plc
Nottingham, England
February 6, 2003

UDATE.COM, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

		December 31,
	Note	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	11	$5,773,482	$4,325,580
Trade accounts receivable		575,530	492,303
Due from officers and employees		50,159	79,170
Prepaid expenses		917,226	229,247
Deferred tax asset	15	320,000	1,309,168

Total current assets		7,636,397	6,435,468

Restricted cash	11	3,938,970	—
Software development costs	7	1,425,804	—
Plant and equipment	8	2,217,322	1,208,005
Intangible assets	9	20,388,359	21,502,655

Total assets		$35,606,852	$29,146,128

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Current portion of obligations under capital leases		$—	$72,002
Accounts payable and accrued liabilities		6,010,399	2,013,209
Provision for restructuring costs	12	184,516	929,614
Deferred revenue	4	2,991,268	2,942,462
Note payable	10	—	2,606,326
Income tax payable	15	1,050,515	—
Other current liabilities		351,700	805,346

Total current liabilities		10,588,398	9,368,959

Long term liabilities:
Obligations under capital leases, excluding current portion		—	27,246
Deferred revenue	4	—	54,340
Deferred tax liability	15	2,995,460	3,979,324
Provision for restructuring costs	12	—	186,037

Total long-term liabilities		2,995,460	4,246,947

Total liabilities		$13,583,858	$13,615,906

Stockholders' equity (deficit):
Common stock $0.001 par value; authorized 150,000,000 at December 31, 2002 and December 31, 2001; issued and outstanding 25,251,163 and 24,771,202 at December 31, 2002 and December 31, 2001, respectively		$25,252	$24,771
Preferred stock $0.001 par value; authorized 10,000,000 at December 31, 2002 and December 31, 2001; no shares issued and outstanding		—	—
Additional paid-in capital		23,492,090	22,533,534
Retained deficit		(1,535,941)	(7,069,676)
Accumulated other comprehensive income—cumulative translation adjustment		41,593	41,593

Total stockholders' equity		22,022,994	15,530,222

Total liabilities and stockholders' equity		$35,606,852	$29,146,128

The accompanying notes are an integral part of these consolidated financial statements.

UDATE.COM, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Year ended December 31,
			Ten months ended December 31, 2000
	2002	2001
Revenues	$39,369,119	$20,118,961	$1,588,730
Operating expenses:
Selling, general and administrative expenses	12,872,943	8,671,174	3,925,090
Advertising expense	15,533,206	7,063,946	3,607,923
Restructuring charges	—	1,439,611	—
Depreciation	1,116,842	871,219	352,335
Amortization of goodwill and intangible assets	1,114,299	4,474,388	—

Total operating expenses	30,637,290	22,520,338	7,885,348

Net income (loss) before interest and income taxes	8,731,829	(2,401,377)	(6,296,618)
Interest income	59,493	19,388	112,607
Interest expense	121,296	520,395	18,680

Net income (loss) before income taxes	8,670,026	(2,902,384)	(6,202,691)
Income taxes	3,136,291	(2,541,487)	—

Net income (loss)	$5,533,735	$(360,897)	$(6,202,691)

Basic earnings (loss) per share	0.22	(0.02)	(0.38)
Diluted earnings (loss) per share	0.21	(0.02)	(0.38)
Weighted average number of shares used in calculation of basic earnings per share	25,170,145	23,069,672	16,244,903
Weighted average number of shares used in calculation of diluted earnings per share	26,884,338	23,069,672	16,244,903

The accompanying notes are an integral part of these consolidated financial statements.

UDATE.COM, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year ended December 31,
			Ten months ended December 31, 2000
	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$5,533,735	$(360,897)	$(6,202,691)
Restricted cash	(3,938,970)	—	—
Depreciation of plant and equipment	1,116,842	871,219	352,335
Depreciation forming part of restructuring charges	—	25,509	—
Amortization of goodwill and intangible assets	1,114,299	4,474,388	—
Stock compensation expense	—	42,564	451,423
Interest paid via issuance of stock	82,966	349,591	—
Increase in trade accounts receivable, amounts due from officers and employees and prepaid expenses and deferred tax	(429,243)	(1,498,209)	(508,277)
Increase in accounts payable and accrued liabilities, deferred revenue, notes payable, other current liabilities and deferred tax	3,349,744	2,496,590	1,197,995

Net cash provided by (used in) operating activities	6,829,373	6,400,755	(4,709,215)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Cash acquired with uDate.com, Inc.	—	—	50,923
Cash acquired with Kiss.com, Inc.	—	49,483	—
Costs associated with the acquisition of Kiss.com, Inc.	—	(528,384)	—
Software development costs	(1,425,804)	—	—
Web site development	—	(128,285)	—
Capital expenditure	(2,126,164)	(495,846)	(1,484,108)

Net cash used in investing activities	(3,551,968)	(1,103,032)	(1,433,185)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Repayment of capital lease obligations	(99,248)	(106,435)	(58,939)
Loan note repayment	(2,606,326)	(2,393,674)	—
Proceeds from issuance of common stock	876,071	77,600	7,635,580

Net cash provided by (used in) financing activities	(1,829,503)	(2,422,509)	7,576,641

Effect of exchange rate changes on cash	—	—	9,665
Net increase in cash and cash equivalents	1,447,902	2,875,214	1,443,906
Cash and cash equivalents at beginning of period	4,325,580	1,450,366	6,460

Cash and cash equivalents at end of period	$5,773,482	$4,325,580	$1,450,366

The accompanying notes are an integral part of these consolidated financial statements.

Noncash Investing and Financing Activities

        In the year ended December 31, 2001, uDate purchased all of the outstanding shares of Kiss.com via the issuance of 6,249,998 shares of its common stock, along with notes payable in an aggregate principal amount of $5,000,000.

Cash Paid for Interest and Income Taxes

        Cash paid for interest during the year ended December 31, 2002 was $38,330 (year ended December 31, 2001: $133,819; ten month period ended December 31, 2000: $18,680) and cash paid for income taxes during the year ended December 31, 2002 was $2,080,547 (year ended December 31, 2001: $0; ten month period ended December 31, 2000: $0).

UDATE.COM, INC. AND SUBSIDIARIES

Statement of Shareholders' Equity and Other Comprehensive Income

Ten month period ended December 31, 2000, years ended December 31, 2001 and 2002

	Number of shares	Common stock	Additional capital	Retained earnings	Accumulated other comprehensive income	Total stockholders' equity
Balances at March 1, 2000	10,711,835	$167	$—	$(506,088)	$16,680	$(489,241)
Net loss for the 10 month period	—	—	—	(6,202,691)	—	(6,202,691)
Cumulative translation adjustment	—	—	—	—	24,913	24,913

Comprehensive net loss	—	—	—	—	—	(6,177,778)
Shares issued in connection with:
Warrant and options granted to non-employees for services	—	—	451,423	—		451,423
Offer to new investors in uDate.com Limited	213,165	—	223,880	—	—	223,880
Share exchange transaction	7,330,000	18,088	7,287,854	—	—	7,305,942

Balances at December 31, 2000	18,255,000	$18,255	$7,963,157	$(6,708,779)	$41,593	$1,314,226
Net loss for the year	—	—	—	(360,897)	—	(360,897)
Warrants and options granted to non-employees for services	—	—	42,564	—	—	42,564
Shares issued in connection with:
Acquisition of Kiss.com	6,249,998	6,250	14,100,888	—	—	14,107,138
Loan note interest following the acquisition of Kiss.com	226,204	226	349,365	—	—	349,591
Exercise of stock options	40,000	40	77,560	—	—	77,600

Balances at December 31, 2001	24,771,202	24,771	22,533,534	(7,069,676)	41,593	15,530,222
Net profit for the year	—	—	—	5,533,735	—	5,533,735
Shares issued in connection with:
Loan note interest following the acquisition of Kiss.com	25,461	26	82,940	—	—	82,966
Exercise of stock options	454,500	455	875,616	—	—	876,071

Balances at December 31, 2002	25,251,163	$25,252	$23,492,090	$(1,535,941)	$41,593	$22,022,994

The accompanying notes are an integral part of these consolidated financial statements.

uDate.com, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

Consolidation Policy

        The financial statements have been prepared on a consolidated basis and include the financial statements of uDate.com, Inc., Kiss.com, Inc. and uDate.com Ltd. All significant inter-company balances and transactions have been eliminated in the consolidated financial statements.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual amounts could differ from those estimates.

Revenue Recognition

        uDate derives substantially all of its revenues from the sale of subscriptions, which, at various times throughout the year, have been sold for subscription periods ranging from five days to twelve months. As at December 31, 2002, subscriptions could be bought for periods of one month, three months or six months. The revenue received is deferred and recognized net of chargebacks on a straight-line basis over the period of each subscription in accordance with U.S. generally accepted accounting principles. The deferred revenue liability consists of subscription revenue to be earned in the future on subscriptions in existence and paid for at the balance sheet date.

Plant and Equipment

        Plant and equipment are stated at cost. Plant and equipment under capital leases are stated at the present value of minimum lease payments.

        Depreciation is calculated on a straight-line basis to write off the cost of fixed assets over their estimated useful lives as follows:

Office furniture	4 to 5 years
Office equipment	3 to 4 years
Computer equipment	2 to 3 years

        Plant and equipment held under capital leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

        In January 2000, the Emerging Issues Task Force issued EITF 00-2, Accounting for Web site Development Costs, which became effective on July 1, 2000. This EITF and SOP 98-1, Accounting for the Costs of Computer Software Developed for or Obtained for Internal Use, require that costs associated with planning and operating a Web site be expensed as incurred while certain costs incurred to develop Web site applications and infrastructure be capitalized and amortized over the estimated useful life of the asset.

        Web site development costs of $128,285 were capitalized during the first quarter of 2001. All of these costs had been amortized prior to December 31, 2001 following appraisal of the useful life of the development activities.

Software Development Costs

        Software development costs are capitalized after technological feasibility of the software application has been established. uDate will amortize these costs using the greater of the amount calculated on a straight line basis over the expected economic life of the software application or the ratio of current gross revenues to the total amounts anticipated as future gross revenues for a product. Costs will be amortized from the point at which the application is available for general release to customers. In assessing the realizability of the software development costs, uDate must make certain assumptions about the sales of the software application and the expected economic life of the application. If uDate changes these assumptions in the future, the amount of amortization expense that uDate will recognize in future periods could be materially increased or decreased.

Goodwill and Intangible Assets

        Until December 31, 2001, uDate amortized goodwill on a straight-line basis over its estimated useful life of ten years. Beginning on January 1, 2002, uDate no longer amortizes goodwill but instead reviews it annually for impairment in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets. uDate used a third-party appraiser at the date of the acquisition of Kiss.com to determine the fair value and useful economic life of the intangible assets and goodwill acquired from Kiss.com. The determination of the fair value and useful economic life of the intangible assets is subjective and requires estimates about future cash flows of the Kiss.com business and other factors. If uDate is required to revise these estimates, the amount of any future goodwill impairment could be materially increased or decreased.

        uDate has conducted such annual impairment review and determined that no impairment of goodwill or intangible assets occurred during the twelve months ended December 31, 2002.

        uDate fully amortized the customer base in 2001 over its estimated useful life of nine months. uDate is amortizing the Kiss.com trade name on a straight-line basis over its estimated useful life of ten years.

Cash and Cash Equivalents

        uDate considers all highly liquid investments that have an original maturity of three months or less to be cash equivalents.

Foreign Currency Translation

        uDate considers the U.S. dollar to be its functional currency. Transactions in foreign currencies are translated at a rate approximating the rate effective at the date of the transaction and the resulting gain or loss reflected in the statement of operations.

Income Taxes

        uDate records income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Advertising Costs

        Advertising costs are generally expensed as incurred. Advertising costs which relate to future periods are included on the balance sheet in prepaid expenses and expensed in the period that the advertising takes place.

Fair Values of Financial Instruments

        uDate's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and notes payable are carried at cost, which approximates their fair values because of the short term nature of these instruments. The carrying value of uDate's capital lease obligations approximate fair value because the interest rates approximate uDate's current market interest rates.

Stock-Based Compensation

        uDate accounts for its stock-based awards in accordance with the intrinsic value method established by APB Opinion No. 25, Accounting for Stock Issued to Employees. No compensation expense is recognized for stock options granted when the exercise price of these options granted is equal to or greater than the fair market value of uDate's stock at the date of grant. uDate has also adopted the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation.

        Had uDate determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, uDate's net income would have been reduced to the pro forma amounts indicated below:

		Year ended December 31, 2002	Year ended December 31, 2001		Ten months ended December 31, 2000
Net income (loss)	As reported Pro forma	$5,533,735 4,748,088	$(360,897 (2,278,324	) )	$(6,202,691 (8,354,297	) )
Basic earnings (loss) per share	As reported	0.22	(0.02)		(0.38)
Diluted earnings (loss) per share	As reported	0.21	(0.02)		(0.38)
Basic earnings (loss) per share	Pro forma	0.19	(0.10)		(0.51)
Diluted earnings (loss) per share	Pro forma	0.18	(0.10)		(0.51)

Impairment of Long-Lived Assets

        Under the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset to be held and used may not be recoverable. Impairment is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Recent Accounting Pronouncements

        In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Statement 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. Statement 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

        uDate has adopted the provisions of Statement 141, and has adopted the provisions of Statement 142 effective January 1, 2002.

        Statement 141 required, upon adoption of Statement 142, that uDate evaluate its existing intangible assets and goodwill that were acquired in a prior purchase business combination, and make any necessary reclassifications in order to conform with the new criteria in Statement 141 for recognition apart from goodwill. Upon adoption of Statement 142, uDate was required to reassess the useful lives and residual values of all intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset was identified as having an indefinite useful life, uDate was required to test the intangible asset for impairment in accordance with the provisions of Statement 142 within the first interim period. Any impairment loss was required to be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

        In connection with the transitional goodwill impairment evaluation, Statement 142 required uDate to perform an assessment of whether there was an indication that goodwill was impaired as of the date of adoption. To accomplish this uDate was required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. uDate then had up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeded its fair value, an indication existed that the reporting unit's goodwill may have been impaired and uDate was required to perform the second step of the transitional impairment test. In the second step, uDate was required to compare the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of it assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with Statement 141, to its carrying amount, both of which were measured as of the date of adoption. This second step was required to be completed as soon as possible, but no later than the end of the year of adoption. Any transitional impairment loss was required to be recognized as the cumulative effect of a change in accounting principle in uDate's statement of earnings.

        SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs, is effective for uDate for the year commencing January 1, 2003. uDate does not expect the standard to have a material effect on its financial statements.

        SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets, is effective for uDate for the year commencing January 1, 2002. The standard did not have a material effect on uDate's financial statements.

        SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Correction, is effective for uDate for the year commencing January 1, 2003. Statement 145 rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt; SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements; SFAS No. 44, Accounting for

Intangible Assets of Motor Carriers; and amends SFAS No. 13, Accounting for Leases. uDate does not expect the standard to have a material effect on its financial statements.

        SFAS No. 146, Accounting for the Costs Associated with Exit or Disposal Activities is effective for uDate for any exit or disposal activities that are initiated after December 31, 2002. Statement 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). According to SFAS No. 146, commitment to a plan to exit an activity or dispose of long-lived assets will no longer be enough to record a one-time charge for most anticipated costs. Instead, companies will record exit or disposal costs when they are incurred and can be measured at fair value, and they will subsequently adjust the recorded liability for changes in estimated fair value. uDate does not expect the standard to have a material effect on its financial statements.

        SFAS No. 148, Accounting for Stock Based Compensation—Transition and Disclosure is effective for uDate for the year ended December 31, 2002. SFAS No. 148 permits two additional transition methods for entities that adopt the fair value based method of accounting for stock-based employee compensation. The Statement also requires new disclosures about the ramp-up effect of stock-based employee compensation on reported results. The Statement also requires that those effects be disclosed more prominently by specifying the form, content, and location of those disclosures. uDate has adopted the disclosure provisions of the Statement in these financial statements. uDate has not adopted the fair value based method of accounting for stock-based employee compensation and still accounts for these in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees.

        In November 2002, the Emerging Task-Force issued its consensus on EITF 00-21, Revenue Arrangements with Multiple Deliverables ("EITF 00-21") on an approach to determine whether an entity should divide an arrangement with multiple deliverables into separate units of accounting. According to EITF 00-21, in an arrangement with multiple deliverables, the delivered item(s) should be considered a separate unit of accounting if all of the following criteria are met: (1) the delivered item(s) has value to the customer on a standalone basis, (2) there is objective and reliable evidence of the fair value of the undelivered item(s), and (3) if the arrangement includes a general right of return, delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the vendor. If all the conditions above are met and there is objective and reliable evidence of fair value for all units of accounting in an arrangement, the arrangement consideration should be allocated to the separate units of accounting based on their relative fair values. The guidance in this Issue is effective for revenue arrangements entered into in fiscal beginning after June 15, 2003. uDate believes that the adoption of EITF 00-21 will not have a material impact on uDate's financial statements.

NOTE 2. BASIS OF PRESENTATION

        On May 23, 2000, Anthem Recording West, Inc. ("Anthem") issued 10,925,000 shares of common stock in exchange for all of the outstanding shares of capital stock of uDate.com Ltd. (formerly Icebreaker Personal Network Ltd.), an English corporation, and its parent company, Internet Investments Inc., a Bahamian corporation (the "Share Exchange Transaction"), pursuant to the terms of a Share Exchange Agreement dated as of May 5, 2000 (the "Share Exchange Agreement"). The Share Exchange Transaction resulted in the former shareholders of Internet Investments Inc. and uDate.com Ltd. controlling an aggregate of approximately 60% of the issued and outstanding shares of Anthem.

        As part of the Share Exchange Transaction, Anthem raised new capital in the amount of $7,500,000 through a concurrent private placement of 1,000,000 units at $7.50 per unit. Each unit consisted of one share of common stock of Anthem and one warrant to purchase one-half of a share of common stock at $7.50 per share if exercised within the first year after issuance and $10.00 per share if exercised in the second year. None of the warrants were exercised by the second anniversary of the Share Exchange Transaction, and all such warrants terminated on May 23, 2002.

        Following the completion of the Share Exchange Transaction, the name of Anthem was changed to "uDate.com, Inc".

        Since the legal acquirer, uDate.com, Inc., had no operations and the stockholders in uDate.com Ltd. owned the majority of the shares in uDate as a result of the Share Exchange Transaction, uDate.com Ltd. was deemed the accounting acquirer.

        On March 29, 2001, uDate completed the acquisition of Kiss.com, Inc., a privately held Washington corporation, for approximately $19.6 million. Kiss.com, Inc. operated a picture personals service. The acquisition was accounted for under the purchase method of accounting and accordingly, the results of operations for the twelve months ended December 31, 2001 include twelve months of operating results for both uDate.com, Inc. and uDate.com Ltd., and nine months of operating results for Kiss.com, Inc.

NOTE 3. NATURE OF BUSINESS

        uDate's operations, which are all within the Internet dating and personals segment, are split across two Web properties:

  •
  uDate.com Ltd. ("uDate-UK"), which is a United Kingdom ("UK") based company providing Internet dating and personals services on a global basis.

  •
  Kiss.com, Inc. ("Kiss.com"), which is a Delaware corporation also providing Internet dating and personals services on a global basis.

        Revenues are derived principally from the sale of membership subscriptions that allow a paying member to contact and communicate with other members using the Web sites' private email and messaging services.

        For the ten month period ended December 31, 2000, all operations are attributable to uDate-UK.

        For the year ended December 31, 2001, revenues are derived as follows:

	uDate-UK	Kiss.com	Total
Revenues	$10,865,735	$9,253,226	$20,118,961

        For the year ended December 31, 2002, revenues are derived as follows:

	uDate-UK	Kiss.com	Total
Revenues	$18,191,303	$21,177,816	$39,369,119

        Both uDate-UK's and Kiss.com's members are located worldwide, with approximately 75% of uDate-UK's members residing in the United States as at December 31, 2002 (67% as at December 31, 2001; 68% as at December 31, 2000) and approximately 75% of Kiss.com's members residing in the United States as at December 31, 2002 (75% as at December 31, 2001).

        At December 31, 2002 long-lived assets of approximately $1.7 million were located in the United States (at December 31, 2001: $1.0 million; at December 31, 2000: $0.8 million), with the remainder being located in the U.K.

NOTE 4. DEFERRED REVENUE

Cash received	$2,028,659
Revenue recognized	1,588,730

Deferred revenue as at December 31, 2000	439,929
Deferred revenue acquired with Kiss.com	458,539
Cash received	22,075,836
Revenue recognized	(19,977,502)

Deferred revenue as at December 31, 2001	2,996,802
Cash received	39,478,585
Revenue recognized	(39,484,119)

Deferred revenue as at December 31, 2002	2,991,268

        The migration of the Kiss.com operations onto the uDate.com application enabled uDate to calculate deferred revenue for Kiss.com subscribers on a daily basis, as opposed to the monthly basis previously used. As a result, uDate deferred $845,840 of additional revenue as at December 31, 2001.

NOTE 5. ACQUISITION

        On March 29, 2001, uDate completed the acquisition of Kiss.com, Inc., a privately held Washington corporation. Kiss.com, Inc. operated a picture personals service. As a result of the acquisition, Kiss.com, Inc. became a wholly-owned subsidiary of uDate.com, Inc. and uDate.com, Inc. issued 6,249,998 shares of its common stock, along with notes payable for an aggregate principal amount of $5,000,000, in exchange for all of the outstanding shares of Kiss.com, Inc. The acquisition was accounted for under the purchase method of accounting, and was valued at approximately $19.6 million, including transaction costs.

        A summary of the purchase price for the acquisition is as follows:

Fair value of common stock issued	$14,107,138
Notes payable (see Note 10)	$5,000,000

$19,107,138
Direct acquisition costs	$528,384

Total purchase price	$19,635,522

        The purchase price has been allocated as follows:

Current assets acquired	$29,095
Cash	$49,483
Equipment	$206,492
Non-current assets acquired	$41,342
Liabilities	$(1,456,289)
Deferred tax liability	$(5,211,643)
Goodwill	$12,020,042
Customer base	$2,814,000
Kiss.com trade name	$11,143,000

Total	$19,635,522

        The amount shown above as goodwill represents the excess of the purchase price over the value of the identifiable net assets acquired, including identified intangible assets. Certain adjustments have been made to the original purchase price allocation relating to the acquisition of Kiss.com in March 2001. The goodwill arising from the acquisition has been increased by $1,024,543 as of December 31, 2001. This is due to an adjustment of the same amount to the deferred tax liability in respect of the Kiss.com trade name that was purchased as part of the acquisition.

        Goodwill was amortized on a straight-line basis over its estimated useful life of ten years until December 31, 2001. From January 1, 2002, goodwill has not been amortized, but instead is reviewed annually for impairment in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. The customer base was amortized over its estimated useful life of nine months during the year ended December 31, 2001. The Kiss.com trade name is being amortized on a straight-line basis over its estimated useful life of ten years.

        The following table presents pro forma results of operations as if the acquisition had occurred at the beginning of each of the periods presented. The pro forma information is not necessarily indicative of the combined results of operations that would have occurred had the acquisition taken place at the beginning of the periods presented, nor is it necessarily indicative of results of operations that may occur in the future:

	Year ended December 31, 2001	Ten months ended December 31, 2000
	(unaudited)
Total revenue	$21,613,527	$4,855,722
Net loss	(4,320,577)	(12,004,453)
Net loss per share-basic and diluted	(0.17)	(0.56)

        Amortization of goodwill and intangible assets included above is $5,258,090 for the twelve months ended December 31, 2001 and $4,381,742 for the ten months ended December 31, 2000.

NOTE 6. GOODWILL AND INTANGIBLE ASSETS

        uDate has completed the purchase accounting analysis to allocate acquisition costs to the net assets acquired in the transaction involving Kiss.com, Inc. Unamortized goodwill in the amount of $11,195,380 is subject to the transition provisions of SFAS No. 141 and SFAS No. 142. Amortization expense related to goodwill was $0 and $824,662 for the ten month period ended December 31, 2000 and the year ended December 31, 2001, respectively.

        Effective January 1, 2002, uDate adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. Statement 142 requires that any goodwill and any intangible asset determined to have an indefinite life should not be amortized, but should be evaluated for impairment on at least an annual basis in accordance with the provisions of Statement 142. Statement 142 also requires that intangible assets with definite useful lives be amortized over their estimated useful lives to their estimated residual values and be reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

        Excluding the impact of amortization of goodwill, net income for the periods would have been as follows:

	Year ended December 31,		Ten months ended December 31,
	2002	2001	2000
Reported net income (loss)	$5,533,735	$(360,897)	$(6,202,691)
Add back amortization of goodwill	—	824,662	—

Net income before amortization of goodwill	$5,533,735	$463,765	$(6,202,691)

Reported basic earnings (loss) per share	0.22	(0.02)	(0.38)
Reported diluted earnings (loss) per share	0.21	(0.02)	(0.38)
Goodwill amortization per basic share	—	0.04	—
Goodwill amortization per diluted share	—	0.04	—
Basic earnings (loss) per share before amortization of goodwill	0.22	0.02	(0.38)
Diluted earnings (loss) per share before amortization of goodwill	0.21	0.02	(0.38)

NOTE 7. SOFTWARE DEVELOPMENT COSTS

	December 31,
	2002	2001
Software development costs	$1,425,804	$—

        uDate capitalizes certain software development costs after technological feasibility of the software application has been established. uDate will then amortize these costs using the greater of the amount calculated on a straight line basis over the expected life of the software application, or the ratio of current gross revenues to the total amounts anticipated as future gross revenues for a product. Software development costs capitalized in the twelve months ended December 31, 2002 amounted to $1,425,804, which related to a portion of the wages and salaries of employees involved in the development work and other direct development costs. Costs will be amortized from the point at which the application is made available for general release to customers. In assessing the realizability of the software development costs, uDate must make certain assumptions about the sales of the software application and the expected economic life of the application. If uDate changes these assumptions in the future, the amount of amortization expense that uDate will recognize in future periods could be materially increased or decreased.

NOTE 8. PLANT AND EQUIPMENT

        Plant and equipment consisted of the following at December 31, 2002 and 2001:

	2002	2001
Computer and office equipment	$4,348,610	$2,665,177
Less accumulated depreciation	2,131,288	1,457,172

Net plant and equipment	$2,217,322	$1,208,005

NOTE 9. INTANGIBLE ASSETS

        Intangible assets consisted of the following at December 31, 2002 and 2001:

	2002	2001
Goodwill	$12,020,042	$12,020,042
Kiss.com trade name	11,143,000	11,143,000

	23,163,042	23,163,042
Less accumulated amortization
Goodwill	824,662	824,662
Kiss.com trade name	1,950,021	835,725

	2,774,683	1,660,387
Net intangible assets	$20,388,359	$21,502,655

NOTE 10. NOTES PAYABLE

        uDate issued notes for an aggregate principal amount of $5,000,000 in connection with its acquisition of Kiss.com, Inc. uDate repaid $100,000 of the notes in March 2001 and an additional $2,293,674 during the period April 1, 2001 through December 31, 2001. The outstanding balance of the notes was classified as a current liability as of December 31, 2001 based on revenue projections and the repayment formula of the notes. The outstanding balance of the notes, which amounted to $2,606,326, was repaid during the first quarter of 2002.

        Interest was payable on the notes at a rate of 7% per annum from July 1, 2001. In addition, until the notes were repaid, uDate delivered to each noteholder a certificate or certificates representing that number of shares of uDate's common stock equal to two percent (2%) of the aggregate principal amount of such person's note that was unpaid as of the end of the month then-ended, divided by the greater of (i) $2.00 per share and (ii) the Average Price (as such term was defined in the notes).

        During the year ended December 31, 2001, uDate recorded an interest expense of $483,410 in respect of the notes, of which $349,591 was satisfied through the issuance of 226,204 shares of common stock.

        During the year ended December 31, 2002, uDate recorded an interest expense of $107,061 in respect of the notes, of which $82,966 was satisfied through the issuance of 25,461 shares of common stock.

NOTE 11. LIQUIDITY

        As of December 31, 2002, uDate had unrestricted cash and cash equivalents of $5,773,482 (as of December 31, 2001: $4,325,580) and restricted cash of $3,938,970 (as of December 31, 2001: $0). uDate believes that its current unrestricted cash balance, together with its projected operating results and cash flows, will be sufficient to meet its liquidity needs for the next 12 months and, accordingly, has prepared its financial statements assuming that uDate will continue as a going concern.

        uDate does not currently have a line of credit with a commercial bank. Such a credit facility may be difficult to obtain in the short-term with uDate's historical operating results. In order to obtain additional funds in the future, uDate may need to seek additional equity capital, which would be dilutive to current stockholders.

        On the basis of its actual position as at December 31, 2002 and forecasts for 2003, uDate anticipates that it will be able to fund its operating expenses in 2003 with the cash flow from its operations.

        Restricted cash of $3,938,970 consists of funds held on deposit with financial institutions in connection with credit card merchant services agreements. Restricted cash is presented separately from cash and cash equivalents in the consolidated statements of cash flows.

NOTE 12. RESTRUCTURING CHARGES

        During the fourth quarter of 2001, uDate restructured the operation of Kiss.com, Inc. by, among other actions, closing the Seattle, Washington office of Kiss.com, Inc., terminating 22 employees and migrating the online operation of Kiss.com onto the uDate.com application. As a result, uDate recorded a restructuring charge of $1,439,611 in 2001, the components of which are as follows:

		Outstanding as at December 31,
	Expense	2001	2002
Employee severance costs	$760,714	$681,565	—
Future office lease obligations	$434,086	$434,086	$184,516
Write-off leasehold improvements	$25,509	—	—
Other charges	$219,302	—	—

	$1,439,611	$1,115,651	$184,516

NOTE 13. EARNINGS PER SHARE

        Basic earnings (loss) per share ("EPS") is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period, excluding the effect of any dilutive potential common stock. Diluted EPS reflects the potential dilution in the earnings of an entity that could occur if securities or other contracts to issue common shares were exercised or converted into common shares.

        For the twelve months ended December 31, 2001 and ten months ended December 31, 2000, basic EPS is the same as diluted EPS since uDate reported a net loss for the period (i.e., 6,670,000 potential common shares issuable pursuant to employee stock options and 787,550 potential common shares issuable pursuant to other options and warrants were excluded from the EPS calculations since the effect of this issuance would have been anti-dilutive).

        For the twelve months ended December 31, 2002, basic EPS differs from diluted EPS due to the inclusion in the calculation of diluted EPS of 1,714,193 potential common shares issuable pursuant to employee stock options and other options and warrants.

NOTE 14. STOCK OPTION AGREEMENTS

2000 Stock Incentive Plan

        In May 2000, uDate's board of directors adopted the 2000 Stock Incentive Plan pursuant to which awards of options, restricted stock, stock appreciation rights, dividend equivalent rights, performance units, performance shares or any other right or benefit may be granted to employees, directors or consultants of uDate or its subsidiaries. Incentive stock options may be granted only to employees of uDate or its subsidiaries.

        In August 2002, the board approved an amendment to the 2000 plan to reduce the number of shares authorized for issuance under the 2000 plan from 3,000,000 to 2,505,000. As of December 31, 2002, awards to purchase an aggregate of 2,505,000 shares of uDate common stock were outstanding under the 2000 plan; all of these awards were options to purchase uDate common stock. No shares are available for future issuance under the 2000 plan.

        The plan administrator selects the recipients of awards under the 2000 plan and determines the conditions, terms and provisions of each award, including, but not limited to, the award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment upon settlement of the award, payment contingencies, and satisfaction of any performance criteria.

        Each award is designated in the award agreement. In the case of an option, the option will be designated as either an incentive stock option or a non-qualified stock option. In the case of an incentive stock option or the sale of shares, the exercise price per share may not be less than 100% of the fair market value per share on the date of grant (or less than 110% of the fair market value to grantees holding more than 10% of the voting power of all classes of stock of uDate or any parent or subsidiary). In the case of a nonqualified stock option, the exercise price per share may not be less than 85% of the fair market value per share on the date of grant (or less than 110% of the fair market value in the case of nonqualified stock options to grantees holding more than 10% of the voting power of all classes of stock of uDate or any parent or subsidiary).

        The plan administrator may provide for exercise periods of any length in individual awards, up to a maximum of 10 years. Generally, however, an award terminates three months after the grantee's service to uDate terminates. Options granted under the 2000 plan generally vest in equal six month installments over two years. In addition, each outstanding option award agreement provides that in the event of a corporate transaction (as defined in the 2000 plan), the option automatically becomes fully vested and exercisable and is released from any forfeiture rights, immediately prior to the specified effective date of such corporate transaction.

2001 Stock Incentive Plan

        In March 2001, uDate's board of directors adopted the 2001 Stock Incentive Plan pursuant to which awards of incentive stock options intended to qualify under Section 422 of the U.S. Internal Revenue Code (the "Code"), non-statutory stock options and restricted stock may be granted to employees, officers, directors, consultants or advisors (and any individuals who have accepted an offer of employment) of uDate and its subsidiaries. Under present law, however, incentive stock options may only be granted to employees of uDate and its subsidiaries.

        In August 2002, the board approved an amendment to the 2001 plan to provide for an increase to the number of shares of uDate common stock reserved for issuance under the 2001 plan from 4,280,000 to 4,917,361 (which number includes 142,361 shares automatically added to the 2001 plan on January 1, 2002 pursuant to the automatic increase provisions thereof). The 2001 plan, as amended, is subject to an automatic annual increase to be effected on the first day of each of uDate's fiscal years beginning on January 1, 2003 through and including January 1, 2005 equal to the lesser of (i) 500,000 shares of uDate common stock, (ii) 2% of the outstanding shares on such date or (iii) an amount determined by the board. As of December 31, 2002, awards to purchase an aggregate of 4,285,500 shares of uDate common stock were outstanding under the 2001 plan; all of these awards were options to purchase uDate common stock. As of December 31, 2002, 137,361 shares were available for future issuance under the 2001 plan.

        Subject to any applicable limitations contained in the 2001 plan, the board of directors or any committee to whom the board of directors delegates authority, as the case may be, selects the recipients of awards and determines (i) the number of shares of common stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options, (iii) the duration of options, and (iv) the number of shares of common stock subject to any restricted stock awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

        Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of the common stock on the date of grant. Under present law, however, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than 100% of the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of all classes of stock of uDate or its subsidiaries).

        The administrator may provide for exercise periods of any length in individual awards, up to a maximum of 10 years. Generally, however, an award terminates three months after the grantee's service to uDate terminates. Options granted under the 2001 plan generally vest in equal six month installments over two years. In addition, upon the occurrence of a change in control event (as defined in the 2001 plan), all outstanding options will automatically become immediately exercisable in full.

        Stock option activity during the periods indicated is as follows:

	Number of shares	Weighted average exercise price	Number of vested shares	Weighted average exercise price of vested shares
Balance at March 1, 2000	—	—	—	—
Granted	1,275,000	$7.24

Balance at December 31, 2000	1,275,000	$7.24	125,000	$4.80
Granted	5,510,000	$1.71
Exercised	(40,000)	$1.94

Balance at December 31, 2001	6,745,000	$2.74	3,272,042	$3.42
Granted	595,000	$2.28
Exercised	(454,500)	$1.93
Expired	(95,000)	$1.94

Balance at December 31, 2002	6,790,500	$2.77	5,081,125	$3.12

        The following table summarizes information about stock options outstanding at December 31, 2002:

Range of exercise prices	Number outstanding	Weighted average exercise price	Weighted average remaining contractual life (years)
$1.50 - $2.15	5,375,500	$1.71	8.5
$2.50 - $3.25	215,000	$3.02	8.5
$7.50	1,200,000	$7.50	7.5

$1.50 - $7.50	6,790,500	$2.77	8.3

        The weighted average fair value of the stock options granted during the twelve months ended December 31, 2002 was $1.11 per share (year ended December 31, 2001: $1.49, ten months ended December 31, 2000: $4.17 per share) on the dates of grant using the Black Scholes option-pricing model with the following weighted average assumptions: expected dividend yield 0%, risk-free interest rate of 4% for the year ended December 31, 2002 (7% for the year ended December 31, 2001 and the ten month period ended December 31, 2000), expected life of 10 years and volatility of between 138.82% and 147.66%.

        uDate applies APB Opinion No. 25 in accounting for its stock options and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had uDate determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, uDate's net income would have been reduced to the pro forma amounts indicated below:

		Year ended December 31, 2002	Year ended December 31, 2001		Ten months ended December 31, 2000
Net income (loss)	As reported Pro forma	$5,533,735 4,871,665	$(360,897 (2,278,324	) )	$(6,202,691 (8,354,297	) )
Basic earnings (loss) per share	As reported	0.22	(0.02)		(0.38)
Diluted earnings (loss) per share	As reported	0.21	(0.02)		(0.38)
Basic earnings (loss) per share	Pro forma	0.19	(0.10)		(0.51)
Diluted earnings (loss) per share	Pro forma	0.18	(0.10)		(0.51)

Non-employee Options

        In addition to the employee stock options, in the twelve months ended December 31, 2001, uDate issued options to purchase 40,000 shares to non-employees as compensation for services, exercisable at a price of $2.50 over a ten-year period. uDate has recognized an expense of $42,564 (2000: $451,423) based on the fair value of the options using the Black Scholes option pricing model.

NOTE 15. INCOME TAXES

        The income tax charge for the period comprises:

	Year ended December 31,		Ten months ended December 31,
	2002	2001	2000
Current tax
Domestic—federal	$—	$—	$—
Domestic—state	363,908	—	—
Foreign	2,767,078	—	—

Total current tax	3,130,986	—	—

Deferred tax
Domestic—federal	(752,922)	(674,116)	—
Domestic—state	(100,287)	—	—
Foreign	858,514	(1,867,371)	—

Total deferred tax	5,305	(2,541,487)	—

	3,136,291	(2,541,487)	—

        Income tax for the years ended December 31, 2002, and December 31, 2001 and the ten months ended December 31, 2000 differed from the amounts computed by applying the U.S. income tax rate of 34% (as compared to 30%, the UK income tax rate, for the ten month period ended December 31,

2000, which was where uDate's principal operations were) to pretax income from continuing operations as a result of the following:

	Year ended December 31,		Ten months ended December 31,
	2002	2001	2000
Expected tax expense (benefit)	$2,947,809	$(986,811)	$(1,860,807)
Increase (reduction) in income taxes resulting from:
Change in the valuation allowance	—	(1,805,136)	1,656,840
Permanent differences in relation to stock option plans	—	—	135,427
Goodwill amortization	—	280,385	—
State income taxes	(49,232)	—	—
Adjustment of prior year losses to actual	370,803	(86,919)	—
Non-deductible legal expenses	370,479	—	—
Effect of foreign tax rates	(489,779)	83,110	—
Other	(13,789)	(26,116)	68,540

	3,136,291	(2,541,487)	—

        State income taxes of $338,216 paid by uDate are allowed as a credit against the U.K. tax liability and therefore do not result in an additional tax burden.

        The significant components of deferred tax assets and deferred tax liabilities at December 31, 2002, December 31, 2001 and December 31, 2000 are as follows:

	December 31,
	2002	2001	2000
Deferred tax assets
Net operating loss carryforwards	$845,544	$1,309,168	$1,883,169
Non-compete payment	116,847	112,500	—
Other (non-current)	—	6,000	—
Plant and equipment	33,824	18,902	—

Total gross deferred tax assets	996,215	1,446,570	1,883,169
Less: valuation allowance	—	—	(1,805,136)

Net deferred tax assets	996,215	1,446,570	78,033

Deferred tax liabilities
Trade name	(3,671,675)	(4,116,726)	—
Customer lists	—	—	—
Plant and equipment	—	—	(78,033)

Total gross deferred tax liabilities	(3,671,675)	(4,116,726)	(78,033)

Net deferred tax liability	(2,675,460)	(2,670,156)	—

        As at December 31, 2002 there are $2,486,895 of tax losses carried forward for use against future domestic profits. These losses arise in the U.S. and are available to offset future federal taxable income, if any, through 2021.

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Determining the level of future taxable profits is inherently subjective and, to the extent that uDate's actual results differ from the forecasts, the asset may not be recovered. Based on the level of historical taxable income and projections of future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that uDate will realize the benefits of those deductible differences. The amount of the deferred tax asset considered realizable however, could be reduced if estimates of future taxable income during the carryforward period are reduced.

NOTE 16. COMPARATIVE FIGURES

        Quarterly and year end information (unaudited)

	Q1 2002	Q2 2002	Q3 2002	Q4 2002	Total 2002
Revenues	$9,136,984	$9,383,498	$10,643,837	$10,204,800	$39,369,119
Operating expenses
Selling, general and administrative expenses	3,161,956	2,270,807	2,566,514	4,873,666	12,872,943
Advertising expense	3,905,433	3,656,440	4,088,189	3,883,144	15,533,206
Depreciation	211,305	292,347	300,322	312,868	1,116,842
Amortization of goodwill and intangible assets	278,575	278,575	278,575	278,574	1,114,299

Total operating expenses	7,557,269	6,498,169	7,233,600	9,348,252	30,637,290

Net income before interest and income taxes	1,579,715	2,885,329	3,410,237	856,548	8,731,829
Interest income	10,482	14,825	18,690	15,496	59,493
Interest expense	112,615	7,300	1,381	—	121,296

Net Income before income taxes	1,477,582	2,892,854	3,427,546	872,044	8,670,026
Income taxes	743,461	867,857	1,533,344	(8,371)	3,136,291

Net income	734,121	2,024,997	1,894,202	880,415	5,533,735

        During the fourth quarter of 2002, uDate incurred legal, professional, accounting and consulting fees associated with an agreement and plan of merger with USA dated December 19, 2002, of $1,091,367.

	Q1 2001	Q2 2001	Q3 2001	Q4 2001	Total 2001
Revenues	$1,538,431	$4,217,129	$6,620,863	$7,742,538	$20,118,961
Operating expenses
Selling, general and administrative expenses	911,474	2,349,155	2,414,863	2,995,682	8,671,174
Advertising expense	878,577	1,644,882	2,172,926	2,367,561	7,063,946
Restructuring charges	—	—	—	1,439,611	1,439,611
Depreciation	146,152	196,282	194,041	334,744	871,219
Amortization of goodwill and intangible assets	—	1,037,538	1,039,068	2,397,782	4,474,388

Total operating expenses	1,936,203	5,227,857	5,820,898	9,535,380	22,520,338

Net income (loss) before interest and income taxes	(397,772)	(1,010,728)	799,965	(1,792,842)	(2,401,377)
Interest income	3,506	5,564	3,565	6,753	19,388
Interest expense	2,079	9,308	279,581	229,427	520,395

Net income (loss) before income taxes	(396,345)	(1,014,472)	523,949	(2,015,516)	(2,902,384)
Income taxes	—	—	—	(2,541,487)	(2,541,487)

Net income (loss)	(396,345)	(1,014,472)	523,949	525,971	(360,897)

        As described in Note 12 to the financial statements, uDate restructured the operations of Kiss.com in the fourth quarter of 2001. As a result, the information presented above for the fourth quarter of 2001 includes a restructuring provision of $1,439,611. In addition, the valuation of the intangible assets of Kiss.com was completed in the fourth quarter of 2001, resulting in an increased amortization charge of $1,358,714.

	Q2 2000 (4 months)	Q3 2000	Q4 2000	Total 2000 (10 months)
Revenues	$162,899	$541,690	$884,141	$1,588,730
Operating expenses
Selling, general and administrative expenses	678,314	1,480,317	1,766,459	3,925,090
Advertising expense	687,051	2,078,674	842,198	3,607,923
Depreciation	66,217	139,671	146,447	352,335

Total operating expenses	1,431,582	3,698,662	2,755,104	7,885,348

Net loss before interest and income taxes	(1,268,683)	(3,156,972)	(1,870,963)	(6,296,618)
Interest income	28,138	57,522	26,947	112,607
Interest expense	7,558	2,543	8,579	18,680

Net loss	(1,248,103)	(3,101,993)	(1,852,595)	(6,202,691)

NOTE 17. COMMITMENTS AND CONTINGENCIES

  Leases

        As at December 31, 2002, uDate has no capital leases for plant and equipment. In previous years, uDate did lease plant and equipment under capital leases, the amount of these capital leases being:

	As at December 31,
	2002	2001	2000
Plant and equipment gross	$—	$281,760	$96,635
Less accumulated depreciation	—	(181,049)	(35,680)

Net	—	100,711	60,955

        The total charge for depreciation for assets under capital leases for the years ended December 31, 2002 and December 31, 2001 were $58,036 and $92,858, respectively.

        uDate has operating leases which are due to expire in 2003, 2005 and 2007. Payments made under these leases amounted to $109,065 in the twelve months ended December 31, 2002 and $69,130 in the twelve months ended December 31, 2001. Future payments under these leases are scheduled as follows:

2003	$400,000
2004	$384,000
2005	$341,500
2006	$299,000
2007	$299,000

Total minimum lease payments	$1,723,500

  Other Commitments and Contingencies

        uDate is not party to any litigation and is not aware of any threatened litigation, unasserted claims or assessments that could have a material adverse effect on uDate's business, consolidated operating results or consolidated financial condition.

        Pursuant to an Employee Shares Trust Trust Deed dated March 21, 2000, Atlas Trust Company (Jersey) Limited ("Atlas Trust") is the trustee of the Employee Benefits and Shares Trust ("EST") of Internet Investments Inc., a wholly owned subsidiary of uDate. Atlas Trust is the owner of 10,224,331 shares of uDate common stock. Based on the closing price of uDate's common stock on December 31, 2002, the aggregate market value of these shares is $41,919,757.

        The making of any advance or distribution by Atlas Trust to any beneficiary of the EST may give rise to the liability for the payment of certain United Kingdom income taxes and/or national insurance contributions. Under the laws of the United Kingdom, uDate is potentially liable for this payment. The amount of this potential liability to uDate cannot be quantified as it is dependent on the amount of any distribution or advance made by Atlas Trust. Atlas Trust, which is independent to uDate, determines any distributions to the beneficiaries of the EST. In respect of United Kingdom income tax and national insurance contributions, the maximum aggregate potential liability to uDate is 52.8% of each distribution.

        In the Agreement and Plan of Merger among uDate, USA and other parties (the "Merger Agreement"), described in Note 19 to the financial statements, Atlas Trust agreed that at the closing of the merger it would enter into an agreement pursuant to which it would agree, amongst other things, to pay to USA or uDate (following the closing of the merger), (i) the amount of any tax liability suffered by USA, uDate or any of uDate's subsidiaries, directly resulting from or in respect of any act, or deliberate omission of Atlas Trust (or any of its successors) including without limitation the making of any advance or distribution to any beneficiary of the EST and (ii) that in the event that Atlas Trust makes a distribution which gives rise to a liability for certain United Kingdom income taxes and/or national insurance contributions (employees' and employers'), to pay such liability relevant to that distribution directly to the appropriate taxation authority or to account to USA (or its nominee) for such taxation, at Atlas Trust's option.

NOTE 18. RELATED PARTY TRANSACTIONS

        In the three months ended March 31, 2001, uDate contracted with Ironz plc to perform certain computer consulting services in exchange for approximately $58,000. Each of Messrs. Morris and Thacker holds a 45% ownership interest in Ironz plc. uDate does not have an ongoing relationship with Ironz plc.

        In 2001, uDate loaned $28,561 to Mr. Zehrer, a director and major stockholder of uDate. The loan did not bear interest. Mr. Zehrer repaid the loan in its entirety in December 2001.

        uDate-UK has loaned a total of $41,625 to Mr. Morris, the Chief Executive Officer of uDate. The loan does not bear interest and is payable on demand.

        uDate-UK has loaned a total of $34,515 to Mr. Thacker, a former director of uDate. The loan did not bear interest and was repaid in full in November 2002.

        uDate-UK has loaned a total of $8,534 to Mr. Clifford, the Chief Operating Officer of uDate. The loan does not bear interest and is payable on demand.

        On November 15, 2002, uDate entered into a Consultancy Agreement with Mercaston Consultants Ltd. to perform consulting services to uDate at the discretion of Mr. Morris. The value of the Consultancy Agreement was approximately $200,000. Mr. Thacker is a director of Mercaston Consultants Ltd.

NOTE 19. AGREEMENT AND PLAN OF MERGER

        On December 19, 2002, uDate announced that it had entered into a definitive Agreement and Plan of Merger with USA, among other parties, that provides for the merger of a wholly-owned subsidiary of USA Interactive into uDate, with uDate being the surviving corporation after the consummation of the merger and becoming a wholly-owned subsidiary of USA. The Agreement and Plan of Merger also provides, among other things, for a fixed exchange ratio of 0.18956 shares of USA common stock for each share of the outstanding common stock of uDate. It is expected that this transaction will be completed during the first half of 2003, after approval by uDate's stockholders and the appropriate regulatory authorities and the satisfaction of all other conditions to the merger.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
AMONG
USA INTERACTIVE,
GEFFEN ACQUISITION SUB INC.,
UDATE.COM, INC.
AND, FOR THE PURPOSES OF SECTION 7.8 AND ARTICLES X AND XI
HEREOF,
TERRENCE LEE ZEHRER
AND
ATLAS TRUST COMPANY (JERSEY) LIMITED, AS TRUSTEE OF THE
INTERNET INVESTMENTS INC. EMPLOYEE SHARES TRUST
DATED AS OF DECEMBER 19, 2002

A-i

5.8	Legal Proceedings	A-22
5.9	Taxes and Tax Returns	A-22
5.10	Compliance with Applicable Law	A-22
5.11	Parent Information	A-22
ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS		A-23
6.1	Conduct of Company Business Prior to the Effective Time	A-23
6.2	Company Forbearances	A-23
6.3	Parent Obligations	A-25
6.4	Financial Information	A-25
6.5	Taxes	A-25
6.6	UK Optionholders	A-25
6.7	Expenses	A-25
6.8	Data Center	A-26
6.9	Merchant Services Agreement	A-26
6.10	Noncompetition Agreements	A-26
ARTICLE VII ADDITIONAL AGREEMENTS		A-26
7.1	Regulatory Matters	A-26
7.2	Access to Information	A-27
7.3	Stockholder Approval	A-28
7.4	Employee Benefit Plans	A-28
7.5	Indemnification; Directors' and Officers' Insurance	A-28
7.6	Further Action; Certain Filings	A-29
7.7	Advice of Changes	A-30
7.8	No Solicitation; Takeover Proposals	A-30
7.9	Transfer Taxes	A-32
7.10	Nasdaq Listing	A-32
7.11	Additional Agreements	A-32
7.12	Additions to and Modifications of the Company Disclosure Schedule	A-33
7.13	Broadview Opinion	A-33
ARTICLE VIII CONDITIONS PRECEDENT		A-33
8.1	Conditions to Each Party's Obligation to Effect the Merger	A-33
8.2	Conditions to Obligations of the Company	A-34
8.3	Conditions to Obligations of Parent	A-34
ARTICLE IX TERMINATION AND AMENDMENT		A-36
9.1	Termination	A-36
9.2	Effect of Termination	A-37
9.3	Amendment	A-38
ARTICLE X SURVIVAL PERIOD; INDEMNIFICATION		A-38
10.1	Survival	A-38
10.2	Indemnification	A-39
ARTICLE XI GENERAL PROVISIONS		A-41
11.1	Closing	A-41
11.2	Expenses	A-41
11.3	Notices	A-41
11.4	Interpretation	A-43
11.5	Counterparts; Effectiveness	A-43
11.6	Entire Agreement	A-43

A-ii

11.7	Governing Law	A-43
11.8	Publicity	A-43
11.9	Assignment; Third Party Beneficiaries	A-43
11.10	Submission to Jurisdiction; Waivers; Consent to Service of Process	A-43
11.11	Enforcement of Agreement	A-44
11.12	Waiver of Jury Trial	A-44
Schedules:
Company Disclosure Schedule
Parent Disclosure Schedule
Estimated Net Working Capital	Schedule A
Estimated uDate Expenses	Schedule B
Executive Employment Agreements	Schedule C
uDate.com, Inc. 2003 Budget	Schedule D
UK Optionholders	Schedule E
Major Stockholders' Pro Rata Portions	Schedule F
Exhibits:
Form of Escrow Agreement	Exhibit A
Form of Certificate of Incorporation of the Surviving Corporation	Exhibit B
Form of Legal Opinion of Hale and Dorr LLP	Exhibit C-1
Form of Legal Opinion of Richards, Layton & Finger	Exhibit C-2
Form of Legal Opinion of Eversheds	Exhibit C-3
Form of Legal Opinion of Lawrence Graham	Exhibit D-1
Form of Legal Opinion of Olsens	Exhibit D-2
Form of Trust Agreement	Exhibit E
Form of Rule 145 Letter	Exhibit F
Form of UK Noncompetition Agreement	Exhibit G
Form of Zehrer Noncompetition Agreement	Exhibit H
Form of Legal Opinion of Baxendale Walker	Exhibit I

A-iii

INDEX OF DEFINED TERMS

Term	Section
2000 Plan	2.4(a)
2001 Plan	2.4(a)
2003 Budget	6.2(d)
Agreement	Recitals
Atlas Escrow Shares	2.5
Audited Financials	8.3(j)
Broadview	4.6
Broadview Opinion	4.17
CERCLA	4.13
Closing	11.1
Closing Date	11.1
Code	Recitals
Company	Recitals
Company Benefit Plans	4.10(a)
Company By-Laws	4.1(a)
Company Capital Stock	4.2(a)
Company Certificate	4.1(a)
Company Common Stock	2.1(a)
Company Contract	4.12(a)
Company Disclosure Schedule	Preamble to Art. IV
Company Employees	7.4(a)
Company ERISA Affiliate	4.10(a)
Company Financial Statements	4.5(b)
Company Insiders	7.8
Company Notes	4.2(a)
Company Preferred Stock	4.2(a)
Company Registered Intellectual Property	4.15(a)
Company SEC Reports	4.5(a)
Company Stock Plans	2.4(a)
Company Stockholder Approval	4.3(a)
Company Stockholder Meeting	7.3
Company Subsidiary	4.1(b)
Confidentiality Agreement	7.2(b)
Damages	10.2(a)
Designated Broker	2.6(b)
DGCL	1.1
Dissenting Shares	2.3
Effective Time	1.2
Employment Agreements	7.12(a)
ERISA	4.10(a)
Escrow Account	2.5
Escrow Agent	2.5
Escrow Agreement	2.5
Escrow Amount	10.2(d)
Escrowed Shares	2.5
Executives	7.13(a)
Exchange Act	4.5(a)
Exchange Agent	2.2(a)

A-iv

Governmental Entity	4.4
HSR Act	4.4
In-The-Money Options	2.4(a)
Intellectual Property Right	4.15(a)
Indemnified Party	7.5(a)
Indemnitees	10.2(a)
Insurance Policies	4.16
Liens	4.2(b)
Market Value	2.6(b)
Major Stockholders	Recitals
Material Adverse Effect	4.9(d)
Maximum Liability	10.2(b)
Measurement Price	10.2(b)
Merger	1.1
Merger Consideration	2.1(c)
Merger Proceeds	2.1(c)
Merger Sub	Recitals
Merger Sub Common Stock	2.1(b)
NASD	4.4
NASDAQ	2.2(c)
Option	2.4(a)
Option Resale Restriction Agreements	7.13(c)
Option Tax Shares	2.6(b)
Parent	Recitals
Parent Common Stock	5.2
Parent Disclosure Schedule	Preamble to Art. V
Parent Financial Statements	5.5(b)
Parent Material Adverse Effect	5.1
Parent Preferred Stock	5.2
Parent Rights	5.2
Parent SEC Reports	5.5(a)
Parent Stock Plans	5.2
PAYE	2.6(b)
Person	2.2(e)
Personal Element	4.15(g)
Pre-Closing Claim	7.12
Privacy Policies	4.15(g)
Pro Rata Portion	10.2(b)
Proxy Statement	4.4
Registered Intellectual Property	4.15(a)
Restraints	8.1(d)
S-4	4.4
SEC	4.4
Section 16 Information	7.8
Securities Act	4.5(a)
Share	2.1(a)
Share Exchange Ratio	2.1(c)
Signing Price	2.4(a)
Signing Shares	10.2(b)
Stockholders' Agreement	Recitals

A-v

Subsidiary	4.1(a)
Superior Proposal	7.8(a)
Surviving Corporation	1.1
Surviving Corporation Common Stock	2.1(b)
Takeover Proposal	7.8(a)
Tax	4.9(c)
Taxes	4.9(c)
Termination Fee	9.2(b)
Threshold Amount	10.2(b)
Transfer Taxes	7.9
Trust	10.2(g)
Trustee	Recitals
UK Optionholders	2.6(b)
Underwater Options	2.4(a)
Unique Identifying Number	4.15(g)
U.S. GAAP	4.5(b)
User Data	4.15(g)
Warrant	2.4(b)
Zehrer	Recitals
Zehrer Escrow Shares	2.5

A-vi

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of December 19, 2002 (this "AGREEMENT'), among USA Interactive, a Delaware corporation ("PARENT"), Geffen Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), uDate.com, Inc., a Delaware corporation (the "COMPANY"), and, for purposes of Section 7.8 and Articles X and XI hereof, Terrence Lee Zehrer, an individual ("ZEHRER") and Atlas Trust Company (Jersey) Limited (the "TRUSTEE"), as trustee of the Internet Investments Inc. Employee Shares Trust.

WITNESSETH

        WHEREAS, the Boards of Directors of each of Parent, Merger Sub and the Company have declared the advisability of this Agreement and approved the strategic business combination transaction provided for herein in which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company, with the Company surviving such merger as a wholly-owned direct subsidiary of Parent; and

        WHEREAS, as a condition to the willingness of Parent to enter into this Agreement, Parent has required, among other things, that Zehrer and Trustee (together, the "MAJOR STOCKHOLDERS") agree to give Parent an irrevocable proxy to vote their shares in favor of the Merger (as defined below) and, in order to induce Parent to enter into this Agreement, such stockholders have so agreed with Parent in a separate written agreement entered into on the date hereof (the "STOCKHOLDERS' AGREEMENT");

        WHEREAS, the parties intend that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and that this Agreement will constitute a plan of reorganization.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger.    At the Effective Time (as defined below), Merger Sub shall be merged (the "MERGER") with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION").

        1.2    Effective Time.    As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Sub shall file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or, if agreed by the parties hereto, at such later date or time as is specified in the certificate of merger (the "EFFECTIVE TIME").

        1.3    Effects of the Merger.    From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, immunities, powers and franchises and be subject to all of the debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub, all as provided under the DGCL.

ARTICLE II

CONVERSION OF SHARES

        2.1    Conversion of Shares.    At the Effective Time:

        (a)  each share of common stock of the Company, par value $0.001 per share (each a "SHARE" and collectively the "COMPANY COMMON STOCK"), held by the Company as treasury stock or owned by Parent immediately prior to the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled, and no payment shall be made with respect thereto;

        (b)  each share of common stock, par value $0.01 per share, of Merger Sub ("MERGER SUB COMMON STOCK") outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share ("SURVIVING CORPORATION COMMON STOCK"), of the Surviving Corporation; and

        (c)  each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.2(c) with respect to fractional shares and Section 2.3 with respect to Shares as to which appraisal rights have been exercised, be converted into the right to receive 0.18956 shares of Parent Common Stock (as defined in Section 5.2) (the "SHARE EXCHANGE RATIO"), upon surrender of the certificate representing such Share in the manner provided in Section 2.2. The Share Exchange Ratio shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time. The shares of Parent Common Stock to be issued in respect of the Shares, together with the shares of Parent Common Stock to be issued in respect of In-The-Money Options (as defined in Section 2.4(a)), are referred to as the "MERGER CONSIDERATION."

        2.2    Surrender and Payment.

        (a)  Prior to the mailing of the Proxy Statement (as defined in Section 4.4), Parent shall appoint an agent reasonably satisfactory to the Company (the "EXCHANGE AGENT") for the purpose of exchanging certificates representing Shares for, and distributing to holders of In-The-Money Options and the Warrant, the Merger Consideration. Parent shall, or shall cause Merger Sub to, make available to the Exchange Agent, as soon as reasonably practicable as of or after the Effective Time, (i) except as set forth in the next sentence of this Section 2.2(a), certificates representing the Merger Consideration issuable pursuant to Section 2.1(c) in exchange for outstanding Shares, pursuant to Section 2.4(a) in exchange for In-The-Money Options and pursuant to Section 2.4(b) in exchange for the Warrant, (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.2(c) and (iii) any dividends or distributions to which holders of certificates may be entitled pursuant to Section 2.2(d), which funds shall not be used by the Exchange Agent for any other purpose. Notwithstanding the second sentence of this Section 2.2(a), (x) the certificates representing the shares of Parent Common Stock comprising the Escrow Amount (as defined in Section 2.5) shall not be deposited with the Exchange Agent but shall instead be deposited with the Escrow Agent (as defined in Section 2.5) and (y) the shares of Parent Common Stock comprising the Option Tax Shares (as defined in Section 2.6(b) shall not be deposited with the Exchange Agent but shall be deposited with the Designated Broker (as defined in Section 2.6(b)). For purposes of determining the aggregate Merger Consideration to be made available to the Exchange Agent, Parent shall assume that no holder of Shares will perfect appraisal rights with respect to such Shares. Promptly after the Effective Time, the Surviving Corporation will send, or will cause the Exchange Agent to send, to each holder of Shares immediately prior to the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

        (b)  Each holder of Shares that have been converted into a right to receive Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates formerly representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the aggregate Merger Consideration payable in respect of such Shares. Until so surrendered and except as otherwise set forth in Section 2.3, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. No interest will be paid or will accrue on such Merger Consideration.

        (c)  No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender of certificates formerly representing Shares, or in exchange for In-The-Money Options or upon conversion of the Warrant (as defined below), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of (i) Shares who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock pursuant to this Agreement (after taking into account all certificates formerly representing Shares delivered by such holder and the aggregate number of Shares represented thereby), (ii) In-The-Money Options who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock pursuant to this Agreement (after aggregating the number of Shares issuable upon exercise of all In-The-Money Options held by such holder) or (iii) the Warrant, if such holder would otherwise have been entitled to receive a fraction of a share of Parent Common Stock pursuant to this Agreement (after aggregating the number of Shares issuable upon exercise of the Warrant) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the closing price of the Parent Common Stock on the NASDAQ National Market ("NASDAQ") (or, if the Parent Common Stock shall have been approved for listing on another national stock exchange prior to such time, such exchange) on the Closing Date, rounded down to the nearest whole cent.

        (d)  No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate formerly representing Shares and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(c) until the holder of record of such certificate shall surrender such certificate. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be issued and paid to the record holder of the certificate (i) at the time of surrender (A) certificates representing whole shares of Parent Common Stock issued in exchange therefor and (B) the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(c) and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Parent Common Stock, without interest and (ii) at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole shares of Parent Common Stock.

        (e)  If any portion of the aggregate Merger Consideration payable with respect to a certificate or certificates formerly representing Shares is to be paid to a Person (as defined below) other than the registered holder of such certificate or certificates, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

        (f)    After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates formerly representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

        (g)  Any portion of the aggregate Merger Consideration made available to the Exchange Agent pursuant to Section 2.2(a) that, 12 months after the Effective Time, remains unclaimed by the holders of Shares immediately prior to the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his Shares for Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent for payment of Merger Consideration in respect of his Shares. Notwithstanding the foregoing, to the fullest extent permitted by law, Parent shall not be liable to any former holder of Shares for any amount paid to a public official pursuant to applicable escheat or similar abandoned property laws.

        (h)  Any portion of the aggregate Merger Consideration made available to the Exchange Agent pursuant to Section 2.2(a) in respect of Shares for which appraisal rights have been perfected shall be returned to Parent, upon demand.

        (i)    In the event that any certificate evidencing Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon making of an affidavit of that fact by the holder thereof, the aggregate Merger Consideration due in respect of such Shares that is payable pursuant to this Agreement; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the delivery of a suitable bond or indemnity agreement by the owner of such lost, stolen or destroyed certificate.

        2.3    Dissenting Shares.    Notwithstanding Section 2.1, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such Shares in favor of the Merger, who shall have delivered a written demand for appraisal of such Shares in the manner provided by the DGCL and who, as of the Effective Time, shall otherwise have properly exercised and perfected and not effectively withdrawn or lost such appraisal rights pursuant to Section 262 of the DGCL ("DISSENTING SHARES") shall not be converted into a right to receive Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such Shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in Section 262 of the DGCL, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such Shares or lost his right to appraisal and payment for his Shares under Section 262 of the DGCL or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such Shares and each such Share shall be treated as if it had been converted, as of the Effective Time, into a right to receive the Merger Consideration, without interest thereon, as provided in Section 2.1 hereof. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

        2.4    Stock Options and Warrants.

        (a)  In accordance with the terms of the Company's 2000 Stock Incentive Plan (the "2000 PLAN") and the Company's 2001 Stock Incentive Plan (the "2001 PLAN" and, together with the 2000 Plan, the "COMPANY STOCK PLANS") and the related option agreements, each outstanding stock option (each, an "OPTION") granted under the Company Stock Plans with an exercise price equal to or less than $4.66 (the "IN-THE-MONEY OPTIONS") shall accelerate and be exercisable in full immediately prior to the Effective Time. At the Effective Time, each holder of an In-The-Money Option that has not been exercised prior to the Effective Time shall be entitled to receive, in respect of each Share subject to all In-The-Money Options then held by such holder, a number of shares of Parent Common Stock equal to the remainder of (i) (A) the Share Exchange Ratio multiplied by (B) the aggregate number of Shares underlying all In-The-Money Options held by such holder minus (ii) (x) the aggregate exercise price of all of such holder's In-The-Money Options divided by (y) $24.60 (the "SIGNING PRICE"). Immediately upon the conversion of the In-The-Money Options into the right to receive shares of Parent Common Stock pursuant to this Section 2.4(a), the In-The-Money Options shall terminate. The Options that are not In-The-Money Options (the "UNDERWATER OPTIONS") shall terminate immediately prior to the Effective Time, in the case of Options outstanding under the 2001 Plan, and at the Effective Time, in the case of Options outstanding under the 2000 Plan. No Options shall be exercisable at any time after the Effective Time. No fractional shares of Parent Common Stock shall be issuable in respect of any Shares subject to In-The-Money Options. To the extent any fractional shares of Parent Common Stock would otherwise be issuable pursuant to this Section 2.4(a), in lieu thereof, the holder of such In-The-Money Options shall receive cash in accordance with Section 2.2(c).

        (b)  At the Effective Time, the holder of the Warrant shall be entitled to receive, in respect of each Share subject to the Warrant (as defined below), a number of shares of Parent Common Stock equal to the remainder of (i) (A) the Share Exchange Ratio multiplied by (B) the aggregate number of Shares underlying the Warrant minus (ii) (x) the aggregate exercise price of the Warrant divided by (y) the Signing Price. Immediately upon the conversion of the Warrant into the right to receive shares of Parent Common Stock pursuant to this Section 2.4(b) , the Warrant shall terminate. No fractional shares of Parent Common Stock shall be issuable in respect of any Shares subject to the Warrant. To the extent any fractional shares of Parent Common Stock would otherwise be issuable pursuant to this Section 2.4(b), in lieu thereof, the holder of the Warrant shall receive cash in accordance with Section 2.2(c). Prior to or as of the date hereof, the holder of the Warrant has agreed with the Company in writing to the effect of the Merger on the Warrant as described in this Section 2.4(b). For purposes hereof, "WARRANT" shall mean the Stock Purchase Warrant dated November 9, 2000 issued by the Company to Morrison & Foerster LLP.

        2.5    Escrow Amount.    At the Closing, a number of shares of Parent Common Stock equal to the sum of (a) 0.20 multiplied by the total number of shares of Parent Common Stock otherwise payable to Zehrer as Merger Consideration under this Agreement (such product being the "ZEHRER ESCROW SHARES") and (b) 0.20 multiplied by the total number of shares of Parent Common Stock otherwise payable to Trustee as Merger Consideration under this Agreement (such product being the "ATLAS ESCROW SHARES" and the sum of the Zehrer Escrow Shares and the Atlas Escrow Shares being the "ESCROWED SHARES"), rounded down to the nearest whole share, shall be deposited in escrow (the "ESCROW") to be held by the escrow agent (the "ESCROW AGENT") under the Escrow Agreement in the form of Exhibit A attached hereto (the "ESCROW AGREEMENT") to be held pursuant to the terms and conditions of the Escrow Agreement. Notwithstanding any amendment to this Agreement that increases the aggregate Merger Consideration payable in respect of the Shares as a result of an offer made by Parent pursuant to Section 9.1(g), the Escrowed Shares shall be calculated on the basis of the Merger Consideration as defined in this Agreement on the date hereof.

        2.6    Withholding Rights.

        (a)  The Company, the Surviving Corporation or Parent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person in connection with the transactions contemplated by this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law and shall pay over such withheld amounts to the proper federal, state, local or foreign taxing authority. If the Company, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

        (b)  Without limiting the generality of the foregoing, in order to satisfy the "employee portion" (the "PAYE") of the tax and withholding obligations under the tax laws of the United Kingdom relating to the issuance of Merger Consideration in exchange for the In-The-Money Options held by the employees of the Company and Company Subsidiaries that are U.K. taxpayers, as identified on Schedule E hereto (the "UK OPTIONHOLDERS"), the Company shall, prior to the Effective Time, nominate a broker-dealer (the "DESIGNATED BROKER") who shall, as promptly as practicable after the Effective Time, sell on behalf of the UK Optionholders a number of whole shares of Parent Common Stock having a Market Value (as defined below) as of the day such shares are sold equal to the aggregate PAYE that shall be due as a result of the exchange of Merger Consideration for all In-The-Money Options held by the UK Optionholders; provided, however, that if there is no number of shares of Parent Common Stock that will have a value exactly equal to the aggregate PAYE, the number of shares to be sold by the Designated Broker shall be rounded up to the next whole share. The shares of Parent Common Stock to be sold by the Designated Broker pursuant to this Section 2.6(b) are referred to as the "OPTION TAX SHARES." For purposes hereof, the "MARKET VALUE" shall mean the average of the weighted average of the trading prices of the Parent Common Stock on the NASDAQ or New York Stock Exchange, as applicable, for each of the days in the five-day trading period ending on the day on which the Market Value is being determined. Promptly following the sale of the Option Tax Shares, (i) the Designated Broker shall remit to the Surviving Corporation the sale proceeds equal to the aggregate PAYE and (ii) if the sale proceeds exceed the aggregate PAYE, the Designated Broker shall remit to each UK Optionholder such UK Optionholder's portion of the excess sale proceeds. The Surviving Corporation shall, and shall cause the Company Subsidiaries to, comply with all applicable laws related to the payment and reporting of the PAYE due from each UK Optionholder. The commissions of the Designated Broker shall be paid by the UK Optionholders.

ARTICLE III

THE SURVIVING CORPORATION

        3.1    Certificate of Incorporation.    The certificate of incorporation of the Company shall be amended in the Merger to read in its entirety as set forth on Exhibit B hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, subject to Section 7.5(b), until amended in accordance with applicable law.

        3.2    Bylaws.    The bylaws of the Surviving Corporation shall be the bylaws of Merger Sub in effect immediately prior to the Effective Time, subject to Section 7.5(b), until amended in accordance with applicable law.

        3.3    Directors and Officers.    From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as disclosed in the Company disclosure schedule delivered to Parent concurrently herewith, each section of which qualifies only the representation in the correspondingly numbered Section of this

Agreement (the "COMPANY DISCLOSURE SCHEDULE"), the Company hereby represents and warrants to Parent, as of the date hereof and as of the Effective Time, as follows:

        4.1    Corporate Organization.

        (a)  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to materially and adversely affect (i) the ability of the Company to perform its obligations under and consummate the transactions contemplated by this Agreement or (ii) the ability of the Company and its Subsidiaries (as defined below) to conduct their respective businesses as they are currently conducted or as currently contemplated by them to be conducted. As used in this Agreement, the word "SUBSIDIARY," when used with respect to any party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. True and complete copies of the Company's certificate of incorporation and by-laws, including any and all amendments thereto (the "COMPANY CERTIFICATE" and the "COMPANY BY-LAWS," respectively), have previously been made available by the Company to Parent and are accurate and complete as of the date hereof.

        (b)  The Company Disclosure Schedule sets forth a complete and accurate list of all of the Company's Subsidiaries (each, a "COMPANY SUBSIDIARY"). Each Company Subsidiary: (i) is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for any failure to be so qualified that would not reasonably be expected to be material; and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

        4.2    Capitalization.

        (a)  The authorized capital stock of the Company consists of (i) 150,000,000 shares of Company Common Stock, of which, as of December 18, 2002, 25,251,163 shares were issued and outstanding and no shares were held in treasury, and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the "COMPANY PREFERRED STOCK" and together with the Company Common Stock, the "COMPANY CAPITAL STOCK"), of which no shares are issued or outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of December 18, 2002, the Company had outstanding Warrants providing for the issuance of 172,550 shares of Company Common Stock. As of December 18, 2002, the Company had outstanding stock options providing for the issuance of 6,790,500 shares of Company Common Stock, of which 5,590,500 are In-The-Money Options. Except for 251,665 shares of Company Common Stock issued pursuant to the terms of the Company Notes (as defined below) and except for shares issued under Warrants or options outstanding under the Company Stock Plans, from January 1, 2002 to and including December 18, 2002, the Company has not issued any shares of its capital stock or any securities convertible into or exercisable or exchangeable for any shares of its capital stock. As of December 18, 2002, no shares of Company Capital Stock were reserved for issuance, except as described in Section 4.2(a) of the Company Disclosure Schedule, and except for 172,550 shares of Company Common Stock reserved for issuance upon the exercise of Warrants. Except as described in this Section 4.2(a) and except pursuant to the terms of options outstanding under the Company Stock Plans and Warrants, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Capital Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Capital Stock. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or, except for the Company Notes, convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no voting, sale, transfer or other similar agreements to which the Company is a party with respect to the Company Capital Stock or any other securities of the Company that are convertible into or exchangeable or exercisable for shares of the Company Capital Stock. The Company has not violated any applicable securities laws in connection with the offer, sale or issuance of any securities of the Company. The "COMPANY NOTES" shall mean those certain promissory notes, in the original aggregate principal amount of $5.0 million, dated March 29, 2001, issued in connection with the Company's acquisition of Kiss.com, Inc., true and correct copies of which have been delivered to Parent.

        (b)  The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock and other equity ownership interests of each of the Company Subsidiaries, free and clear of any and all liens, claims, pledges, charges, encumbrances, deeds of trust, security interests and other rights of third parties, whether voluntarily incurred or arising by operation of law ("LIENS"), and all of such shares and equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Company Subsidiary. There are no voting, sale, transfer or other similar agreements to which any Company Subsidiary is a party with respect to its capital stock or any other securities of it that are convertible or exchangeable into or exercisable for shares of the capital stock of any Company Subsidiary. The Company has no material investments in corporations, joint ventures, partnerships, limited liability companies and other entities other than the Company Subsidiaries.

        4.3    Authority; No Violation.

        (a)  The Company has full corporate power and authority to execute and deliver this Agreement and upon receipt of the Company Stockholder Approval (as defined below) will have full corporate power and authority to consummate the transactions contemplated hereby. The Company's Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) duly and validly approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (iii) directed that this Agreement and the transactions contemplated hereby be submitted to the Company's stockholders for adoption at a special meeting of such stockholders. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock as of the record date for such stockholders' meeting (the "COMPANY STOCKHOLDER APPROVAL"), no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

        (b)  Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Certificate or the Company By-Laws or any provision of any comparable organizational documents of any Company Subsidiary or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for any such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to be material.

        4.4    Consents and Approvals.    Except for (i) antitrust regulatory filings (including, without limitation, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT")), and the expiration or termination of any applicable waiting period thereunder, (ii) the filing with the Securities and Exchange Commission (the "SEC") of the proxy statement (the "PROXY STATEMENT") relating to the Company Stockholder Meeting (as defined in Section 7.3), the filing with and declaration of effectiveness by the SEC of the registration statement of Parent on Form S-4 (the "S-4") in which the Proxy Statement will be included as a prospectus of Parent and any filings required under applicable state securities or "blue sky" laws, (iii) filings or consents required by the rules and regulations of the National Association of Securities Dealers, Inc. (the "NASD"), (iv) the filing of the certificate of merger and other appropriate merger documents as required by the DGCL and (v) the Company Stockholder Approval, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality (each a "GOVERNMENTAL ENTITY"), or of or with any third party, are necessary in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and compliance by the Company with any of the provisions hereof other than those the failure of which to obtain or make are not and would not reasonably be expected to be material.

        4.5    SEC Reports and Financial Statements.

        (a)  Since June 9, 2000, the Company and its Subsidiaries have filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by them with the SEC (as amended since the time of their filing and prior to the date hereof, collectively, the "COMPANY SEC REPORTS") and has heretofore made available to Parent complete and correct copies of all Company SEC Reports. As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, including the rules and regulations of the SEC promulgated thereunder (the "EXCHANGE ACT"), or the Securities Act of 1933, as amended, including the rules and regulations of the SEC promulgated thereunder (the "SECURITIES ACT") applicable, as the case may be, to such Company SEC Reports, and none of the Company SEC Reports contained, at the time they were filed or became effective, as the case may be, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        (b)  The consolidated financial statements (including any related notes) included in the Company SEC Reports (collectively, the "COMPANY FINANCIAL STATEMENTS") fairly present, in all material respects, the consolidated financial position, results of the consolidated operations and changes in stockholders' equity and cash flows of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such Company Financial Statements (including the related notes, where applicable) complies, in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such Company Financial Statements (including the related notes, where applicable) has been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto, and provided that unaudited interim financial statements may not contain footnotes and may be subject to normal year-end adjustments.

        (c)  The unaudited balance sheet of the Company and the Company Subsidiaries as of November 30, 2002, and the unaudited income statement of the Company and the Company Subsidiaries for the month ended November 30, 2002 were prepared (a) in accordance with the books of account and financial records of the Company and the Company Subsidiaries in the ordinary course of business and consistent with the Company's past practices with respect to the preparation of its monthly financial statements and (b) in accordance with the Company's standard internal accounting practices applicable to the preparation of its monthly financial statements.

        (d)  Except as fully reflected or reserved against in the balance sheet included in the Company's Quarterly Report on Form 10-QSB for the period ended September 30, 2002, from September 30, 2002 through and including the date hereof, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature whatsoever (absolute, accrued, fixed, contingent or otherwise), other than liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2002.

        (e)  The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

        (f)    The estimate of the Net Working Capital (as defined on Schedule A hereto) of the Company and the Company Subsidiaries as of February 28, 2003 set forth on Schedule A was prepared in accordance with the books of account and other financial records of the Company and the Company Subsidiaries and represents the Company's good faith estimate of the amounts set forth therein, as of the date hereof.

        4.6    Broker's Fees.    Except for Broadview International Ltd. ("BROADVIEW") and Interregnum Venture Marketing Limited, neither the Company nor any Company Subsidiary nor any of their respective officers, directors, employees or stockholders has entered into any contract, agreement, arrangement or understanding with any broker, finder or similar agent that will result in the obligation of Parent, Merger Sub, the Company or any Company Subsidiary to pay any broker's fees or commissions, finder's fees or similar payments in connection with any of the transactions contemplated by this Agreement.

        4.7    Absence of Certain Changes or Events.

        (a)  Except as publicly disclosed in the Company SEC Reports filed prior to the date hereof, since September 30, 2002 up to and including the date hereof, no event or events have occurred that are or, to the Company's knowledge, would reasonably be expected to be, either individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

        (b)  Without limiting the generality of Section 4.7(a), except as publicly disclosed in the Company SEC Reports filed prior to the date hereof, from September 30, 2002 to the date hereof, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business and consistent with past practice.

        (c)  Without limiting the generality of Section 4.7(a), from September 30, 2002 to the date hereof, neither the Company nor any of its Subsidiaries has (except, in the case of clauses (i) and (ii), for normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice or as required by applicable law): (i) increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director from the amount thereof in effect as of September 30, 2002; (ii) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay or increased the amount of severance or termination pay payable pursuant to any such existing contracts; (iii) paid any bonus, in each case, other than the customary year-end bonuses for the 2001 fiscal year in amounts consistent with past practice and other than agreements expressly contemplated by or permitted under this Agreement; or (iv) granted any stock appreciation rights or granted any rights to acquire any shares of its capital stock or any securities exercisable or exchangeable for, or convertible into, shares of its capital stock, to any executive officer, director or employee, in each case, other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the Company Stock Plans and other than grants expressly contemplated by or permitted under this Agreement.

        (d)  Without limiting the generality of Section 4.7(a), from September 30, 2002 to the date hereof, neither the Company nor any of its Subsidiaries has: (i) amended any provision of its certificate of incorporation or bylaws or any material term of any outstanding security; (ii) incurred, assumed or guaranteed any indebtedness for borrowed money; (iii) changed any method of accounting or accounting practice, except for any change required by reason of a change in U.S. GAAP; (iv) declared, set aside or paid any dividend or other distribution with respect to any shares of capital stock or redeemed, repurchased or otherwise acquired any outstanding shares of its capital stock; (v) acquired or disposed of any assets material to the Company or a Company Subsidiary, except in the ordinary course of business and consistent with past practice, or acquired or disposed of any capital stock of any third party or merged or consolidated with any third party; or (vi) suffered any strike, work stoppage, slow-down or other labor disturbance.

        4.8    Legal Proceedings.

        (a)  Except as publicly disclosed in the Company SEC Reports filed prior to the date hereof, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, either individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company.

        (b)  As of the date hereof, there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries; provided, however, that the foregoing shall apply only to regulatory restrictions to the extent they are specifically imposed on the Company and its Subsidiaries and not those of general applicability.

        4.9    Taxes and Tax Returns.

        (a)  Each of the Company and its Subsidiaries has accurately prepared and timely filed all material U.S. federal, state, local, and foreign information returns and Tax (as defined below) returns required to be filed by it on or prior to the date hereof and has duly paid or made provisions for the payment of all Taxes which have been incurred by it or are due from it to U.S. federal, state, local, and foreign taxing authorities on or prior to the date hereof other than Taxes which are not yet delinquent or are being contested in good faith and have not been finally determined. To the Company's knowledge, there are no material disputes pending with respect to, or claims asserted for, Taxes or assessments of Taxes upon the Company or any of its Subsidiaries for which the Company does not have adequate reserves.

        (b)  Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or intends or plans to take any action or knows of any agreement, plan or intention to take any action that is reasonably likely to prevent the Merger from constituting a reorganization described in Section 368(a) of the Code.

        (c)  As used in this Agreement, the term "TAX" or "TAXES" means all U.S. federal, state, province, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

        (d)  No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by the Company or any of its Subsidiaries under any contract, plan, program, arrangement or understanding in effect prior to the Effective Time would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. As used in this Agreement, an event, violation, inaccuracy, circumstance or other matter will be deemed to have a "MATERIAL ADVERSE EFFECT" on the Company and the Company Subsidiaries if such event, violation, inaccuracy, circumstance or other matter had, or would reasonably be expected to have, a material adverse effect on (i) the business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, or (ii) the ability of the Company to timely consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of any change, event, occurrence, condition or effect relating to or arising from (a) the United States or global economy or securities markets in general (unless any such change, event, occurrence, condition or effect has begun to have a disproportionately adverse effect on the Company and the Company Subsidiaries), (b) the negotiation, execution and delivery of this Agreement or the Stockholders' Agreement, the recommendation of this Agreement by the Company's Board of Directors, the consummation of the transactions contemplated hereby or the announcement thereof or the actions of Parent taken in connection herewith or (c) the industry in which the Company and its Subsidiaries operate (unless any such change, event, occurrence, condition or effect has begun to have a disproportionately adverse effect on the Company and the Company Subsidiaries and has not been cured within 30 days).

        (e)  Neither the Company nor any Company Subsidiary is a party to any agreement providing for the allocation or sharing of, or indemnification for, Taxes.

        (f)    Neither the Company nor any Company Subsidiary has any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of any state, local or foreign Tax law), as a transferee or successor, by contract or otherwise.

        (g)  The following representations and warranties are given in connection with the Tax laws of the United Kingdom:

          (1)  Provision or reserve (as appropriate) has been made in the Financial Statements:

              (i)  for all taxation liable to be assessed on the Company and its Subsidiaries or for which the Company or any of its Subsidiaries are accountable (whether primarily or otherwise) in respect of all income, profits or gains earned, accrued or received on or before

    December 31, 2001 or deemed to have been or treated as earned, accrued or received for taxation purposes on or before December 31, 2001 and/or in respect of any event occurring or deemed to have occurred on or before December 31, 2001, including distributions made on or before December 31, 2001 or provided for in the Financial Statements; and

            (ii)  for all deferred taxation of the Company and its Subsidiaries in accordance with generally accepted accounting practice in the United Kingdom and all relevant accounting standards.

          (2)  No liability to Tax would arise on the disposal of any asset by the Company or any of its Subsidiaries for a consideration equal to its book value in or adopted for the purposes of the Financial Statements. No liability to Tax would arise on the disposal of any asset acquired by the Company or any of its Subsidiaries since December 31, 2001 for a consideration equal to that paid on its acquisition.

        4.10    Employees.

        (a)  The Company Disclosure Schedule sets forth a true and complete list of each material employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is maintained, or contributed to, as of the date hereof for the benefit of the employees of the Company and its Subsidiaries (the "COMPANY BENEFIT PLANS") by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "COMPANY ERISA AFFILIATE"), all of which together with the Company would be deemed a "single employer" within the meaning of Sections 414 (b), (c), (m) or (o) of the Code.

        (b)  The Company has heretofore made available to Parent true and complete copies of each of the Company Benefit Plans.

        (c)  (i) Each of the Company Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code (where applicable), (ii) each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and is identified on the Company Disclosure Schedule, and there are no existing circumstances or any events that have occurred that are reasonably likely to materially adversely affect the qualified status of any such Company Benefit Plan, (iii) with respect to each Company Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Benefit Plan's actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, materially exceed the then current value of the assets of such Company Benefit Plan allocable to such accrued benefits, (iv) no Company Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company ERISA Affiliates beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of the Company or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, its Subsidiaries or any Company ERISA Affiliate (including for this purpose former Company ERISA Affiliates) of incurring a liability thereunder, (vi) no Company Benefit Plan is or was a "multiemployer plan" (as such term is defined in Section 3(37) and Section 4001(a)(3) of ERISA) or a "multiple employer plan" (as such term is defined in Section 4063 of ERISA), (vii) all contributions or other amounts payable by the Company or its Subsidiaries as of the Effective Time with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with U.S. GAAP and Section 412 of the Code, (viii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other Person, including any fiduciary, has engaged in a transaction in connection with which the Company, its Subsidiaries or any Company Benefit Plan is reasonably likely to be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending or, to the Company's knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto and (x) each Company Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either unfunded or is funded through an insurance company contract and is not a "welfare benefit fund" as defined in Section 419 of the Code, and has been operated in all material respects in compliance with Code Sections 4980B, 9801, 9802, 9811 and 9812.

        (d)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the Company or any of its affiliates from the Company or any of its affiliates under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

        (e)  All Company Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all material applicable requirements, (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

        4.11    Compliance with Applicable Law.    Except as publicly disclosed in the Company SEC Reports filed prior to the date hereof, the Company and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries.

        4.12    Certain Contracts.

        (a)  As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the Company Stockholder Approval or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, the Company, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (which shall include (x) all agreements that fall within the scope of Item 601(b)(10) of Regulation S-B of the SEC and (y) all agreements pursuant to which the Company or any of its Subsidiaries is obligated to make payments in excess of $100,000) to be performed after the date hereof that has not been filed or incorporated by reference in the Company SEC Reports, (iv) which materially restricts the conduct of any line of business by the Company or upon consummation of the Merger will materially restrict the business of the Surviving Corporation or Parent, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the Company Stockholder Approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The Company has previously made available to Parent true and correct copies of all employment and deferred compensation agreements in effect as of the date hereof which are in writing and to which the Company or any of its Subsidiaries is a party. There are no oral agreements between the Company or any Company Subsidiary, on the one hand, and any of their respective officers, directors, employees, independent contractors or consultants, on the other, with respect to the employment or compensation of such individuals by the Company or such Company Subsidiary that provides for compensation in any one year in excess of $5,000.00, in the case of any individual agreement, and $50,000.00, in the aggregate under all such agreements. Each contract, arrangement, commitment or understanding of the type described in this Section 4.12(a) is listed in Section 4.12(a) of the Company Disclosure Schedule and is referred to herein as a "COMPANY CONTRACT," and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties to any Company Contract. Except for those Company Contracts marked with an asterisk (*) as set forth in Section 4.12(a) of the Company Disclosure Schedule, no Company Contract requires the consent of any other contracting party to prevent a breach of, or a default under, or a termination, change in the terms or conditions or modification of, such Company Contract as a result of the consummation of the transactions contemplated hereby.

        (b)  (i) As of the date hereof, each Company Contract is valid and binding on the Company and the Company Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of the Company Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of the Company Subsidiaries under any such Company Contract.

        4.13    Environmental Liability.    There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that would reasonably be expected to result in the imposition, on the Company of any material liability or obligation arising under common law with respect to hazardous substances or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or, to the knowledge of the Company, threatened against the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any such material liability or obligation. The Company is not subject to any agreement, order, judgment, decree or directive by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation with respect to the foregoing.

        4.14    State Takeover Laws.    No state takeover statute or similar regulation (including, without limitation, Section 203 of the DGCL) applies to the Merger, this Agreement or any of the transactions contemplated hereby.

        4.15    Intellectual Property; Proprietary Rights; Employee Restrictions.

        (a)  Section 4.15 of the Company Disclosure Schedule lists all Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries that is material to their respective businesses as currently conducted (the "COMPANY REGISTERED INTELLECTUAL PROPERTY") and lists (i) any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office, Internet registration authority or equivalent authority anywhere in the world related to any of the Company Registered Intellectual Property and (ii) the date on which such registrations will expire or by which time the rights in the Company Registered Intellectual Property related to such registrations will have to be renewed or extended to prevent expiration, lapse or other loss. All Intellectual Property Rights used by the Company or its Subsidiaries in their respective businesses as currently conducted are owned by the Company or such Subsidiaries by operation of law, have been validly assigned to the Company or such Subsidiaries pursuant to written assignments, or the Company or such Subsidiaries otherwise have the right to use such Intellectual Property Rights in their respective businesses as currently conducted. The Company or one of its Subsidiaries has exclusive ownership of or a license to use all such Intellectual Property Rights, including all Registered Intellectual Property used in connection with or contained in all versions of the Company's World Wide Web sites and all licenses, assignments and releases of Intellectual Property Rights of others without which the Company or its Subsidiaries could not offer the services or products that they currently offer or otherwise conduct their businesses in the manner in which they are currently conducted or has obtained any material licenses, releases or assignments reasonably necessary to use all third parties' Intellectual Property Rights in works embodied in or used in connection with such services or products or such businesses. The business activities, services or products of the Company do not infringe, misappropriate, violate, dilute or constitute the unauthorized use of, any Intellectual Property Rights of others or personal information of any third party, or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received any notice or claim (whether written, oral or otherwise) asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use, unfair competition or trade practices is or may be occurring or has or may have occurred. For purposes of this Agreement, (i) "INTELLECTUAL PROPERTY RIGHT" means any Registered Intellectual Property, trademark, service mark, trade name, mask work, copyright, software license, other proprietary data base, invention, trade secret, know-how or any other similar type of proprietary intellectual property right, and also includes any and all licenses, databases, computer programs and other computer software user interfaces, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates, marketing materials, trade dress, logos and designs, and (ii) "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks or service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and other registrations, subscriptions and memberships related to the Internet; and (v) any other intellectual property of the Company or any of its Subsidiaries that is subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, regulatory, standards, government or other public or private legal authority without which the Company or any of its Subsidiaries could not offer the services or products that it currently offers or otherwise conduct its business in the manner in which it is currently conducted.

        (b)  (i) The Company and each of its Subsidiaries has the right to use all trade secrets, customer lists, hardware designs, programming processes, software and other information required for its services or its business as presently conducted or contemplated; (ii) the Company and each of its Subsidiaries has taken all reasonable measures to protect and preserve the security and confidentiality of its trade secrets and other confidential information; (iii) all employees and consultants of the Company or its Subsidiaries involved in the design, review, evaluation, development, implementation or support of services or products of the Company or any of its Subsidiaries or the creation or development of any Intellectual Property Rights have executed nondisclosure and assignment of inventions agreements substantially in the form provided to Parent to protect the confidentiality of the Company's or its Subsidiaries' trade secrets and other confidential information and to vest in the Company or its Subsidiaries exclusive ownership of such Intellectual Property Rights; (iv) to the knowledge of the Company, all trade secrets and other confidential information of the Company or its Subsidiaries are not part of the public domain or knowledge, nor, to the knowledge of the Company, have they been misappropriated by any Person having an obligation to maintain such trade secrets or other confidential information in confidence for the Company or its Subsidiaries; and (v) to the knowledge of the Company, no employee or consultant of the Company or any of its Subsidiaries has used any trade secrets or other confidential information of any other Person in the course of their work for the Company or any such Subsidiary.

        (c)  To the knowledge of the Company, no university, government agency (whether federal or state) or other organization sponsored research and development conducted by the Company or any of its Subsidiaries or has any claim of right to or ownership of or other encumbrance upon any of the Intellectual Property Rights of the Company or any of its Subsidiaries. The Company is not aware of any infringement by others of the copyrights or other Intellectual Property Rights of it or its Subsidiaries in any of its technologies, products or services or that otherwise or used by the Company or any of its Subsidiaries in their respective businesses, or any violation of the confidentiality of any of its or its Subsidiaries' proprietary information. To the Company's knowledge, the Company and its Subsidiaries are not making unlawful use of any confidential information or trade secrets of any past or present employees of the Company or any of its Subsidiaries.

        (d)  No material Intellectual Property Right of the Company or any of its Subsidiaries or product, technology or service of the Company or any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or such Subsidiary. To the knowledge of the Company, no (i) product, technology, service or publication of the Company or any of its Subsidiaries, or (ii) material published or distributed by the Company or any statement of the Company or any of its Subsidiaries, constitutes obscenity, defames any Person, constitutes false advertising or otherwise violates any applicable law or regulation.

        (e)  Neither this Agreement nor the transactions contemplated by this Agreement will result in the Parent being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses.

        (f)    No claim by any other Person contesting the validity, enforceability, use or ownership of any of the Intellectual Property owned or used by the Company or any of its Subsidiaries has been made, is currently outstanding or, to the knowledge of the Company, is threatened (including, without limitation, any demand or request that the Company or its Subsidiaries license any rights from a third Person); no loss or expiration of any of the material Intellectual Property Rights of the Company or any of its Subsidiaries is threatened, pending or reasonably foreseeable; and the transactions contemplated by this Agreement will have no material adverse effect on the right, title and interest in and to the Intellectual Property Rights of the Company and its Subsidiaries.

        (g)  The Company's and its Subsidiaries' use, license, sublicense and sale of any User Data (as defined below) collected from users of any website of the Company or any of its Subsidiaries have complied with the Company's and its Subsidiaries' published privacy policy in effect at the time such User Data was collected (collectively, the "PRIVACY POLICIES") and all applicable laws that relate to or govern the compilation, use and transfer of User Data. None of the Privacy Policies nor any applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity prohibits the transfer of User Data to Parent and its Affiliates pursuant to Parent's acquisition of the websites of the Company and its Subsidiaries pursuant to this Agreement. For purposes hereof, (1) "USER DATA" means: (w) all data related to impression and click-through activity of users, including user identification and associated activities at a web site as well as pings and activity related to closed loop reporting and all other data associated with a user's behavior on the Internet, (x) all data that contains a Personal Element, (y) known, assumed or inferred information or attributes about a user or identifier, and (z) all derivatives and aggregations of (w), (x) and (y), including user profiles;

(2) "PERSONAL ELEMENT" means a natural person's full name (or last name if associated with an address), telephone number, email address, Unique Identifying Number, photograph, or any other information, alone or in combination, that allows the identification of a natural Person; and (3) "UNIQUE IDENTIFYING NUMBER" means an identifier uniquely associated with a Person such as a social security number, driver's license number, passport number or customer number, but excluding an identifier which is randomly or otherwise assigned so that it cannot reasonably be used to identify the Person.

        4.16    Insurance.    The Company has delivered to Parent a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries (the "INSURANCE POLICIES"). Each of such Insurance Policies is in full force and effect as of the date of this Agreement. From January 1, 2001 through and including the date of this Agreement, none of the Company or any of its Subsidiaries has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any Insurance Policy, (b) refusal of any coverage or rejection of any material claim under any Insurance Policy, or (c) material adjustment in the amount of the premiums payable with respect to any Insurance Policy. Except as set forth in Section 4.16 of the Company Disclosure Schedule, there is no pending workers' compensation or other claim under or based upon any insurance policy of any of the Company or any of its Subsidiaries.

        4.17    Fairness Opinion.    The Company has received an opinion from Broadview (the "Broadview Opinion") to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. Broadview has consented to the inclusion of the Broadview Opinion in the Proxy Statement.

        4.18    Company Information.    The information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion in the S-4 will not, on the date the S-4 is filed with the SEC, on the date the S-4 is amended or supplemented, or on the date the S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The information supplied by the Company in the Proxy Statement will not, on the date the Proxy Statement is first sent or given to security holders, or on the date of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, provided, that the representations and warranties set forth in this sentence shall not be deemed to be breached as a result of any information in the Proxy Statement furnished to the Company in writing by Parent or any of its affiliates. The Proxy Statement (except for such portions thereof that relate only to Parent or any of its Subsidiaries) will, on the date the Proxy Statement is first sent or given to security holders and on the date of the Company Stockholder Meeting, comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, provided, that the representations and warranties set forth in this sentence shall not be deemed to be breached as a result of any information in the Proxy Statement furnished to the Company in writing by Parent or any of its affiliates. The Company agrees to provide in writing all information concerning the Company and its affiliates required to be included in the S-4 under the Exchange Act and the rules and regulations thereunder. The Company agrees promptly to correct the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect.

        4.19    No Existing Discussions.    As of the date of this Agreement, none of the Company nor any of its Representatives is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Takeover Proposal (as defined below).

        4.20    Transactions with Affiliates.    Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, between December 31, 2001 and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-B promulgated by the SEC. Section 4.20 of the Company Disclosure Schedule identifies each Person who is (or who may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

        4.21    Estimated Expenses.    Schedule B hereto sets forth the Company's good faith estimate as of the date of hereof of the costs and expenses reasonably expected to be incurred by the Company and the Company Subsidiaries in connection with the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

        Except as set forth in the disclosure schedule delivered by Parent to the Company concurrently herewith, each section of which qualifies only the representation in the correspondingly numbered Section of this Agreement (the "PARENT DISCLOSURE SCHEDULE"), Parent hereby represents and warrants, as of the date hereof and as of the Effective Time, to the Company as follows:

        5.1    Corporate Organization.    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect (as defined below). As used in this Agreement, the term "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole or (ii) the ability of Parent or Merger Sub to timely consummate the transactions contemplated hereby; provided, however, that Parent Material Adverse Effect shall not be deemed to include the impact of any change, event, occurrence, condition or effect relating to (a) the United States or global economy or securities markets in general or the securities markets for internet and technology stocks, in particular, (b) the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the announcement thereof or the actions of the Company taken in connection herewith or (c) the commencement or escalation of a war or armed hostilities or other national or international calamity, including, without limitation, acts of terrorism, directly or indirectly involving the United States. True and complete copies of the certificates of incorporation and the by-laws of Parent and Merger Sub, including any and all amendments thereto, have previously been made available by Parent to the Company and are accurate and complete as of the date hereof. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

        5.2    Capitalization.    The authorized capital stock of Parent consists solely of (i) 1,600,000,000 shares of Common Stock, par value $0.01 per share (the "PARENT COMMON STOCK"), (ii) 400,000,000 shares of Class B Common Stock, par value $0.01 per share and (iii) 100,000,000 shares of Preferred Stock, par value $0.01 per share. As of September 30, 2002, of Parent's authorized shares, (A) 390,945,860 shares of Parent Common Stock were issued (including 508,336 unvested restricted shares) and 384,344,159 shares of Parent Common Stock were outstanding (including 508,336 unvested restricted shares), (B) 64,629,996 shares of Parent's Class B Common Stock were outstanding, (C) 13,118,182 shares of Parent's Preferred Stock were outstanding, and (D) 6,601,701 shares of Parent Common Stock were held as treasury shares. As of September 30, 2002, (x) 69,311,267 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding options to acquire Parent

Common Stock (whether vested or unvested), and (y) 100,801,331 shares of Parent Common Stock were reserved for issuance pursuant to warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Parent Common Stock. All of the issued and outstanding shares of Parent's capital stock have been duly authorized and, when issued pursuant hereto, will be validly issued, fully paid and nonassessable. The shares of Parent Common Stock to be issued hereunder have been duly authorized and validly reserved for issuance, and, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non assessable and free of preemptive rights, and free and clear of all Liens (other than any placed thereon by any stockholder of the Company) and free of any restriction on transfer, other than restrictions on transfer under applicable federal and state securities laws. Except as set forth in Section 5.2 of the Parent Disclosure Schedule, as disclosed in the Parent SEC Reports (as defined below), and pursuant to the terms of this Agreement, there is no commitment by Parent to register with the SEC any shares of its capital stock, and Parent is not bound by any outstanding subscriptions, options, warrants, calls, commitments, or other agreements of any character calling for the purchase or issuance of any shares of Parent capital stock or any other equity securities of Parent representing the right to purchase or otherwise receive any shares of Parent capital stock. Parent owns all of the issued and outstanding shares of capital stock of Merger Sub.

        5.3    Authority; No Violation.

        (a)  Parent and Merger Sub have full corporate power and authority to execute and deliver this Agreement and full corporate power and authority to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent (including adoption of this Agreement by Parent as sole stockholder of Merger Sub) and by the Board of Directors of Merger Sub. No other corporate proceeding on the part of Parent or Merger Sub is necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law). No vote of any class or series of the Parent's capital stock is necessary to approve and adopt this Agreement, the Merger or the other transactions contemplated hereby.

        (b)  Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of their respective charter documents or by-laws or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of Parent's Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or Parent's Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of Parent's Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        5.4    Consents and Approvals.    Except for (i) antitrust regulatory filings (including, without limitation, under the HSR Act) and the expiration or termination of any applicable waiting period thereunder, (ii) the filing with the SEC of the Proxy Statement relating to the Company Stockholder Meeting, the filing with and declaration of effectiveness by the SEC of the S-4 in which the Proxy Statement will be included as a prospectus of Parent and any filings required under applicable state securities or "blue sky" laws, (iii) the filing with or notice to NASDAQ, or any other national securities exchange on which the Parent Common Stock may be listed, if required, with respect to the shares of Parent Common Stock to be issued pursuant to this Agreement, (iv) filings or consents required by the rules and regulations of the NASD and (v) the filing of the certificate of merger and other appropriate merger documents as required by the DGCL, no consents or approvals of or filings or registrations with any Governmental Entity or of or with any third party are necessary in connection with the execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby and compliance by Parent with any of the provisions hereof other than those the failure of which to obtain or make have not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

        5.5    SEC Reports and Financial Statements.

        (a)  Parent has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by it with the SEC since June 9, 2000 (as amended since the time of their filing and prior to the date hereof, collectively, the "PARENT SEC REPORTS"). As of their respective dates, the Parent SEC Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act applicable, as the case may be, to such Parent SEC Reports, and none of the Parent SEC Reports contained, at the time they were filed or at the time they became effective, as the case may be, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        (b)  The consolidated financial statements (including any related notes) included in the Parent SEC Reports (the "PARENT FINANCIAL STATEMENTS") fairly present in all material respects the consolidated financial position, results of the consolidated operations and changes in stockholders' equity and cash flows of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in accordance with U.S. GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto, and provided that unaudited interim financial statements may not contain footnotes and may be subject to normal year-end audit adjustments. Except as fully reflected or reserved against in the Parent Financial Statements included in the Parent's Quarterly Report on Form 10-Q for the period ended September 30, 2002 through the date hereof, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations of any nature whatsoever (absolute, accrued, fixed, contingent or otherwise), other than liabilities incurred in the ordinary course of business consistent with past practice since the date of such balance sheet and which have not had and would not reasonably be expected to have a Parent Material Adverse Effect. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

        5.6    Broker's Fees.    Neither Parent nor any of its Subsidiaries nor any of their respective officers, directors, employees or stockholders has entered into any contract, agreement, arrangement or understanding with any broker, finder or similar agent that will result in the obligation of Parent, Merger Sub, the Company or any Company Subsidiary to pay any broker's fees or commissions, finder's fees or similar payments in connection with any of the transactions contemplated by this Agreement.

        5.7    Absence of Certain Changes or Events.

        (a)  Except as publicly disclosed in Parent SEC Reports filed prior to the date hereof, since September 30, 2002 up to and including the date hereof, no event or events have occurred that have had or that, to Parent's knowledge, would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

        (b)  Except as publicly disclosed in Parent SEC Reports filed prior to the date hereof, from September 30, 2002 to the date hereof, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course and consistent with past practice.

        5.8    Legal Proceedings.

        (a)  Except as publicly disclosed in the Parent SEC Reports filed prior to the date hereof, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Parent's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, either individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

        (b)  As of the date hereof, there is no injunction, order, judgment, decree or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries that has had, or would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

        5.9    Taxes and Tax Returns.    Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, or intends or plans to take any action or knows of any agreement, plan or intention to take any action that is reasonably likely to prevent the Merger from constituting a reorganization described in Section 368(a) of the Code.

        5.10    Compliance with Applicable Law.    Except as publicly disclosed in the Parent SEC Reports filed prior to the date hereof, Parent and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

        5.11    Parent Information.    The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in the Proxy Statement will not on the date the Proxy Statement is first sent or given to security holders or on the date of the Company Stockholder Meeting contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The information supplied by Parent in the S-4 will not on the date the S-4 is filed with the SEC, on the date the S-4 is amended or supplemented or on the date the S-4 is declared effective by the SEC contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, provided, that the representations and warranties set forth in this sentence shall not be deemed to be breached as a result of any information in the S-4 furnished to Parent in writing by the Company or the Major Stockholders or any of their respective affiliates. The S-4 (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will on the date the S-4 is filed with the SEC, on the date the S-4 is amended or supplemented and on the date the S-4 is declared effective by the SEC comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder, provided, that the representations and warranties set forth in this sentence shall not be deemed to be breached as a result of any information in the S-4 furnished to Parent in writing by the Company or the Major Stockholders or any of their respective affiliates. Parent agrees to provide in writing all information concerning the Parent and its affiliates required to be included in the Proxy Statement under the Exchange Act and the rules and regulations thereunder. The Parent agrees promptly to correct the S-4 if and to the extent that it shall have become false or misleading in any material respect.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

        6.1    Conduct of Company Business Prior to the Effective Time.    During the period from the date hereof to the Effective Time or earlier termination of this Agreement pursuant to its terms, except as expressly contemplated or permitted by this Agreement (including the Parent Disclosure Schedule and the Company Disclosure Schedule), the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course (including remaining predominantly engaged in the businesses in which the Company and its Subsidiaries operate on the date hereof), (b) not make any expenditures that, taking into account the revenue reasonably expected to be derived therefrom, would materially and adversely affect the Company, (c) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees, (d) take no action (or knowingly omit to take any action) that would materially and adversely affect or delay the ability of the Company to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby, (e) take no action (or knowingly omit to take any action) that would (i) make any of the representations and warranties of the Company contained herein false to an extent that, if such representation and warranty was false at Closing, it would cause the condition set forth in Section 8.3(a) not to be satisfied or (ii) make the representations contained in Section 4.7 false, and (f) pay all premiums due under each Insurance Policy and take all other actions necessary to cause each Insurance Policy to remain in full force and effect, unless any such Insurance Policy is replaced, contemporaneously with its termination, with a substantially equivalent policy.

        6.2    Company Forbearances.    During the period from the date hereof to the Effective Time or earlier termination of this Agreement pursuant to its terms, except as set forth in the Company Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, the Company shall not, and shall not permit any Company Subsidiary to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

        (a)  other than in the ordinary course of business, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness, indebtedness of the Company or any Company Subsidiary to the Company or any other Company Subsidiary or indebtedness expressly permitted by this Section 6.2), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

        (b)  (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except dividends paid by any Company Subsidiary to the Company); (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than pursuant to the Company Stock Plans in the ordinary course of business and otherwise in accordance herewith; or (iv) issue any additional shares of capital stock except (A) pursuant to the exercise of stock options under the Company Stock Plans or Warrants, in each case to the extent outstanding as of the date hereof or issued in compliance with Section 6.2(b)(iii), or (B) in connection with the Company Stock Plans;

        (c)  sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets, including by merger, consolidation or otherwise, to any individual, corporation or other entity other than a Company Subsidiary, or cancel, release or assign any indebtedness of any such Person or any claims held by the Company with respect to any such Person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date hereof;

        (d)  except (i) pursuant to contracts or agreements in force at the date of or permitted by this Agreement, (ii) investments in an aggregate amount not in excess of $100,000, and (iii) as contemplated by the Company's budget for the 2003 fiscal year attached hereto as Schedule D (the "2003 BUDGET"), make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets, in each case, of or to any other individual, corporation or other entity other than a Company Subsidiary;

        (e)  except for transactions in the ordinary course of business, terminate, or waive any material provision of any Company Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

        (f)    except as required by applicable law, increase, reduce or modify in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business, or, except as contemplated hereby, accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

        (g)  settle any material claim, action or proceeding involving money damages, except in the ordinary course of business;

        (h)  amend its certificate of incorporation, its bylaws or comparable governing documents or otherwise take any action to exempt any Person or entity (other than Parent or any of its Subsidiaries) or any action taken by such Person or entity from any takeover statute or similarly restrictive provisions of the Company's organizational documents;

        (i)    implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by law, U.S. GAAP or regulatory guidelines;

        (j)    make or alter any tax elections, settle or compromise any tax dispute or file any returns or take any position that is not consistent with prior practice;

        (k)  except for any contract, arrangement, commitment or understanding (other than a distribution or similar agreement permitted by Section 6.2(l)) that is to be entered into in the ordinary course of business and contemplated by the 2003 Budget, enter into any contract, arrangement, commitment or understanding (whether written or oral) which is not terminable on 30 days' notice or less and which commits the Company or any Company Subsidiary to make payments thereunder in excess of $100,000;

        (l)    enter into any distribution or similar agreement which satisfies any two of the following three criteria: (i) the minimum term of such agreement equals or exceeds 12 months; (ii) the counterparty to such agreement is any Person that operates one or more websites that in the aggregate receive at least 30,000,000 unique site visitors per month; and/or (iii) pursuant to which such agreement, the counterparty thereto retains ownership of, or rights to use, user data following the termination of such agreement;

        (m)  enter into or agree to enter into any agreement or transaction that would be required to be reported by the Company pursuant to Item 404 of Regulation S-B promulgated by the SEC; or

        (n)  agree to take or make any commitment to take any of the actions prohibited by this Section 6.2.

        6.3    Parent Obligations.    During the period from the date hereof to the Effective Time, (a) Parent shall not, prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), adopt any amendments to its certificate of incorporation which would materially adversely affect the terms and provisions of the Parent Common Stock or the rights of the holders of such shares (b) Parent shall not purchase shares of Company Common Stock or otherwise intentionally acquire the right to vote shares of Company Common Stock, without the Company's consent (other than pursuant to the Stockholders' Agreement), (c) Parent shall cause Merger Sub and the Surviving Corporation to perform its obligations hereunder, (d) Parent shall not take any affirmative action to cause the delisting of the Parent Common Stock from NASDAQ, unless, contemporaneously therewith, the Parent Common Stock has been approved for listing on the New York Stock Exchange, and (e) Parent shall not commence any "Rule 13e-3 transaction" (as defined in Rule 13e-3 of the rules and regulations promulgated under the Exchange Act of 1934).

        6.4    Financial Information.    From the date hereof until the Closing, the Company agrees to provide to Parent with copies of (a) the unaudited consolidated balance sheet and income statement of the Company and the Company Subsidiaries within 15 days after each month-end prior to the Closing, (b) unaudited consolidated quarterly financial statements of the Company and the Company Subsidiaries within 30 days after the end of each fiscal quarter completed prior to the Closing and (c) audited consolidated financial statements of the Company and the Company Subsidiaries, together with all related notes and schedules thereto and accompanied by the reports thereon of the Company's auditors, within 60 days after the end of any fiscal year completed prior to the Closing.

        6.5    Taxes.    Neither the Company nor the Parent shall take any action or fail to take any action, which action or failure to take action might reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        6.6    Optionholder Consents.

        (a)  The Company agrees to use all reasonable efforts to obtain from each UK Optionholder prior to the Closing Date a consent in writing in form reasonably satisfactory to Parent and the Major Stockholders from such UK Optionholder to the matters contemplated by Section 2.6(b) and to comply with all applicable laws in obtaining such consents.

        (b)  The Company agrees to use all reasonable efforts to obtain from each holder of Underwater Options prior to the Closing Date an agreement in writing from such holder in form reasonably satisfactory to Parent and the Major Stockholders not to exercise his or her Underwater Options prior to the Closing and including a consent to the termination of the Underwater Options in accordance with Section 2.4(a) and to comply with all applicable laws in obtaining such consents.

        6.7    Expenses.    The Company agrees that the actual costs and expenses incurred by the Company in connection with this Agreement, or for which the Company shall otherwise be liable in connection with or arising from this Agreement or the transactions contemplated hereby, shall (a) except for any attorneys' fees and disbursements, not exceed $17,500,000, and (b) with respect to attorneys' fees and disbursements, not exceed $1,825,000, subject to the assumptions specified in Section 6.7 of the Company Disclosure Schedule.

        6.8    Data Center.    The Company agrees to consult with Parent and keep Parent informed of the status of negotiations with respect to any lease or other agreement proposed to be entered into by the Company or any Company Subsidiary in connection with the establishment of a second data center.

        6.9    Merchant Services Agreement.    The Company shall use its commercially reasonable efforts to negotiate amendments reasonably satisfactory to Parent to each of (a) the Merchant Services Agreement, dated January 2002, with Harris Trust and Savings Bank and (b) the Merchant Agreement, dated as of July 25, 2000, with Barclays Merchant Services, in each case to eliminate the requirement that the Company hold a portion of its cash as "restricted cash."

        6.10    Noncompetition Agreements.    The Company shall use all reasonable efforts to cause each of the individuals listed on Schedule C hereto to enter into a Noncompetition Agreement in the form of Exhibit G hereto.

ARTICLE VII

ADDITIONAL AGREEMENTS

        7.1    Regulatory Matters.

        (a)  The Company shall promptly prepare and file with the SEC the Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement to its stockholders. Parent and the Company will promptly notify each other of the receipt of comments from the SEC and of any request by the SEC for amendments or supplements to the S-4 or the Proxy Statement or for additional information, and will promptly supply each other with copies of all correspondence between the parties and the SEC with respect thereto. If, at any time prior to the Effective Time, any event should occur relating to or affecting the Company, Parent or Merger Sub, or to their respective Subsidiaries, officers or directors, which event should be described in an amendment or supplement to the S-4 or the Proxy Statement, the parties promptly will inform each other and cooperate in preparing, filing and having declared effective or clearing with the SEC and, if required by applicable federal or state securities laws, distributing to the Company's stockholders such amendment or supplement. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

        (b)  The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. The Company and Parent shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that either Parent or the Company, as applicable, may restrict the other's access to any documents or information to the extent that it reasonably concludes, after consultation with outside counsel, that (i) any legal provision of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict access to any of its properties or information, (ii) providing such access would result in the loss of the attorney-client privilege, and (iii) such document discusses the pricing or dollar value of the transactions contemplated by this Agreement. In exercising the foregoing rights of review and consultation, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

        (c)  The Company and Parent shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement and the S-4 or any other statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

        (d)  The Company and Parent shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any approval of such Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed.

        7.2    Access to Information.

        (a)  Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of the Company and Parent shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of the Company and Parent shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of U.S. federal or securities laws and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither the Company nor Parent nor any of their respective Subsidiaries shall be required to provide such access or to disclose such information where such access or disclosure would violate or prejudice the rights of the Company's or Parent's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date hereof. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

        (b)  Each of the Company and Parent shall hold all information furnished by or on behalf of the other party or any of such party's Subsidiaries or representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Mutual Non-Disclosure Agreement, dated November 1, 2002, by and between Parent and the Company (the "CONFIDENTIALITY AGREEMENT").

        (c)  No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

        7.3    Stockholder Approval.    The Company shall, in accordance with applicable law and the Company Certificate and Company By-laws, duly call, give notice of, convene and hold a special meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") as promptly as practicable after the date hereof for the purpose of considering and taking action upon the matters requiring Company Stockholder Approval. Subject to Section 7.8(d), the Company's Board of Directors shall recommend the approval and adoption of this Agreement by the stockholders (which recommendation shall be included in the Proxy Statement) and shall use its reasonable best efforts to cause the Company Stockholder Approval to be obtained. The Company shall ensure that all proxies solicited in connection with the Company Stockholder Meeting are solicited in compliance with all applicable laws.

        7.4    Employee Benefit Plans.

        (a)  For a period of at least three months after the Effective Time, the Company Benefit Plans (other than equity or equity-based programs) in effect as of December 17, 2002 shall remain in effect with respect to employees of the Company (or its Subsidiaries) covered by such plans at the Effective Time or such plans may be replaced by substitute plans providing benefits no less favorable in the aggregate than the benefits provided for under such Plans at the Effective Time; provided, however, that the foregoing is not intended to confer on any employee of the Company or any Company Subsidiary any right to continued employment or any right to wages or benefits at any time after the Closing. Thereafter, Parent will, or will cause the Surviving Corporation to, provide benefits no less favorable in the aggregate than the benefits provided to similarly situated employees of Parent. From and after the Effective Time, Parent will, or will cause the Surviving Corporation to, recognize the prior service with the Company or any Company Subsidiary of each employee of the Company or any Company Subsidiary as of the Effective Time (the "COMPANY EMPLOYEES") in connection with all Parent employee benefit plans in which such Company Employees are eligible to participate following the Effective Time, for purposes of eligibility, vesting and levels of benefits (but not for purposes of benefit accruals under any defined benefit pension plan). From and after the Effective Time, Parent will, or will cause the Surviving Corporation to, (i) use its reasonable best efforts to cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent to be waived with respect to the Company Employees and their eligible dependents to the extent such limitations or waiting periods would be waived under the applicable Company Benefits Plan and (ii) give each Company Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time.

        (b)  The foregoing notwithstanding, as of the Effective Time, the Surviving Corporation agrees to honor in accordance with their terms all benefits vested as of the Effective Time under the Company Benefit Plans and all other contractual commitments of the Company to its current and former employees, provided that such Company Benefit Plans and contractual commitments are maintained and administered after December 17, 2002 not in violation of Section 6.2 of this Agreement.

        (c)  Nothing in this Section 7.4 shall be interpreted as preventing the Surviving Corporation or Parent from amending, modifying or terminating any Company Benefit Plans or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law, except that the Surviving Corporation shall in any event comply with its obligations set forth in this Section 7.4.

        7.5    Indemnification; Directors' and Officers' Insurance.

        (a)  In the event of any threatened or actual claim, action, suit, proceeding or investigation arising from events occurring at or prior to the Effective Time, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual (an "INDEMNIFIED PARTY") who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any Company Subsidiary is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company or any Company Subsidiary or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that from and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation and advance costs and expenses to any Indemnified Party in advance of the final disposition of any claim, suit, proceeding or investigation to the fullest extent permitted by law upon receipt of any undertaking required by applicable law.

        (b)  Parent shall cause the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its Subsidiaries than are presently set forth in the Company Certificate and Company By-Laws; provided, however, that following the second anniversary of the Closing Date, nothing in this Section 7.5(b) shall require Parent to cause the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions more favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its Subsidiaries than are set forth in the Parent certificate of incorporation and by-laws.

        (c)  In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns thereof assume the obligations set forth in this Section 7.5.

        (d)  The provisions of this Section 7.5 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

        7.6    Further Action; Certain Filings.

        (a)  Subject to the terms and conditions herein, each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under all applicable laws, or as may otherwise be reasonably requested by any other party hereto, to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using all reasonable efforts to do the following: (i) cooperate in the preparation and filing of the S-4 and the Proxy Statement and any amendments thereto, any filings that may be required under the HSR Act and any filings required under similar merger notification laws or regulations of foreign Governmental Entities; (ii) obtain consents of all third parties and Governmental Entities necessary, proper, advisable or reasonably requested by Parent or the Company for the consummation of the transactions contemplated by this Agreement (but subject to the last sentence of Section 7.6(b) below); (iii) contest any legal proceeding relating to the Merger; and (iv) execute any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Merger Sub agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable. The Company agrees to use all reasonable efforts to encourage the Company's employees to accept any offers of employment extended by Parent. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

        (b)  Parent and the Company will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other foreign, federal, or state antitrust, competition, or fair trade law. In this regard but without limitation, each party hereto shall promptly inform the other of any material communication between such party and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other federal, foreign or state antitrust or competition Governmental Entity regarding the transactions contemplated herein. Nothing in this Agreement, however, shall require or be construed to require any party hereto, in order to obtain the consent or successful termination of any review of any such Governmental Entity regarding the transactions contemplated hereby, to (i) sell or hold separate, or agree to sell or hold separate, before or after the Effective Time, any assets, businesses or any interests in any assets of businesses, of Parent, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, by Parent or the Company, of any assets or businesses, or any interests in any assets or businesses), or any change in or restriction on the operation by Parent or the Company of any assets or businesses, or (ii) enter into any agreement or be bound by any obligation that, in Parent's good faith judgment, may have an adverse effect on the benefits to Parent of the transactions contemplated by this Agreement.

        7.7    Advice of Changes.    The Company and Parent shall each promptly advise the other party of any change or event (i) having a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

        7.8    No Solicitation; Takeover Proposals.

        (a)  From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company and the Major Stockholders will not, and the Company will cause the Company Subsidiaries not to, and all of the foregoing will cause their respective directors, officers, investment bankers, affiliates, representatives and agents not to, (i) solicit, initiate, or knowingly encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or proposals that constitute, or would reasonably be expected to lead to, any Takeover Proposal (as defined below), (ii) engage in, or enter into, any negotiations or discussions concerning any Takeover Proposal or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of this Section 7.8(a) by any officer or director of the Company or any of the Company Subsidiaries or any financial advisor, attorney or other advisor or representative of the Company, any of the Company Subsidiaries and/or either or both of the Major Stockholders, whether or not such person is purporting to act on behalf of the Company, the Company Subsidiaries, any or both of the Major Stockholders or otherwise, shall be deemed to be a breach of this Section 7.8(a) by the Company and/or the Major Stockholders, as appropriate. The Company and the Major Stockholders will immediately cease, and the Company will cause the Company Subsidiaries to cease, and each of the foregoing shall cause its officers, directors, employees, financial advisors, attorneys and other advisors to cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

            (i)  As used herein, the term "TAKEOVER PROPOSAL" shall mean any bona fide inquiry, proposal or offer relating to any (i) merger, consolidation, business combination, or similar transaction involving the Company or any of the Company Subsidiaries, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or any of the Company Subsidiaries in one or more transactions, (iii) issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase such securities, or securities convertible into such securities) of the Company or any of the Company Subsidiaries, (iv) liquidation, dissolution, recapitalization or other similar type of transaction with respect to the Company or any of the Company Subsidiaries, (v) tender offer or exchange offer for Company securities; in the case of (i), (ii), (iii), (iv) or (v) above, which transaction would result in a third party acquiring beneficial ownership of more than twenty-five percent (25%) of the voting power of the Company or assets representing more than twenty-five percent (25%) of the net income, net revenue or assets of the Company and the Company Subsidiaries on a consolidated basis, or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions, provided, however, that the term "Takeover Proposal" shall not include the Merger and the transactions contemplated thereby.

          (ii)  As used herein, the term "SUPERIOR PROPOSAL" shall mean any bona fide offer made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party beneficially owning, directly or indirectly, at least fifty percent (50%) of the shares of Company Capital Stock on a fully diluted basis (or of the surviving entity in a merger) or all or substantially all of the assets of Company and the Company Subsidiaries, taken together, and which the Company's Board of Directors determines in good faith (after consultation with and taking into account the advice of its outside financial advisors of nationally recognized reputation) (1) is on terms which, if consummated, would be more favorable to the Company's stockholders, from a financial point of view, than the Merger such that the Board of Directors would be required, in the exercise of its fiduciary duties, to withdraw or modify in a manner adverse to Parent its recommendation of this Agreement and the Merger, (2) is reasonably capable of being consummated (taking into account all legal, financial, regulatory and other aspects of such proposal and the Person making such proposal), (3) for which financing, to the extent required by the party making such offer, is then fully committed, and (4) would be reasonably likely of being fully negotiated and evidenced by the execution of definitive agreements between the Company and the Person or group making such offer within the 15 business day period following the first day on which the Company may conduct negotiations with such Person.

        (b)  The Company shall advise Parent orally and in writing within 24 hours of (i) any Takeover Proposal or any inquiry with respect to or which could reasonably be expected to lead to any expression of interest regarding a potential Takeover Proposal that is received by or communicated to any officer or director of the Company, any of the Company Subsidiaries, either of the Major Stockholders, the Company's financial advisor, or any other representative of the Company, any of the Company Subsidiaries and/or the Major Stockholders, (ii) the material terms and conditions of such Takeover Proposal or inquiry and (iii) the identity of the Person making any such Takeover Proposal or inquiry. The Company will keep Parent informed of the status of such Takeover Proposal or inquiry (including notifying Parent orally and in writing of any material change to the terms of such Takeover Proposal or inquiry and providing copies of any revised written proposal within 24 hours of the Company's receipt thereof).

        (c)  Notwithstanding Section 7.8(a), in the event that the Company, any of the Company Subsidiaries or either Major Stockholder receives from any Person a Takeover Proposal that was not solicited after the date of this Agreement and did not otherwise result from a breach of this Section 7.8 and the Company's Board of Directors determines in good faith (after consultation with and taking into account the advice of its outside legal counsel and outside financial advisors of nationally recognized reputation) is or may be reasonably expected to lead to a Superior Proposal, (x) the Company or its representatives may make such inquiries or conduct such discussions and negotiations with respect to the Takeover Proposal as the Company's Board of Directors, after consultation with outside legal counsel, may determine to be required for the purpose of exercising its fiduciary duties and (y) after giving Parent written notice of its intention to do so, the Company may provide confidential information concerning the Company to such Person, but only if, prior to such inquiries, discussions, negotiations and/or provision of information, the Person making such Takeover Proposal shall have entered into a confidentiality agreement no less restrictive than the Confidentiality Agreement, provided that such confidentiality agreement shall provide that the disclosure to Parent of the terms and conditions of such Takeover Proposal, including the identity of the Person making such Takeover Proposal and any material changes thereto, shall not be prohibited by such agreement. In such event, the Company shall (A) orally and in writing within 24 hours of receipt thereof, inform Parent of the material terms and conditions of such Takeover Proposal, including the identity of the Person making such Takeover Proposal, (B) keep Parent informed of the status of such Takeover Proposal (including notifying Parent orally and in writing of any material change to the terms of any such Takeover Proposal and providing copies of any revised written proposals within 24 hours of the Company's receipt thereof), and (C) simultaneously with delivery to such third party in connection with such Takeover Proposal, deliver to Parent copies of all confidential information regarding the Company delivered by the Company to any third party in connection with such Takeover Proposal.

        (d)  Notwithstanding anything to the contrary in this Agreement, the Board of Directors of the Company may withdraw its recommendation of this Agreement and the Merger if the Board of Directors of the Company reasonably determines in good faith, after consultation with and taking into account the advice of its outside legal counsel, that the failure to take such action would constitute a breach of the fiduciary duties of the Company's Board of Directors to its stockholders under the DGCL; provided that the Board of Directors may not withdraw its recommendation at any time after the Company's Board of Directors has made the determination under Section 7.8(c) unless the Company (i) has given written notice to Parent of the Board of Directors' intention to withdraw its recommendation, (ii) has provided Parent with all of the information regarding the Takeover Proposal contemplated by Sections 7.8(c) and 9.1(g)(i) and otherwise satisfied all of its obligations under those Sections, and (iii) has not received an offer from Parent within three business days of Parent's receipt of notice of the type described in Section 9.1(g)(ii).

        (e)  Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Company's Board of Directors (after consultation with its outside counsel), such disclosure is necessary for the Company's Board of Directors to comply with its fiduciary duties under applicable law.

        7.9    Transfer Taxes.    All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("TRANSFER TAXES") incurred in connection with the Merger shall be paid by the party incurring such Tax and the parties hereto shall cooperate in preparing, executing and filing any tax returns with respect to such Transfer Taxes.

        7.10    NASDAQ Listing.    If the approval of NASDAQ is required in connection with the listing of the shares of Parent Common Stock to be issued as Merger Consideration hereunder, Parent shall file with NASDAQ a Notification Form for Listing Additional Shares with respect to such shares of Parent Common Stock.

        7.11    Additional Agreements.

        (a)  Concurrently with the signing of this Agreement, the employees of the Company listed on Schedule C hereto have each executed and delivered an Employment Agreement with the Company

(the "EMPLOYMENT AGREEMENTS"), which Employment Agreements shall be effective from and after the Closing.

        (b)  Concurrently with the signing of this Agreement, the Major Stockholders have executed and delivered the Stockholders' Agreement, including the irrevocable proxy contemplated thereby.

        7.12    Additions to and Modifications of the Company Disclosure Schedule.    Concurrently with the execution and delivery of this Agreement, the Company has delivered the Company Disclosure Schedule, which includes all of the information required by the relevant provisions of this Agreement. In addition, the Company shall deliver to Parent and Merger Sub such additions to or modifications of any Sections of such Company Disclosure Schedule necessary to make the information set forth therein true, accurate and complete in all material respects as soon as practicable after such information is available to the Company after the date of execution and delivery of this Agreement; provided, however, that any such additions or modifications shall be provided for informational purposes only and shall not be deemed to (a) constitute an exception to the Company's representations and warranties contained in Article IV, (b) amend the Company Disclosure Schedule for purposes of determining whether the conditions set forth in Section 8.3(a) have been satisfied, (c) cure any breach of any representation or warranty of the Company, (d) limit the rights and remedies of Parent and Merger Sub under this Agreement for any breach by the Company of any of its representations and warranties set forth herein or (e) constitute any admission by the Company that it has breached any representation or warranty contained in this Agreement. For purposes of this Agreement, any breach of any representation or warranty that is the subject of any addition to, or modification of, the Company Disclosure Schedule after the date hereof shall be referred to as a "PRE-CLOSING CLAIM."

        7.13    Broadview Opinion.    Promptly following the execution of this Agreement, the Company shall deliver to Parent an executed copy of the Broadview Opinion.

ARTICLE VIII

CONDITIONS PRECEDENT

        8.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)    Stockholder Approval.    The Company Stockholder Approval shall have been obtained.

          (b)    HSR Act; Antitrust Regulatory Filings.    The waiting period applicable to the Merger under the HSR Act shall have been terminated or shall have expired, all approvals under antitrust regulatory filings in any jurisdiction that shall be necessary or determined by Parent and the Company to be reasonably desirable shall have been obtained, and there shall be no commitment by Parent, the Company or any of their respective Subsidiaries to any Governmental Entity not to close the transactions contemplated hereby before a date certain.

          (c)    S-4.    The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (d)    No Injunctions or Restraints; Illegality.    No (i) order, injunction, writ or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect and (ii) statute, rule, regulation, order, injunction, writ or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, or makes illegal consummation of the Merger (collectively, "RESTRAINTS").

          (e)    NASDAQ Approval.    Only if such approval is required, the shares of Parent Common Stock comprising the Merger Consideration shall have been approved for listing on NASDAQ (unless the Parent Common Stock shall have been approved for listing on the New York Stock Exchange prior to the Closing, in which case such shares shall have been approved for listing on such exchange).

        8.2    Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified with the words "material" or "Parent Material Adverse Effect" shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of Parent and Merger Sub that are not so qualified shall be true and correct in all material respects as of the Closing Date (except, in either case, to the extent of any representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such date); provided, however, that this condition shall be deemed satisfied unless the failure of the representations and warranties not qualified by the words "Parent Material Adverse Effect" to be true and correct has had or would be reasonably likely to have a Parent Material Adverse Effect. For the avoidance of doubt, for purposes of determining the accuracy of the representations of Parent and Merger Sub as of the Closing Date, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

          (b)    Performance of Obligations of Parent and Merger Sub.    Each of Parent and Merger Sub shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

          (c)    Escrow Agreement.    Parent shall have executed and delivered the Escrow Agreement in the form attached hereto as Exhibit A.

          (d)    Escrowed Shares.    The shares of Parent Common Stock comprising the Escrowed Shares shall have been deposited with the Escrow Agent.

          (e)    No Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have a Parent Material Adverse Effect.

        8.3    Conditions to Obligations of Parent.    The obligation of Parent to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement that are qualified by the words "material" or "Material Adverse Effect" shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of the Company that are not so qualified shall be true and correct in all material respects as of the Closing Date (except, in either case, to the extent of any representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such date); provided, however, that this condition shall be deemed satisfied unless the failure of the representations and warranties not qualified by the words "Material Adverse Effect" to be true and correct has had or would be reasonably likely to have a Material Adverse Effect. For the avoidance of doubt, for purposes of determining the accuracy of the representations of the Company as of the Closing Date, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (c)    Appraisal Rights.    The holders of less than 4% of the outstanding shares of Company Common Stock shall have validly delivered a written demand for appraisal rights with respect thereto, and shall not have voted in favor of the Merger or otherwise failed to perfect or effectively withdraw or lose such rights, all in accordance with Section 262 of the DGCL.

          (d)    Consents.    All material Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Section 4.12(a) of the Company Disclosure Schedule) shall have been obtained and shall be in full force and effect.

          (e)    No Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have a Material Adverse Effect on the Company.

          (f)    Employment Agreements.    The Employment Agreement executed by Mel Morris shall be in full force and effect, subject only to the Closing.

          (g)    Escrow Agreement.    The Major Stockholders shall have executed and delivered the Escrow Agreement in the form attached hereto as Exhibit A.

          (h)    Legal Opinions.    Parent and Merger Sub shall have received a legal opinion of (i) Hale and Dorr LLP, Richards, Layton & Finger and Eversheds, as counsel to the Company, in the forms attached hereto as Exhibits C-1, C-2 and C-3, respectively, (ii) Lawrence Graham and Olsens, as counsel to Trustee with respect to matters of English law and Jersey law, respectively, in the forms attached hereto as Exhibit D-1 and D-2, respectively and (iii) Baxendale Walker, as counsel to the Trust and Trustee, in the form attached as Exhibit I hereto.

          (i)    Certified Documents.    The Company shall have delivered certified organizational documents and certificates of good standing (to the extent such concept is recognized in the applicable jurisdiction of organization), dated not more than five days prior to the Closing, for the Company and each Company Subsidiary.

          (j)    Audited Financial Statements.    The Company shall have delivered to Parent the audited consolidated financial statements of the Company and the Company Subsidiaries for the fiscal year ending December 31, 2002 (the "AUDITED FINANCIALS"), together with all related notes and schedules thereto and accompanied by the reports thereon of the Company's auditors, and Parent and Parent's auditors shall have been provided with access to the workpapers of the Company's auditors used in preparation of the Audited Financials and with the opportunity to discuss the Audited Financials with the Company's auditors for at least one week after delivery of the Audited Financials for purposes of verifying the accuracy of the Audited Financials.

          (k)    Optionholder Consents.    The Company shall have obtained (i) from each UK Optionholder a consent in writing in form reasonably acceptable to Parent and the Major Stockholders to the matters contemplated by Section 2.6(b) and (ii) from each holder of Underwater Options the consent referred to in Section 6.6(b) in form reasonably acceptable to Parent and the Major Stockholders.

          (l)    Loans to Directors and Employees.    All loans by the Company or any Company Subsidiary to any director or employee of the Company or any Company Subsidiary shall have been repaid in full.

          (m)    Trust Agreement.    Trustee shall have duly executed and delivered the Trust Agreement in the form attached as Exhibit E hereto.

          (n)    Qualifications to do Business.    The Company and, as applicable, the Company Subsidiaries, shall have become qualified to do business in each of the jurisdictions listed in Section 4.1(a) of the Company Disclosure Schedule.

          (o)    Rule 145 Letters.    Each stockholder of the Company that is an affiliate of the Company shall deliver a letter in the form attached as Exhibit F hereto.

          (p)    Noncompetition Agreement.    Zehrer shall have executed and delivered a Noncompetition Agreement in the form attached as Exhibit G hereto.

ARTICLE IX

TERMINATION AND AMENDMENT

        9.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after (unless otherwise provided below) Company Stockholder Approval has been obtained:

          (a)  by mutual consent of the Company and Parent in a written instrument;

          (b)  by either the Board of Directors of the Company or the Board of Directors of Parent if any Restraint having any of the effects set forth in Section 8.1(d) shall be in effect and shall have become final and nonappealable; provided that such terminating party shall have used its reasonable best efforts to prevent the entry of and to remove such Restraint;

          (c)  by either the Company's Board of Directors or the Parent's Board of Directors if the Merger shall not have been consummated on or before June 19, 2003, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; provided, however, that if on such date each of the conditions set forth in Article VIII other than Sections 8.1(b) or 8.1(c) has been fulfilled or is capable of being fulfilled, then such date shall be automatically extended to September 19, 2003;

          (d)  by either the Board of Directors of the Company or the Board of Directors of Parent (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent, in the case of a termination by the Company, or the Company, in the case of a termination by Parent, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.2 or 8.3, as the case may be, and that is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date;

          (e)  by Parent if, since the date of this Agreement, there shall have occurred any Material Adverse Effect on the Company, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, would reasonably be expected to have a Material Adverse Effect on the Company;

          (f)    by Parent, (i) if the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of the Company Common Stock is announced or commenced and either (A) the Board of Directors of the Company recommends acceptance of such tender offer or exchange offer by its stockholders or (B) within ten business days of such commencement, the Board of Directors of the Company shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders;

          (g)  by the Board of Directors of the Company to accept a Superior Proposal, but only if (i) the Company promptly notifies Parent in writing of its intention to do so (which notice shall contain all material terms and conditions of such Superior Proposal) and causes its legal counsel and its financial advisor to afford Parent the opportunity to match the terms of the Superior Proposal and to negotiate with Parent to make other adjustments in the terms and conditions of this Agreement that would permit the Company's Board of Directors to recommend this Agreement, as revised and (ii) the Company has not received from Parent, within three business days of Parent's receipt of the notice referred to in clause (i) of this Section 9.1(g), an offer that the Company's Board of Directors determines, in good faith, after consultation with and taking into account the advice of its outside legal counsel and outside financial advisors of nationally recognized reputation, matches or exceeds such Superior Proposal or is otherwise sufficient to permit the Board of Directors to continue to recommend this Agreement, as amended by such offer from Parent, and the Merger, rather than the Superior Proposal (for purposes of such determination, if the consideration offered in a Superior Proposal is other than cash, Parent shall be deemed to have "matched" such Superior Proposal if the aggregate consideration offered by Parent has a value that is not less than the value of the consideration offered in the Superior Proposal, as determined in good faith by the Company's Board of Directors, after consultation with and taking into account the advice of its outside legal counsel and outside financial advisor of nationally recognized reputation); Parent's right to match any Superior Proposal shall apply equally with respect to any subsequent increase or other revision of the terms of any Superior Proposal; or

          (h)  by the Company if the Company's Board of Directors determines in good faith that such termination is necessary in order for the Company or the Company's Board of Directors to comply with any applicable court order.

        9.2    Effect of Termination.

        (a)  In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.2(b), 9.2, 11.2, 11.7 and 11.10 through and including 11.12 shall survive any termination of this Agreement, (ii) notwithstanding anything to the contrary contained in this Agreement, no party to this Agreement shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement and (iii) no party to this Agreement shall be deemed to have waived any rights, claims, causes of action or remedies arising from fraud, intentional misrepresentation or active concealment.

        (b)  In the event that this Agreement is terminated pursuant to Section 9.1(f) or 9.1(g), the Company shall pay to Parent an amount equal to $4,500,000 (the "TERMINATION FEE"). The Termination Fee shall be paid to Parent by wire transfer of immediately available funds to an account designated by Parent and shall be paid (i) prior (and as a condition precedent) to the termination of this Agreement, in the case of a termination pursuant to Section 9.1(g) or (ii) within two days of the termination of this Agreement, in the case of a termination pursuant to Section 9.1(f). Each of the Company and Parent agrees that the Termination Fee shall be the sole and exclusive remedy of the parties upon the termination of this Agreement pursuant to Section 9.1(f) or 9.1(g); provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, if a Termination Fee becomes payable by the Company pursuant to this Section 9.2(b), then the Company shall also be liable for all fees and expenses of Parent and Merger Sub incurred in connection with or incident to the negotiation of this Agreement, including, without limitation, legal and accounting fees, consulting fees and disbursements relating to any of the foregoing; provided, however, that the Company's liability for fees and expenses incurred by Parent and Merger Sub shall not exceed $1,000,000.

        9.3    Amendment.    Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, there may not be, without further approval of the Company's stockholders, any amendment of this Agreement that under applicable law requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE X

SURVIVAL PERIOD; INDEMNIFICATION

        10.1    Survival.

        (a)  Except as provided in Section 10.1(b), the representations, warranties, covenants and agreements of the Company contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date and expire on the day that is the two year anniversary of the Closing Date, except for any covenants and agreements which by their terms are to be performed after the Closing, which shall survive and not expire unless otherwise provided in this Agreement.

        (b)  Notwithstanding Section 10.1(a), each of the following representations, warranties, covenants and agreements of the Company shall survive the Closing Date and expire on the day that is the six year anniversary of the Closing Date: (i) the inaccuracy or misrepresentation in or breach of any representation or warranty, covenant or agreement made by the Company in this Agreement arising out of fraud or willful misconduct by or on behalf of the Company, any Company Subsidiary or any of their respective officers, directors, employees, or other agents or representatives and (ii) any inaccuracy or misrepresentations in or breach of any representation or warranty made in Section 4.2, 4.3, 4.5, 4.6, 4.9 or 4.13, regardless of whether such inaccuracy or misrepresentation arises out of fraud or willful misconduct by or on behalf of the Company, any Company Subsidiary or any of their respective officers, directors, employees, or other agents or representatives.

        (c)  Any claim for indemnification under this Agreement must be asserted in accordance with Section 10.2(d) within the applicable survival period contemplated by this Section 10.1 and, if properly asserted within such period, the survival period for the applicable representation and warranty shall continue until the claim is fully resolved. After the Closing has occurred, any claim related to any representation, warranty, covenant or agreement of the Company contained in this Agreement or in any instrument delivered pursuant to this Agreement may be brought only against the Major

Stockholders pursuant to the terms and conditions set forth in this Article X and may not be brought against the Company or any of its stockholders other than the Major Stockholders.

        10.2    Indemnification.

        (a)  From and after the Closing, Parent and the Surviving Corporation and their respective officers, directors, employees and Affiliates (the "INDEMNITEES") shall be indemnified and held harmless by the Major Stockholders from any damage, claim, loss, cost, liability or expense, including, without limitation, interest, penalties, reasonable attorneys' fees and expenses of investigation, response action, removal action or remedial action (collectively "DAMAGES"), incurred by such Indemnitees that arise out of or relate to: (i) any breach of any representation or warranty of the Company contained in this Agreement (including the Company Disclosure Schedule) or in any certificate delivered on the Closing Date by the Company pursuant to this Agreement; (ii) any breach by the Company of any of its covenants or agreements contained in this Agreement or (iii) any liability arising out of the matters set forth in Section 10.2(a) of the Company Disclosure Schedule. The liability of each of the Major Stockholders to the Indemnitees hereunder shall be several and not joint.

        (b)  (i) Except as provided in Section 10.2(b)(ii), no Indemnitee shall be entitled to indemnification for any Damages pursuant to Section 10.2(a) unless and until the aggregate amount of all Damages incurred by the Indemnitees exceeds $3,000,000 (the "THRESHOLD AMOUNT"), after which (subject to Section 10.1(c)) such Indemnitee shall be entitled to indemnification for all such Damages as well as any Damages in excess of the Threshold Amount.

          (ii)  Notwithstanding Section 10.2(b)(i):

            (1)  any claim by an Indemnitee for indemnification of any Pre-Closing Claims shall not be subject to the Threshold Amount;

            (2)  each Major Stockholder's maximum liability (the "MAXIMUM LIABILITY") hereunder shall be equal to the product of: (A) from the Closing Date until the one year anniversary of the Closing Date, 0.75 multiplied by the Merger Proceeds (as defined below); (B) from the one year anniversary of the Closing Date until the two year anniversary of the Closing Date, 0.60 multiplied by the Merger Proceeds; (C) from the two year anniversary of the Closing Date until the three year anniversary of the Closing Date, 0.40 multiplied by the Merger Proceeds; and (D) from the three year anniversary of the Closing Date until the six year anniversary of the Closing Date, 0.30 multiplied by the Merger Proceeds; provided, however, that if, at any time, any payment made by Trustee pursuant to the Trust Agreement exceeds the difference of the aggregate value of the assets of the Trust (as defined below) at such time (which, in the case of any assets that are not cash, shall be determined by the readily realizable value of such assets), minus the Trustee's Maximum Liability as of such date, then the Trustee's Maximum Liability shall be reduced to an amount equal to the aggregate value of all of the assets then held in the Trust, minus the amount of such payment; however, in the event that the aggregate value of the assets held in the Trust (which, in the case of any assets that are not cash, shall be determined by the readily realizable value of such assets) shall increase subsequent to any such reduction in the Trustee's Maximum Liability, the Trustee's Maximum Liability shall increase on a dollar-for-dollar basis (up to the Trustee's Maximum Liability); and

            (3)  with respect to any claim for Damages by an Indemnitee, each Major Stockholder shall only be liable or otherwise responsible for such Major Stockholder's Pro Rata Portion (as defined below) of such Damages.

          (iii)  For purposes hereof, a Major Stockholder's "MERGER PROCEEDS" shall mean (x) the number of shares of Parent Common Stock issuable to such Major Stockholder pursuant to Section 2.1, including, with respect to Zehrer, the Zehrer Escrow Shares, and, with respect to the

  Trustee, the Atlas Escrow Shares (as of the date hereof and notwithstanding any amendment to this Agreement that increases the aggregate Merger Consideration payable in respect of the Shares as a result of an offer made by Parent pursuant to Section 9.1(g)) and issued upon consummation of the Merger (such aggregate number of shares being such Major Stockholder's "SIGNING SHARES"), multiplied by (y) the average of the closing price of the Parent Common Stock on NASDAQ (or, if the Parent Common Stock has been approved for listing on another national stock exchange prior to such time, such other exchange) for the five day trading period starting on the day that is the 91st day after the Closing Date (the "MEASUREMENT PRICE"), unless such Major Stockholder has sold any of its Signing Shares during such five day trading period, in which case such Major Stockholder's Merger Proceeds shall equal the sum of (i) the number of Signing Shares held by such Major Stockholder at the end of such five day trading period, multiplied by the Measurement Price plus (ii) the sale proceeds to such Major Stockholder from the Signing Shares sold by it during such five day trading period. Each Major Stockholder agrees to deliver to Parent documentation reasonably satisfactory to Parent to enable Parent to determine the amount of sales proceeds received by such Major Stockholder.

          (iv)  For purposes hereof, a Major Stockholder's "PRO RATA PORTION" shall mean the quotient of (A) the number of Shares held by such Major Stockholder as of the date of this Agreement, divided by (B) the sum of all Shares outstanding as of the date of this Agreement, plus the aggregate number of Shares issuable upon the exercise of the Warrant pursuant to Section 2.4(b) and all In-The-Money Options pursuant to Section 2.4(a). Each Major Stockholder's Pro Rata Portion is set forth on Schedule F to this Agreement.

        (c)  Except as provided in the next sentence of this Section 10.2(c), the Escrow Amount shall serve as the sole and exclusive source of payment and remedy to satisfy any claim for Damages for which any Indemnitee is entitled to indemnification pursuant to Section 10.2(a). Notwithstanding the foregoing, claims arising out of any matter described in clause (i) or (ii) of Section 10.1(b) shall not be limited to the Escrow Amount and, in accordance with Section 10.2(d) , the Indemnitees may seek recovery therefor up to each Major Stockholder's Maximum Liability as of the date of the applicable claim.

        (d)  Until the earlier to occur of (x) the disbursement in full of the Escrow Amount (as defined below) and (y) the termination of the Escrow Agreement pursuant to its terms, all claims for Damages by an Indemnitee shall to the fullest extent permitted by law be made against the Escrow Amount in accordance with the terms and conditions set forth in the Escrow Agreement. After the earlier to occur of the events referred to in clauses (x) and (y) of this Section 10.2(d), any Indemnitee seeking indemnification for Damages arising out of any matter described in clause (i) or (ii) of Section 10.1(b) shall give prompt written notice thereof, within the relevant limitation period provided for in Section 10.1(b), to the Major Stockholders describing in reasonable detail the basis for such claim for indemnification and shall include (if then known) the amount or the method of computation of the amount of Damages that are the subject of such claim; provided, however, that the Indemnitee's failure to give prompt or proper notice shall not limit the Indemnitee's right to indemnification, except to the extent that such failure has prejudiced the Major Stockholders' right to assert any reasonable defense to such claim. The Major Stockholders shall, within 30 days of receipt of such notice, either pay to the Indemnitee their respective Pro Rata Portions of the amount of Damages set forth in such notice or respond in writing specifying any dispute with such claim for Damages. The failure of the Major Stockholders to respond within such 30 day period shall be deemed an irrevocable acceptance of liability for their respective Pro Rata Portions of the Damages set forth in such notice. For purposes hereof, the "ESCROW AMOUNT" shall mean the Escrowed Shares and any monies paid into the Escrow as a result of the disposition of Escrowed Shares pursuant to the terms and conditions set forth in the Escrow Agreement.

        (e)  Notwithstanding the foregoing, Parent agrees, on behalf of itself and all Indemnitees, that, with respect to any claim for Damages made by any Indemnitee prior to the day that is the 96th day following the Closing Date, such claim shall not be payable under the Escrow Agreement or this Agreement until after the 96th day following the Closing Date.

        (f)    Notwithstanding the foregoing, no Indemnitee shall be entitled to indemnification for any Damages pursuant to this Article X if such Indemnitee shall have recovered such Damages in full from the Major Stockholders (or either of them) pursuant to the Stockholders' Agreement.

        (g)  Notwithstanding anything to the contrary contained in this Agreement, the Escrow Agreement, the Trust Agreement or the Stockholders' Agreement, the covenants, agreements and obligations of Trustee under this Agreement, the Escrow Agreement and the Stockholders' Agreement are made by Trustee solely in Trustee's capacity as trustee of the Internet Investments Inc. Employee Shares Trust (the "TRUST"). For the avoidance of doubt, the parties hereto hereby agree that the Trustee shall have the benefit of provisions of Article 28(1) of the Trusts (Jersey) Law 1984 (as amended) to the effect that any claim hereunder against Trustee shall extend only to the Trust property.

        (h)  Trustee and Parent hereby agree that, in connection with any reduction in the Trustee's Maximum Liability pursuant to the proviso contained in Section 10.2(b)(ii)(2), the amount of any subsequent increase in the Trust's assets shall be determined by reference to the most recent month-end statement of the Trust's assets, which shall be in form and substance reasonably satisfactory to Parent.

ARTICLE XI

GENERAL PROVISIONS

        11.1    Closing.    Subject to the terms and conditions of this Agreement, the closing of the Merger (the "CLOSING") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than five business days after the satisfaction (or, to the extent permitted by law or regulation, waiver by all parties) of the conditions set forth in Section 8.1, or, if on such day any condition set forth in Section 8.2 or 8.3 has not been satisfied (or, to the extent permitted by law or regulation, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VIII have been satisfied (or, to the extent permitted by law or regulation, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE."

        11.2    Expenses.    Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be shared equally by the Company and Parent.

        11.3    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:
USA Interactive 152 West 57th Street New York, NY 10019 Facsimile No.: (212) 314-7439 Attention: General Counsel

with copies to:
Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, CA 90071 Facsimile No.: (213) 229-7520 Attention: Kenneth M. Doran, Esq.
and
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 Facsimile No.: (212) 403-2000 Attention: Andrew J. Nussbaum
(b)	if to the Company, to:
uDate.com, Inc. New Enterprise House St. Helens Street Derby DE1 3GY United Kingdom Facsimile No.: +44 (0)20 7691 7438 Attention: Mr. Mel Morris, Chief Executive Officer
with a copy to:
Hale and Dorr LLP 1455 Pennsylvania Avenue, N.W. Washington, D.C. 20004 Facsimile No.: 202-942-8484 Attention: Jeffrey J. Davidson, Esq.
(c)	if to Zehrer, to:
Terrence Lee Zehrer 2008 1/2 Nob Hill Avenue Seattle, WA 98109
with a copy to:
Fried, Frank, Harris, Shriver & Jacobson 350 South Grand Avenue, Suite 3200 Los Angeles, CA 90071 Facsimile No.: 213-473-2222 Attention: David K. Robbins, Esq.
and
(d)	if to Trustee, to:
Atlas Trust Company (Jersey) Limited P.O. Box 246 Suite 1, 1 Britannia Place St. Helier, Jersey JE4 5PP Channel Islands Facsimile No.: 011 44 1534 280808

with a copy to:
Fried, Frank, Harris, Shriver & Jacobson 350 South Grand Avenue, Suite 3200 Los Angeles, CA 90071 Facsimile No.: 213-473-2222 Attention: David K. Robbins, Esq.

        11.4    Interpretation.    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        11.5    Counterparts; Effectiveness.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement.

        11.6    Entire Agreement.    This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        11.7    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law principles.

        11.8    Publicity.    Except as otherwise required by applicable law or the rules of NASDAQ, each of the Company and Parent shall not, and shall not permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of Parent, in the case of a proposed announcement or statement by the Company or its Subsidiaries, or the Company, in the case of a proposed announcement or statement by Parent or its Subsidiaries, which consent shall not be unreasonably withheld or delayed.

        11.9    Assignment; Third Party Beneficiaries.    Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Article II, Section 7.4 and Section 7.5, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

        11.10    Submission to Jurisdiction; Waivers; Consent to Service of Process.    Each of Parent, Merger Sub, the Company, Zehrer and Trustee irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought in the Court of Chancery in the State of Delaware to the fullest extent permitted by applicable law and, to the extent not so permitted, in any court sitting in the State of Delaware, and each of Parent, Merger Sub, the Company, Zehrer and Trustee hereby (x) irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (z) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the aforesaid courts. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 11.3. Each of Parent, Merger Sub, the Company, Zehrer and Trustee hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 11.10, (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

        11.11    Enforcement of Agreement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        11.12    WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

USA INTERACTIVE, a Delaware corporation
By:	/s/ DANIEL C. MARRIOTT
Name:	Daniel C. Marriott
Title:	Senior Vice President
GEFFEN ACQUISITION SUB INC., a Delaware corporation
By:	/s/ DANIEL C. MARRIOTT
Name:	Daniel C. Marriott
Title:	President
UDATE.COM, INC., a Delaware corporation
By:	/s/ MELVYN MORRIS
Name:	Melvyn Morris
Title:	Chief Executive Officer

        IN WITNESS WHEREOF, for purposes only of Section 7.8 and Articles X and XI of this Agreement, Zehrer and Trustee have duly executed this Agreement as of the date first above written.

/s/ TERRENCE LEE ZEHRER Terrence Lee Zehrer
The COMMON SEAL of ATLAS TRUST COMPANY (JERSEY) LIMITED As Trustee of the Internet Investments Inc. Employee Shares Trust was hereunto affixed in the presence of:
/s/ IAN R. SWINDALE Ian R. Swindale Director
/s/ IAN R. DOVE Ian R. Dove Director/Authorised Signatory

APPENDIX B

December 19, 2002

CONFIDENTIAL

Board of Directors
uDate.com, Inc.
New Enterprise House
St. Helens Street
Derby DE1 3GY
United Kingdom

Dear Members of the Board:

        We understand that uDate.com, Inc. ("uDate" or the "Company"), USA Interactive ("USAi" or "Parent") and Geffen Acquisition Sub Inc., a wholly-owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which the Company will be merged with and into Merger Sub (the "Merger"). Pursuant to the Merger, each share of uDate common stock ("Company Common Stock") will be converted into the right to receive 0.18956 shares (the "Exchange Ratio") of Parent common stock ("Parent Common Stock"). The Merger is intended to qualify as a reorganization within the meaning of Section 368 of the United States Internal Revenue Code of 1986, as amended. The terms and conditions of the above-referenced Merger are more fully detailed in the Agreement.

        You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to holders of Company Common Stock.

        Broadview International LLC ("Broadview") focuses on providing merger and acquisition advisory services to information technology ("IT"), communications and media companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT, communications and media mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to uDate's Board of Directors and will receive a fee from uDate upon delivery of this opinion and the successful conclusion of the Merger.

        In rendering our opinion, we have, among other things:

  1)
  reviewed the terms of the Agreement, in the form of the draft dated December 19, 2002, furnished to us by Company counsel on December 18, 2002 (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed);

  2)
  reviewed uDate's annual report on Form 10-KSB for the fiscal year ended December 31, 2001, including the audited financial statements included therein, as well as uDate's quarterly report on Form 10-Q for the period ended September 30, 2002, including the unaudited financial statements included therein;

  3)
  reviewed certain internal financial and operating information, including quarterly projections through December 31, 2003, relating to uDate, prepared and furnished to us by uDate management;

  4)
  participated in discussions with uDate's management concerning the operations, business strategy, current financial performance and prospects for uDate;

uDate.com, Inc. Board of Directors
December 19, 2002

  5)
  discussed with uDate management its view of the strategic rationale for the Merger;

  6)
  reviewed the recent reported closing prices and trading activity for Company Common Stock;

  7)
  compared certain aspects of the financial performance of uDate with public companies we deemed comparable;

  8)
  analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Merger;

  9)
  reviewed recent equity research analyst reports covering uDate;

  10)
  reviewed USAi's annual report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2001, including the audited financial statements included therein, USAi's quarterly report on Form 10-Q for the period ended September 30, 2002, including the unaudited financial statements included therein and USAi's registration statement on Form S-4 filed on November 14, 2002;

  11)
  participated in discussions with USAi management concerning the operations, business strategy, financial performance and prospects for USAi;

  12)
  discussed with USAi management its view of the strategic rationale for the Merger;

  13)
  reviewed the recent reported closing prices and trading activity for Parent Common Stock;

  14)
  compared certain aspects of the financial performance of USAi with public companies we deemed comparable;

  15)
  reviewed recent research analyst reports covering USAi;

  16)
  analyzed the anticipated effect of the Merger on the future financial performance of USAi;

  17)
  assisted in negotiations and discussions related to the Agreement among uDate, USAi and their respective financial and legal advisors; and

  18)
  conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

        In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by uDate, USAi, or their respective advisors. With respect to the financial projections examined by us, we have assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of uDate as to the future performance of uDate. We have neither made nor obtained an independent appraisal or valuation of any of uDate's assets.

uDate.com, Inc. Board of Directors
December 19, 2002

        For purposes of this opinion, we have assumed that neither uDate nor USAi is currently involved in any material transaction other than the Agreement, other publicly announced transactions, and those activities undertaken in the ordinary course of conducting their respective businesses. Subject to the foregoing, our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which shares of Parent Common Stock will trade at any time.

        We understand that in connection with the Merger, certain bonus and non-compete payments will be made to certain members of the Company's management. We express no opinion as to the fairness of such payments to holders of Company Common Stock.

        Based upon and subject to the foregoing and subject to the limitations and assumptions below, we are of the opinion that the Exchange Ratio is fair, from a financial point of view, to holders of Company Common Stock.

        This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of uDate in connection with its consideration of the Agreement and does not constitute a recommendation to any uDate shareholder as to how such shareholder should vote with respect to the Agreement. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview hereby consents to references to and the inclusion of this opinion in its entirety in the Proxy Statement to be distributed to uDate shareholders in connection with the Agreement.

Sincerely,
Broadview International LLC

APPENDIX C

THE GENERAL CORPORATION LAW
OF
THE STATE OF DELAWARE

SECTION 262 APPRAISAL RIGHTS.

        (a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b)
  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, §258, § 263 or § 264 of this title:

          (1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)  Appraisal rights shall be perfected as follows:

          (1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)  If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded such stockholder's appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        USA's Restated Certificate of Incorporation, as amended, limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. USA's Restated Certificate of Incorporation provide that the directors and officers (and legal representatives of such directors and officers) will be indemnified to the fullest extent authorized by the General Corporation Law of the State of Delaware with respect to third-party actions, suits, investigations or proceedings provided that any such person has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware described below. USA's Amended and Restated By-Laws further provide that directors and officers (and legal representatives of such directors and officers) will be indemnified with respect to actions or suits initiated by such person only if such action was first approved by the board of directors. USA's Amended and Restated By-Laws allow USA to pay all expenses incurred by a director or officer (or legal representatives of such directors or officers) in defending any proceeding in which the scope of the indemnification provisions as such expenses are incurred in advance of its final disposition, upon an undertaking by such party to repay such expenses, if it is ultimately determined that such party was not entitled to indemnity by USA. From time to time, officers and directors may be provided with indemnification agreements that are consistent with the foregoing provisions. USA has policies of directors' and officers' liability insurance which insure directors and officers against the costs of defense, settlement and/or payment of judgment under certain circumstances. USA believes that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

        Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify a director, officer, employee or agent who was or is a party, or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Item 21. Exhibits and Financial Statement Schedules.

(a)
Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as December 19, 2002, by and among USA Interactive, Geffen Acquisition Sub Inc., uDate.com, Inc. and, for the purposes of Section 7.8 and Articles X and XI thereof, Terrence Lee Zehrer and Atlas Trust Company (Jersey) Limited, as trustee of the Internet Investments Inc. Employee Shares Trust (incorporated by reference to Exhibit 99.1 to USA Interactive's Schedule 13D filed on December 30, 2002).
3.1	Restated Certificate of Incorporation of USA Interactive (incorporated by reference to Exhibit 3.1 to USA Interactive's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).
3.2	Amendment to the Restated Certificate of Incorporation of USA Interactive (incorporated by reference to Exhibit A of USA Interactive's Definitive Information Statement filed on November 19, 2001).

3.3
Certificate of Ownership and Merger Merging Taiwan Travel, Inc. into USA Networks, Inc. (incorporated by reference to Exhibit 3.3 to USA Interactive's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).
3.4		Amended and Restated By-Laws of USA Interactive (incorporated by reference to Exhibit 99.1 of USA Interactive's Current Report on Form 8-K, filed on September 20, 2002).
5.1	*	Opinion of Gibson, Dunn & Crutcher LLP.
23.1		Consent of Ernst & Young LLP.
23.2		Consent of Deloitte & Touche LLP.
23.3		Consent of KPMG Audit Plc.
23.4	*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1 hereto).
24.1		Powers of Attorney.
99.1
Stockholders' Agreement, dated as of December 19, 2002, by and among USA Interactive, Terrence Lee Zehrer and Atlas Trust Company (Jersey) Limited, as trustee of the Internet Investments Inc. Employee Shares Trust (incorporated by reference to Exhibit 99.2 to USA Interactive's Schedule 13D filed on December 30, 2002).

*    To be filed by amendment.

Item 22. Undertakings.

        The undersigned Registrant hereby undertakes:

          (a)  That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b)  That prior to any public reoffering of the securities registered hereunder through use of a joint proxy statement/prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering joint proxy statement/prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (c)  That every joint proxy statement/prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d)  To respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (e)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on February 12, 2003.

USA INTERACTIVE
By:	/s/ DARA KHOSROWSHAHI Dara Khosrowshahi Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated as of February 12, 2003.

Signature	Title

* Barry Diller	Chairman of the Board, Chief Executive Officer and Director
* Victor A. Kaufman	Vice Chairman and Director
* William J. Severance	Vice President and Controller (Chief Accounting Officer)
/s/ DARA KHOSROWSHAHI Dara Khosrowshahi	Executive Vice President and Chief Financial Officer
Richard Barton	Director
* Robert R. Bennett	Director
* Edgar Bronfman, Jr.	Director
* Anne M. Busquet	Director
* Jean-René Fourtou	Director
* Donald R. Keough	Director

* Marie-Josee Kravis	Director
* John C. Malone	Director
* Gen. H. Norman Schwarzkopf	Director
Alan Spoon	Director
* Diane Von Furstenberg	Director
*By:	/s/ DARA KHOSROWSHAHI Dara Khosrowshahi Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description
2.1
Agreement and Plan of Merger, dated as December 19, 2002, by and among USA Interactive, Geffen Acquisition Sub Inc., uDate.com, Inc. and, for the purposes of Section 7.8 and Articles X and XI thereof, Terrence Lee Zehrer and Atlas Trust Company (Jersey) Limited, as trustee of the Internet Investments Inc. Employee Shares Trust (incorporated by reference to Exhibit 99.1 to USA Interactive's Schedule 13D filed on December 30, 2002).
3.1		Restated Certificate of Incorporation of USA Interactive (incorporated by reference to Exhibit 3.1 to USA Interactive's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).
3.2		Amendment to the Restated Certificate of Incorporation of USA Interactive (incorporated by reference to Exhibit A of USA Interactive's Definitive Information Statement filed on November 19, 2001).
3.3
Certificate of Ownership and Merger Merging Taiwan Travel, Inc. into USA Networks, Inc. (incorporated by reference to Exhibit 3.3 to USA Interactive's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).
3.4		Amended and Restated By-Laws of USA Interactive (incorporated by reference to Exhibit 99.1 of USA Interactive's Current Report on Form 8-K, filed on September 20, 2002).
5.1	*	Opinion of Gibson, Dunn & Crutcher LLP.
23.1		Consent of Ernst & Young LLP.
23.2		Consent of Deloitte & Touche LLP.
23.3		Consent of KPMG Audit Plc.
23.4	*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1 hereto).
24.1		Powers of Attorney.
99.1
Stockholders' Agreement, dated as of December 19, 2002, by and among USA Interactive, Terrence Lee Zehrer and Atlas Trust Company (Jersey) Limited, as trustee of the Internet Investments Inc. Employee Shares Trust (incorporated by reference to Exhibit 99.2 to USA Interactive's Schedule 13D filed on December 30, 2002).

*    To be filed by amendment.

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CALCULATION OF REGISTRATION FEE
UDATE.COM, INC. 2 Pride Place Pride Park Derby DE24 8QR United Kingdom NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON , 2003
TABLE OF CONTENTS
IMPORTANT
NOTE ON COPYRIGHTS AND TRADEMARKS
SPECIAL NOTE REGARDING REFERENCES
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
RISK FACTORS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
THE UDATE SPECIAL MEETING
THE MERGER
RELATED AGREEMENTS
INTERESTS OF CERTAIN PERSONS IN THE MERGER
THE MERGER AGREEMENT
DESCRIPTION OF USA CAPITAL STOCK
COMPARISON OF STOCKHOLDER RIGHTS
BENEFICIAL OWNERSHIP OF SHARES OF USA AND UDATE
SELECTED HISTORICAL FINANCIAL INFORMATION OF UDATE
UDATE'S MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS
INFORMATION ABOUT UDATE
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
MISCELLANEOUS
INDEX TO UDATE.COM, INC. AND SUBSIDIARIES FINANCIAL STATEMENTS
Independent Auditors' Report
UDATE.COM, INC. AND SUBSIDIARIES Consolidated Balance Sheets
UDATE.COM, INC. AND SUBSIDIARIES Consolidated Statements of Operations
UDATE.COM, INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows
UDATE.COM, INC. AND SUBSIDIARIES Statement of Shareholders' Equity and Other Comprehensive Income Ten month period ended December 31, 2000, years ended December 31, 2001 and 2002
uDate.com, Inc. and Subsidiaries Notes to the Consolidated Financial Statements
TABLE OF CONTENTS
INDEX OF DEFINED TERMS
AGREEMENT AND PLAN OF MERGER
WITNESSETH
ARTICLE I THE MERGER
ARTICLE II CONVERSION OF SHARES
ARTICLE III THE SURVIVING CORPORATION
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT
ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS
ARTICLE VII ADDITIONAL AGREEMENTS
ARTICLE VIII CONDITIONS PRECEDENT
ARTICLE IX TERMINATION AND AMENDMENT
ARTICLE X SURVIVAL PERIOD; INDEMNIFICATION
ARTICLE XI GENERAL PROVISIONS
THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
PART II—INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX